PROSPECTUS SUPPLEMENT                         Filed Pursuant to Rules 424(b)(3)
To Prospectus dated May 17, 1999                     Registration No. 333-60053


                            [Logo of Building One]

                   Nasdaq Stock Market Trading Symbol--BOSS

                       27,893,549 Shares of Common Stock

  Building One Services Corporation has prepared this prospectus supplement to restate the prospectus dated May 17, 1999. This prospectus supplement is referred to herein as the "prospectus" because it supersedes the prospectus dated May 17, 1999 and the prospectus supplement dated July 16, 1999.

  With this prospectus, we are offering and issuing shares of our common stock from time to time in connection with the acquisition of other businesses. We may structure the acquisition of businesses as:

  . a merger with Building One or a subsidiary of Building One;

  . a purchase of all of the stock of the other business; or

  . a purchase of the assets of the other business.

  We will negotiate the price and other terms of the acquisition with the owners of the businesses that are acquired. We will not pay underwriting discounts or commissions, although fees may be paid to persons who bring specific acquisitions to our attention. Any person receiving these fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933.

  Building One Services Corporation provides services that are necessary for the operation and maintenance of buildings. The services that we currently provide include mechanical and electrical installation and maintenance services and janitorial and maintenance management services. We began our business in February 1997 and have grown both internally and through the acquisition of other businesses. Since our formation, we have acquired 46 businesses offering a variety of facilities services. As of November 19, 1999, 26,356,118 shares of Building One Services Corporation common stock were outstanding.

  See "Risk Factors" beginning on page 5 for certain information that you should consider before accepting stock as part of the purchase price for our acquisition of your business.

                       Building One Services Corporation
                               110 Cheshire Lane
                                   Suite 210
                          Minnetonka, Minnesota 55305
                                 612/249-4900

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

               The date of this Prospectus is November 24, 1999

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Where You Can Find More Information......................................   2
Prospectus Summary.......................................................   3
Risk Factors.............................................................   5
Price Range of Common Stock..............................................  15
Dividend Policy..........................................................  15
Introduction to Selected Financial Data..................................  16
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  18
Business.................................................................  26
Management...............................................................  35
Executive Compensation...................................................  38
Certain Relationships and Related Party Transactions.....................  41
Principal Stockholders...................................................  42
Description of Capital Stock.............................................  44
Plan of Distribution.....................................................  47
Restrictions on Resale...................................................  47
Legal Matters............................................................  47
Experts..................................................................  47
Index to Financial Statements............................................   i

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and, for a set fee, copy any of the other information we file at the following SEC public reference facilities:

  . 450 Fifth Street, N.W.
   Washington, DC 20549

  . Seven World Trade Center
   Suite 1300
   New York, New York 10048

  . Citicorp Center
   Suite 1400
   500 West Madison Avenue
   Chicago, Illinois 60661

  Please call the SEC at 800/SEC-0330 for further information on these public reference facilities. Our SEC filings are also available to the public over the Internet at the SEC's web site (http://www.sec.gov).

  The SEC allows us to "incorporate by reference" the information in documents that we file with them. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede this information.

  We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until our next annual meeting of stockholders:

  . Annual Report on Form 10-K for the year ended December 31, 1998;

  . Quarterly Reports on Form 10-Q for the interim periods ended March 30,
    1999, June 30, 1999 and September 30, 1999; and

  . Current Reports on Form 8-K dated February 10, 1999, February 18, 1999,
    March 23, 1999, April 9, 1999, August 9, 1999, November 5, 1999 and
    November 24, 1999 and the Current Report on Form 8-K/A filed May 13,
    1998.

  You may request a copy of these filings, at no charge, by writing or telephoning us at the following address:

  Building One Services Corporation
  110 Cheshire Lane, Suite 210
  Minnetonka, Minnesota 55305
  612/249-4900

  In making your investment decision, you should rely only on the information provided in this prospectus or on any information incorporated by reference. We have not authorized anyone else to provide you with different information. In addition, you should not assume that the information in this prospectus or any other document is accurate as of any date other than the date on the front of those documents.

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                               PROSPECTUS SUMMARY

The Company

  Building One Services Corporation is a leading provider of integrated facilities services in the United States. We provide many of the services and related products necessary for the routine maintenance and operation of commercial and industrial buildings. Our Building One Mechanical and Electrical Group provides mechanical and electrical systems installation and maintenance services and our Building One Service Solutions Group provides janitorial and maintenance management services. Based on pro forma revenues, we believe that our company is the second largest provider of mechanical and electrical contracting and maintenance services in the United States and the largest provider of janitorial and maintenance management services to the retail industry in the United States. On a pro forma basis for the year ended December 31, 1998, our revenues were $1,604.3 million.

  Since our initial public offering in December 1997 and through November 19, 1999, we have grown primarily through acquisitions, having acquired 46 companies that have average revenues of approximately $35 million. We currently have more than 130 locations that provide facilities services to over 8,800 commercial, industrial and institutional customers in 48 states. The businesses that we have acquired have demonstrated strong internal growth.

  Our goal is to become the preeminent single-source provider of facilities services in the United States. To achieve this goal, we intend to capitalize on favorable industry dynamics such as the trend by our customers to outsource significant portions of facilities services requirements to third-party providers and the trend of building managers to seek a single-source provider of facilities services. In addition, we believe that the recent combination of our mechanical and electrical groups will further enhance our ability to offer combined services to existing customers and to attract new clients seeking to reduce the number of vendors with which they do business. We believe our highly skilled workforce, rigorous hiring and training programs, breadth of service offerings, geographic coverage and reputation provide us with a competitive advantage in achieving our goal.

Recent Developments

  Merger Agreement. On November 3, 1999 we announced that we had signed an Agreement and Plan of Merger, dated November 2, 1999, with Group Maintenance America Corp., a Texas corporation ("GroupMAC"), another leading provider of facilities services. Under the terms of the merger agreement, Building One will be merged with and into GroupMAC, with GroupMAC as the surviving legal entity. If the shareholders of both companies approve the merger, the combined company will be one of the largest in the industry.

  GroupMAC is a leading nationwide provider of mechanical and electrical services to commercial/industrial and residential customers. GroupMAC provides its commercial/industrial customers with maintenance, repair and replacement and new installation services for products such as boilers, chillers and central plants, process piping and control systems, and data cabling. It provides its residential customers with maintenance, repair and replacement and new installation services for products such as central air conditioning systems and furnaces, plumbing fixtures and pipes and water heaters. Since its formation in 1996, GroupMAC has grown primarily through a disciplined acquisition process, having acquired 72 businesses currently providing services in 64 cities across 28 states. GroupMAC's pro forma revenues for the year ended December 31, 1998 were $1,441.5.

  Under the terms of the merger, which has been unanimously approved by the boards of directors of both companies, Building One stockholders will have the right to receive 1.25 shares of GroupMAC common stock for each share of Building One common stock that they own. GroupMAC shareholders will be given the right to elect to receive cash for up to 50% of their shares of GroupMAC common stock at $13.50 per share, subject to

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proration in the event that holders of more than approximately 11 million shares elect to receive cash. If this cash election is fully subscribed, approximately 29% of the shares of GroupMAC common stock currently outstanding, will be cancelled in the merger.

  Concurrent with the closing of the merger, affiliates of the private investment firm of Apollo Management, L.P. will exchange their Building One 7 1/2% convertible junior subordinated debentures and $150 million of cash for approximately $255 million of GroupMAC convertible preferred stock. The convertible preferred stock will mature in 2012 and will bear a dividend yield coupon rate of 7.25% payable quarterly in cash. The combined company can defer payment of dividends during the first three years without penalty. The convertible preferred stock will be convertible into shares of combined company common stock at a conversion price of $14.00 per common share. The cash proceeds from the Apollo investment will be used to fund the cash election right for up to 11 million shares of GroupMAC common stock in the merger. Apollo and its affiliates will have approximately 23% of the voting power of the combined company if the merger is completed and the cash election right is fully subscribed. In addition, Apollo and its affiliates will have various rights in the combined company if the merger is completed, including the right to designate 30% of the members of the combined company's board of directors.

  GroupMAC has received an underwritten commitment letter from Bank of America, N.A. and Chase Bank of Texas, N.A. (as co-lead arrangers and co-book managers) to provide a total of $800 million in financing. It is anticipated that this financing will be used to satisfy all outstanding obligations under our credit facility and GroupMAC's credit facility. It is also expected that our $200 million of senior subordinated debt will be assumed by GroupMAC and remain outstanding, and that GroupMAC will refinance its senior subordinated notes.

  Although GroupMAC will be the surviving legal entity under the terms of the merger agreement, for accounting purposes, Building One is deemed to be the acquiror and accordingly, would account for the merger as a "reverse acquisition" of GroupMAC under the purchase method of accounting. The transaction is expected to be tax-free to the shareholders of both companies, except GroupMAC shareholders to the extent of any cash they elect to receive and Building One stockholders to the extent they receive cash in lieu of a fractional share interest in GroupMAC common stock. The merger is subject to the approval of both companies' shareholders, concurrent completion of the Apollo investment, regulatory approval and other customary closing conditions and is expected to close in the first quarter of 2000. The name of the combined company will be announced on or before closing. For more information on the proposed merger, you should refer to combined company pro forma financial statements and the notes thereto contained elsewhere in this prospectus. See "Risk Factors--Risk Factors Related to the Proposed Merger."

                                 RISK FACTORS

  Before you accept our stock as part of the purchase price for our acquisition of your company, you should be aware that such an investment is subject to various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock.

  This prospectus contains some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words like "believe," "may," "will," "expect," "intend," "plan," "anticipate," "estimate" or "continue" and other words and terms of similar meaning. In particular, these include statements relating to our merger with GroupMAC and other future actions, our acquisition program, the integration of acquired businesses, our growth in revenues and earnings, our achievement of operating efficiencies, the trading of our stock and our plans with respect to potential new products or services. From time to time, we also may provide oral or written forward-looking statements in other materials.

  Any or all of our forward-looking statements in this prospectus or in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned below will be important in determining our future results. Consequently, no forward-looking statement can be guaranteed. Actual results could differ significantly.

Risk Factors Related to the Proposed Merger

 Building One stockholders will not know the market price of the shares of GroupMAC common stock they will receive in the merger when they vote on the merger.

  As a result of the merger, each share of Building One stock will be converted into the right to receive 1.25 shares of GroupMAC common stock. The exchange ratio of 1.25 is fixed. The number of shares of GroupMAC common stock that Building One stockholders will receive in the merger will not change, even if the market price of shares of GroupMAC common stock changes. Building One does not have the right to terminate the merger agreement based upon a significant decline in the price of GroupMAC common stock. From November 3, 1999 to November 23, 1999, the New York Stock Exchange market price per share of GroupMAC common stock ranged from $9 1/4 to $11 7/16 and closed at $9 1/4 on November 23, 1999. The merger will not be completed until after the shareholder meetings. Accordingly, when you vote on the merger, you will not know what the market price of the shares of GroupMAC common stock will be when the merger is completed.

 None of the stockholders will know their percentage ownership or Apollo's percentage ownership in the combined company prior to the completion of the merger.

  Under the terms of the merger agreement, holders of GroupMAC common stock have the right to elect to convert each of their shares of GroupMAC common stock into $13.50 in cash, subject to proration if the holders of shares of GroupMAC common stock elect to exchange more than approximately 11 million shares of GroupMAC common stock in the aggregate. Therefore, until GroupMAC determines how many shares of GroupMAC common stock will be converted into cash, none of the holders of GroupMAC common stock or Building One common stock will be able to determine how many shares of GroupMAC common stock will be outstanding upon the effectiveness of the merger. Until GroupMAC determines how many shares of GroupMAC common stock will be converted, the holders of shares of GroupMAC common stock and Building One common stock will be unable to determine precisely the percentage of shares of GroupMAC common stock they will own after the merger or the voting power of Apollo after the merger.

 The termination fees required by the merger agreement could make an alternative transaction more difficult or expensive.

  GroupMAC or Building One must pay to the other termination fees ranging from $15 million to $30 million if the merger agreement terminates under specified circumstances. For example, GroupMAC or Building One

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must pay the termination fee if its board of directors withdraws, or adversely modifies, its approval of the merger, or approves an alternative transaction with another company. In addition, GroupMAC or Building One must pay the termination fee if an offer, proposal, announcement or any agreement relating to an alternative transaction occurs, shareholders do not approve the merger and within 12 months that company enters into an alternative transaction. The termination fee could deter either company from entering into an alternative transaction by making it more difficult or expensive.

 Upon completion of the merger, Apollo and its affiliates will be able to exert substantial influence over the election of directors and matters submitted to the combined company's shareholders, as well as over our business operations.

  As the holder of the convertible preferred stock, Apollo will have the right to vote together with the holders of the combined company's common stock on all matters submitted to shareholders of the combined company for a vote. The holders of the convertible preferred stock will be entitled to cast the number of votes that they would have been entitled to cast if they converted the convertible preferred stock into shares of the combined company's common stock. Based upon a conversion price of $14.00 per share and assuming the maximum number of shares of GroupMAC common stock are exchanged for cash in the merger, the holders of the convertible preferred stock will have the right to cast approximately 18.3 million votes, or votes equivalent to approximately 23% of the total votes of the combined company immediately after the merger. In addition, Apollo will have the right to elect four of the thirteen directors of the combined company, or if the board has more than 13 directors, 30% of the board. Apollo and its affiliates may have economic and business objectives that make their interests different from what might be in the best interests of the combined company's shareholders.

  Under the investor's rights agreement that GroupMAC will enter into at the time the merger is completed, Apollo will have various rights. So long as Apollo beneficially owns at least 25% of the shares of the combined company common stock underlying the convertible preferred stock that Apollo acquires upon the completion of the merger, Apollo will have the right to purchase for cash any shares of common stock or any security that converts into common stock that the combined company offers in a private placement and the right to preclude the combined company and its subsidiaries from entering into various types of transactions or make certain changes in its capital structure or management without the consent of Apollo. For example, the combined company may not acquire a business or assets in excess of 2.0% of its total assets, dispose of a business or assets in excess of 2.5% of its total assets nor may it create or acquire an interest in a subsidiary other than a wholly owned subsidiary, subject to certain exceptions, without Apollo's consent. Apollo will also have the right to approve the incurrence or refinancing of indebtedness that does not meet a 4 to 1 consolidated leverage ratio and to approve capital expenditures exceeding $10 million individually or 1.75% of budgeted annual revenues in the aggregate. Apollo has the right to take control of the combined company's board of directors if there is a material and intentional breach of the terms of the convertible preferred stock or the investor's rights or subscription and exchange agreements, there is a payment default under outstanding indebtedness, or there are certain bankruptcy events, until the noncompliance is cured. Some events of noncompliance may not be curable.

 Apollo's voting rights upon the completion of the merger may discourage others from seeking to acquire the combined company.

  Immediately, after the merger is completed, Apollo and its affiliates will beneficially own approximately 23% of the voting power of the combined company. As a result of this voting power, others may be discouraged from seeking to acquire the combined company.

Risk Factors Related to Our Financing Arrangements

 We have a high level of debt on our balance sheet.

  As of November 22, 1999, we had approximately $546.2 million of outstanding debt, including the convertible junior subordinated debentures. This debt level has the following consequences:

  . a substantial portion of our cash flow is being used to pay interest expense on our debt, which reduces the funds that would otherwise be available to us for our operations, capital expenditures and future business opportunities and requires us to borrow under our new revolving credit agreement which provides for borrowings of $225.0 million, of which approximately $87 million is available as of November 22, 1999;

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  . a substantial decrease in our net operating cash flows or an increase in our expenses could make it difficult for us to meet our debt service requirements and force us to modify our operations;

  . we may have more debt than our competitors, which may place us at a competitive disadvantage; and

  . our high level of debt may make us more vulnerable in a downturn in our business or the economy in general.

 We are subject to restrictive debt covenants that may limit our flexibility in operating our business.

  The credit facility and the indentures governing our outstanding senior subordinated notes and the convertible junior subordinated debentures contain a number of significant covenants that impose restrictions on us and our subsidiaries. These covenants include restrictions on:

  . indebtedness;

  . liens;

  . voluntary prepayments of the senior subordinated notes and other indebtedness;

  . amendments of organizational, corporate and other documents;

  . mergers, acquisitions and dispositions of assets;

  . sale-leaseback transactions, capital lease payments and maintenance of material properties;

  . dividends and other payments in respect of capital stock;

  . advances, credit extensions, capital contributions, investments and capital expenditures;

  . transactions with affiliates and formation of subsidiaries and joint ventures;

  . changes in business; and

  . entry into a change of control as defined in the indenture relating to the senior subordinated notes without offering to redeem such notes.

  In addition, we are required to comply with financial covenants with respect to the amount of our debt as compared to our earnings before interest expense, taxes, depreciation and amortization expense ("EBITDA") and the amount of our EBITDA as compared to our interest expense. Our indebtedness under the credit facility and the senior subordinated notes is guaranteed by our subsidiaries and our indebtedness under the credit facility is secured by a first priority lien on substantially all of our properties and assets and those of our subsidiaries, now owned or acquired later. If we should be unable to borrow under our revolving credit facility due to a default, we would be left without sufficient liquidity.

 We are subject to restrictive debt covenants that may restrict our ability to make acquisitions.

  We have financed, and intend to continue to finance, most of our acquisitions with a combination of cash and shares of our common stock. We have approximately $87 million available under our revolving credit facility to use for acquisitions and general corporate purposes, including working capital requirements and contingent payments that are required by certain acquisition agreements with respect to previously completed acquisitions. We expect to pay approximately $6.6 million in 1999 in connection with contingent payments. The ability to borrow funds under the revolving credit facility is subject to various conditions, such as continued compliance with the financial covenants, maximum individual and aggregate purchase price requirements for acquisitions, adequate remaining availability under the facility and the nature of the particular business to be acquired. The restrictive covenants contained in the indentures relating to the senior subordinated notes and the convertible junior subordinated debentures may also limit our ability to make future acquisitions. Depending on the pace of our acquisitions, we may need additional debt or equity financing in order to continue to acquire businesses. That financing may not be available if and when additional cash is needed or it may not be available on terms that we think are acceptable. If we do not have sufficient cash to pay the cash consideration for acquisitions, or cannot otherwise finance acquisitions, we will be unable meet our acquisition objectives.

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

 Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P., together with our management, could significantly influence the election of directors and other matters that require the approval of our stockholders.

  Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P., together the "Apollo funds,"affiliates of the private investment firm of Apollo Management, L.P., beneficially own our convertible junior subordinated debentures as well as warrants to purchase 1,030,000 shares of our common stock at a purchase price of $20 per share. As of November 15, 1999, our directors, executive officers and the Apollo funds owned beneficially approximately 29.1% of our outstanding shares of common stock. In addition, many of the officers of our subsidiaries received our shares of common stock in connection with the sales of their businesses to us.

  The terms of the convertible junior subordinated debentures provide certain voting rights to the holders of the convertible junior subordinated debentures, including the right to vote together with the holders of our common stock on all of the matters submitted to our stockholders for a vote and the right to elect three of our ten directors. The holders of the convertible junior subordinated debentures are entitled to cast the number of votes that they would be entitled to cast if they converted the convertible junior subordinated debentures into shares of our common stock. Apollo Investment Fund IV, L.P. owns $94.9 million of the convertible junior subordinated debentures, which are currently convertible into 4,378,754 shares of our common stock and Apollo Overseas Partners IV, L.P. owns $5.1 million of the convertible junior subordinated debentures, which are currently convertible into 234,799 shares of our common stock. As of November 15, 1999, the Apollo funds beneficially owned approximately 17.6% of our company's voting power on an as converted basis.

  Our directors, executive officers, officers of our subsidiaries and the Apollo funds, if acting together, may be able to significantly influence the election of directors and other matters requiring the approval of our stockholders. See "Principal Stockholders." If we default on any of our indebtedness or materially breach our agreement with the Apollo funds, they have the right, among other remedies available to a holder of indebtedness, to elect a majority of our directors, subject to our prior right to cure any default or breach.

 The Apollo funds have certain rights over our operations.

  Under our agreement with the Apollo funds, we are precluded from entering into various types of transactions or making certain changes in our capital structure, board size or management without the consent of the Apollo funds. In addition, the Apollo funds have the right to acquire 50% of the shares of our common stock or convertible securities that we offer to sell in a private placement. Finally, the Apollo funds and any other holders of the convertible junior subordinated debentures have certain rights to require us to register the shares of common stock that they acquire upon conversion of the convertible junior subordinated debentures for sale under the Securities Act.

Risks Related to Our Shares

 The per share price of our common stock could be adversely affected by sales of substantial amounts of our common stock or the perception of such likely sales.

  The price of a share of our common stock may be adversely affected by sales of substantial amounts of our shares of common stock or by the perception that such sales could occur. Such sales, or the perception of such sales, could occur as a result of the following factors.

  First, a number of our shares will become freely tradable when contractual restrictions expire. As of November 19, 1999, approximately 9.6 million shares of our 26,356,118 outstanding shares of common stock were subject to contractual restrictions on resale primarily under the terms of acquisition agreements we entered into in connection with our acquisitions of businesses. These restrictions expire at various times, generally one

                                       8
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to three years from the date of our acquisition. Sales of a large number of such shares at the same time, or the possibility that such sales will occur at the time that the contractual restrictions expire, could adversely affect the price of our shares of common stock.

  The price of our shares may also be adversely affected by certain registration rights that we have provided to holders of warrants that are exercisable for our shares at an exercise price of $20.00 per share. Under our agreement with the Apollo funds, the Apollo funds and any other holders of the convertible junior subordinated debentures have the right to require us to register shares of common stock that they acquire upon conversion of those debentures for resale under the Securities Act. The convertible junior subordinated debentures are convertible into shares of our common stock at an initial conversion price of $22.50 per share plus all accrued and unpaid interest. Apollo Investment Fund IV, L.P. owns $94.9 million of the convertible junior subordinated debentures, which are currently convertible into 4,378,754 shares of our common stock and Apollo Overseas Partners IV, L.P. owns $5.1 million of the convertible junior subordinated debentures, which are currently convertible into 234,799 shares of our common stock. Together, the Apollo funds beneficially own approximately 17.6% of the voting power of the company on an as converted basis as of November 19, 1999. Subject to certain exceptions, we will adjust the conversion price if, among other things, we issue shares of our common stock at a price below $22.50 per share or the then fair market value of the common stock.

  Apollo Investment Fund IV, L.P. holds a warrant for 977,573 shares of our common stock and Apollo Overseas Partners IV, L.P. holds a warrant for 52,427 shares of our common stock. Jonathan J. Ledecky holds a warrant for 1,950,000 shares of our common stock and Friedman, Billings, Ramsey & Co., Inc. holds a warrant for 100,000 shares of our common stock, which they acquired at the time of our initial public offering. The Apollo funds and Jonathan J. Ledecky each have the right to require us to register for sale the shares they acquire upon the exercise of those warrants. If the Apollo funds and Jonathan J. Ledecky determine to sell their shares at the same time, that could adversely affect the price of our shares.

  The availability of a significant number of shares for issuance under our benefit plans could also affect the price of our shares. As of November 22, 1999, we had outstanding options for the purchase of approximately 4,348,102 shares of our common stock and a stock purchase plan that provides for the issuance of up to 1,000,000 shares of our common stock.

 Our stock price could be volatile.

  The trading price of our common stock could be subject to significant fluctuations in response to activities of our competitors, variations in quarterly operating results, changes in market conditions and other events or factors. The market price of our common stock could be adversely affected if the merger with GroupMAC is not completed. The market price of our common stock could also be adversely affected by confusion or uncertainty as to the pace of our acquisitions, our ability to integrate effectively different sectors of the facilities services industry and the difficulty for securities analysts and investors to analyze our financial and operational performance when we operate in more than one sector of the facilities services industry. Moreover, the volatility of the stock market could adversely affect the market price of our common stock and our ability to raise equity in the public markets.

 We may not be able to make acquisitions if we cannot issue shares of our common stock as part of the consideration.

  The owners of potential target companies may be unwilling to accept shares of our common stock if our stock price is volatile or trades at lower values. We may be unwilling to issue shares of our common stock as part of the consideration to the businesses that we want to acquire if we believe the market price is unreasonably low.

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

 We have not paid any dividends.

  We have not paid any dividends on our common stock to date and the payment of dividends in the future is restricted by the terms of our financing arrangements. See "Dividend Policy."

 Our restated certificate of incorporation authorizes series preferred stock, the issuance of which may adversely affect stockholders in the future.

  Our restated certificate of incorporation authorizes the issuance of 11,000,000 shares of series preferred stock. The board of directors has the authority to issue additional shares of this authorized preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued shares of preferred stock. The issuance of series of preferred stock may adversely affect the voting and dividend rights, rights upon liquidation and other rights of the holders of common stock. In the event it is issued, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company. Although we have no present intention to issue any shares of preferred stock, there can be no assurance that we will not do so in the future.

Risks Relating to Our Operations

 A downturn in commercial and industrial construction could hurt our business.

  Approximately 56% of our pro forma revenues in 1998, which include the revenues of the businesses we acquired in 1998 and 1999, involved the installation of mechanical and electrical systems in newly-constructed commercial and industrial buildings. Our ability to maintain or increase our revenues from new installation services depends on the levels of new construction starts in the geographic areas where we operate. Because the construction industry is cyclical, our revenues from year to year may fluctuate.

  The level of new construction starts is affected by local economic conditions, changes in interest rates and other related factors. A downturn in levels of new construction would have a material adverse effect on our business.

  Our mechanical and electrical installation services are subject to the seasonal variations in operations and demands that affect the construction business. Specifically, the demand for construction services may be lower during the winter months as a result of inclement weather conditions. Accordingly, our revenues and operating results may be lower in the first quarter.

 Adverse changes in economic conditions can adversely affect our business.

  Our success will depend upon the economic conditions in the geographic areas in which a substantial number of our operating companies are located. In addition, our success will depend upon occupancy levels at office buildings for which we do business. Higher vacancy rates could have a material adverse effect on, among other sectors of the facilities services industry, janitorial and maintenance management services.

 Fixed price contracts with our customers could expose us to losses if our estimates of project costs are too low.

  A substantial portion of our mechanical and electrical installation contracts are "fixed price" contracts. The terms of these contracts require us to guarantee the price of the services we provide and assume the risk that our costs to perform the services and provide the materials will be greater than anticipated.

  Our profitability in this market is therefore dependent on our ability to accurately predict the costs associated with our services. These costs may be affected by a variety of factors, some of which may be beyond our control. If we are unable to accurately predict the costs of fixed price contracts, certain projects could have lower margins than anticipated, which could have a material adverse effect on our business.

 Our short operating history may make it difficult to evaluate our future prospects.

  Since our initial public offering in December 1997 and through November 19, 1999, we have acquired 46 businesses. Therefore, our combined company has a short history of generating revenues, which may make it difficult to evaluate our future prospects.

  Our ability to generate revenues and earnings in the future will be dependent upon, among other factors:

  . the operating results of the businesses we have acquired;

  . the operating results of any future businesses we acquire; and

  . the successful integration and consolidation of those businesses.

 The integration of our acquired businesses may result in substantial costs, delays or other problems.

  We may not be able to successfully integrate our acquisitions without substantial costs, delays or other problems. We will have to continue to expend substantial managerial, operating, financial and other resources to integrate our businesses. The costs of such integration could have an adverse effect on short-term operating results.

  The integration of newly-acquired businesses may also lead to diversion of our management team away from other ongoing business concerns. In addition, the rapid pace of our acquisitions of other businesses may adversely affect our efforts to integrate acquisitions and manage those acquisitions profitably. We may seek to recruit additional managers to supplement the incumbent management of the acquired businesses, but we may not have the ability to recruit additional candidates with the necessary skills.

Risks Related to Our Acquisition Strategy

 Our growth strategy will be impacted by our ability to acquire additional businesses.

  Our business strategy depends, in part, upon our ability to compete in the facilities services industry by expanding into new markets and our ability to broaden the services we provide by identifying and acquiring other businesses. We may not be able to identify, attract or acquire additional businesses. In addition, certain acquisitions may require the approval of Apollo. We may also be unable to make appropriate acquisitions because of competition for the acquisition. In pursuing acquisitions, we compete against other facilities services providers, some of which are larger than we are and have greater financial and other resources than we have. We compete for potential acquisitions based on a number of factors, including price, terms and conditions, size and ability to offer cash, stock or other forms of consideration. In addition, the negotiation of potential acquisitions may require members of management to divert their time and resources away from our operations.

  Once we acquire a business, we are faced with certain additional risks, including:

  . the possibility that it will be difficult to integrate the operations into our other operations;

  . the possibility that we have acquired substantial undisclosed liabilities;

  . the risks of entering markets or offering services for which we have no prior experience; and

  . the potential loss of customers or employees as a result of changes in management.

  We may not be successful in overcoming these risks.

 Investors cannot evaluate the merits of future acquisitions.

  Because in most cases we do not seek, and are not required to seek, stockholder approval of acquisitions, investors will have no basis on which to evaluate the possible merits or risks of any future acquisitions. Although our management and our attorneys and accountants evaluate the risks of any particular business that we may acquire, we may be unable to discover all of its risks.

 The accounting rules relating to acquisitions result in reductions in our net income.

  When we buy businesses and account for them under the purchase method of accounting, we must account for the amount by which our purchase price exceeds the fair value of the net assets of the acquired business as an asset identified as goodwill. After the acquisition, we must reduce our net income each quarter by a portion of that goodwill. We are currently unable to use the pooling-of-interests method of accounting, which does not result in goodwill.

 The consolidation of our industry may adversely affect our acquisition program.

  Many of our acquisitions are subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which could adversely affect the pace of our acquisitions in one or more sectors of the facilities services industry. Under the Hart-Scott-Rodino Act, we may be required to divest a portion of our then-existing operations or those of the acquired business, which may render a given acquisition disadvantageous. In addition, if we acquire businesses in regulated industries, we would be subject to regulatory requirements. Those regulatory requirements could limit our flexibility in growing and operating our businesses.

   We believe that the facilities services industry will continue to undergo considerable consolidation and changes during the next several years. Such consolidation could increase the competition we face to acquire facilities services businesses and increase the prices we must pay for the businesses that we acquire.

  In response to such consolidation, we consider from time to time additional strategies to enhance stockholder value. One such strategy that we pursued was our purchase of over 25 million shares of our common stock in a tender offer. Other strategies include, among others, strategic alliances and joint ventures, purchase, sale and merger transactions with other large companies, like our proposed merger with GroupMAC, and other similar transactions. In considering any of these strategies, we evaluate the consequences of the strategies, including, among other things, the potential for high levels of debt that would result from such a transaction, the tax effects of the transaction and the accounting consequences of the transaction. In addition, these strategies could have various other significant consequences, including changes in management, control or operational or acquisition strategies. We may determine not to pursue any of these strategies, but, if any of these are pursued, they may not be completed successfully.

 There may be potential adverse tax consequences in acquisitions.

  As a general rule, federal and state tax laws and regulations have a significant impact upon the structuring of acquisitions. We will evaluate the possible tax consequences of any acquisition of a business and will try to structure the acquisition so as to achieve the most favorable tax treatment to our business, the acquisition candidate and our respective stockholders.

  Nonetheless, the Internal Revenue Service or the appropriate state tax authorities may not agree with our tax treatment of an acquisition. If the IRS or state tax authorities recharacterize our tax treatment of an acquisition, our company, the acquisition candidate and/or our stockholders may suffer adverse tax consequences.

Risks from Competition

 Our business is highly competitive, which could cause us to lower our prices, resulting in reduced revenues and profit margins.

  We face a competitive environment in the market for facilities services. We compete against both large national and international organizations providing a wide variety of facilities services to their customers and numerous smaller companies providing a single service or fewer services in limited geographic areas.

  Other types of companies are also beginning to offer facilities services. For example, property management companies and real estate investment trusts (REITS) are beginning to offer facilities services for the properties that they own or manage. Also, large heating, ventilation and air conditioning manufacturers (HVAC), such as Carrier Corporation and Honeywell, Inc., and some public utilities are active in certain sectors of the facilities services industry.

  Barriers to entry to the markets for certain facilities services, such as janitorial services, are low, and we compete against numerous small service providers, many of which may have more experience in and knowledge of the local market for such services. These smaller service providers may also have lower overhead cost structures and may be able to provide their services at lower rates than we can.

  In these same markets, we face large competitors that offer multiple services and that are willing to accept lower profit margins in order to capture market share. In addition, we face competition from both large and small companies that offer only one of the services that we offer and may face competition in the future from companies that enter the markets that we are in.

  In some geographic regions, we may not be eligible to compete for certain contracts if our employees are not subject to collective bargaining arrangements. As a result of this requirement, we may lose customers or have difficulty acquiring new customers.

 We may have trouble hiring the employees we need and our employment needs may increase our costs.

  Our ability to increase productivity and profitability will depend upon our ability to recruit, train and retain large numbers of hourly wage and skilled employees necessary to meet our service requirements. Competition for such employees has led to increased wage levels and employee turnover. Inability to recruit, train and retain such employees at competitive wage rates could increase our operating costs.

  In addition, many companies that require skilled employees, such as mechanical and electrical installation and maintenance and heating, ventilation and air conditioning companies, are currently experiencing shortages of qualified employees. We may not be able to maintain an adequate labor force necessary to efficiently operate our business. Also, our labor expenses may increase as a result of a shortage in the supply of hourly wage or skilled employees. As a result, we may have to curtail our planned growth and margins may decline.

  Although fewer than 10% of our employees are members of unions, many sectors of the facilities services industry involve unionized employees. Union activity at our companies may be disruptive to our business and may increase our costs. To the extent any of our union contracts expire or we acquire businesses that are unionized, we may be required to renegotiate union contracts in an environment of increasing wage rates. We may not be able to renegotiate union contracts on terms favorable to us or without experiencing a work stoppage.

Other Business Risks

 We depend on subcontractors to perform a majority of our janitorial services, which reduces our ability to directly control our workforce and the quality of services that we provide.

  We depend, in part, on subcontractors to provide janitorial services to our customers. Such reliance reduces our ability to directly control both our workforce and the quality of services that we provide. We may not be able to control our subcontractors and the quality of services they provide.

 Many of our contracts may be terminated on short notice.

  Many of our janitorial services contracts have termination clauses permitting the customer to cancel the contract on 30 to 90 days notice. While we maintain long-standing relationships with many of our customers, we may not be able to keep customers if they exercise their rights to terminate their contracts prior to expiration.

 We may have potential environmental liabilities.

  The nature of the facilities services industry often involves the transport, storage, use and disposal of cleaning solvents, lubricants, chemicals, gasoline, refrigerants and other hazardous materials by employees. These activities are subject to stringent and changing federal, state and local regulation and present the potential for liability for the actions of our employees in handling such materials. In addition, the exposure of any employees to these materials may give rise to claims by employees against us. Compliance with governmental regulations or liability related to hazardous materials may have a material adverse effect on our business.

 We are subject to government regulation.

  Due to the nature of the facilities services industry, our operations are subject to a variety of federal, state, county and municipal laws, regulations and licensing requirements, including labor, employment, immigration, health and safety, consumer protection and environmental regulations. If we fail to comply with applicable regulations, we may be subject to substantial fines or revocation of our licenses.

  Changes in these laws, regulations and licensing requirements may constrain our ability to provide services to customers or increase the costs of those services. In addition, competitive pricing conditions in the industry may constrain our ability to adjust our billing rates to reflect any such increased costs.

 If we were to lose key members of our management, our business would suffer.

  Our success depends principally upon the efforts of our executive officers, the presidents of our operating companies and certain other members of the senior management of the businesses we have acquired or will acquire in the future. The loss of a substantial portion of this management could have a material adverse effect on the company.

                          PRICE RANGE OF COMMON STOCK

  The following table shows the high and low sales prices of our common stock, which has been traded on the Nasdaq Stock Market since November 26, 1997. It has been traded under the symbol "BOSS" since September 1998.

                                                              High      Low
                                                              ----      ---
   Fiscal Year 1997
    Fourth Quarter........................................... $21 1/2   $20
   Fiscal Year 1998
    First Quarter............................................  25 7/8    18 3/8
    Second Quarter...........................................  25 15/16  19 3/4
    Third Quarter............................................  24 1/2    11 1/2
    Fourth Quarter...........................................  22 1/2     7 7/8
   Fiscal Year 1999
    First Quarter............................................  21        15 1/2
    Second Quarter...........................................  20 3/8    12 3/8
    Third Quarter............................................  16 1/8    12 3/16
    Fourth Quarter through November 19, 1999.................  12 13/16   8 7/8

  The closing sale price of our common stock on the Nasdaq Stock Market was $10 1/16 per share on November 19, 1999. As of November 19, 1999, there were 26,356,118 shares of our existing common stock outstanding and 1,956 holders of record.

                                DIVIDEND POLICY

  We have never paid a cash dividend on our common stock and we do not anticipate paying any cash dividends on our common stock in the foreseeable future because we would like to keep any earnings to finance the expansion of our business, including for acquisitions, and for general corporate purposes. Any payment of future dividends will be at the discretion of the board of directors and will depend upon, among other things, our earnings, financial condition, capital requirements and debt levels. Furthermore, the terms of the indebtedness that we have incurred in connection with our issuer tender offer limit our payment of dividends to you.

                                INTRODUCTION TO
                            SELECTED FINANCIAL DATA

  The statement of operations data for the years ended December 31, 1996, 1997 and 1998 and the balance sheet data at December 31, 1997 and 1998 have been derived from our audited financial statements, which are included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1994 and 1995 and the balance sheet data at December 31, 1994, 1995 and 1996 have been derived from our unaudited financial statements, which are not included elsewhere in this prospectus. Our consolidated financial statements give retroactive effect to the three business combinations accounted for under the pooling-of-interests method during the year ended December 31, 1998 and include the results of the businesses acquired in business combinations accounted for under the purchase method from their respective acquisition dates. The financial statements for periods prior to the fiscal year ended December 31, 1998 reflect only the operating results of the three business combinations accounted for under the pooling-of-interests method of accounting.

  The statement of operations data for the nine months ended September 30, 1999 and 1998 have been derived from our unaudited interim consolidated financial statements. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, contain all adjustments, consisting only of normal adjustments, necessary for a fair presentation of the financial position and results of operations for the periods presented.

  The selected financial data should be read in conjunction with the combined company unaudited pro forma financial statements and our consolidated financial statements, included elsewhere in this prospectus.

                            SELECTED FINANCIAL DATA
            (Dollars in thousands, except share and per share data)

                                                                                    For the Nine Months
                                   For the Year Ended December 30,                  Ended September 30,
                          ------------------------------------------------------  -------------------------
                            1994       1995       1996       1997        1998        1998         1999
                          ---------  ---------  ---------  ---------  ----------  ----------  -------------
Statement of Operations
 Data:
 Revenues...............  $  45,106  $  57,287  $  63,202  $  70,101  $  809,601  $  478,595   $1,265,521
 Cost of revenues.......     37,634     48,783     53,664     58,857     636,225     376,318    1,011,305
                          ---------  ---------  ---------  ---------  ----------  ----------   ----------
 Gross profit...........      7,472      8,504      9,538     11,244     173,376     102,277      254,216
 Selling, general and
  administrative........      6,635      8,468      8,803     11,776     100,539      60,544      145,863
 Restructuring and
  recapitalization
  charges...............        --         --         --         --          --          --         8,020
Goodwill amortization...        --         --         --         --        7,653       4,584       11,511
                          ---------  ---------  ---------  ---------  ----------  ----------   ----------
Operating income
 (loss).................        837         36        735       (532)     65,184      37,139       88,822
Other (income) expense
 Interest income........        (41)       --         --      (2,056)    (19,373)    (16,043)      (4,674)
 Interest expense.......        329        239        224        208       1,054         565       21,279
 Other income, net (1)..        (43)        (8)        83       (221)        (80)       (134)        (128)
                          ---------  ---------  ---------  ---------  ----------  ----------   ----------
Income (loss) before
 income taxes...........        592       (195)       428      1,537      83,583      52,751       72,345
Provision (benefit) for
 income taxes...........                    (5)        13         94      36,120      22,460       32,261
                          ---------  ---------  ---------  ---------  ----------  ----------   ----------
Net income (loss).......  $     592  $    (190) $     415  $   1,443  $   47,463  $   30,291   $   40,084
                          =========  =========  =========  =========  ==========  ==========   ==========
Net income (loss) per
 share--Basic...........  $    0.48  $   (0.15) $    0.32  $    0.25  $     1.19  $     0.79   $     1.14
                          =========  =========  =========  =========  ==========  ==========   ==========
Net income (loss) per
 share--Diluted.........  $    0.44  $   (0.15) $    0.30  $    0.25  $     1.16  $     0.77   $     1.08
                          =========  =========  =========  =========  ==========  ==========   ==========
Weighted average shares
 outstanding--Basic.....  1,238,444  1,238,444  1,290,724  5,683,464  39,908,364  38,298,295   35,311,455
                          =========  =========  =========  =========  ==========  ==========   ==========
Weighted average shares
 outstanding--Diluted...  1,353,560  1,238,444  1,405,840  5,865,550  40,928,452  39,368,321   38,899,637
                          =========  =========  =========  =========  ==========  ==========   ==========
                                                     As of December 31,                           As of
                                     -------------------------------------------------------  September 30,
                                       1994       1995       1996        1997        1998         1999
                                     ---------  ---------  ---------  ----------  ----------  -------------
Balance Sheet Data:
 Working capital..................   $     300  $     (30) $      67  $  528,235  $  307,390   $  184,469
 Total assets.....................       8,063      8,132      9,629     539,159   1,043,922    1,212,211
 Long term debt, net of current
  maturities......................       1,734      1,589      1,890       1,679       3,287      438,887
 Convertible junior subordinated
  debentures......................         --         --         --          --          --       101,895
 Stockholders' equity.............       1,496      1,299      1,578     529,480     837,537      397,016

--------
(1) Other income, net consists primarily of realized gains on the sale of marketable securities, dividend income on certain investments and gains on the sale of equipment.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

  The following discussion should be read in conjunction with our consolidated historical financial statements, including the related notes thereto, appearing elsewhere in this prospectus.

  Founded in February 1997, Building One Services Corporation is a leading provider of facilities services in the United States. We completed our initial public offering in December 1997, raising net proceeds of approximately $527 million. We have used the proceeds primarily in our acquisition program and to finance our repurchase of shares of our common stock in our tender offer further discussed below.

  Recapitalization Plan. On May 11, 1999, we completed the repurchase of 24,617,840 shares of our common stock at $22.50 per share for cash and 883,573 shares of common stock underlying stock options at $22.50 per share less the exercise price of the options. Total funds utilized for the repurchase, excluding associated fees, totaled $560.1 million, which were obtained from our available cash, the net proceeds of $195.5 million from the issuance of $200 million of 10 1/2% senior subordinated notes, $100 million from the issuance of 7 1/2% convertible junior subordinated debentures to an affiliate of the private investment firm of Apollo Management, L.P. and borrowings under a new revolving credit facility.

  Proposed Merger with GroupMAC. On November 2, 1999, the board of directors unanimously approved a merger with GroupMAC. Under the terms of the merger, each outstanding share of our common stock will be exchanged for 1.25 shares of GroupMAC common stock. As part of the merger, GroupMAC shareholders may elect to receive cash for up to 50% of their shares at $13.50 per share (up to $150 million in the aggregate), subject to proration. If this cash election is fully subscribed, approximately 11 million GroupMAC shares (or approximately 29% of its shares currently outstanding) will be cancelled in the merger. The transaction is expected to be tax-free to the shareholders of both companies, except GroupMAC shareholders to the extent of any cash they elect to receive and Building One stockholders to the extent they receive cash in lieu of a fractional share interest in GroupMAC common stock. The merger will be accounted for as a reverse acquisition under the purchase method of accounting, with Building One as the accounting acquiror, although Group MAC will be the surviving legal entity.

  Concurrent with the closing of the merger, Apollo will exchange its convertible junior subordinated debentures and $150 million of cash for approximately $255 million of GroupMAC convertible preferred stock. The cash proceeds from the investment will be used to fund the cash election right described above. The convertible preferred stock will bear a coupon rate of 7.25%, will be payable on a quarterly basis, and will mature in 2012. The convertible preferred stock will be convertible into GroupMAC common stock at a conversion price of $14.00 per common share.

  GroupMAC has received an underwritten commitment letter from Bank of America, N.A. and Chase Bank of Texas, N.A. (as co-lead arrangers and co-book managers) to provide a total of $800 million in financing. It is anticipated that this financing will be used to satisfy all outstanding obligations under our credit facility and GroupMAC's credit facility. It is also expected that our $200 million of senior subordinated debt will be assumed by GroupMAC and remain outstanding, and that GroupMAC will refinance its senior subordinated notes.

  The merger is subject to the approval of both companies' shareholders, concurrent completion of the Apollo investment, regulatory approval and other customary closing conditions, and is expected to close in the first quarter of 2000.

  Impact of Acquisitions. As a result of our acquisition program, our financial condition and results of operations have changed dramatically from our inception and initial public offering in December 1997 to September 30, 1999. We have completed 46 business combinations since our inception. Forty-three of these business combinations have been accounted for under the purchase method of accounting and three of these business combinations consummated during the second quarter of fiscal 1998 have been accounted for under the pooling-of-interests method of accounting. Our consolidated financial statements give retroactive effect to the three business combinations accounted for under the pooling-of-interests method and include the results of the companies acquired in business combinations accounted for under the purchase method from their respective acquisition dates. Due to our growth through acquisitions, comparisons of the historical results of our operations have been and will continue to be affected by the addition of acquired businesses. Increases in the various revenues and expense components of our results are, to a large degree, due to growth from acquisitions. Neither the magnitude nor the source of these changes is necessarily indicative of changes that will occur in the future.

Consolidated Results of Operations

  Our revenues are recognized as services are performed for maintenance and service contracts. Additionally, we utilize the percentage-of-completion method of accounting for installation contracts. Under this method, revenues are recognized according to the ratio of costs incurred to estimated total contract costs. Changes in job performance, job conditions, estimated profitability, anticipated contract losses and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

  We believe that we have and will continue to realize savings from the consolidation of insurance and bonding programs, consolidation of certain back office functions for some of our operations and volume purchase discounts from vendors of commodity services and materials and service vehicles. These savings may be partially offset by costs associated with our corporate operations and costs of integrating acquired businesses.

Three months ended September 30, 1999 compared to the three months ended September 30, 1998

  Revenues. Consolidated revenues for the three months ended September 30, 1999 increased by $225.6 million, or 89.4%, to $477.9 million from $252.3 million for the three months ended September 30, 1998. Of this increase, $206.2 million pertains to the mechanical and electrical operations and $19.4 million to the janitorial operations. Approximately $150.3 million of the increase in mechanical and electrical revenues and $4.4 million of the increase in janitorial revenues relates to incremental revenue contributed in the three months ended September 30, 1999 by businesses acquired during or subsequent to September 30, 1998. The remaining $55.9 million in increased mechanical and electrical revenues and $15.0 million in janitorial revenues relates to organic growth.

  Gross profit. Gross profit for the three months ended September 30, 1999 increased by $42.7 million, or 77.4%, to $98.0 million from $55.3 million for the three months ended September 30, 1998. Of this increase, $38.1 million relates to the mechanical and electrical operations and $4.6 million to the janitorial operations.

  Gross profit as a percentage of revenues, "gross margin," decreased to 20.5% for the three months ended September 30, 1999 from 21.9% for the three months ended September 30, 1998 primarily as a result of the mechanical businesses acquired subsequent to September 30, 1998 which traditionally have lower gross margins than electrical businesses.

  Selling, general and administrative. Selling, general and administrative expenses for the three months ended September 30, 1999 increased by $23.3 million, or 77.3%, to $53.4 million from $30.1 million for the three months ended September 30, 1998. Of this increase, $18.6 million relates to an increase in the mechanical and electrical operations, $3.2 million in the janitorial operations and $1.5 million to corporate general and administrative expenses.

  Selling, general and administrative expenses as a percentage of revenues decreased to 11.2% for the three months ended September 30, 1999 from 11.9% for the three months ended September 30, 1998. This decrease is due primarily to the leverage of corporate expenses and our acquired businesses' selling, general and administrative expenses over an increase in revenues.

  Goodwill amortization. Goodwill amortization for the three months ended September 30, 1999 increased by $1.6 million, or 62.2%, to $4.2 million from $2.6 million for the three months ended September 30, 1998. This increase was a result of the increase in acquired businesses.

  Other income/expense, net. Other expense, net for the three months ended September 30, 1999 changed by $16.8 million, to $12.9 million of other expense from other income of $3.9 million for the three months ended September 30, 1998. The increase in other expense is primarily attributable to the increase in net interest expense as a result of the use of our cash funds and the incurrence of borrowings to provide the necessary funds for the repurchase of common stock in the tender offer.

  Provision for income taxes. The provision for income taxes for the three months ended September 30, 1999 increased to $12.1 million from $11.2 million for the three months ended September 30, 1998, reflecting an effective tax rate of 44.0% and 42.5%, respectively. The increase in the effective rate was primarily attributable to the increase in non-deductible goodwill amortization associated with certain acquisitions.

Nine months ended September 30, 1999 compared to the nine months ended September 30, 1998

  Revenues. Consolidated revenues for the nine months ended September 30, 1999 increased by $786.9 million, or 164.4%, to $1,265.5 million from $478.6 million for the nine months ended September 30, 1998. Of this increase, $717.1 million pertains to the mechanical and electrical operations and $69.8 million to the janitorial operations. Approximately $623.7 million of the increase in mechanical and electrical revenues and $33.7 million of the increase in janitorial revenues relates to incremental revenue contributed in the nine months ended September 30, 1999 by businesses acquired during or subsequent to the nine months ended September 30, 1998. The remaining $93.4 million of the increase in mechanical and electrical revenues and $36.1 million of the increase in janitorial revenues relates to organic growth.

  Gross profit. Gross profit for the nine months ended September 30, 1999 increased by $151.9 million, or 148.5%, to $254.2 million from $102.3 million for the nine months ended September 30, 1998. Of this increase, $135.9 million relates to the mechanical and electrical operations and $16.0 million to the janitorial operations.

  Gross profit as a percentage of revenues, "gross margin, decreased to 20.1% for the nine months ended September 30, 1999 from 21.4% for the nine months ended September 30, 1998 primarily as a result of the mechanical businesses acquired subsequent to September 30, 1998 which traditionally have lower gross margins than electrical businesses.

  Selling, general and administrative. Selling, general and administrative expenses for the nine months ended September 30, 1999 increased by $85.3 million, or 140.9%, to $145.9 million from $60.6 million for the nine months ended September 30, 1998. Of this increase, $70.8 million relates to an increase in the mechanical and electrical operations and $9.7 million to the janitorial operations. $4.8 million relates to corporate general and administrative expenses including corporate management and infrastructure costs to support our operations.

  Selling, general and administrative expenses as a percentage of revenues decreased to 11.5% for the nine months ended September 30, 1999 from 12.7% for the nine months ended September 30, 1998. This decrease is due primarily to the leverage of corporate's selling, general and administrative expenses and our acquired businesses' selling, general and administrative expenses over an increase in revenues.

  Goodwill amortization. Goodwill amortization for the nine months ended September 30, 1999 increased by $6.9 million, or 151% to $11.5 million from $4.6 million for the nine months ended September 30, 1998. This increase was a result of the increase in acquired businesses.

  Restructuring and recapitalization charges. Restructuring and recapitalization charges were $8.0 million for the nine months ended September 30, 1999. These charges, as discussed in Note 6 to the financial statements included elsewhere in this prospectus, included $2.8 million relating to compensation expense for stock options exercised and the underlying shares of common stock repurchased in our recapitalization plan, and $5.2 million of restructuring charges pertaining to the relocation of our corporate headquarters and integration of the janitorial and maintenance management operations.

  Other income, net. Other expense, net for the nine months ended September 30, 1999 changed by $32.1 million, to $16.5 million of other expense from other income of $15.6 million for the nine months ended

September 30, 1998. The increase in other expense is primarily attributable to the increase in net interest expense as a result of the use of our cash funds and the incurrence of borrowings to provide the necessary funds for the repurchase of common stock in the tender offer.

  Provision for income taxes. The provision for income taxes for the nine months ended September 30, 1999 increased to $32.3 million from $22.5 million for the nine months ended September 30, 1998, reflecting an effective tax rate of 44.6% and 42.6%, respectively. The increase in the effective rate was primarily attributable to the increase in income generated from entities which were subject to C corporation taxes, versus businesses acquired under the pooling-of-interests method which had elected to be treated as subchapter S corporations for tax purposes prior to our acquisition of them and an increase in non-deductible goodwill amortization associated with certain acquisitions.

Year ended December 31, 1998 Compared to the Year ended December 31, 1997

  Revenues. Consolidated revenues for the year ended December 31, 1998 increased by $739.5 million, or 1054.9%, to $809.6 million from $70.1 million for the year ended December 31, 1997. This increase was a result of our acquisition of the 26 businesses accounted for under the purchase method of accounting during the year ended December 31, 1998, which have been included since their respective dates of acquisition. For the year ended December 31, 1998, approximately 66%, 14% and 20% of our revenues were derived from electrical installation and maintenance services, mechanical installation and maintenance services and janitorial and maintenance management services, respectively.

  Gross profit. Gross profit for the year ended December 31, 1998 increased by $162.1 million, or 1441.9%, to $173.4 million from $11.2 million for the year ended December 31, 1997. This increase was primarily a result of the acquisition of the companies under the purchase method of accounting and, to a much lesser extent, the increased gross profit of the businesses accounted for under the pooling-of-interests method. Gross margin increased to 21.4% for the year ended December 31, 1998, from 16.0% for the year ended December 31, 1997. This increase in the gross margin was primarily attributable to the higher gross margins of the businesses acquired and accounted for under the purchase method of accounting.

  Selling, general and administrative expenses. Selling, general and administrative expenses for the year ended December 31, 1998 increased by $88.0 million, or 747.2%, to $99.8 million from $11.8 million for the year ended December 31, 1997. This increase was primarily attributable to the selling, general and administrative expenses of the businesses accounted for under the purchase method of accounting, and the general and administrative costs of our corporate activities. Selling, general and administrative expenses as a percentage of revenues decreased to 12.3% for the year ended December 31, 1998 from 16.8% for the year ended December 31, 1997.

  Goodwill amortization. Goodwill amortization increased by $7.7 million for the year ended December 31, 1998 as result of the goodwill recorded in conjunction with the businesses accounted for under the purchase method of accounting.

  Non-recurring acquisition costs. Non-recurring acquisition costs of $0.8 million consists of costs incurred in conjunction with the business combinations accounted for under the pooling-of-interests method. These costs include legal and accounting fees, broker fees and other costs directly attributable to the business combination.

  Other income, net. Other income, net for the year ended December 31, 1998 increased by $16.3 million from $2.1 million for the year ended December 31, 1997 to income of $18.4 million for the year ended December 31, 1998. This increase is primarily attributable to the interest income of $19.4 million generated from the investment of the proceeds raised in our initial public offering in December 1997.

  Provision for income taxes. The provision for income taxes for the year ended December 31, 1998 increased to $36.0 million, reflecting an effective tax rate of 43.2% from an effective tax rate of 6.1% for the year ended December 31, 1997. The increase in the effective rate was primarily attributable to the increase in income generated from entities which were subject to C corporation taxes, versus the businesses accounted for under the pooling-of-interests method, which had elected to be treated as subchapter S corporations for tax purposes prior to our acquisition of them. Additionally, the 43.2% effective rate reflects the non-deductibility of goodwill amortization associated with the majority of our acquisitions.

Year ended December 31, 1997 Compared to the Year ended December 31, 1996

  Revenues. Consolidated revenues for the year ended December 31, 1997 increased by $6.9 million, or 10.9%, to $70.1 million from $63.2 million for the year ended December 31, 1996. This increase was attributable to an increase in the janitorial and maintenance management services provided by the businesses we acquired in transactions accounted for under the pooling-of-interests method. These businesses had an increase in revenue as a result of their expansion into new geographic markets and further penetration of their existing markets.

  Gross profit. Gross profit for the year ended December 31, 1997 increased by $1.7 million, or 17.9%, to $11.2 million from $9.5 million for the year ended December 31, 1996. Gross profit as a percentage of revenues increased to 16.0% for the year ended December 31, 1997 from 15.1% for the year ended December 31, 1996.

  Selling, general and administrative expenses. Selling, general and administrative expenses for the year ended December 31, 1997 increased by $3.0 million, or 33.8%, to $11.8 million from $8.8 million for the year ended December 31, 1996 as a result of the increases in the expenses of the janitorial and maintenance management services businesses we acquired in transactions accounted for under the pooling-of-interests method as they increased their staff to support the increase in revenues. Selling, general and administrative expenses as a percentage of revenues increased to 16.8% for the year ended December 31, 1997 from 13.9% for the year ended December 31, 1996.

  Other income, net. Other income, net for the year ended December 31, 1997 increased by $2.4 million, or 773.9%, to income of $2.1 million from expense of $0.3 million for the year ended December 31, 1996. This increase is primarily attributable to the interest income generated from the investment of the proceeds we raised in our initial public offering in November 1997.

  Provision for income taxes. The provision for income taxes for the year ended December 31, 1997 increased to $0.1 million, reflecting an effective tax rate of 6.1%, as compared to a tax rate of 3.0% for the year ended December 31,1996. The increase in the effective rate is primarily attributable to the increase in income generated from entities subject to C Corporation income taxes.

Liquidity and Capital Resources

  During the nine months ended September 30, 1999, net cash provided by operating activities was approximately $6.1 million. Net cash used in investing activities for the nine months ended September 30, 1999 was $150.4 million, which primarily consisted of $131.0 million used for acquisitions and $19.7 million used for purchases of property and equipment. Net cash used in financing activities for the nine months ended September 30, 1999 was $54.3 million, which consisted primarily of $560.1 million used to repurchase our stock in the tender offer net of proceeds from long-term debt of $506.7 million, including the issuance of the senior subordinated notes, the convertible junior subordinated debentures and the borrowings under the credit facility.

  We acquired seventeen businesses during the nine months ended September 30, 1999. Aggregate consideration for these acquisitions consisted of 2,959,661 shares of common stock and $96.8 million in cash. In conjunction with the acquisitions consummated during the nine months ended September 30, 1999 and during the year ended 1998, we have entered into contingent consideration agreements which provide for the payment of cash and issuance of shares of common stock based upon the performance of certain of the businesses acquired. As of September 30, 1999, $43.7 million of cash and applicable professional fees was paid and 2,350,501 shares were issued under these agreements. We expect that approximately $15 million of additional contingent consideration will become payable in 1999, of which approximately $7.5 million will be payable in cash.

  As previously discussed, on May 11, 1999, we completed the repurchase for cash of 24,617,840 shares of our common stock at $22.50 per share and 883,573 shares of common stock underlying stock options at $22.50 per share less the exercise price per share of the options. Total funds utilized for the repurchase totaled $560.1 million, which were obtained from our available cash, the net proceeds of $195.5 million from the issuance of $200 million of 10 1/2% senior subordinated notes, $100 million from the issuance of 7 1/2% convertible junior subordinated debentures to Apollo and borrowings under the credit facility.

  Interest on the senior subordinated notes is paid semi-annually on May 1 and November 1 of each year and the notes will mature on May 1, 2009. The senior subordinated notes are unsecured and guaranteed by our domestic subsidiaries and rank junior to the credit facility.

  We may redeem the senior subordinated notes, in whole or in part, at any time on or after May 1, 2002 at specified redemption prices, plus accrued interest. At any time (which may be more than once) before May 1, 2002, we can redeem up to 35% of the outstanding senior subordinated notes with money raised in one or more equity offerings under certain circumstances. Upon a "change of control" of the company (as defined in the indenture for the senior subordinated notes), the holders of the senior subordinated notes will have the right to sell the notes to us at 101% of the face amount plus accrued interest. The proposed merger is not a change of control as that term is defined in the indenture for the senior subordinated notes.

  Additionally, the indenture governing the senior subordinated notes contains certain covenants relating to, among other things, our ability to incur indebtedness, pay dividends on, or repurchase capital stock, incur liens, sell or otherwise dispose of a substantial portion of our assets or merge or consolidate with another entity.

  The convertible junior subordinated debentures will mature on May 1, 2012. They provide for interest payments at a rate of 7 1/2% to be paid in additional convertible junior subordinated debentures or cash, at our election, for the first five years after their issuance, and in cash thereafter. The holders of a majority of the outstanding principal amount of the convertible junior subordinated debentures, however, will have the right to require the payment of interest in cash after the third and through the fifth anniversary of the issuance of the convertible junior subordinated debentures. In addition, the provisions of the credit facility and the indenture for the senior subordinated notes limit our ability to pay cash interest payments. The convertible junior subordinated debentures are convertible into shares of our common stock at an initial conversion price of $22.50 per share plus all accrued and unpaid interest. Assuming conversion of the principal amount of the convertible junior subordinated debentures and considering the first and second interest payments were paid in additional convertible debentures, Apollo will have the right to acquire upon conversion 4,613,556 shares of common stock or 15% of the shares outstanding as of November 12, 1999. If the convertible junior subordinated debentures are converted prior to the fifth anniversary of their issuance, the amount converted into shares will include additional interest that would have accrued or been paid from the date of conversion through the fifth anniversary of the issuance of the convertible junior subordinated debentures. However, unless the conversion is in connection with a change of control, as defined in the indenture for the convertible junior subordinated debentures, the additional interest will not exceed a total of 30 months of interest. Subject to certain exceptions, we will adjust the conversion price under certain circumstances, including the issuance of shares at a price below the conversion price of the convertible junior subordinated debentures or below the then fair market value of a share of our common stock. The indenture for the convertible junior subordinated debentures limits our ability to, among other things, incur additional indebtedness, pay dividends, repurchase securities or repay certain other indebtedness.

  The credit facility consists of a $125.0 million term loan and a $225.0 million revolving credit facility, in each case maturing five years after the date of the borrowing. The credit facility provides for certain mandatory repayments of the outstanding indebtedness. As of November 12, 1999, we had $87.0 million of availability under our credit facility. The credit facility bears interest at the sum of the (i) applicable margin and (ii) at our option, either the "base rate" or the "eurodollar rate" (as defined in the credit facility). The base rate will be the higher of (i) the rate that Bankers Trust Company announces from time to time as its prime lending rate, as in effect from time to time, and (ii) of 1% in excess of the overnight federal funds rate. The applicable margin will be a percentage per annum equal to (i) in the case of term loans maintained as (x) base rate loans, 2.00%, and (y) eurodollar rate loans, 3.00%, and (ii) in the case of revolving loans maintained as (x) base rate loans, 1.50%, and (y) eurodollar rate loans, 2.50%, in each case subject to step-downs to be determined based on certain levels of financial performance. We must also pay a commitment fee in the amount of 0.50% per year on the daily average unused portion of the credit facility, subject to step-downs based upon financial performance. In addition, the commitment fee percentage will be increased by 0.25% at all times that the total unutilized commitments under the revolving credit facility exceed 75% of the sum of (x) the total revolving commitment then in effect plus (y) the aggregate outstanding principal amount of the term loan. The credit facility provides for certain mandatory repayments of the outstanding indebtedness.

  The credit facility includes a number of significant covenants that impose restrictions on us and our subsidiaries. These covenants include, among others, restrictions on our ability to incur additional indebtedness and pay the interest on Apollo's convertible junior subordinated debentures in cash, and restrictions on mergers, acquisitions and the disposition of assets, sale and leaseback transactions and capital lease payments, dividends and other distributions and voluntary prepayments of indebtedness. In addition, we are required to comply with financial covenants with respect to minimum interest coverage and maximum leverage ratios.

  We need funds for general corporate purposes, including to pay interest on the senior subordinated notes, the convertible junior subordinated debentures and the credit facility, to pay contingent consideration required by the terms of certain acquisition agreements and to make future acquisitions and capital expenditures. We anticipate that our cash flow from operations and borrowings available under the credit facility will be sufficient to meet these liquidity requirements over the next twelve months.

Year 2000 Issue

  The Year 2000 issue refers to a number of date-related problems that may affect information technology and non-information technology systems, including codes embedded in chips and other hardware devices. These problems include systems that identify a year by two digits and not four so that a date using "00" would be recognized as the year "1900" rather than "2000." This could result in system failures, miscalculations or errors causing disruptions of operations or other business problems, including, among others, a temporary inability to process transactions, send invoices or engage in normal business activities. The Year 2000 issue is a significant issue for most, if not all companies, with far reaching implications, some of which cannot be anticipated or predicted with any degree of certainty.

  State of Readiness. Since our initial public offering in December 1997, we have acquired 46 businesses offering mechanical, electrical and janitorial services. The due diligence relating to the Year 2000 issue that was performed on these businesses did not reveal any significant internal operating systems issues. In addition, such due diligence revealed that most of the acquired businesses have addressed the Year 2000 issue, but are in different phases of assessment and remediation. During the third quarter we completed a comprehensive survey of our operating subsidiaries to ensure that our operating subsidiaries are adequately addressing, or have adequately addressed, the Year 2000 issue.

  The survey mentioned above covered the following areas: (i) our information technology and operating systems, including job-costing, billing, payroll and accounting systems; (ii) our non-information technology systems, such as buildings, plant, equipment and other infrastructure systems that may contain embedded microcontroller technology; (iii) the systems of our major vendors, insofar as they relate to our business; and (iv) the systems of our major customers for which we have performed installation and maintenance services. These surveys revealed that our subsidiaries have performed an inventory of hardware and software and conducted research to determine the Year 2000 compliance status of the products. Substantially all of our internal operating systems have been remediated, upgraded or replaced to date and any additional upgrading and testing is scheduled to be completed by December 31, 1999.

  In addition, during the third quarter, we retained the services of a consultant to conduct a review of our Year 2000 readiness efforts. This review focused on our core business applications, computers, phone and voicemail systems, which are used to conduct daily operations. The primary method used by the consultant to determine Year 2000 readiness was interviews with our employees and inspection of the surveys mentioned above. The consultant also performed Year 2000 product research and assessment. Overall, the consultant concluded that our Year 2000 preparedness efforts were adequate.

  We continue to evaluate the effect of the Year 2000 problem on our most significant customers and suppliers, and thus indirectly on us. This evaluation includes an ongoing process of contacting customers and suppliers whose systems have, or may have, an effect on the way we conduct business. We expect to complete the analysis of our customers' and suppliers' systems by December 1999. We do not have control of these suppliers and customers. While we will work diligently to coordinate with our suppliers and customers, there can be no assurance they will complete their efforts prior to January 1, 2000. There are no individual customers who will have a material impact on our revenues should they fail to complete their Year 2000 efforts. Additionally, we have alternative vendors that can be relied on should a current vendor fail in its Year 2000 preparations.

  Costs Related to the Year 2000 Issue. As part of the survey mentioned above, we requested an estimate from each operating subsidiary of the material historical and estimated costs of assessment and remediation. These costs, include, among other things, the costs of assessment, software upgrade fees, hardware changes and general implementation of a Year 2000 action plan. Approximately $800,000 has been expended to date and we currently estimate that up to an additional $500,000 may be incurred to fully comply.

  Contingency Plan. We have not implemented a corporate-wide Year 2000 contingency plan. We have been in the process of identifying and resolving Year 2000 problems and will develop contingency plans as deemed necessary.

  Risks Related to the Year 2000 Issue. Although our Year 2000 efforts are intended to minimize the adverse effects of the Year 2000 issue on our business and operations, the actual effects of the issue cannot be known until the Year 2000. Due to the fact that our operations are primarily service oriented and are not heavily dependent on complex information systems, we believe that non-information technology systems (i.e. embedded technology such as microcontrollers) do not represent a significant area of risk relative to Year 2000 readiness. In addition, our operations do not include capital intensive equipment with embedded microcontrollers.

  However, our failure or the failure of our major vendors and customers to adequately address their respective Year 2000 issues generally in a timely manner (insofar as they relate to our business) could result in, among other things, our inability to obtain equipment that it is obligated to install in a timely manner, reductions in the quality of materials used in our business, reductions, delays or cancellations of customer projects, delays in payments by customers for services performed, or a general inability to record, track and consummate business transactions. Any or all of these events could have a material adverse effect on our business, results of operations and financial condition.

                                   BUSINESS

The Company

  When the company was founded in February 1997, its goal was to identify one or more fragmented industries that were attractive consolidation opportunities. In January 1998, we decided to focus our consolidation efforts exclusively on the facilities services industry. Facilities services companies provide many of the services and related products necessary for the routine operation and maintenance of a commercial and industrial building. Historically, the facilities services industry consisted primarily of privately-held or family-owned businesses. Most of these privately-held and family-owned operations operated from day-to-day with no real market or business plan and did not have access to capital markets to finance expansion and adequate training and incentive programs. We realized that we could add value by acquiring many of these companies and marketing their services on a nationwide basis. In September 1998, we changed our name from Consolidation Capital Corporation to Building One Services Corporation to better describe our business.

  Within less than two years, we have become a leader in the facilities services industry. Our Building One Mechanical and Electrical Group provides mechanical and electrical systems installation and maintenance services and our Building One Service Solutions Group provides janitorial and maintenance management services. Since our formation, we have grown primarily through acquisitions, having acquired 46 companies with average revenues of approximately $36 million. We have acquired 36 businesses specializing in providing either mechanical or electrical installation, maintenance and/or specialty services and ten businesses specializing in providing janitorial and maintenance management services. We currently have more than 130 locations and provide facilities services to over 8,800 commercial and industrial customers in 48 states.

  Our goal is to become the preeminent single-source provider of facilities services in the United States. If our merger with GroupMAC is completed, the combined company will be one of the largest providers of facilities services in the United States. See "Prospectus Summary--Recent Developments." We expect that we, or the combined company if the merger is completed, will continue to capitalize on favorable industry dynamics such as the trend by our customers to outsource significant portions of facilities services requirements to third-party providers and the trend of building managers to seek a single-source provider of facilities services. In addition, we will continue to offer combined services to existing customers and to attract new customers seeking to reduce the number of vendors with which they do business. We believe our highly skilled workforce, hiring and training programs, breadth of service offerings, geographic coverage and reputation provide us with a competitive advantage in achieving our goal.

Industry Background

  Facilities services companies provide many products and services needed for the operation and maintenance of a building including:

  .Janitorial and maintenance management     .Engineering
  .Mechanical installation and maintenance   .Parking facility management
  .Electrical installation and maintenance   .Security systems and management
  .Data communications cabling               .Grounds keeping and landscaping
  .Lighting equipment and maintenance        .Pest control
  .Building automation and controls          .General equipment maintenance
  .Energy management

  The facilities services industry is highly fragmented with a small number of firms providing multi-service product offerings on a multi-location basis. According to industry data, no single source provider holds more than a 2% market share. Electrical, mechanical and janitorial services represent more than 75% of the revenues in the facilities services industry. The markets are substantial and highly fragmented with a small number of multi-location regional or national operators and a large number of relatively small, independent, businesses serving discrete local markets with limited service offerings.

Since 1990, revenues in the facilities services industry have increased at a compounded annual growth rate of approximately 5.2%. Industry experts foresee this growth rate continuing through 2001. Each market segment within the facilities services industry has its own specific dynamics and competitive environment and, as a result, has different projected growth rates. In general, the primary drivers of industry growth include:

  .vendor consolidation;
  .decreasing metropolitan vacancy rates;
  .increased outsourcing of non-core functions by corporations;
  .customer interest in relief from labor force issues;
  .the need to upgrade and invest in infrastructure; and .to a lesser extent, revival of construction activity in suburban areas and smaller cities.

  We believe that there has been a significant trend toward outsourcing business services, including facilities services, over the last several years. This increase in outsourcing will impact all three of the sectors in which we do business. According to the Outsourcing Institute, approximately 80% of United States companies outsource some aspect of their business services. Spending on outsourcing services increased approximately 100% from 1992 through 1996 and we believe this trend will continue. The Outsourcing Institute estimates that the demand for outsourcing services will grow at an estimated compounded annual growth rate of 20% through the year 2000. Outsourcing allows companies to, among other things, focus on their core competencies, reduce operating expenses, share risk management responsibility and access technical expertise not available internally.

The Mechanical and Electrical Services Industry

  Mechanical and electrical services are a vital part of new construction, repairs and remodeling projects. Virtually all domestic construction, repairs and remodeling projects generate demand for these contracting trades. According to the 1992 U.S. Census data, these two industries had combined revenues of $97.2 billion, an increase from $35.3 billion in 1977, representing a compounded annual growth rate of approximately 7%. Additionally, the chart below shows historical and projected industry data (dollars in billions) for the key sectors of the industry.

                                                                           5
                                                                          year
        Industry Sector          1993   1994   1995   1996   1997  1998E  CAGR
        ---------------         ------ ------ ------ ------ ------ ------ ----
Construction Expenditures...... $478.6 $519.5 $538.1 $583.6 $618.2 $646.0 6.2%
Commercial.....................  152.2  160.5  176.8  189.8  205.5  208.4 6.5
Plumbing, HVAC.................   54.7   59.7   61.5   66.9   70.8   74.4 6.3
Electrical.....................   39.7   43.2   44.6   48.5   51.3   53.8 6.3

--------
  Source: Census of Manufacturers, Dept. of Commerce, Company Data and Industry Estimates.

  Both the mechanical and electrical contracting industries are highly fragmented and mature. In 1992, the Census of Construction Industries, Plumbing, Heating, Air Conditioning and Electrical Work reported 54,022 electrical contractors and 75,395 HVAC/plumbing establishments. Of those companies, 87,167 companies, or 67%, generated annual revenues of $1 million or less. These industries are highly competitive construction trades and have low barriers to entry.

  Fragmentation within the industry should provide Building One with a sufficient number of acquisition candidates. Both the mechanical and the electrical industries are in the early stages of consolidation.

The Janitorial and Maintenance Management Services Industry

  According to industry experts, the United States commercial/industrial/institutional building cleaning and maintenance services industry comprises more than 56,000 services with over $50 billion in revenues. Approximately $20 billion of this is outsourced to companies such as Building One. This market is expected to grow at a projected rate of 6.6% annually between 1996 and 2000, reaching $65 billion by the turn of the century.

Approximately $17 billion of this is in janitorial services, with the remainder divided up among other services, including hard floor and carpet care, upholstery, fabric and partition cleaning, elevator and escalator care, ceiling tile cleaning, light maintenance, and disinfecting and pest control.

  We believe that the janitorial and maintenance management services industry is highly fragmented. In a 1992 study, industry experts estimated that only eight companies had annual revenues greater than $100 million servicing the janitorial and maintenance management industry, with the four largest companies comprising about 10% of industry revenues. More than 21,000 of these companies had revenues of less than $100,000.

Our Services

  We offer a broad range of mechanical and electrical installation, maintenance and specialty services and janitorial and maintenance management services.

Mechanical and Electrical Services. Through the Building One Mechanical and Electrical Group, we offer a broad range of mechanical and electrical design, installation and maintenance services for industrial, commercial, retail and institutional customers. We currently offer, among others, the following mechanical and electrical services:

  .lighting and power systems;
  .HVAC systems;
  .plumbing and industrial process piping systems;
  .evaluation and testing of system performance;
  .building access, security systems, and fire protection systems; .fiber optic and data cabling;
  .telecommunications equipment and systems;
  .fire protection, building access and surveillance systems;
  .building automation and temperature systems;
  .manufacturing process controls and instrumentation; and .technical facilities management.

  We believe that we are the second largest provider of mechanical and electrical contracting and maintenance services in the United States based on pro forma revenues. Our 36 operating companies offering mechanical and electrical services serve over 30 states. The 1998 pro forma revenues of these businesses were approximately $1.4 billion.

  We believe that the fragmented nature of this industry provides significant opportunities to consolidate mechanical and electrical installation, maintenance and specialty service businesses. In addition, we believe that the majority of owners in this industry have limited access to adequate capital for modernization, training and expansion and limited opportunities for liquidity of ownership interests in their business. Many of these businesses are faced with increased competition from larger entities with greater financial resources, resulting in part from the deregulation of the United States gas and electric utility industries. Because of these opportunities, several publicly traded consolidators, in addition to our company, have emerged in the mechanical and electrical installation, maintenance and specialty service industry.

  We plan to continue to expand our market presence and grow through strategic acquisitions, partnerships with other service providers, and internal growth. We expect to selectively acquire businesses with strong cash flows, strategic locations and value-added service offerings. For example, because we have fewer mechanical operating companies, we intend to acquire businesses that provide mechanical services in areas where we already provide electrical services to further enhance our cross-selling opportunities.


  In addition, we believe that there are growth opportunities in the electrical maintenance and specialized services portion of the business. We are increasing the amount and proportion of revenues represented by such services. Electrical maintenance services generate a recurring revenue stream that is less susceptible to downswings in the economy than the more cyclical new installation market. Specialized services require specific skills and equipment and provide higher margins than general electrical installation and maintenance services.

  Joint Delivery of Mechanical and Electrical Services. We recently combined our mechanical and electrical services groups into the Building One Mechanical and Electrical Group. Under this combination, regional managers are responsible for both mechanical and electrical operations. Our mechanical and electrical companies generally serve the same customers and markets, which provides us with the opportunity to "cross-sell" our mechanical and electrical services. Cross-selling occurs when one of our companies sells another of our company's services to existing customers.

  In addition, our Building One Mechanical and Electrical Group intends to continue growing the proportion of work we complete on a "design-build" basis. Design-build is an approach to installation projects in which the contractor is given full or partial responsibility for the design specifications of the installation. Design-build is an alternative to the traditional "plan and spec" model, in which the contractor is required to build to the exact specifications of the architect and engineer. We believe that design-build is the superior model because it allows the contractor to use past experience to install the project at the least cost to the customer. Our ability to offer integrated mechanical and electrical services is a strong competitive advantage when competing for design-build projects.

Janitorial and Maintenance Management Services. Our Building One Service Solutions Group offers a full range of janitorial and maintenance management services. A number of these services are often provided for a customer under a contractual arrangement on a regional or national basis. The customers of this group are retail chain stores, grocery stores, office buildings, industrial plants, banks, department stores, warehouses, educational and health facilities, restaurants and airport terminals throughout the United States. The services provided by this group include:

  .floor and carpet cleaning and maintenance;
  .floor stripping and refinishing;
  .chemical supply and equipment management;
  .window, wall and structural cleaning and maintenance;
  .restroom and other area sanitation;
  .duct cleaning;
  .furniture polishing; and
  .exterior window, wall, sidewalk, and parking lot cleaning and maintenance.

  We believe that our Building One Service Solutions Group is the largest provider of janitorial and maintenance management services to the retail sector in the United States based on revenues. Our ten companies offer these services in 48 states. The pro forma revenues of these companies in 1998 were approximately $205 million.

  We believe there is significant growth potential for our Building One Service Solutions Group as a result of the trend toward outsourcing non-core business functions. We offer programs and systems that free the customer to focus on its core business activity while the support services are managed in an efficient, cost-effective manner. We believe that our management expertise, our menu of services and new technologies will contribute to growth in this group.

  To provide seamless integrated services to our broad customer base, our Building One Service Solutions Group selects, manages and integrates services provided by our local companies and third parties to our customers. We often administer the back office functions for the third party and ensure the quality of the service performed. We also relieve our customers from the burden of finding and supervising the contractor or in-house labor to provide service.

  We intend to increase our market presence by increasing the number of national customers we service, first in the retail market and then in other markets. Through strategic partnerships and subcontracting relationships, we will add depth to our broad geographic coverage. We also may add new services to our menu of janitorial and maintenance management services.

The following chart identifies the businesses we have acquired since our formation:

                           Service     Date                                      Year
          Name             Segment   Acquired        Geographic Coverage        Founded
          ----            ---------- -------- --------------------------------- -------
Service Management,
 USA....................  Janitorial 02/04/98 National                           1994
Garfield Electric
 Company................  Electrical 03/11/98 Ohio, Indiana, Kentucky            1972
Indecon, Inc............  Electrical 03/11/98 Ohio, Indiana, Kentucky            1989
Riviera Electric
 Construction Company,
 Inc....................  Electrical 03/11/98 Colorado                           1982
SKC Electric Inc........  Electrical 03/11/98 Kansas & Missouri                  1980
Town & Country Electric
 Inc....................  Electrical 03/11/98 Midwest Region                     1972
Tri-City Electrical
 Contractors, Inc.......  Electrical 03/11/98 Florida                            1958
Wilson Electric Company,
 Inc....................  Electrical 03/11/98 Arizona                            1988
Walker Engineering,
 Inc....................  Electrical 03/25/98 Texas                              1981
Crest International,
 LLC....................  Janitorial 04/01/98 Wisconsin                          1995
United Service
 Solutions, Inc.........  Janitorial 04/27/98 National                           1997
Taylor Electric, Inc....  Electrical 05/22/98 Utah & Nevada                      1978
G.S. Group, Inc.........  Mechanical 05/22/98 National                           1986
Perimeter Maintenance
 Corporation............  Janitorial 05/31/98 Southeast Region                   1985
Spann Building
 Maintenance Company....  Janitorial 05/31/98 Midwest Region, Colorado, Oregon,  1959
National Network
 Services, Inc..........  Electrical 06/15/98 California, South Dakota           1990
Riviera Electric of
 California, Inc........  Electrical 06/17/98 California                         1995
Regency Electric
 Company, Inc...........  Electrical 06/24/98 Southeast & Eastern Regions        1979
The Lewis Companies.....  Electrical 06/29/98 Southwest Region                   1979
Chambers Electronic
 Communications, LLC....  Electrical 07/01/98 Arizona                            1969
McIntosh Mechanical,
 Inc....................  Mechanical 08/03/98 South Carolina & Georgia           1982
Ivey Mechanical, Inc....  Mechanical 09/02/98 South & Southeast Regions          1947
Tri-M Corporation &
 Affiliates.............  Electrical 09/03/98 Northeast Region                   1964
Robinson Mechanical,
 Inc....................  Mechanical 09/14/98 Colorado                           1978
Watson Electrical
 Construction Co. and
 Welcon Management
 Company................  Electrical 11/02/98 North Carolina & Virginia          1935
Boxberger, Inc..........  Janitorial 11/06/98 Southeast Region                   1989
Flor-Shin, Inc..........  Janitorial 11/06/98 Southeast Region                   1982
R.J. Miguel Services,
 Inc....................  Janitorial 12/04/98 New England (except for Maine)     1986
Gamewell Mechanical,
 LP.....................  Mechanical 12/14/98 North, South Carolina, Virginia    1966
Potter Electric
 Company................  Electrical 01/01/99 Nevada                             1969
Beltline Mechanical
 Services, Inc. ........  Mechanical 02/09/99 Texas                              1987
Sanders Bros., Inc......  Mechanical 03/24/99 Southeast                          1955
DFW Mechanical Services,
 Inc....................  Mechanical 03/26/99 Texas                              1981
American Air Company,
 Inc....................  Mechanical 03/26/99 California                         1973
Advent Electric Company,
 Inc....................  Electrical 03/29/99 Tennessee                          1978
Omni Mechanical
 Services...............  Mechanical 03/30/99 Oklahoma                           1986
Hunt Electric, Inc......  Electrical 03/31/99 Utah                               1986
Mountain View Electric,
 Inc....................  Electrical 05/25/99 Colorado                           1978
Constant Power
 Technologies...........  Electrical 06/11/99 Southwest Region                   1995
D&P Janitorial, Inc.....  Janitorial 06/30/99 Rhode Island                       1992
Direct Engineered
 Maintenance Systems,
 Inc....................  Janitorial 06/30/99 Rhode Island                       1997

                          Service     Date                        Year
          Name            Segment   Acquired Geographic Coverage Founded
          ----           ---------- -------- ------------------- -------
Electrical Contracting,
 Inc. .................. Electrical 06/30/99 California           1983
Sullivan Electric,
 Inc.................... Electrical 07/26/99 Southeast Region     1953
Atlantic Electric,
 Inc. .................. Electrical 07/29/99 Southeast Region     1976
K & A Mechanical,
 Inc. .................. Mechanical 07/30/99 Texas                1983
B&R Electric, Inc. ..... Electrical 08/11/99 Mid-Atlantic Region  1992

                             Competitive Strengths

  We believe several factors give us a competitive advantage in the facilities services industry, including our:

  Leading Market Position. With 1998 pro forma revenues of approximately $1.6 billion, we are a leading provider of integrated facilities services in the United States. We believe that we are the number one or two provider of facilities services in each of the top 15 cities in which we operate. Our size gives us the critical mass necessary to compete for larger contracts and to exercise significant purchasing power. The average revenues of our acquired businesses are approximately $36 million, which we believe to be the highest among our competitors. With this size comes enhanced infrastructure, more experienced management teams, better management information systems and improved brand recognition.

  Premier Operating Capabilities. We believe our operating capabilities are among the best in the industry. Our superior technical and engineering expertise, optimal materials management practices and higher human resource utilization provide us significant competitive advantages. For example, our technical and engineering expertise allows us to participate in "design-build" projects where we work with the client to develop optimal specifications and configurations of systems and then perform the installation, which frequently leads to recurring maintenance work. As part of an installation, we typically prefabricate significant portions of the project at an alternative site and drop ship materials in specific sequences, thereby optimizing materials management and minimizing the amount of time specialized employees spend on the job site.

  Diversified Business Mix. We believe that our diversified customer base, broad geographic presence and comprehensive service offerings provide a high degree of stability to our revenues and cash flow and will enable us to grow quickly and better meet our customers' needs. Such diversification reduces our vulnerability to financial weakness of particular customers, industries or geographic regions. Furthermore, on a pro forma basis for 1998, approximately 44% of our revenue came from higher-margin maintenance and repair business, which is generally recurring in nature.

  National Scale and Service Capability. We have become a leading national single-source provider of facilities services through our acquisition of 46 businesses with more than 130 locations that provide services in 48 states. This network enables us to effectively service national and regional customers who are increasingly purchasing facilities services on a consolidated basis. Some of our larger customers include Dow Chemical, Wal-Mart, Kmart, MarMaxx, State Farm Insurance and Federal Express.

  Superior Employee Training. We believe that our commitment to the recruitment, training and retention of a highly skilled workforce results in higher quality service for our customers and increased productivity and profitability for our company.

  Focused Acquisition Strategy. We have developed significant expertise in identifying and effecting acquisitions within the facilities services industry. We will continue to selectively pursue well-managed, profitable businesses with established market positions, which will allow us to expand our service offerings in existing markets or penetrate new attractive high-growth markets.

  Experienced Management Team. The presidents of our operating companies have extensive experience in the facilities services industry. In addition, we have developed an experienced group of operating managers who have established strong reputations in their local markets. In addition, our stockholders have adopted both a new equity-based incentive plan, which authorizes the company to grant equity-based awards of 1.5 million shares of our common stock to senior members of management, as well as a stock performance incentive plan, which authorizes the company to grant to selected members of senior management of our company and our operating companies awards covering up to a maximum of
1.5 million shares of our common stock depending upon the level of the company's market price.

                              Business Strategies

  Our objective is to become the premier, national single-source provider of facilities services in the United States. We expect to achieve our objective by improving operations and expanding our business through internal growth and selective acquisitions. If our merger with GroupMAC is completed, the combined company will be one of the largest providers of facilities services in the United States.

 Operating Strategy

  . Implement "Best of Class" Practices. We believe that opportunities exist to achieve operating efficiencies and cost savings through the adoption of a "best of class" operating program. We will continue to implement on a company-wide basis the best business practices used by our operating companies in areas such as installation and service methods, project cost estimation, manpower utilization, recruiting and training programs, safety and risk management programs, marketing strategies and sales techniques and sales training materials.

  . Develop Brand Recognition. We intend to create a brand name for Building
    One that suggests superior quality, consistency and reliability. We believe that developing brand recognition will enhance our ability to secure regional and national contracts.

  . Leverage Purchasing Power. We have begun, and will continue, to use our growing purchasing power to obtain favorable prices and discounts on products and services such as insurance, employee benefits, bonding, service vehicles, commodity materials, legal support, real estate services and banking and financial services.

 Growth Strategy

  . Exploit Industry Trends. We intend to further broaden the services we currently offer by acquiring businesses that provide specialized services that we want to offer to our customers. This will allow us to become a single-source provider for all of our customers' mechanical, electrical and janitorial needs. We believe that becoming a single-source provider will allow us to take advantage of the recent industry trends of vendor consolidation and increased outsourcing of facilities services.

  . Leverage Customer Relationships. We intend to use our strong customer relationships to expand the services we provide to those customers. Our operating companies that provide mechanical and electrical services generally provide services to the same markets and customers. Therefore, we believe that significant opportunities exist to cross-sell our mechanical and electrical services to existing customers. In addition, relationships with our janitorial customers have enabled us to cross-sell our mechanical and electrical services.

  . Enter New Geographic Markets. We intend to selectively pursue acquisitions in geographic areas where we do not currently operate to further enhance our ability to service our clients on a nationwide basis.

  . Expand Within Existing Markets. We intend to selectively pursue additional acquisitions in areas where we already operate to expand market penetration and the range of services offered. For example, we have fewer mechanical than electrical businesses and intend to acquire businesses that provide mechanical services in areas where we already provide electrical services to further enhance our cross-selling opportunities.

Customers

  We have a diverse customer base, with no single customer accounting for more than 3% of our pro forma revenues for 1998. We provide superior customer service and maintain strict quality controls across geographic areas. The consistency of our service offerings across geographic areas and product lines helps to build long-term client relationships and provides opportunities to cross-sell services. Some of our larger customers include Dow Chemical, Wal-Mart, Kmart, MarMaxx, State Farm Insurance and Federal Express. We intend to continue to build and maintain relationships with our customers by providing consistent, high-quality service.

Competition

  The facilities services industry is highly competitive. There are large national and multi-national organizations providing a wide variety of facilities services to their customers. Large competitors offering multiple services may be willing to accept lower profit margins in order to capture market share.

  We also compete with numerous smaller service providers, many of whom may provide fewer services in limited geographic areas. These providers may have more experience in and knowledge of the local market for such services. Such smaller service providers may also have lower overhead costs, enabling them to provide their services at lower rates than we can. As a result of this competition, we may lose customers or have difficulty acquiring new customers. Barriers to entry to the markets for certain facilities services, such as janitorial services, are low. As a result, new competitors, including property management companies, are beginning to enter the facilities services business. The existing and new sources of competition place pressures on the pricing of facilities services, which may cause our revenues or margins to decline.

  As the industry undergoes continuing consolidation, we expect to face significant competition in seeking to buy other facilities services businesses. Therefore, we may have to pay higher prices for those businesses we acquire in the future.

Backlog

  As of September 30, 1999 we had backlog of orders believed to be firm of $770 million.

Employees

  As of November 22, 1999, we employed more than 15,000 people. Fewer than 10% of our employees are members of labor unions. We have satisfactory employee relationships.

Properties

  As of November 22, 1999, we operated 137 facilities, including corporate facilities, in various states. Of these facilities, 125 are leased and 12 are owned. The facilities are used for warehouse and office purposes, or a combination of these functions. We are expanding our facilities at four of our local companies as a result of the expansion of these companies in recent years. At this time, we believe that our facilities are suitable for our purposes, and that they have adequate capacity for our present and anticipated needs.

Legal Proceedings

  We are party to litigation that arises from the normal course of business. Management believes that none of these actions will have a material adverse effect on our financial condition, results of operations or cash flows.

                                  MANAGEMENT

Executive Officers and Directors

  The following table lists the individuals who currently are the directors and executive officers of our company. Under our financing agreement with Apollo, Messrs. Africk, Gross and Newmark were appointed to the board of directors on April 30, 1999.

          Name           Age                             Position
------------------------ --- -----------------------------------------------------------------
Jonathan J. Ledecky.....  41 Chairman of the Board
Joseph M. Ivey..........  40 President and Chief Executive Officer; Director
F. Traynor Beck.........  44 Executive Vice President, General Counsel and Secretary
Timothy C. Clayton......  45 Executive Vice President, Chief Financial Officer and Treasurer
William P. Love, Jr. ...  39 President--Building One Electrical and Mechanical Group; Director
Michael Sullivan........  51 President--Building One Service Solutions Group
Andrew Africk...........  32 Director
Mary K. Bush............  49 Director
Vincent W. Eades........  38 Director
Michael Gross...........  37 Director
Brooks Newmark..........  41 Director
M. Jude Reyes...........  42 Director

--------

  Jonathan J. Ledecky founded our company in February 1997 and serves as our Chairman of the Board. He served as our Chief Executive Officer from November 25, 1997 through February 25, 1999. In October 1994, he founded U.S. Office Products Company, a company that provides office products, office furniture and office coffee and beverage services, and served as its Chairman of the Board until June 10, 1998 and its Chief Executive Officer until November 5, 1997. Jonathan J. Ledecky currently serves as a director of USA Floral Products, Inc., UniCapital Corporation, Aztec Technology Partners, Inc., School Specialty, Inc., the Ledecky Foundation and MicroStrategy Incorporated. He is also the general partner of Ironbound Partners, LLC, a private investment management firm, and a director of the United States Chamber of Commerce. He is a graduate of Harvard College and Harvard Business School.

  Joseph M. Ivey has served as our President and Chief Executive Officer since February 25, 1999 and has been a director of our company since October 8, 1998. From September 2, 1998 to February 25, 1999, Mr. Ivey served as the President of the Building One Mechanical Group. Mr. Ivey has also served, since October 1990, as the Chairman and Chief Executive Officer of Ivey Mechanical Company, Inc., a mechanical services company that we acquired on September 2, 1998. Mr. Ivey also serves as a director of 1st M&F Corp. Mr. Ivey is a graduate of, and serves as a trustee of, Freed-Hardeman University.

  F. Traynor Beck has served as Executive Vice President, General Counsel and Secretary of our company since November 25, 1997. Between January 1988 and November 25, 1997, Mr. Beck was associated with the law firm of Morgan, Lewis and Bockius LLP, most recently as a partner since October 1994. Mr. Beck's practice was focused on mergers, acquisitions and general corporate matters, including consolidation transactions. Mr. Beck is a graduate of the University of Pennsylvania, Oxford University and Stanford Law School.

  Timothy C. Clayton has served as Executive Vice President, Chief Financial Officer and Treasurer of our company since November 25, 1997. Between August 1976 and October 1997, Mr. Clayton was associated with Price Waterhouse LLP (now PricewaterhouseCoopers LLP), most recently as a partner since July 1988. In his capacity as a partner, Mr. Clayton focused his practice on, among others, distribution, technology, financial services, business services and manufacturing industries and was responsible for providing audit and business advisory services to clients active in consolidating a variety of industries. Mr. Clayton is a graduate of Michigan State University.

  William P. Love, Jr. currently serves as the President of the Building One Electrical and Mechanical Group and has been a director of our company since March 11, 1998. From September 1980 to March 11, 1998, Mr. Love served as the President and Chief Executive Officer of SKC Electric, Inc., an electrical installation and maintenance services company that Mr. Love founded and that has been a wholly owned subsidiary of our company since we acquired it on March 11, 1998. Mr. Love is the director designee of the initial companies in the electrical group pursuant to the agreements between our company and each company within the founding group.

  Michael Sullivan has served as the President of the Building One Service Solutions Group since November 1998. From 1980 to 1998, Mr. Sullivan served as President and Chief Executive Officer of Sullivan Service Company, a contract management firm that Mr. Sullivan founded and that has been a wholly owned subsidiary of our company since we acquired it on April 27, 1998 from United Service Solutions. In 1980, Mr. Sullivan founded SPC Contract Management, which specializes in outsourcing cleaning services for the specialty retailer, and was acquired by our company on April 27, 1998 from United Service Solutions. From 1975 to 1980 he served as the President of Coastal Building Maintenance, a contract cleaning company.

  Andrew Africk has served as a director of the company since April 30, 1999. Mr. Africk has been a principal of Apollo Advisors, L.P. (which, together with its affiliates, acts as the managing general partner of several private securities investment funds) and of Lion Advisors, L.P. (a financial advisor to, and representative of institutional investors with respect to, securities investments) for more than five years. Mr. Africk is also a director of Continental Graphics Holdings, Inc. and Rare Medium Group, Inc. Mr. Africk is a director designee of Apollo pursuant to an agreement between our company and Apollo.

  Mary K. Bush has been a director of our company since September 15, 1998. Ms. Bush has served as the President of Bush & Company, an international financial consulting firm, since 1991. Prior to founding Bush & Company, she served from 1989 to 1991 as Managing Director of the U.S. Federal Housing Finance Board. Prior to that, she was Vice President--International Finance at the Federal National Mortgage Association (Fannie Mae). From 1984 to 1988, she served as U.S. Alternate Executive Director of the International Monetary Fund. Ms. Bush serves on a number of boards of directors and advisory boards, including Texaco, Inc., Mortgage Guaranty Insurance Corporation, a number of Pioneer mutual funds, Novecon Management Company, Washington Mutual Investors Fund, March of Dimes, Hoover Institution, Wilberforce University, the Folger Shakespeare Library, Project 2000, Inc. and the Bretton Woods Committee.

  Vincent W. Eades has been a director of our company since November 25, 1997. Since May 20, 1998, Mr. Eades has served as the Chairman and Chief Executive Officer of Powerride Motorsports, Inc., a company seeking to consolidate the motorcycle and leisure sports dealership industry. Between May 1995 and May 20, 1998, he served as the Senior Vice President of Sales and Marketing for Starbucks Coffee Co., Inc. From November 1985 through May 1995, Mr. Eades was employed by Hallmark Cards, Inc., most recently as a General Manager. Additionally, he serves as a director of USA Floral Products, Inc and UniCapital Corporation.

  Michael Gross has served as a director of the company since April 30, 1999. Mr. Gross is one of the founding principals of Apollo Advisors, L.P. and of Lion Advisors, L.P. Mr. Gross is also a director of Allied Waste Industries, Inc., Breuners Home Furnishings, Inc., Converse, Inc., Florsheim Group, Inc., United Rentals, Inc., Saks Incorporated and Rare Medium Group, Inc. Mr. Gross is a director designee of Apollo pursuant to an agreement between our company and Apollo.

  Brooks Newmark has served as a director of the company since April 30, 1999. Mr. Newmark is a principal of Apollo Advisors, L.P. Mr. Newmark has been associated with Apollo for more than five years and is Vice President of Apollo Management (U.K.) L.L.C. Mr. Newmark is a director designee of Apollo pursuant to an agreement between our company and Apollo.

  M. Jude Reyes has been a director of our company since November 25, 1997. Mr. Reyes has served as Chairman and President of Premium Distributors of Virginia, L.L.C., a beverage distributor, since 1992. Between 1989 and 1992, he served as President and Chairman of Harbor Distributing Company in Los Angeles, California. He is also a director and investor in three other beverage distributors and two wholesale food service distributors.

Committees of the Board of Directors

  The board of directors has established an audit committee, a compensation committee and a nominating committee.

  The responsibilities of the audit committee include recommending to the board of directors the independent public accountants to be selected to conduct the annual audit of our books and records, reviewing the proposed scope of such audit and approving the audit fees to be paid, reviewing our accounting and financial controls with the independent public accountants and our financial and accounting staff and reviewing and approving transactions between us and our directors, officers and affiliates. Messrs. Eades, Reyes, Africk and Newmark currently serve as the members of the audit committee. The audit committee held two meetings (including telephonic meetings) and acted by unanimous consent on several occasions in fiscal 1998.

  The compensation committee reviews our compensation plans to ensure that they meet corporate objectives. The compensation committee's responsibilities also include administering the 1997 Long-Term Incentive Plan, the 1998 Long-Term Incentive Plan and the Section 162(m) Bonus Plan, including selecting the officers and salaried employees to whom awards will be granted. Messrs. Eades, Reyes, Africk and Newmark, who are independent directors, currently serve as the members of the compensation committee. The compensation committee acted one time by unanimous consent in fiscal 1998.

  The nominating committee recommends to the board of directors the slate of nominees of directors to be elected by the stockholders and any directors to be elected by the board to fill vacancies and the directors to be selected for membership to the various board committees. Jonathan J. Ledecky, Joseph M. Ivey, F. Traynor Beck, Mary K. Bush and M. Jude Reyes currently serve as the members of the nominating committee.

Director Compensation

  Directors who do not receive compensation as officers, employees or consultants of our company are entitled to receive an annual retainer fee of $25,000. In addition, pursuant to our 1997 Non-Employee Directors' Stock Plan, each director who is not an employee automatically receives an initial grant of an option to purchase 20,000 shares of our common stock on the date that person is first elected to the board of directors. Such directors also receive an automatic annual grant of an option to purchase 5,000 shares. The exercise price of each option is equal to the fair market value on the date of grant of one share of our common stock. In connection with the negotiation of our agreement with Apollo in December 1998, Messrs. Eades and Reyes, members of the special committee to the board of directors, received $19,500 each.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table provides certain summary information concerning the cash and non-cash compensation earned by or awarded to the persons who were our executive officers during 1998. Our company's predecessor was organized in February 1997, with David Ledecky as its sole employee. We employed the remaining executive officers listed in the table as of November 25, 1997.

                          Summary Compensation Table

                                                        Long-Term
                                 Annual Compensation   Compensation
                                 ---------------------    Awards
                                    Annual              Securities
                                 Compensation           Underlying
   Name and Principal     Fiscal    Salary             Options/SARS  All Other
        Position           Year     ($)(1)      Bonus       (#)(2)  Compensation
------------------------  ------ ------------  ------- ------------ ------------
Jonathan J. Ledecky.....   1998    $750,000    $42,500        --            --
 Chief Executive Officer
 and                       1997     125,000         --        --            --
 Chairman of the
 Board(3)
Timothy C. Clayton......   1998    $300,000    175,000        --      $110,295(4)
 Executive Vice
 President,                1997     223,000         --   500,000        25,000
 Chief Financial Officer
 and Treasurer
F. Traynor Beck.........   1998    $300,000    175,000        --         4,800(5)
 Executive Vice
 President,                1997     223,000         --   500,000            --
 General Counsel and
 Secretary
David Ledecky...........   1998    $300,000    100,000        --         4,800(5)
 Executive Vice
 President and             1997     327,994(7)      --   500,000            --
 Chief Administrative
 Officer, Director(6)

(1) The 1997 figures include bonus payments of $200,000 for Timothy C. Clayton, F. Traynor Beck and David Ledecky, which were guaranteed for the first year of employment pursuant to their employment agreements, declared in December 1997 and paid in January 1998.

(2) Represents options granted in 1997 with respect to our common stock, each option to vest ratably on November 25, 1998, 1999, 2000 and 2001, unless accelerated under certain conditions. The vesting of the options was accelerated in connection with our recent tender offer. To the extent that we did not acquire 50% of the shares underlying an option in the tender offer, such option is now immediately exercisable with respect to those shares and will be exercisable with respect to up to 125,000 shares beginning on November 25, 2000 and with respect to the remaining 125,000 shares beginning on November 25, 2001.

(3) On February 25, 1999, our company appointed Joseph M. Ivey as President and Chief Executive Officer. Jonathan J. Ledecky currently serves as Chairman of the Board.

(4) Represents a $4,800 contribution to Timothy C. Clayton's 401(k) plan and $105,495, the discounted value of the benefit to Mr. Clayton of the premium paid by the company during 1998 for a split-dollar insurance policy under which the company is entitled to a refund of the premiums paid by it to the insurer at the time Mr. Clayton becomes the owner of the policy at the earlier of the end of 22 years or death.

(5) Represents our company's matching contribution to F. Traynor Beck's 401(k) plan.

(6) On April 30, 1999, David Ledecky was terminated without cause as Executive Vice President and Chief Administrative Officer and resigned from the board of directors.

(7) Includes payments made to David Ledecky by our predecessor.

Employment Agreements

  Joseph M. Ivey. Effective February 25, 1999, we entered into an employment agreement with Joseph M. Ivey, our President and Chief Executive Officer and a company director. The agreement has a two-year term and is automatically renewable on the same terms for one-year terms thereafter, unless either we or Mr. Ivey give notice of non-renewal at least six months prior to the end of the term. According to the terms of the agreement, Mr. Ivey is obligated to devote his full business time, attention and efforts to his duties as President and Chief Executive Officer. The agreement provides for an annual salary of $400,000 and a discretionary bonus in an amount equal to up to 150% of his base salary. Pursuant to the agreement, Mr. Ivey received a grant of an option to purchase 250,000 shares of common stock. The employment agreement provides that the option vests ratably on the first, second, third and fourth anniversaries of the date of the grant, unless accelerated upon a "change in control" (as defined in the 1998 Long-Term Inventive Plan) or upon termination of Mr. Ivey without "cause" (as defined in the employment agreement). The vesting of the option was accelerated in connection with our recent tender offer. Mr. Ivey's option is now exercisable with respect to 125,000 shares and will be exercisable with respect to 62,500 shares beginning on November 25, 2000 and with respect to an additional 62,500 shares beginning on November 25, 2001. If we terminate the agreement other than for "cause," Mr. Ivey will be entitled to receive an amount equal to twice his base salary plus the amount of bonus he received in the prior year and to participate in pension, insurance and other benefit programs on terms which are identical to those of our other senior executive officers. Mr. Ivey's employment agreement prohibits him from competing with us during the term of his employment and, depending on the nature of his termination, for a period of up to two years thereafter. The agreement also provides for certain executive perquisites.

  F. Traynor Beck, Timothy C. Clayton and David Ledecky. On November 25, 1997, we entered into employment agreements with F. Traynor Beck, Timothy C. Clayton and David Ledecky, the terms of which are substantially identical. Each of the agreements has a two-year term and is automatically renewable for one-year terms thereafter, unless either the employee or we give notice of non-renewal at least six months prior to the end of the term. According to the terms of the agreements, each is obligated to devote his full business time, attention and efforts to his duties under the agreement. Each of the agreements provides for an annual salary of $300,000, a guaranteed bonus of $200,000 for the first year of the term and a discretionary bonus in an amount equal to up to 100% of his base salary for each year thereafter. On November 25, 1997, each of these executive officers received a grant of an option to purchase 500,000 shares of common stock at an exercise price equal to our initial public offering price per share ($20.00). The employment agreements provide that the options vest ratably on the first, second, third and fourth anniversaries of the date of grant, unless accelerated upon a "change in control" (as defined in the employment agreement) or upon the termination of the employee without "cause" (as defined in the employment agreement). The vesting of the options was accelerated in connection with our recent tender offer. To the extent that we do not acquire 50% of the shares underlying each such option in the tender offer, such option, except as discussed below, is now exercisable with respect to those shares and will be exercisable with respect to up to 125,000 shares beginning on November 25, 2000 and with respect to the remaining 125,000 shares beginning on November 25, 2001. If we terminate the agreement other than for "cause," the executive officer will be entitled to receive an amount equal to twice his base salary plus the amount of the bonus he received in the prior year. The agreements generally prohibit the executive officer from competing with us during the term of his employment and for a period of one year thereafter. The agreements also provide for certain executive benefits and perquisites. The salaries for Messrs. Beck and Clayton were increased to $330,000 in March 1999. We have entered into an agreement with David Ledecky relating to the termination without cause of his employment as executive vice president and chief administrative officer of the company and his resignation as a director of the company effective on April 30, 1999. We paid David Ledecky an amount in accordance with the termination without cause provisions of his employment agreement. In addition, in exchange for his waiver of certain contractual rights, his agreement to accept certain continuing obligations and the forfeiture and cancellation of all of David Ledecky's remaining options, we paid David Ledecky $306,512.50 pursuant to the terms of the termination agreement.

  William P. Love, Jr. On July 8, 1999, we entered into an employment agreement with William P. Love Jr., who is President of our Mechanical and Electrical Group and a director of our company. The agreement has a two-year term and is automatically renewable for one-year terms thereafter, unless either Mr. Love or we give notice of non-renewal at least six months prior to the end of the term. The agreement provides for an annual salary of $330,000 and a performance-based bonus of up to 100% of his base salary. In connection with the execution of the employment agreement, we granted Mr. Love an option to purchase 215,000 shares of our common stock. The option vests ratably on the first, second, third and fourth anniversaries of the date of grant, unless accelerated upon a "change of control" (as defined in the employment agreement). Although the vesting of the options would accelerate if the proposed merger with GroupMAC were completed, Mr. Love has agreed to waive the automatic acceleration provisions contained in the employment agreement. If we terminate the agreement other than for "cause," Mr. Love will be entitled to receive an amount equal to twice his base salary plus the amount of the bonus he received in the prior year. The agreement generally prohibits Mr. Love from competing with us during the term of the agreement and for a period of one year thereafter.

  Jonathan J. Ledecky. On June 25, 1999, the company entered into a letter agreement with Jonathan J. Ledecky whereby Mr. Ledecky's employment agreement was terminated. In accordance with the terms of the employment agreement, Mr. Ledecky was paid $1,376,338. Mr. Ledecky remains as the chairman of the board of directors.

Year-End Values of Options

  The following table sets forth certain information concerning the exercise and year-end values of options relating to our executive officers for 1998.

 Aggregated Option/SARs Exercised in 1998 and Option/SAR Values at end of 1998

                                              Number of
                                             Securities           Value of
                         Shares              Underlying         Unexercised
                        Acquired             Unexercised        In-the-money
                           on               Options/SARs        Options/SARs
                        Exercise  Value    at End of 1998      at End of 1998
                         (# of   Realized   (Exercisable/      (Exercisable/
                        shares)   ($)(1)  Unexercisable)(#) Unexercisable)($)(2)
         Name           -------- -------- ----------------- --------------------
Jonathan J. Ledecky...     --       --                  --                  --
Timothy C. Clayton....     --       --     125,000/375,000   $109,375/$328,125
F. Traynor Beck.......     --       --     125,000/375,000    109,375/ 328,125
David Ledecky.........     --       --     125,000/375,000    109,375/ 328,125

(1) The "value realized" represents the difference between the base (or exercise) price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes which may have been owned.

(2) "In-the-money" options are options whose base (or exercise) price was less than the market price of our common stock at December 31, 1998. The value of such options is calculated assuming a stock price of $207/8, which was the closing price of our common stock on the Nasdaq Stock Market on December 31, 1998.

             CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

  Set forth below is a description of certain transactions and relationships between us and our officers, directors and principal stockholders.

  Jonathan J. Ledecky, our Chairman and founder, is the brother of David Ledecky, our former Executive Vice President, Chief Administrative Officer and a former director.

  Joseph M. Ivey, our President and Chief Executive Officer and a director, is an officer and stockholder of two corporations that lease real property and an airplane to Ivey Mechanical Company, one of our mechanical subsidiaries. The leases provide for lease payments in the aggregate amount of $8,200 per month, or $98,400 annually. In addition, our company pays a fee based upon the use of the airplane. In 1998, our company paid $43,120 in usage fees for the airplane.

  On March 11, 1998, we completed the acquisition of SKC Electric, Inc. SKC Electric, Inc. leases office, warehouse and storage space from SKC Properties, L.L.C., a principal member of which is William P. Love, Jr. Mr. Love is one of the former owners of SKC, Inc., a director, and President of the Building One Mechanical and Electrical Group. The lease provides for lease payments in the amount of $8,095 per month, or $97,140 annually.

  Effective April 30, 1999, Messrs. Africk, Gross and Newmark were appointed to the board of directors pursuant to the agreements that our company entered into with Apollo. Apollo received fees of $2.5 million in connection with its agreement to acquire an aggregate principal amount of $100 million of our 7 1/2% convertible junior subordinated debentures. In addition, Apollo was reimbursed for its fees and expenses incurred in connection with its transaction with our company.

                            PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known by Building One regarding the beneficial ownership of shares of Building One common stock as of November 15, 1999 by (1) each director of Building One, (2) the chairman and each of the four other most highly compensated executive officers of Building One for the fiscal year ended December 31, 1998, (3) each holder of 5% or more of the outstanding Building One common stock and (4) all directors and executive officers of Building One as a group. Unless otherwise indicated, each of the following persons may be deemed to have sole voting and dispositive power with respect to such shares. Information set forth in the table with respect to beneficial ownership of common stock has been provided by such holders. Unless otherwise indicated, each holder's address is c/o Building One at its principal executive offices.

                                                     Amount and     Percent of
                                                     Nature of      Outstanding
                                                     Beneficial       Common
         Name and Title of Beneficial Owner          Ownership         Stock
         ----------------------------------          ----------     -----------
Directors and Executive Officers:
Andrew Africk, Director.............................    10,000(1)         *
F. Traynor Beck, Executive Vice President, General
 Counsel and Secretary..............................   166,729(2)         *
Mary K. Bush, Director..............................    10,605(3)         *
Timothy C. Clayton, Executive Vice President, Chief
 Financial Officer and Treasurer....................   258,000(4)         *
Vincent W. Eades, Director..........................    22,527(3)         *
Michael Gross, Director.............................    10,000(1)         *
Joseph M. Ivey, Director and Chief Executive
 Officer............................................   704,985(5)       2.7%
Jonathan J. Ledecky, Chairman of the Board.......... 2,986,059(6)      11.4%
William P. Love, Jr., Director and President--
 Building One Electrical and Mechanical Group.......   212,991(7)         *
Brooks Newmark, Director............................    10,000(1)         *
M. Jude Reyes, Director.............................    20,738(8)         *
David Ledecky, Former Executive Vice President and
 Chief Administrative Officer.......................        --(9)        --
  All current directors and executive officers as a
   group (12 persons)............................... 4,412,263(4)      16.9%

Holders of 5% or more of the Common Stock:
Apollo Investment Fund IV, L.P...................... 5,643,553(10)     17.6%

--------
  * Less than one percent
 (1) This figure reflects shares which may be acquired upon the exercise of options that are exercisable or that will become exercisable within 60 days. Beneficial ownership is disclaimed as to the shares of common stock beneficially owned by Apollo Investment Fund, IV, L.P. The director is a principal of Apollo Advisors, L.P., an affiliate of Apollo Investment Fund IV, L.P. See note (10) below.
 (2) This figure reflects shares which may be acquired upon the exercise of options that are exercisable.
 (3) This figure represents shares which may be acquired upon the exercise of options that are exercisable or that will become exercisable within 60 days.
 (4) This figure includes 250,000 shares which may be acquired upon the exercise of options that are exercisable.
 (5) This figure includes 81,598 shares held in the Joseph M. Ivey, Jr. Annuity Trust, of which Mr. Ivey is the trustee, 125,000 shares which may be acquired upon the exercise of options that are exercisable and 178,547 shares held by Ivey National Corporation (the principal stockholder of which is Mr. Ivey's father), of which Mr. Ivey disclaims beneficial ownership beyond his pecuniary interest.

 (6) This figure includes 2,500 shares that may be acquired upon the exercise of options which are exercisable within 60 days and 1,950,000 shares underlying a warrant issued to Jonathan J. Ledecky in connection with Building One's initial public offering. Building One has agreed that, at Jonathan J. Ledecky's request, it will file a registration statement under the Securities Act of 1933, as amended, for an offering of the shares underlying the warrant during a ten-year period beginning on November 25, 1997. In addition, Building One has agreed to give Jonathan
     J. Ledecky the right to request that it include the shares underlying the warrant on a registration statement filed by Building One during a twelve-year period beginning on November 25, 1997. Mr. Ledecky's address is: c/o Building One Services Corporation, 110 Cheshire Lane, Suite 210, Minnetonka, MN 55305.
 (7) This figure includes 72,465 shares owned by Mr. Love's wife and 1,200 shares owned by trusts established for the benefit of his children. Mr. Love serves as one of four trustees of the SKC Electric, Inc. Profit Sharing Plan. The number of shares shown as beneficially owned by Mr. Love excludes shares that may be deemed to be beneficially owned by that plan.
 (8) This figure includes 12,632 shares which may be acquired upon the exercise of options that are exercisable or that will become exercisable within 60 days.
 (9) On April 30, 1999, David Ledecky was terminated without cause as an Executive Vice President and Chief Administrative Officer and resigned from the board of directors.
(10) This figure reflects (1) beneficial ownership by Apollo Investment Fund IV, L.P. of $94.9 million of 7 1/2% convertible junior subordinated debentures, which are currently convertible into 4,378,754 shares, and Apollo Overseas Partners IV, L.P. of $5.1 million of the debentures, which are currently convertible into 234,799 shares and (2) 977,573 shares underlying a warrant owned by Apollo Investment Fund IV, L.P. and 52,427 shares underlying a warrant owned by Apollo Overseas Partners IV, L.P. Holders of the warrants have the right to request that Building One include the shares underlying the warrant on a registration statement filed by Building One with the SEC during a twelve-year period beginning on November 25, 1997.

                         DESCRIPTION OF CAPITAL STOCK

  Building One Services Corporation currently has 261,000,000 shares of authorized capital stock. The following description of our capital stock is only a summary. As a summary, it is not complete and is subject to the detailed provisions of, and is qualified in its entirety by reference to, our restated certificate of incorporation, which was amended on July 8, 1999, our amended and restated bylaws and the applicable provisions of Delaware General Corporation Law.

Common Stock

  We currently have 250,000,000 shares of authorized common stock. As of November 19, 1999, there were 26,356,118 shares of common stock outstanding. Our common stockholders of record are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. In addition, the holders of our outstanding convertible junior subordinated debentures have voting rights. See "--Convertible Junior Subordinated Debentures." Cumulative voting is not permitted under our amended and restated certificate of incorporation. Our common stockholders are entitled to receive proportionately any dividends that the board of directors declares out of legally available funds.

  If we liquidate or dissolve our business, common stockholders will share proportionately in the assets remaining after we pay our creditors and any preferred stockholders. Common stockholders are not entitled to preemptive rights to subscribe for additional shares of capital stock and have no right to convert their shares into any other securities. In addition, no redemption or sinking fund provisions are applicable to our common stock. All of the outstanding shares of our common stock (and shares offered) are fully paid and nonassessable.

Preferred Stock

  We currently have 11,000,000 shares of authorized preferred stock. Article Four, Section (e) of the amended and restated certificate of incorporation authorizes the board of directors to create one or more series of preferred stock, to fix the authorized number of shares of any series and to fix the terms of any series, including the following:

  . designation (naming) of the series;

  . the terms upon which shares will be entitled to dividends including the preference, if any, of such dividends payable on any other class or classes or any other series of stock;

  . the rights of holders of the series in the event of our liquidation, dissolution or winding up;

  . our rights, if any, to buy back (redeem) shares;

  . the terms of any of our obligations to purchase, redeem or retire shares or maintain a fund for such purposes;

  . the voting rights, if any, of the shares of the series; and

  . the right, if any, to exchange or convert the shares of such series into shares of another series of preferred stock or any other class of stock.

  The issuance of preferred stock may adversely affect the voting and dividend rights, rights upon liquidation and other rights of the holders of our common stock. In addition, the issuance of preferred stock could be used in the future, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of the company. The provision authorizing the board to create a series of preferred shares is expected to have an anti-takeover effect, including possibly discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock.

Convertible Junior Subordinated Debentures

  On April 30, 1999, Boss Investment LLC, an affiliate of the private investment firm of Apollo Management, L.P., acquired $100,000,000 in aggregate principal amount of our 7 1/2% convertible junior subordinated debentures. Boss Investment LLC has since been dissolved and the Apollo funds have succeeded to the rights under our agreements with Boss Investment LLC. Currently, Apollo Investment Fund IV, L.P. beneficially owns $94.9 million of the convertible junior subordinated debentures and Apollo Overseas Partners, IV, L.P. beneficially owns $5.1 million of the convertible junior subordinated debentures. The convertible junior subordinated debentures will mature on April 30, 2012. Interest is payable quarterly. Through the fifth anniversary of their issuance, interest is payable in additional convertible junior subordinated debentures or, at the option of the company, in cash, except that from and after the third anniversary through the fifth anniversary, interest will be paid in cash if requested by a majority of the holders of the convertible junior subordinated debentures. Thereafter, interest is payable only in cash. The payment of interest in cash may be restricted by the terms of our other financing arrangements.

  The convertible junior subordinated debentures are convertible into shares of our common stock at an initial conversion price of $22.50 per $1,000 principal amount. The conversion price is subject to customary antidilution adjustments. Upon conversion of the convertible junior subordinated debentures, a holder will receive a number of shares of common stock equal to the principal amount of the convertible junior subordinated debentures being converted plus accrued interest thereon divided by the conversion price then in effect. If the convertible junior subordinated debentures are converted prior to the fifth anniversary of their issuance, the number of shares of common stock issuable on conversion will also give effect to the amount of interest that would have been paid on the convertible junior subordinated debentures through the fifth anniversary subject to a maximum of 30 months of additional interest unless such conversion is in connection with a change of control of the company.

  Our amended and restated certificate of incorporation entitles the holders of the convertible junior subordinated debentures to elect as a class three directors to our board of directors (or if the board has more than ten directors, no less than 30% of the board) and otherwise to vote on an as converted basis with the holders of shares of our common stock on all matters submitted to the holders of common stock.

  In the event of (i) a payment default, or any other default giving rise to a right to accelerate, under any indebtedness of the company and (ii) any material, intentional breach by the company of the agreements relating to the investment by Apollo, holders of the convertible junior subordinated debentures will be entitled to elect a majority of the board of directors until such time as such event ceases to exist. However, the holders' ability to exercise this right will be subject to certain notice and cure periods.

  So long as the Apollo funds own 50% of the outstanding convertible junior subordinated debentures, certain significant corporate actions will require the prior consent of the Apollo funds. The significant corporate actions requiring such consent are:

  . mergers of the company, unless in connection with a "permitted acquisition;"

  . a recapitalization, liquidation or reorganization of the company's business or a material change in the company's business;

  . acquisitions or dispositions having an aggregate value in excess of $100 million;

  . dividends;

  . acquisitions of capital stock or indebtedness junior to the convertible junior subordinated debentures;

  . the hiring, firing or amendment of the employment terms of our chief executive officer;

  . any increase in the size of the board of directors above ten directors unless designees of the Apollo funds continue to comprise at least 30% of the board;

  . transactions with affiliates not in the ordinary course of business; and

  . any agreement that would restrict our ability to honor the rights of the holders of the convertible junior subordinated debentures.

  In addition, the Apollo funds have the preemptive right to acquire 50% of the shares of our common stock or convertible securities that we offer to sell in a private placement.

Delaware Anti-takeover Law and Certain Provisions of our Amended and Restated Certificate of Incorporation

  We are subject, as a Delaware corporation, to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a publicly-held Delaware corporation from engaging in a "business combination" transaction with any "interested stockholder" for a period of three years following the date of the transaction on which the person became an "interested stockholder." For purposes of Section 203, an "interested stockholder" is a person who, together with its affiliates and associates, owns 15% or more of a company's voting stock. A "business combination" includes a merger, asset sale or other such transaction that results in a financial benefit to the interested stockholder. Section 203 is subject to certain exceptions, such as transactions done with persons that became interested stockholders with the approval of the board of directors, such as Apollo, and transactions approved by the board and the holders of at least a majority of the outstanding shares of voting stock that is not owned by the "interested stockholder."

  Section 203 is designed to have an anti-takeover effect, including possibly discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock.

  Our amended and restated certificate of incorporation permits us to eliminate the personal liability of our directors to us or you, the stockholders, for monetary damages for a breach of the director's fiduciary duty. However, we may not eliminate a director's personal liability for the following:

  . for breach of the director's duty of loyalty;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

  . for certain unlawful dividends and stock repurchases; or

  . for any transaction from which the director derived an improper personal benefit.

  The effect of this provision is to eliminate our rights and the rights of our stockholders (through stockholder derivative suits brought on our behalf) to recover monetary damages against a director for breach of fiduciary duty except as described in the four situations above. If the Delaware General Corporation Law is later amended to authorize the further elimination or limitation of the liability of a director, then the liability of our directors shall be eliminated or limited to the fullest extent of the amended Delaware law.

Unanimous Written Consent

  Our amended and restated certificate of incorporation requires unanimous written consent if stockholder approval of a matter is solicited by written consent rather than at a meeting of stockholders. The requirement that stockholder action in writing be given by all of the stockholders makes it impractical for stockholders to act by written consent. This means that if an acquiror wanted to attempt to take over the company, action by written consent would be difficult for the acquiror to achieve and the acquiror would not be able to avoid a stockholder meeting on the takeover proposal. The need to hold a meeting provides the board with additional time to consider the takeover proposal and, as appropriate, negotiate with the would-be acquiror.

  Other than the proposed merger with GroupMAC, we are not aware of any existing or planned effort on the part of any party to accumulate material amounts of our common stock, or to acquire control of our company by means of a merger, tender offer, solicitation in opposition to management or otherwise, or to change our management. We are aware that a number of unsolicited acquisition proposals in connection with takeover activities have employed, or have sought to employ, tactics which are designed to force a response by the target company through threats or attempts to secure action without a meeting and without affording a reasonable opportunity for the boards of directors of such companies to consider whether such proposals are in the best interests of its stockholders.

Transfer Agent and Registrar

  The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

                             PLAN OF DISTRIBUTION

  We will offer and issue our common stock from time to time in connection with our acquisition of other businesses, assets or securities. We expect that the terms of the acquisitions involving the issuances of securities covered by this prospectus will be determined by direct negotiations with the owners or controlling persons of the businesses, assets or securities that we will acquire. We will not pay underwriting discounts or commission, although we may pay a finder's fee from time to time with respect to specific mergers or acquisitions. Any person receiving such fees may be deemed to be an underwriter within the meaning of the Securities Act.

                            RESTRICTIONS ON RESALE

  Affiliates of entities that we acquire who do not become affiliates of our company may not resell common stock registered under the registration statement to which this prospectus relates except:

  . pursuant to an effective registration statement under the Securities Act covering such shares; or

  . in compliance with Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act.

Generally, Rule 145 permits such affiliates to sell such shares immediately following the acquisition in compliance with certain volume limitations and manner of sale requirements in Rule 144 under the Securities Act. Under Rule 144, sales by such affiliates during any three-month period cannot exceed the greater of:

  . 1% of the shares of our common stock outstanding; or

  . the average weekly reported volume of trading of such shares of common stock on all national securities exchanges during the four calendar weeks preceding the proposed sale.

  These restrictions will cease to apply under most other circumstances if the affiliate has held the common stock for at least one year, provided that the person or entity is not then an affiliate of our company. Individuals who are not affiliates of the entity being acquired and do not become affiliates of our company will not be subject to resale restrictions under Rule 145 and, unless otherwise contractually restricted, may resell common stock immediately following the acquisition without an effective registration statement under the Securities Act. The ability of affiliates to resell shares of the common stock under Rule 145 will be subject to our having satisfied our Exchange Act reporting requirements for specified periods prior to the time of sale.

                                 LEGAL MATTERS

  Morgan, Lewis & Bockius LLP, Washington, DC has passed upon the validity of our shares of common stock offered hereby.

                                    EXPERTS

  The historical financial statements included in this prospectus, except as they relate to the unaudited interim periods, have been audited by various independent accountants. The companies and periods covered by these audits are indicated in the individual accountants' reports. Such financial statements have been so included in reliance on the reports of the various independent accountants given on the authority of such firms as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

BUILDING ONE SERVICES CORPORATION UNAUDITED PRO FORMA FINANCIAL
 STATEMENTS
  Introduction to Unaudited Pro Forma Financial Statements...............  F-1
  Unaudited Pro Forma Balance Sheet......................................  F-2
  Unaudited Pro Forma Statement of Operations............................  F-3
  Notes to Unaudited Pro Forma Financial Statements......................  F-5
BUILDING ONE SERVICES CORPORATION
  Reports of Independent Accountants.....................................  F-9
  Consolidated Balance Sheet ............................................ F-12
  Consolidated Statement of Operations................................... F-13
  Consolidated Statement of Stockholders' Equity......................... F-14
  Consolidated Statement of Cash Flows................................... F-15
  Notes to Consolidated Financial Statements............................. F-17
BUILDING ONE SERVICES CORPORATION UNAUDITED FINANCIAL STATEMENTS FOR THE
 INTERIM PERIOD ENDED SEPTEMBER 30, 1999
  Consolidated Balance Sheet ............................................ F-34
  Consolidated Statement of Operations................................... F-35
  Consolidated Statement of Stockholders' Equity and Comprehensive
   Income................................................................ F-36
  Consolidated Statement of Cash Flows................................... F-37
  Notes to Consolidated Financial Statements............................. F-38
GROUP MAINTENANCE AMERICA CORP. UNAUDITED PRO FORMA FINANCIAL STATEMENTS
  Introduction to Unaudited Pro Forma Financial Statements............... F-49
  Unaudited Pro Forma Balance Sheet ..................................... F-50
  Unaudited Pro Forma Statement of Operations............................ F-51
  Notes to Unaudited Pro Forma Financial Statements...................... F-53
GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES
  Report of Independent Accountants...................................... F-56
  Consolidated Balance Sheets............................................ F-57
  Consolidated Statements of Operations.................................. F-58
  Consolidated Statements of Shareholders' Equity........................ F-59
  Consolidated Statements of Cash Flows.................................. F-60
  Notes to Consolidated Financial Statements............................. F-61
GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES UNAUDITED FINANCIAL
 STATEMENTS FOR THE INTERIM PERIOD ENDED SEPTEMBER 30, 1999
  Consolidated Condensed Balance Sheets.................................. F-77
  Consolidated Condensed Statements of Operations........................ F-78
  Consolidated Condensed Statements of Cash Flows........................ F-79
  Notes to Consolidated Condensed Financial Statements................... F-80
COMBINED COMPANY UNAUDITED PRO FORMA FINANCIAL STATEMENTS REFLECTING THE
 MERGER OF BUILDING ONE SERVICES CORPORATION AND GROUP MAINTENANCE
 AMERICA CORP.
  Introduction to Unaudited Pro Forma Financial Statements............... F-86
  Unaudited Pro Forma Balance Sheet ..................................... F-88

  Unaudited Pro Forma Statement of Operations.............................  F-90
  Notes to Unaudited Pro Forma Financial Statements.......................  F-92

SERVICE MANAGEMENT USA, INC.
  Report of Independent Accountants....................................... F-101
  Combined Balance Sheet.................................................. F-102
  Combined Statement of Operations........................................ F-103
  Combined Statement of Stockholder's Equity.............................. F-104
  Combined Statement of Cash Flows........................................ F-105
  Notes to Combined Financial Statements.................................. F-106

TRI-CITY ELECTRICAL CONTRACTORS, INC.
  Independent Auditors' Report............................................ F-111
  Consolidated Balance Sheets............................................. F-112
  Consolidated Statements of Operations................................... F-113
  Consolidated Statements of Stockholders' Equity......................... F-114
  Consolidated Statements of Cash Flows................................... F-115
  Notes to Consolidated Financial Statements.............................. F-117

WILSON ELECTRIC COMPANY, INC.
  Report of Independent Accountants....................................... F-125
  Balance Sheet........................................................... F-126
  Statements of Income and Retained Earnings.............................. F-127
  Statements of Cash Flows................................................ F-128
  Notes to Financial Statements........................................... F-129

SKC ELECTRIC, INC. AND AFFILIATE
  Report of Independent Accountants....................................... F-134
  Combined Balance Sheet.................................................. F-135
  Statement of Income..................................................... F-136
  Statement of Cash Flows................................................. F-137
  Notes to Financial Statements........................................... F-139

RIVERA ELECTRIC CONSTRUCTION CO.
  Independent Accountants' Report......................................... F-146
  Balance Sheets.......................................................... F-147
  Statements of Income.................................................... F-148
  Statements of Changes in Stockholders' Equity........................... F-149
  Statements of Cash Flows................................................ F-150
  Notes to Financial Statements........................................... F-151

TOWN & COUNTRY ELECTRIC INC.
  Report of Independent Certified Public Accountants...................... F-156
  Balance Sheets.......................................................... F-157
  Statements of Earnings.................................................. F-159
  Statement of Stockholders' Equity....................................... F-160
  Statements of Cash Flows................................................ F-161
  Notes to Financial Statements........................................... F-162

GARFIELD ELECTRIC COMPANY
  Report of Independent Certified Public Accountants...................... F-167
  Balance Sheet........................................................... F-168
  Statements of Earnings.................................................. F-169
  Statements of Stockholders' Equity...................................... F-170
  Statements of Cash Flows................................................ F-171
  Notes to Financial Statements........................................... F-172
INDECON, INC.
  Report of Independent Certified Public Accountants...................... F-177
  Balance Sheet........................................................... F-178
  Statements of Earnings.................................................. F-179
  Statements of Stockholders' Equity...................................... F-180
  Statements of Cash Flows................................................ F-181
  Notes to Financial Statements........................................... F-182
TAYLOR ELECTRIC, INC.
  Report of Independent Certified Public Accountants...................... F-187
  Balance Sheet........................................................... F-188
  Statement of Earnings and Retained Earnings............................. F-189
  Statement of Cash Flows................................................. F-190
  Notes to Financial Statements........................................... F-191
REGENCY ELECTRIC COMPANY, INC.
  Independent Auditor's Report............................................ F-194
  Consolidated Balance Sheets............................................. F-195
  Consolidated Statements of Income....................................... F-196
  Consolidated Statements of Changes in Stockholder's Equity.............. F-197
  Consolidated Statements of Cash Flows................................... F-198
  Notes to Consolidated Financial Statements.............................. F-199

                       BUILDING ONE SERVICES CORPORATION

                              UNAUDITED PRO FORMA
                             FINANCIAL STATEMENTS

  The following unaudited pro forma financial statements utilize the historical financial statements of Building One as of September 30, 1999 and for the nine months ended September 30, 1999, and for the year ended December 31, 1998 and give effect to (i) the tender offer that occurred in February 1999, including the financing of the tender offer, (ii) the pre-acquisition financial information of 26 companies acquired during 1998 which were accounted for under the purchase method of accounting (the "1998 Acquisition Companies"), and (iii) the pre-acquisition financial information of 17 companies acquired during 1999 which were accounted for under the purchase method of accounting (the "1999 Acquisition Companies").

  These unaudited pro forma combined financial statements are based on the historical financial statements of the acquired companies and estimates and assumptions set forth below and in the notes to the unaudited pro forma financial statements.

  The unaudited pro forma balance sheet represents the historical consolidated balance sheet of Building One as adjusted for the refinancing transactions highlighted in Note 3 below as if such transactions occurred on September 30, 1999. The accompanying unaudited pro forma statements of operations give effect to the tender offer that occurred in February 1999, including the refinancing of the tender offer, and combines the historical statements of operations of Building One and the statements of operations of the acquired entities as if all such transactions had occurred on January 1, 1998.

  Building One has analyzed the savings that it expects to realize from reductions in salaries and certain benefits to the owners of the acquired companies. To the extent the owners of the acquired entities have agreed prospectively to reductions in salary, bonuses and benefits, these reductions have been reflected in the unaudited pro forma combined statements of operations.

  The pro forma adjustments are based on available information and certain assumptions that management deems appropriate and may be revised as additional information becomes available. The pro forma financial data do not purport to represent what Building One's financial position or results of operations would actually have been if such transactions had in fact occurred on those dates and are not necessarily representative of Building One's financial position or results of operations for any future period. Since the acquisitions have not historically been under common control or management, historical pro forma results may not be indicative of or comparable to future performance. The unaudited pro forma financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in Building One's annual report on Form 10-K for the fiscal year ended December 31, 1998 and the unaudited consolidated condensed financial statements and notes thereto included in Building One's quarterly report on Form 10-Q for the quarter ended September 30, 1999.

                       BUILDING ONE SERVICES CORPORATION

                       UNAUDITED PRO FORMA BALANCE SHEET

                               September 30, 1999
                                 (in thousands)

                                         Building    Pro Forma
                ASSETS                     One      Adjustments      Pro Forma
                ------                  ----------  -----------      ----------
CURRENT ASSETS:
  Cash and cash equivalents............ $   14,522   $(14,522)(a)    $       --
  Accounts receivable, net of
   allowance...........................    362,147         --           362,147
  Inventories..........................      8,213         --             8,213
  Costs and estimated earnings in
   excess of billings on uncompleted
   contracts...........................     49,875         --            49,875
  Prepaid expenses and other current
   assets..............................     11,590         --            11,590
  Deferred tax asset...................      4,424         --             4,424
  Refundable income taxes..............      3,405         --             3,405
                                        ----------   --------        ----------
    Total current assets...............    454,176    (14,522)          439,654
                                        ----------   --------        ----------
PROPERTY AND EQUIPMENT, net............     57,358         --            57,358
GOODWILL, net..........................    673,238         --           673,238
DEFERRED DEBT ISSUE COSTS, net.........     21,055         --            21,055
OTHER LONG-TERM ASSETS.................      6,384         --             6,384
                                        ----------   --------        ----------
    Total assets....................... $1,212,211   $(14,522)       $1,197,689
                                        ==========   ========        ==========
 LIABILITIES AND STOCKHOLDERS' EQUITY
 ------------------------------------
CURRENT LIABILITIES:
  Short-term borrowings and current
   maturities of long-term debt........ $    3,106   $ (3,106)(b)    $       --
  Accounts payable.....................     92,036         --            92,036
  Accrued compensation.................     41,669         --            41,669
  Accrued liabilities..................     46,409         --            46,409
  Due to related parties...............      4,083     (4,083)(c)            --
  Billings in excess of costs and
   estimated earnings on uncompleted
   contracts...........................     81,109         --            81,109
  Other current liabilities............         --         --                --
                                        ----------   --------        ----------
    Total current liabilities..........    268,412     (7,189)          261,223
REVOLVING CREDIT FACILITY..............    116,500     (5,001)(a-c)     111,499
TERM CREDIT FACILITY...................    124,375         --           124,375
SENIOR SUBORDINATED NOTES, net of
 unamortized discount..................    195,680         --           195,680
CONVERTIBLE JUNIOR SUBORDINATED
 DEBENTURES............................    103,190         --           103,190
LONG TERM DEBT.........................      2,332     (2,332)(b)            --
DEFERRED TAX LIABILITY.................      2,243         --             2,243
OTHER LONG-TERM LIABILITIES............      2,463         --             2,463
STOCKHOLDERS' EQUITY
  Common stock.........................         26         --                26
  Additional paid-in capital...........    310,216         --           310,216
  Retained earnings....................     87,339         --            87,339
  Accumulated other comprehensive
   loss................................       (565)        --              (565)
                                        ----------   --------        ----------
    Total stockholders' equity.........    397,016         --           397,016
                                        ----------   --------        ----------
    Total liabilities and stockholders'
     equity............................ $1,212,211   $(14,522)       $1,197,689
                                        ==========   ========        ==========

    The accompanying notes are an integral part of these unaudited pro forma financial statements.

                       BUILDING ONE SERVICES CORPORATION

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998
                     (in thousands, except per share data )

                                       1998        1999
                          Building  Acquisition Acquisition  Pro Forma
                            One      Companies   Companies  Adjustments    Pro Forma
                          --------  ----------- ----------- -----------    ----------
REVENUES................  $809,601   $502,663    $292,072      $   --      $1,604,336
COST OF SERVICES........   636,225    411,042     228,868          --       1,276,135
                          --------   --------    --------    --------      ----------
  Gross profit..........   173,376     91,621      63,204          --         328,201
SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSES...............   100,539     71,137      50,853     (39,546)(a)     182,983
AMORTIZATION OF GOODWILL
 .......................     7,653        234          --       9,792 (b)      17,679
                          --------   --------    --------    --------      ----------
  Income from
   operations...........    65,184     20,250      12,351      29,754         127,539
OTHER INCOME (EXPENSE):
  Interest expense......    (1,054)    (1,835)       (942)    (47,231)(c)     (51,062)
  Interest income.......    19,373      1,852         480     (21,705)(d)          --
  Other.................        80      1,455         292       1,950 (e)       3,777
                          --------   --------    --------    --------      ----------
    Income before income
     tax provision......    83,583     21,722      12,181     (37,232)         80,254
INCOME TAX PROVISION....    36,120      6,550       1,547      (5,446)(f)      38,771
                          --------   --------    --------    --------      ----------
NET INCOME..............  $ 47,463   $ 15,172    $ 10,634    $(31,786)     $   41,483
                          ========   ========    ========    ========      ==========
NET INCOME PER SHARE--
 BASIC..................  $   1.19                                         $     1.57 (g)
                          ========                                         ==========
WEIGHTED AVERAGE
 SHARES--BASIC..........    39,908                                             26,357 (g)
                          ========                                         ==========
NET INCOME PER SHARE--
 DILUTED................  $   1.16                                         $     1.47 (g)
                          ========                                         ==========
WEIGHTED AVERAGE
 SHARES--DILUTED........    40,928                                             31,538 (g)
                          ========                                         ==========


    The accompanying notes are an integral part of these unaudited pro forma financial statements.

                       BUILDING ONE SERVICES CORPORATION

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                     (in thousands, except per share data)

                                          1999
                            Building   Acquisition  Pro Forma
                              One       Companies  Adjustments   Pro Forma
                           ----------  ----------- -----------   ----------
REVENUES ................  $1,265,521    $97,966     $    --     $1,363,487
COST OF SERVICES ........   1,011,305     73,902          --      1,085,207
                           ----------    -------     -------     ----------
  Gross profit ..........     254,216     24,064          --        278,280
SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSES................     145,863     22,147     (10,679)(a)    157,331
RESTRUCTURING &
 RECAPITALIZATION
 CHARGES.................       8,020         --          --          8,020
AMORTIZATION OF
 GOODWILL................      11,511         --       1,748 (b)     13,259
                           ----------    -------     -------     ----------
  Income from
   operations............      88,822      1,917       8,931         99,670
OTHER INCOME (EXPENSE):
  Interest expense.......     (21,279)      (183)    (16,835)(c)    (38,297)
  Interest income........       4,674        213      (4,887)(d)         --
  Other..................         128        252         131 (e)        511
                           ----------    -------     -------     ----------
    Income before income
     tax provision.......      72,345      2,199     (12,660)        61,884
INCOME TAX PROVISION.....      32,261      1,378      (4,895)(f)     28,744
                           ----------    -------     -------     ----------
NET INCOME ..............  $   40,084    $   821     $(7,765)    $   33,140
                           ==========    =======     =======     ==========
NET INCOME PER SHARE--
 BASIC...................  $     1.14                            $     1.26 (g)
                           ==========                            ==========
WEIGHTED AVERAGE SHARES--
 BASIC...................      35,311                                26,357 (g)
                           ==========                            ==========
NET INCOME PER SHARE--
 DILUTED.................  $     1.08                            $     1.17 (g)
                           ==========                            ==========
WEIGHTED AVERAGE SHARES--
DILUTED..................      38,900                                31,538 (g)
                           ==========                            ==========


    The accompanying notes are an integral part of these unaudited pro forma financial statements.

                       BUILDING ONE SERVICES CORPORATION

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1. BACKGROUND

  The respective results of operations for the 1998 Acquisition Companies from January 1, 1998 to the dates of the acquisitions were combined with the actual results of operations of the Company and the 1999 Acquisition Companies for the twelve months ended December 31, 1998 and the nine months ended
September 30, 1999 to determine the pro forma results of operations for the twelve months ended December 31, 1998.

  The respective results of operations for the 1999 Acquisition Companies from January 1, 1999 to the dates of acquisition were combined with the actual results of operations of Building One for the nine months ended September 30, 1999 to determine the pro forma results of operations for the nine months ended September 30, 1999.

2. ACQUISITIONS

  The results of operations of the acquired businesses are included in the actual results of operations of Building One from the date of acquisition, and the historical balance sheet at September 30, 1999 includes the acquisitions completed by Building One to date. With the exception of the 3 companies acquired during 1998 which were accounted for under the pooling-of-interests method of accounting (the "1998 Pooled Companies"), all acquisitions are accounted for as purchases. The cash consideration associated with the acquisition of the 1999 Acquisition Companies was provided by borrowings under a revolving credit facility.

  Several former owners of the acquired companies have the ability to receive additional amounts of purchase price, payable in cash and common stock in 1999 through 2001, contingent upon the occurrence of future events. Building One will record such contingent consideration as additional purchase price when earned. Building One currently estimates the unearned contingent consideration under these agreements to approximate $85.0 million in cash and shares of common stock as of September 30, 1999.

3. UNAUDITED PRO FORMA BALANCE SHEET ADJUSTMENTS

  The following summarizes unaudited pro forma combined balance sheet adjustments:

    a) Records the utilization of cash on hand at September 30, 1999 to reduce borrowings in connection with acquisitions under the revolving credit facility.

    b) Records the refinancing of debt assumed and outstanding at September 30, 1999 in connection with acquisitions completed prior to that date through borrowings under the revolving credit facility.

    c) Records the funding of amounts due to related parties at September 30, 1999 in connection with acquisitions completed prior to that date through borrowings under the revolving credit facility.

4. UNAUDITED PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS

  The following summarizes unaudited pro forma combined statement of operations adjustments:

    a) Reflects the prospective reduction in salaries, bonuses and benefits to the owners of the acquired companies to which they have agreed. These reductions in salaries, bonuses and benefits are in accordance with the terms of the employment agreements. Such employment agreements are primarily for three years, contain restrictions related to competition and provide severance for termination of employment in certain circumstances. Also reflects the reduction in one-time non-recurring acquisition costs related to the 1998 Pooled Companies. These costs consist of legal, accounting and broker fees.

    b) Reflects the amortization of goodwill to be recorded as a result of the acquisitions over a 40-year estimated life.

                       BUILDING ONE SERVICES CORPORATION

    c) Represents the adjustment necessary to reflect interest expense related to borrowings under the Revolving and Term Credit Facility, Senior Subordinated Notes and Convertible Junior Subordinated Debentures to finance the tender offer and to fund the cash portion of the purchase price and the assumption of debt related to the 1999 Acquisition Companies. A summary of the historical and pro forma debt outstanding and a summary of the pro forma interest expense (including amounts recognized in the historical financial statements) assuming the acquisitions occurred on January 1, 1998, follows in Note 5.

    d) Reflects the reduction to historical interest income related to existing and acquired cash, all of which is assumed to be used for the acquisition of the 1998 and 1999 Acquisition Companies.

    e) Reflects the elimination of minority interest associated with the acquisition of the remaining 50% interest of a company that was originally 50% owned by Building One.

    f) Reflects the incremental provision for federal and state income taxes relating to the compensation differential and other pro forma adjustments discussed in this Note 4 as well as income taxes on S Corporation earnings.

                       BUILDING ONE SERVICES CORPORATION

    g) The calculation of the weighted average shares outstanding and the basic and diluted earnings per share include the following (in thousands, except per share amounts):

                                                    Twelve Months  Nine Months
                                                        Ended         Ended
                                                    December 31,  September 30,
                                                        1998          1999
                                                    ------------- -------------
      Weighted Average Shares Outstanding:
      Weighted average shares outstanding--basic..      26,357        26,357
      Incremental effect of conversion of
       Convertible Junior Subordinated
       Debentures.................................       4,586         4,586
      Incremental effect of contingently issuable
       shares.....................................         443           443
      Incremental effect of options and warrants
       on shares outstanding......................         152           152
                                                      --------      --------
      Weighted average shares outstanding--
       diluted....................................      31,538        31,538
                                                      ========      ========
      Net of Tax Interest Effect for Convertible
       Junior Subordinated Debentures:
      Principal of Convertible Junior Subordinated
       Debentures.................................    $103,190      $103,190
      Annual interest at 7.5%.....................       7,739         7,739
      Percentage of year..........................         100%           75%
                                                      --------      --------
      Interest at coupon rate.....................       7,739         5,804
      Amortization of deferred issue costs........         356           267
                                                      --------      --------
      Interest on Convertible Junior Subordinated
       Debentures.................................       8,095         6,071
      One minus tax rate..........................          61%           61%
                                                      --------      --------
      Net of tax interest cost....................    $  4,938      $  3,703
                                                      ========      ========
      Basic Earnings Per Share:
      Net income..................................    $ 41,483      $ 33,140
      Basic weighted average shares outstanding...      26,357        26,357
                                                      --------      --------
      Basic earnings per share....................    $   1.57      $   1.26
                                                      ========      ========
      Diluted Earnings Per Share:
      Net Income..................................    $ 41,483      $ 33,140
      Interest expense on Convertible Junior
       Subordinated Debentures, net of tax........       4,938         3,703
                                                      --------      --------
      Net income on an if-converted basis.........    $ 46,421      $ 36,843
      Diluted weighted average shares
       outstanding................................      31,538        31,538
                                                      --------      --------
      Diluted earnings per share..................    $   1.47      $   1.17
                                                      ========      ========

                       BUILDING ONE SERVICES CORPORATION

5. UNAUDITED PRO FORMA INTEREST EXPENSE (in thousands)

                                                                                    Interest Expense
                                                                               -------------------------------
                                                    September 30,              Twelve Months      Nine Months
                                                      1999 Pro                     Ended             Ended
                          September 30,  Pro Forma      Forma     Interest     December 31,      September 30,
                          1999 Balances Adjustments   Balances      Rate           1998              1999
                          ------------- ----------- ------------- --------     -------------     -------------
Short -Term Senior Debt:
 Historical September
  30, 1999 short-term
  debt..................    $  3,106     $ (3,106)    $     --                    $    --           $    --
                            --------     --------     --------                    -------           -------
   Total short-term
    senior debt/interest
    expense.............    $  3,106     $ (3,106)    $     --                    $    --           $    --
                            ========     ========     ========                    =======           =======
Long-Term Senior Debt:
 Historical September
  30, 1999 Revolving
  Credit Facility.......    $116,500     $ (8,107)    $108,393      7.73%(i)      $ 8,379           $ 6,284
 Historical September
  30, 1999 Term Credit
  Facility..............     124,375           --      124,375      7.73%(i)        9,614             7,211
 Historical September
  30, 1999 other long-
  term debt.............       2,332       (2,332)          --                         --                --
 Refinance short-term
  debt..................          --        3,106        3,106      7.73%(i)          240               180
 Commitment Fees........          --           --           --                        568 (iv)          426
 Amortization of
  deferred debt issue
  costs.................          --           --           --                      1,889 (v)         1,417
                            --------     --------     --------                    -------           -------
   Total long-term
    senior debt/interest
    expense.............    $243,207     $ (7,333)    $235,874      8.77%         $20,690           $15,518
                            ========     ========     ========     ======         =======           =======
Long-Term Senior
 Subordinated Debt:
 Historical September
  30, 1999 Senior
  Subordinated Notes....    $200,000     $     --     $200,000     10.50%(ii)     $21,000           $15,750
 Discount/amortization
  on issuance of Senior
  Subordinated Notes....      (4,320)          --       (4,320)                       451 (vi)          338
 Amortization of
  related deferred debt
  issue costs...........          --           --           --                        825 (vii)         619
                            --------     --------     --------                    -------           -------
   Total long-term
    senior subordinated
    debt/interest
    expense.............    $195,680     $     --     $195,680     11.38%         $22,276           $16,707
                            ========     ========     ========     ======         =======           =======
Long-Term Convertible
 Junior Subordinated
 Debt:
 Historical September
  30, 1999 Convertible
  Junior Subordinated
  Debentures............    $103,190     $     --     $103,190      7.50%(iii)    $ 7,739           $ 5,804
 Amortization of
  related deferred debt
  issue costs...........          --           --           --                        357 (viii)        268
                            --------     --------     --------                    -------           -------
   Total long-term
    convertible junior
    subordinated
    debt/interest
    expense.............    $103,190     $     --     $103,190      7.85%         $ 8,096           $ 6,072
                            ========     ========     ========     ======         =======           =======
Total debt/interest
 expense................    $545,183     $(10,439)    $534,744      9.55%         $51,062           $38,297
                            ========     ========     ========     ======         =======           =======

--------
(i)    Represents the current borrowing rates under the BOSC Credit Facility.
(ii)   Represents the coupon interest rate for the Senior Subordinated Notes.
(iii) Represents the coupon interest rate for the Convertible Junior Subordinated Debentures.
(iv) Represents commitment fees on unused capacity on the BOSC Credit Facility at an annual rate of 0.5%.
(v) Represents amortization of deferred debt issue costs over the remaining life of the BOSC Credit Facility.
(vi) The Senior Subordinated Notes were issued at 97.746%, or a discount of $4,508, which is being amortized to interest expense over the ten-year life of these notes.
(vii) Represents amortization of deferred debt issue costs over the ten-year life of these Senior Subordinated Notes.
(viii) Represents amortization of deferred debt issue costs over the thirteen-year life of these Convertible Junior Subordinated Debentures.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Building One Services Corporation

  In our opinion, based upon our audits and the reports of other auditors, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Building One Services Corporation and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of certain wholly-owned subsidiaries, which statements reflect total assets of $4.0 million at December 31, 1997 and total revenues of $28.5 million and $11.1 million for the years ended December 31, 1997 and 1996, respectively. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for those wholly-owned subsidiaries, is based solely on the reports of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Minneapolis, Minnesota
February 12, 1999, except for Note 3, which is as of March 23, 1999

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Perimeter Maintenance Corporation
Atlanta, Georgia

  We have audited the balance sheet of Perimeter Maintenance Corporation (an S Corporation) as of December 31, 1997 (not presented separately herein), and the related statements of operations, retained earnings, and cash flows for the year ended December 31, 1997 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Perimeter Maintenance Corporation as of December 31, 1997, and the results of its operations and its cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Frazier & Deeter, LLC
                                          ---------------------
                                          Frazier & Deeter, LLC

Atlanta, Georgia
February 19, 1998

                         INDEPENDENT AUDITOR'S REPORT

To the Members
Crest International, LLC
Green Bay, Wisconsin

  We have audited the balance sheet of Crest International, LLC (a Wisconsin limited liability company) as of December 31, 1997 (not presented separately herein), and the related statements of income, accumulated deficit and cash flows for the years ended December 31, 1997 and 1996 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Crest International, LLC as of December 31, 1997, and the results of its operations and cash flows for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.

                                     /s/ Shinners, Hucovski & Company, S.C.
                                     -------------------------------
                                     Shinners, Hucovski & Company, S.C.

Green Bay, Wisconsin
February 17, 1998

                       BUILDING ONE SERVICES CORPORATION

                           CONSOLIDATED BALANCE SHEET
                             (Dollars in thousands)

                                                 December 31,       March 31,
                                              -------------------- -----------
                                                 1998       1997      1999
                                              ----------  -------- -----------
                   ASSETS                                          (unaudited)
Current assets:
 Cash and cash equivalents................... $  213,096  $528,972 $   174,273
 Marketable securities.......................      2,697       --
 Accounts receivable, less allowance for
  doubtful accounts of $1,991, $104 and
  $2,079 (unaudited), respectively...........    246,623     5,193     276,981
 Costs and estimated earnings in excess of
  billings on uncompleted contracts..........     25,441       --       39,931
 Prepaid expenses and other current assets...     14,411     2,065      19,252
                                              ----------  -------- -----------
  Total current assets.......................    502,268   536,230     510,437
Property and equipment, net..................     38,967     2,593      47,541
Intangible assets, net.......................    496,381       152     596,460
Other assets.................................      6,306       184       7,682
                                              ----------  -------- -----------
  Total assets............................... $1,043,922  $539,159 $ 1,162,120
                                              ==========  ======== ===========
    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Short-term debt............................. $    2,167  $  1,553 $     5,068
 Accounts payable............................     75,029     1,800      81,882
 Billings in excess of costs and estimated
  earnings on uncompleted contracts..........     58,773       --       66,672
 Accrued compensation........................     27,737     2,237      11,875
 Income taxes payable........................      6,125       298      32,338
 Accrued liabilities--other..................     25,047     2,107      60,633
                                              ----------  -------- -----------
  Total current liabilities..................    194,878     7,995     258,468
Long-term debt...............................      3,287     1,679       4,783
Other liabilities............................      8,220         5       4,531
                                              ----------  -------- -----------
  Total liabilities..........................    206,385     9,679     267,782
                                              ----------  -------- -----------
Commitments and contingencies
Stockholders' equity:
 Common Stock, $.001 par value, 250,000,000
  shares authorized, 45,258,946, 31,440,724
  and 46,307,373 (unaudited) shares
  outstanding, respectively..................         45        31          46
 Convertible Non-Voting Common Stock, $.001
  par, 500,000 shares authorized, issued and
  outstanding at December 31, 1997...........        --          1
 Additional paid-in capital..................    832,514   529,441     874,299
 Treasury stock..............................    (41,832)      --      (41,832)
 Retained earnings...........................     47,255         7      61,988
 Accumulated other comprehensive income
  (loss).....................................       (445)      --         (163)
                                              ----------  -------- -----------
  Total stockholders' equity.................    837,537   529,480     894,338
                                              ----------  -------- -----------
  Total liabilities and stockholders'
   equity.................................... $1,043,922  $539,159 $ 1,162,120
                                              ==========  ======== ===========

   The accompanying notes are an integral part of these financial statements.

                       BUILDING ONE SERVICES CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS
                 (Dollars in thousands, except per share data)

                                                                 For the
                          For the Years Ended December        Three Months
                                      31,                    Ended March 31,
                         -------------------------------- ----------------------
                            1998       1997       1996       1999        1998
                         ----------  ---------  --------- ----------  ----------
                                                               (unaudited)
Revenues................ $  809,601  $  70,101  $  63,202 $  350,842  $   54,610
Cost of revenues........    636,225     58,857     53,664    280,692      44,233
                         ----------  ---------  --------- ----------  ----------
  Gross profit..........    173,376     11,244      9,538     70,150      10,377
Selling, general and
 administrative
 expenses...............     99,771     11,776      8,803     42,714       7,918
Goodwill amortization...      7,653         --         --      3,469         324
Non-recurring
 acquisition costs......        768         --         --
                         ----------  ---------  --------- ----------  ----------
  Operating income
   (loss)...............     65,184       (532)       735     23,967       2,135
  Other (income)
   expense:
  Interest income.......    (19,373)    (2,056)        --     (2,508)     (6,656)
  Interest expense......      1,054        208        224         96          99
  Other, net............        (80)      (221)        83       (281)       (111)
                         ----------  ---------  --------- ----------  ----------
Income before taxes.....     83,583      1,537        428     26,660       8,803
Provision for income
 taxes..................     36,120         94         13     11,927       3,722
                         ----------  ---------  --------- ----------  ----------
Net income.............. $   47,463  $   1,443  $     415 $   14,733  $    5,081
                         ==========  =========  ========= ==========  ==========
Net income per share--
 Basic.................. $     1.19  $    0.25  $    0.32 $     0.32  $     0.15
                         ==========  =========  ========= ==========  ==========
Net income per share--
 Diluted................ $     1.16  $    0.25  $    0.30 $     0.31  $     0.15
                         ==========  =========  ========= ==========  ==========
Weighted average shares
 outstanding--Basic..... 39,908,364  5,683,464  1,290,724 45,973,455  32,987,273
                         ==========  =========  ========= ==========  ==========
Weighted average shares
 outstanding--Diluted... 40,928,452  5,865,550  1,405,840 47,740,958  34,075,876
                         ==========  =========  ========= ==========  ==========


   The accompanying notes are an integral part of these financial statements.

                       BUILDING ONE SERVICES CORPORATION

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                             (Dollars in thousands)

                                       Non-Voting Common
                      Common Stock           Stock
                   ------------------- ------------------
                                                                                          Accumulated
                                                          Additional                         Other         Total         Total
                     Shares              Shares            Paid-in-  Treasury   Retained Comprehensive Stockholders' Comprehensive
                   Outstanding  Amount Outstanding Amount  Capital     Stock    Earnings     Loss         Equity        Income
                   -----------  ------ ----------- ------ ---------- ---------  -------- ------------- ------------- -------------
Balance, December
 31, 1995........   1,238,444    $ 1                       $  1,199  $          $            $           $  1,200
Transactions of
 Pooled
 Companies:
Distributions
 paid............                                              (140)                                         (140)
Common stock
 issued..........      52,280                                   103                                           103
Net income.......                                               415                                           415       $   415
                                                                                                                        -------
Total
 comprehensive
 income..........                                                                                                       $   415
                   ----------    ---    --------    ----   --------  ---------  -------      -----       --------       =======
Balance, December
 31, 1996........   1,290,724      1                          1,577                                         1,578
Transactions of
 Pooled
 Companies:
Distributions
 paid............                                              (831)                                         (831)
Capital
 contribution....   2,300,000      2                            124                                           126
Common stock
 issued..........  27,850,000     28     500,000       1    527,135                                       527,164
Net income.......                                             1,436                   7                     1,443       $ 1,443
                                                                                                                        -------
Total
 comprehensive
 income..........                                                                                                       $ 1,443
                   ----------    ---    --------    ----   --------  ---------  -------      -----       --------       =======
Balance, December
 31, 1997........  31,440,724     31     500,000       1    529,441                   7                   529,480
Transactions of
 Pooled
 Companies:
Distributions
 paid............                                              (628)                                         (628)
Stock issued upon
 exercise of
 options.........     123,046                                   216                                           216
Issuance of
 common stock for
 acquisitions....  16,144,711     16                        302,855                                       302,871
Stock issued
 under employee
 stock purchase
 plan............      40,465                                   415                                           415
Purchase of
 treasury stock..  (2,990,000)    (3)                                  (41,832)                           (41,835)
Unrealized loss
 on marketable
 securities --
 net of tax......                                                                             (445)          (445)      $  (445)
Conversion of
 non-voting
 common stock....     500,000      1    (500,000)     (1)
Net income.......                                               215              47,248                    47,463        47,463
                                                                                                                        -------
Total
 comprehensive
 income..........                                                                                                       $47,018
                   ----------    ---    --------    ----   --------  ---------  -------      -----       --------       =======
Balance, December
 31, 1998 .......  45,258,946    $45         --     $--    $832,514  $ (41,832) $47,255      $(445)      $837,537
Unaudited Data:
 Stock issued
  upon exercise
  of options.....      16,926                                    83                                            83
 Issuance of
  common stock
  for
  acquisitions...   1,002,507      1                         15,166                                        15,167
 Stock issued
  under employee
  stock purchase
  plan...........      28,994                                   435                                           435
 Contingently
  Issuable
  Shares.........                                            26,101                                        26,101
 Unrealized gain
  on marketable
  securities--net
  of tax.........                                                                              282            282       $   282
 Net income......                                                                14,733                    14,733        14,733
                                                                                                                        -------
 Total
  comprehensive
  income.........                                                                                                       $15,015
                   ----------    ---    --------    ----   --------  ---------  -------      -----       --------       =======
Balance, March
 31, 1999
 (unaudited).....  46,307,373    $46                       $874,299  $(41,832)  $61,988      $(163)      $894,338
                   ==========    ===    ========    ====   ========  =========  =======      =====       ========

   The accompanying notes are an integral part of these financial statements.

                       BUILDING ONE SERVICES CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (Dollars in thousands)

                                                                    For the
                                                              Three Months Ended
                          For the Years Ended December 31,         March 31,
                          --------------------------------------------------------
                             1998         1997        1996      1999       1998
                          -----------  -----------  -------------------  ---------
                                                                  (unaudited)
Cash flows from
 operating activities:
  Net income............  $    47,463  $     1,443  $    415  $  14,733  $   5,081
  Adjustments to
   reconcile net income
   to net cash provided
   by operating
   activities:
    Depreciation and
     amortization.......       13,242          945       926      6,117        802
    Gain (loss) on sale
     of equipment.......           37          (52)        1         --         --
    Changes in operating
     assets and
     liabilities:
      Accounts
       receivable.......      (38,035)         (36)     (511)    (8,692)   (10,601)
      Costs and
       estimated
       earnings in
       excess of
       billings.........        3,200           --        --     (8,403)     2,405
      Prepaid expenses
       and other current
       assets...........       (2,721)      (1,319)      (27)    (1,178)      (951)
      Billings in excess
       of costs and
       estimated
       earnings.........        2,049           --        --      1,781      5,552
      Accounts payable..        1,193         (505)      486        152      2,546
      Accrued
       liabilities......        7,044        2,254        69      7,825      2,993
    Changes in other
     assets.............       (1,398)           3        39       (659)      (523)
                          -----------  -----------  --------  ---------  ---------
        Net cash
         provided by
         operating
         activities.....       32,074        2,733     1,398     11,676      7,304
                          -----------  -----------  --------  ---------  ---------
Cash flows from
 investing activities:
  Cash paid for
   acquisitions, net of
   cash acquired........     (231,602)          --        --    (45,271)  (111,840)
  Purchases of property
   and equipment........      (11,289)        (699)     (703)    (5,632)    (1,206)
  Proceeds on sale of
   equipment............          790          387        18         90        617
  Other.................         (218)          (7)       (6)       (98)       304
                          -----------  -----------  --------  ---------  ---------
        Net cash used in
         investing
         activities.....     (242,319)        (319)     (691)   (50,911)  (112,125)
                          -----------  -----------  --------  ---------  ---------
Cash flows from
 financing activities:
  Proceeds from initial
   public offering,
   net..................           --      527,164        --         --         --
  Proceeds from issuance
   of common stock......           --           --       103         --         --
  Net proceeds
   (payments) on short-
   term debt............      (38,783)         145      (140)       261        (54)
  Payments on long-term
   debt.................      (28,535)        (349)     (830)      (688)      (996)
  Proceeds on long-term
   debt.................        3,519           --       398      1,163      1,570
  Payment of dividends..         (628)        (831)     (140)      (842)        --
  Purchase of treasury
   stock................      (41,835)          --        --         --         --
  Proceeds from issuance
   of stock options
   exercised............          216           --        --         83         --
  Proceeds from issuance
   of stock under
   employee stock
   purchase plan........          415           --        --        435         --
  Contributions by
   founding
   stockholder..........           --          126        --         --         --
                          -----------  -----------  --------  ---------  ---------
        Net cash
         provided by
         (used in)
         financing
         activities.....     (105,631)     526,255      (609)       412        520
                          -----------  -----------  --------  ---------  ---------
Net increase in cash and
 cash equivalents.......     (315,876)     528,669        98    (38,823)  (104,301)
Cash and cash
 equivalents, beginning
 of period..............      528,972          303       205    213,096    528,972
                          -----------  -----------  --------  ---------  ---------
Cash and cash
 equivalents, end of
 period.................  $   213,096  $   528,972  $    303  $ 174,273  $ 424,671
                          ===========  ===========  ========  =========  =========
Supplemental cash flow
 information:
  Cash paid for
  interest..............  $       882  $       290  $    357
  Cash paid for income
  taxes.................       34,395           --        --

                       BUILDING ONE SERVICES CORPORATION

                            (Dollars in thousands)

  The Company issued common stock and cash in connection with certain business combinations during the year ended December 31, 1998. The fair values of the assets acquired and liabilities assumed at the dates of acquisition are as follows:

                                                                 For the
                                                 Year Ended    Three Months
                                                December 31, Ended March 31,
                                                ------------ -----------------
                                                    1998      1999      1998
                                                ------------ -------  --------
Accounts receivable............................   $202,515   $21,665  $ 73,351
Inventories....................................      2,626       541     1,022
Costs and earnings in excess of billings.......     31,085     6,087    10,426
Prepaid expenses and other current assets......     12,248       343     3,660
Property and equipment.........................     33,080     5,685    11,520
Intangible assets..............................    502,470    46,714   175,132
Other assets...................................      7,745     2,575     2,526
Short-term debt................................    (29,594)   (2,180)   (7,113)
Accounts payable...............................    (72,805)   (6,700)  (19,103)
Accrued liabilities............................    (49,020)   (7,124)  (14,052)
Billings in excess of costs and estimated
 earnings......................................    (56,912)   (6,119)  (22,425)
Long-term debt.................................    (41,287)  (1,049)    (2,909)
Other long-term liabilities....................     (7,678)       --    (2,801)
                                                  --------   -------  --------
    Net assets acquired........................   $534,473   $60,438  $209,234
                                                  ========   =======  ========
These acquisitions were funded as follows:
  Common stock, 16,144,711, 1,002,507 and
   5,088,049 shares, respectively .............   $302,871   $15,167  $ 97,394
  Cash, net of cash acquired...................    231,602    45,271   111,840
                                                  --------   -------  --------
                                                  $534,473   $60,438  $209,234
                                                  ========   =======  ========


  The accompanying notes are an integral part of these financial statements.

                       BUILDING ONE SERVICES CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (Dollars in thousands, except per share data)

NOTE 1--BUSINESS AND ORGANIZATION

  Building One Services Corporation ("Building One" or the "Company") is consolidating the facilities services industry with the intent to become a national single-source provider of facilities services. Currently the Company provides electrical installation and maintenance services, mechanical installation and maintenance services and janitorial and maintenance management services throughout the United States.

  The Company was incorporated in September 1997 under the name of Consolidation Capital Corporation and completed an initial public offering ("IPO") of its Common Stock in December 1997, selling 27,850,000 shares of Common Stock and 500,000 shares of Convertible Non-Voting Common Stock and raising net proceeds of approximately $527,000. During 1998, the Company changed its name to Building One Services Corporation.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying consolidated financial statements and related notes to consolidated financial statements include the accounts of Building One, and the companies acquired in business combinations accounted for under the purchase method (the "Purchased Companies") from their respective acquisition dates and give retroactive effect to the results of the companies acquired in business combinations accounted for under the pooling-of-interests method (the "Pooled Companies") for all periods presented.

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All significant intercompany transactions and accounts are eliminated in consolidation.

 Use of Estimates

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  The Company utilizes the percentage-of-completion method of accounting for the recognition of revenues and costs of all significant installation contracts. Revenues are recognized according to the ratio of costs incurred to estimated total contract costs. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Selling and administrative expenses are expensed as incurred. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Maintenance and other service revenues are recognized as the services are performed.

 Non-Recurring Acquisition Costs

  Non-recurring acquisition costs consist of costs incurred in conjunction with the business combinations accounted for under the pooling-of-interests method. These costs include legal and accounting fees, broker fees and other costs directly attributable to the business combination.

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)


 Cash and Cash Equivalents

  The Company considers temporary cash investments with original maturities of three months or less from the date of purchase to be cash equivalents.

 Concentration of Credit Risk

  Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of temporary cash investments and trade accounts receivable. The Company's temporary cash investments consist of readily marketable, investment grade financial instruments of a nature which should reduce risk of loss. Concentration of credit risk with respect to trade receivables results from these amounts generally not being collateralized. However, the Company is entitled to payment for work performed and often has certain lien rights in that work. Additionally, management continually monitors the financial condition of its customers to reduce risk of loss.

 Fair Value of Financial Instruments

  The carrying amounts of the Company's cash and cash equivalents, accounts receivable, accounts payable and debt approximate fair value. The Company's cash equivalents are comprised of readily marketable, interest-bearing, investment grade securities.

 Marketable Securities

  Marketable securities consist of investments in equity securities and are classified as available for sale. The unrealized gains and losses, net of applicable income taxes, are reported as an increase or decrease to stockholders' equity. Realized gains and losses are included in other income. The cost of securities sold is based on the specific identification method.

 Property and Equipment

  Property and equipment are stated at cost and depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from three to seven years for equipment, vehicles, and furniture and fixtures and 30 years for buildings. Leasehold improvements and capital leases are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset.

  The Company reviews long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment is recognized to the extent that the sum of undiscounted estimated future cash flows expected to result from use of the assets is less than the carrying value. No impairment has been recognized through December 31, 1998.

 Intangible Assets

  Intangible assets consist primarily of goodwill, which represents the excess of cost over the fair value of assets acquired in business combinations accounted for under the purchase method. Goodwill is being amortized on a straight-line basis over 40 years which is the estimated period benefited. The recoverability of the unamortized balance of goodwill is assessed on an ongoing basis by comparing anticipated undiscounted future cash flows from operations to net book value. If at such time these assessments indicate that the future undiscounted cash flows from operations are not sufficient to recover the net book value, the goodwill balance is adjusted to its fair value. No such adjustments have been recognized through December 31, 1998.

 Income Taxes

  Income taxes have been computed utilizing the asset and liability approach which requires the recognition of deferred tax assets and liabilities for the tax consequences of temporary differences by applying enacted

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)

statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Certain companies acquired in pooling-of-interests transactions elected to be taxed as subchapter S corporations and, accordingly, no federal income taxes were recorded by those companies for periods prior to their acquisition by Building One.

 Stock-Based Compensation

  Building One measures compensation expense for its stock-based employee compensation plans and warrants granted to employees using the intrinsic value method and has provided in Note 14 the pro forma disclosures of the effect on reported net income (loss) and net income (loss) per share as if the fair value-based method had been applied in measuring compensation expense.

 Net Income Per Share

  Basic net income per share is determined by dividing net income by the weighted average number of common shares outstanding during the periods. Diluted net income per share reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock at the beginning of the period.

 Segment Data

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for reporting information about operating segments in annual and interim financial statements. Operating segments are determined consistent with the way management organizes and evaluates financial information internally for making decisions and assessing performance. It also requires related disclosures about products, geographic areas, and major customers. The Company adopted SFAS No. 131 for the year ended December 31, 1998.

 Comprehensive Income

  Other comprehensive income refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but are excluded from net income as these amounts are recorded directly as an adjustment to stockholders' equity. Building One's other comprehensive income is attributed to adjustments related to marketable securities available for sale. The amount included in 1998 other comprehensive income represents an adjustment for unrealized losses on these marketable securities totaling $742 ($445 after tax).

 Unaudited Interim Financial Statements

  In the opinion of management, the Company has made all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position of the Company at March 31, 1999, and the results of its operations and its cash flows for the three months ended March 31, 1999 and 1998, as presented in the accompanying unaudited interim financial statements.

 Reclassifications

  Certain prior year amounts have been reclassified to conform to the 1998 presentation.

NOTE 3--TENDER OFFER PLAN

  On February 7, 1999, the Company's Board of Directors approved a plan to purchase 24,365,891 shares of its outstanding Common Stock at $25.00 per share for cash. On March 23, 1999, the Company announced that it is modifying the tender offer to repurchase 25,500,000 shares and reduce the price to $22.50 per share (the "Tender Offer"). The Tender Offer replaces the recapitalization plan announced by the Company on December 23, 1998 (the "Recapitalization Plan") under which the Company had intended to, among other things, repurchase approximately 34.5 million shares of the Company's Common Stock. The Company plans to finance the Tender Offer through the use of the Company's cash, the planned issuance of $200,000 of senior

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)

subordinated notes, the investment of $100,000 in exchange for convertible subordinated debentures by Boss Investment LLC, an affiliate of Apollo Management, L.P. and borrowings under a new credit facility.

  As a result of the announcement of the Recapitalization Plan and as required by generally accepted accounting principles, the Company has restated its consolidated financial statements for all periods to account for two acquisitions originally accounted for under the pooling of interests method of accounting to the purchase method of accounting. Additionally, the restatement of these two business combinations as purchase transactions gave rise to approximately $51,000 of goodwill.

  One of the Company's directors is President and a principal stockholder of Friedman, Billings, Ramsey Group, Inc. ("FBR"). In connection with the aforementioned transactions, FBR acted as a financial advisor to the Company and received a fee of $500. Additionally, FBR will receive a fee of up to $3,000, contingent upon the completion of the Tender Offer.

NOTE 4--BUSINESS COMBINATIONS

 Pooling-of-Interests Method

  During 1998, the Company issued 1,405,840 shares of Common Stock to acquire three companies in business combinations accounted for under the pooling-of-interests method. The Company's consolidated financial statements give retroactive effect to the acquisitions of the Pooled Companies for all periods presented.

  The following presents the separate results, in each of the periods presented, of Building One (excluding the results of Pooled Companies prior to the dates on which they were acquired), and the Pooled Companies up to the dates on which they were acquired:

                                                   Building  Pooled
                                                     One    Companies Combined
                                                   -------- --------- --------
For the year ended December 31, 1998
  Revenues........................................ $782,878  $26,723  $809,601
  Net income...................................... $ 47,248  $   215  $ 47,463
For the year ended December 31, 1997
  Revenues........................................ $    --   $70,101  $ 70,101
  Net income...................................... $      7  $ 1,436  $  1,443
For the year ended December 31, 1996
  Revenues........................................ $    --   $63,202  $ 63,202
  Net income...................................... $    --   $   415  $    415
For the three months ended March 31, 1998
 (unaudited)
  Revenues........................................ $ 37,497  $17,113  $ 54,610
  Net income...................................... $  5,263  $  (182) $  5,081

 Purchase Method

  During the year ended December 31, 1998, the Company completed 26 business combinations that were accounted for under the purchase method of accounting. The consolidated financial statements and related notes to consolidated financial statements include the results of these acquired entities from their respective dates of acquisition. The aggregate consideration paid for these acquisitions consisted of 16,144,711 shares of the Company's Common Stock, 403,389 options assumed at an exercise price below fair market value, $259,021 in cash and the assumption of approximately $33,847 in debt which was paid at closing. These amounts do not include contingent consideration of up to approximately $135,945 in cash and in shares of Common Stock of the Company based upon the performance of the various acquisitions through 2001. The Company will record such contingent consideration as additional purchase price when earned.

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)


  The total purchase price was allocated to the fair value of the net assets acquired resulting in goodwill of approximately $502,470. Allocation of purchase price to the assets acquired and liabilities assumed has been initially assigned and recorded based on preliminary estimates of fair value and may be revised as additional information becomes available. However, the Company does not expect any significant adjustments to the purchase price allocations or amount of goodwill at December 31, 1998. For purposes of computing the estimated purchase price for accounting purposes the value of the shares on certain acquisitions was determined in consideration of restrictions on the sale and transferability of the shares issued. The shares generally will be subject to the following restrictions on resale: up to one-third of the shares may be resold twelve months after their date of acquisition, the first one-third and an additional one-third may be resold beginning eighteen months after their date of acquisition and the first two-thirds and the remaining one-third may be resold beginning twenty-four months after their date of acquisition.

  The following presents the unaudited pro forma results of operations of the Company for the years ended December 31, 1998 and 1997, respectively, as if all of the Purchased Companies had been acquired as of January 1, 1997. The pro forma results of operations reflect certain pro forma adjustments primarily related to goodwill amortization and compensation adjustments for shareholders.

                                                           For the Year Ended
                                                              December 31,
                                                          ---------------------
                                                             1998       1997
                                                          ---------- ----------
                                                               (unaudited)
  Revenues............................................... $1,312,264 $1,144,457
  Net income............................................. $   64,396 $   39,185
  Net income per share-basic............................. $     1.34 $     1.09
  Net income per share-diluted........................... $     1.31 $     1.08

  The pro forma results of operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred as of January 1, 1997 or the results that may occur in the future.

NOTE 5--DETAIL OF ALLOWANCE FOR DOUBTFUL ACCOUNTS

  The following is a rollforward of activity within the allowance for doubtful accounts:

                                                               For the Year
                                                              Ended December
                                                                   31,
                                                             ------------------
                                                              1998   1997  1996
                                                             ------  ----  ----
  Balance at beginning of period............................ $  104  $136  $120
  Allowance amounts of acquired companies...................  1,680   --    --
  Additions to costs and expenses...........................    732     5    16
  Write-offs................................................   (525)  (37)  --
                                                             ------  ----  ----
  Balance at end of period.................................. $1,991  $104  $136
                                                             ======  ====  ====

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)


NOTE 6--COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

                                                      December 31,   March 31,
                                                          1998         1999
                                                      ------------  -----------
  Costs incurred on uncompleted contracts............ $   842,203   $   974,123
  Estimated earnings.................................     156,546       176,770
                                                      -----------   -----------
                                                          998,749     1,150,893
  Less: Billings to date.............................  (1,032,081)   (1,177,634)
                                                      -----------   -----------
                                                      $   (33,332)  $   (26,741)
                                                      ===========   ===========

  Included in the accompanying balance sheet under the following captions:

                                                      December 31,   March 31,
                                                          1998         1999
                                                      ------------  -----------
  Costs and estimated earnings in excess of billings
   on uncompleted contracts.......................... $    25,441   $    39,931
  Billings in excess of costs and estimated earnings
   on uncompleted contracts..........................     (58,773)      (66,672)
                                                      -----------   -----------
                                                      $   (33,332)  $   (26,741)
                                                      ===========   ===========

NOTE 7--PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                      December 31,
                                                     ----------------
                                                       1998     1997
                                                     --------  ------
  Equipment......................................... $ 15,645  $3,160
  Office furniture and equipment....................   10,146   1,029
  Autos and trucks..................................   10,464     593
  Buildings and improvements........................    9,126   1,107
  Land..............................................    1,259      53
                                                     --------  ------
                                                       46,640   5,942
  Less: Accumulated depreciation....................   (7,673) (3,349)
                                                     --------  ------
                                                     $ 38,967  $2,593
                                                     ========  ======

  Depreciation expense for years 1998, 1997 and 1996 was $5,522, $1,284 and $1,268, respectively.

NOTE 8--INTANGIBLE ASSETS

  Intangible assets consist of the following:

                                                      December 31,      March
                                                     ----------------    31,
                                                       1998     1997     1999
                                                     --------  ------  --------
  Goodwill.......................................... $502,470  $  151  $605,993
  Non-compete agreements............................    1,046     835     1,084
  Other.............................................      585      64       562
                                                     --------  ------  --------
                                                      504,101   1,050   607,639
  Less: Accumulated amortization....................   (7,720)   (898)  (11,178)
                                                     --------  ------  --------
    Net intangible assets........................... $496,381  $  152  $596,461
                                                     ========  ======  ========

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)


  Amortization expense for years 1998, 1997 and 1996 was $7,720, $141 and $177, respectively.

NOTE 9--CREDIT FACILITIES

 Short-Term Debt

  Short-term debt consists of the following:

                                                                December 31,
                                                                --------------
                                                                 1998    1997
                                                                ------  ------
  Credit facilities with banks, interest ranging from prime to
   prime plus 1% (average rate of 8% at December 31, 1998)..... $   61  $1,133
  Payable to Pooled Company stockholder........................    --      151
  Current maturities of long-term debt.........................  2,106     269
                                                                ------  ------
    Total short-term debt...................................... $2,167  $1,553
                                                                ======  ======

 Long-Term Debt

  Long-term debt consists of the following:

                                                                December 31,
                                                                --------------
                                                                 1998    1997
                                                                ------  ------
  Notes payable to banks with average interest rates ranging from 7.0% - 9.5%............................................ $2,549  $1,112
  Notes payable, interest rates ranging from 7.0% - 10.0%
   secured by certain assets of the Company....................  2,234     768
  Capital lease obligations....................................    552      46
  Other........................................................     58      22
                                                                ------  ------
                                                                 5,393   1,948
  Less: Current portion........................................ (2,106)   (269)
                                                                ------  ------
  Total long-term debt......................................... $3,287  $1,679
                                                                ======  ======

 Maturities of Long-Term Debt

  Maturities of long-term debt, including capital lease obligations, are as follows:

      1999............................................................... $2,106
      2000...............................................................  1,800
      2001...............................................................    888
      2002...............................................................    357
      2003...............................................................    131
      Thereafter.........................................................    111
                                                                          ------
                                                                          $5,393
                                                                          ======

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)


NOTE 10--INCOME TAXES

  The components of income tax expense are comprised as follows:

                                                            For the Year Ended
                                                               December 31,
                                                           ----------------------
                                                             1998    1997  1996
                                                           --------  ------------
  Income taxes currently payable:
   Federal................................................ $ 31,388  $  83 $  5
   State..................................................    5,144     11    2
                                                           --------  ----- ----
                                                           $ 36,532  $  94 $  7
                                                           --------  ----- ----
  Deferred income taxes:
   Federal................................................     (360)   --     4
   State..................................................      (52)   --     2
                                                           --------  ----- ----
                                                               (412)   --     6
                                                           --------  ----- ----
  Total tax expense....................................... $ 36,120  $  94 $ 13
                                                           ========  ===== ====

  The deferred tax assets and liabilities reflected on the balance sheet relate primarily to the following:

                                                                    December
                                                                       31,
                                                                   ------------
                                                                    1998   1997
                                                                   ------  ----
  Deferred tax assets (liabilities):
   Reserves and accrued liabilities............................... $3,755  $219
   Cash to accrual conversion.....................................   (675)
   Property and equipment.........................................   (234)
   Other..........................................................   (661)
   Deferred gain on marketable securities.........................   (945)
                                                                   ------  ----
  Net deferred tax asset.......................................... $1,240  $219
                                                                   ======  ====

  The Company's effective income tax rate varied from the U.S. federal statutory tax rate as follows:

                                                             For the Year
                                                            Ended December
                                                                 31,
                                                           ------------------
                                                           1998  1997   1996
                                                           ----  -----  -----
U.S. federal statutory rate............................... 35.0%  34.0%  34.0%
State income taxes, net of federal tax benefit............  3.6    0.6    1.0
Nondeductible goodwill amortization.......................  3.4
Subchapter S corporation income not subject to corporate
 level taxation...........................................  (.1) (30.8) (28.8)
Other.....................................................  1.3    2.3   (3.2)
                                                           ----  -----  -----
Effective income tax rate................................. 43.2%   6.1%   3.0%
                                                           ====  =====  =====

  Certain of the Pooled Companies were organized as subchapter S corporations prior to being acquired by the Company and, as a result, the federal tax on their income was the responsibility of their individual stockholders. Accordingly, the Pooled Companies provided no federal income tax expense prior to these acquisitions by the Company. The following unaudited pro forma income tax information is presented as if the Pooled Companies had been subject to applicable federal and state income taxes for 1997 and 1996:

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)


                                                                      For the
                                                                    Year Ended
                                                                     December
                                                                        31,
                                                                    -----------
                                                                     1997  1996
                                                                    ------ ----
Net income as reported............................................. $1,537 $428
Pro forma income tax provision.....................................    615  171
                                                                    ------ ----
Pro forma net income............................................... $  922 $257
                                                                    ====== ====

NOTE 11--COMMITMENTS AND CONTINGENCIES

 Lease Commitments

  The Company leases various office facilities and equipment under noncancelable lease agreements which expire at various dates. Future minimum lease payments under noncancelable capital and operating leases are as follows:

                                                               Capital Operating
                                                               Leases   Leases
                                                               ------- ---------
   1999.......................................................  $353    $10,733
   2000.......................................................   193      9,089
   2001.......................................................    42      7,576
   2002.......................................................    24      6,077
   2003.......................................................     9      4,936
   Thereafter.................................................   --       9,789
                                                                ----    -------
   Total minimum lease payments...............................   621    $48,200
                                                                ====    =======
   Less: Amounts representing interest........................    69
                                                                ----
   Present value of net minimum lease payments................  $552
                                                                ====

  Rent expense for all operating leases for 1998, 1997 and 1996 was $7,614, $339 and $514, respectively. Certain of the above leases are for equipment or facilities which are owned by stockholder-employees. Total rent expense paid to these affiliates totaled $954 in 1998.

 Litigation

  The Company is, from time to time, a party to litigation arising in the normal course of its business. Management believes that none of this litigation will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

NOTE 12--SEGMENT REPORTING

  The Company has three reportable segments: electrical, mechanical and janitorial. The electrical segment offers a single source for designing, installing, maintaining and upgrading a facility's electrical systems. The mechanical segment provides one source for all of a facility's mechanical, HVAC and plumbing needs. The janitorial segment provides a wide variety of facility cleaning and maintenance services nationwide.

  The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on operating income and on Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA").

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)


  The Company's reportable segments are strategic business units that offer different products and services. Intersegment transactions are accounted for as if they were to third parties, that is, at current market prices. All of the Company's revenues are derived from domestic sources. Each of the acquired companies were acquired as a unit, and the management at the time of the acquisition was retained.

                                                                         Consolidating
                              Electrical Janitorial Mechanical Corporate    Entries    Consolidated
                              ---------- ---------- ---------- --------- ------------- ------------
Revenues                 1998  $534,419   $159,912   $115,665   $   --      $(395)(1)   $ 809,601
                         1997       --      70,101        --        --         --          70,101
                         1996       --      63,202        --        --         --          63,202
Operating income (loss)  1998    52,197     10,882     10,181    (8,076)       --          65,184
                         1997       --        (532)       --        --         --            (532)
                         1996       --         735        --        --         --             735
EBITDA                   1998    60,221     14,660     11,571    (8,026)       --          78,426
                         1997       --         413        --        --         --             413
                         1996       --       1,661        --        --         --           1,661
Total assets             1998   598,852    121,660    162,369   161,041        --       1,043,922
                         1997       --      10,094        --    529,065        --         539,159
                         1996       --       9,629        --        --         --           9,629
Working capital          1998   116,569     12,071     21,407   157,343        --         307,390
                         1997       --         958        --    527,277        --         528,235
                         1996       --          67        --        --         --              67

--------
(1)  Elimination of Intersegment Revenues

  A reconciliation of consolidated operating income to total consolidated income before taxes, and of consolidated EBITDA to consolidated income before taxes for the years ended December 31, 1998, 1997 and 1996 is as follows:

                                                         For the Year Ended
                                                            December 31,
                                                        -----------------------
                                                         1998     1997    1996
                                                        -------  ------  ------
Operating income (loss):
  Total segment operating income....................... $65,184  $ (532) $  735
  Interest income (expense), net.......................  18,399   2,069    (307)
                                                        -------  ------  ------
    Consolidated income before taxes................... $83,583  $1,537  $  428
                                                        =======  ======  ======
EBITDA:
  Total segment EBITDA................................. $78,426  $  413  $1,661
  Depreciation and amortization........................ (13,242)   (945)   (926)
  Interest income (expense), net.......................  18,399   2,069    (307)
                                                        -------  ------  ------
    Consolidated income before taxes................... $83,583  $1,537  $  428
                                                        =======  ======  ======

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)


  Effective January 1, 1999, the Company changed the structure of its internal organization and as a result the Electrical and Mechanical segments have been combined into one reportable segment.

                                  Mechanical
                                and Electrical Janitorial Corporate Consolidated
                                -------------- ---------- --------- ------------
Revenues
  Three months ended:
  March 31, 1999...............    $296,632     $ 54,210   $   --    $  350,842
  March 31, 1998...............      31,970       22,640       --        54,610
Operating income (loss)
  Three months ended:
  March 31, 1999...............      23,849        3,320    (3,202)      23,967
  March 31, 1998...............       2,630          145      (640)       2,135
EBITDA
  Three months ended:
  March 31, 1999...............      28,597        4,661    (3,174)      30,084
  March 31, 1998...............       3,156          421      (640)       2,937
Total assets
  March 31, 1999...............     857,722      126,301   178,097    1,162,120
  March 31, 1998...............     274,362       27,773   418,446      720,581
Working capital
  March 31, 1999...............     163,901       12,435    75,633      251,969
  March 31, 1998...............      34,281          546   412,020      446,847

  A reconciliation of consolidated EBITDA to consolidated income before taxes is as follows:

                                                            Three Months Ended
                                                                March 31,
                                                            --------------------
                                                              1999       1998
                                                            ---------  ---------
EBITDA:
  Total segment EBITDA..................................... $  30,084  $  2,937
  Depreciation and amortization............................    (6,117)     (802)
  Other income, net........................................     2,693     6,668
                                                            ---------  --------
    Consolidated income before income taxes................ $  26,660  $  8,803
                                                            =========  ========

NOTE 13--STOCKHOLDERS' EQUITY

 Common Stock

  On November 25, 1997, the Company effected a one-for-1.918159 reverse stock split of the Company's Common Stock. Accordingly, all share data reflected in these financial statements have been retroactively restated.

  Ledecky Brothers L.L.C. ("LLC"), a limited liability corporation formed in February 1997, merged with and into the Company in September 1997 (the "Merger") to facilitate the public offering of shares of common stock. The sole member of LLC received 2,300,000 shares of Common Stock of the Company in connection with the Merger in exchange for his 100% ownership interest in LLC. The sole member made contributions to LLC from time to time to fund expenses in the aggregate amount of $126. These contributions were included in common stock and additional paid-in capital.

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)


  The Company completed its IPO in December 1997, selling 27,850,000 shares of Common Stock and 500,000 shares of Convertible Non-Voting Common Stock at $20.00 per share and raising net proceeds of approximately $527,000. Proceeds from the IPO, net of underwriting fees and other stock issuance costs, were included in common stock and additional paid-in capital.

  During 1998, the Company repurchased 2,990,000 shares of its common stock for $41,835. These shares were repurchased in accordance with a stock repurchase program covering 3,100,000 shares which was determined based upon the number of shares issued in connection with acquisitions accounted for under the purchase method of accounting.

 Convertible Non-Voting Common Stock

  In connection with the IPO, the Company sold 500,000 shares of Convertible Non-Voting Common Stock to FBR, the representative of the underwriters in the Company's IPO, for $20 per share. On November 25, 1998 these 500,000 shares were converted to 500,000 shares of Common Stock.

 Warrants

  The Company has 1,130,000 shares of Common Stock reserved for issuance upon exercise of warrants issued to FBR. The warrants have an exercise price per share equal to the IPO price. These warrants become exercisable on the first anniversary and will expire on the fifth anniversary of the IPO. FBR has the right, as of November 25, 1998, to require the Company to register such shares for sale.

  Additionally, 1,950,000 shares of Common Stock have been reserved for issuance upon the exercise of warrants issued to Jonathan Ledecky at the time of the IPO. These warrants are exercisable for a period of ten years at an exercise price equal to the IPO price. The Company has agreed that, at Jonathan Ledecky's request, it will register the shares underlying his warrants for a ten-year period following the IPO. In addition, the Company has agreed to give Jonathan Ledecky the right to request that the Company include the shares underlying his warrants on a registration statement filed by the Company during a twelve-year period following the IPO.

NOTE 14--STOCK PURCHASE AND AWARD PLANS

 Long-Term Incentive Plan

  The Company's Board of Directors adopted, and the Company's stockholders approved a 1997 Long-Term Incentive Plan and a 1998 Long-Term Incentive Plan (collectively, the "Incentive Plans"). The terms of the option awards under these Incentive Plans are established by the compensation committee of the Company's Board of Directors. The maximum number of shares that may be issued under the Incentive Plans is equal to 14% of the number of shares of Common Stock outstanding from time to time.

  Options under the Incentive Plans generally vest 25% each on the first four anniversaries of the date of grant and expire on the tenth anniversary of the grant date. In the event of a change in control of the Company prior to normal vesting, all options not already exercisable will become fully vested and exercisable.

 1997 Non-Employee Directors' Stock Plan

  The Company's Board of Directors adopted, and the Company's stockholders approved, the 1997 Non-Employee Directors' Stock Plan (the "Directors' Plan"), which provides for the automatic grant to each non-

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)

employee director of an option to purchase 20,000 shares on the date that such person commences services as a director. Thereafter, each non-employee director will be entitled to receive, on the day after each annual meeting of the Company's stockholders, an option to purchase 5,000 shares of Common Stock. A maximum of 300,000 shares of Common Stock may be issued under the Directors' Plan. Options granted under the Directors' Plan have an exercise price per share equal to the fair market value of a share at the date of grant of the options and expire at the earlier of 10 years from the date of grant or 90 days after termination of service as a director. Options vest and become exercisable ratably as to 50% of the shares underlying the option on the first and second anniversaries of the date of grant, subject to acceleration by the Board. In the event of a change in control of the Company prior to normal vesting, all options not already exercisable will become fully vested and exercisable.

 1997 Employee Stock Purchase Plan

  The Company adopted, and the Company's stockholders approved, the 1997 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan permits eligible employees of the Company and its subsidiaries (generally all full-time employees who have completed one year of service) to purchase shares of Common Stock at a discount. Employees who elect to participate will have amounts withheld through payroll deduction during purchase periods. At the end of each purchase period, accumulated payroll deductions will be used to purchase stock at a price equal to 85% of the market price at the beginning of the period or the end of the period, whichever is lower. Stock purchased under the Purchase Plan will be subject to a one-year holding period. The Company has reserved 1,000,000 shares of Common Stock for issuance under the Purchase Plan.

 Accounting for Stock Based Compensation

  A summary of option and warrant transactions follows:

                                Outstanding                 Exercisable
                         --------------------------- ---------------------------
                          Options                     Options
                            and     Weighted Average    and     Weighted Average
                         Warrants    Exercise Price  Warrants    Exercise Price
                         ---------  ---------------- ---------  ----------------
Balance at December 31,
 1996...................       --           --             --           --
  Granted............... 3,510,000       $20.00      1,950,000       $20.00
                         ---------       ------      ---------       ------
Balance at December 31,
 1997................... 3,510,000       $20.00      1,950,000       $20.00
  Granted............... 2,544,846        17.91        863,389        13.07
  Exercised.............    (7,930)        4.84         (7,930)        4.84
  Canceled..............   (25,613)       22.27            --           --
                         ---------       ------      ---------       ------
Balance at December 31,
 1998................... 6,021,303       $19.12      2,805,459       $17.91
                         =========       ======      =========       ======

  The following table summarizes information about stock options and warrants outstanding at December 31, 1998:

                             Outstanding                                         Exercisable
   ---------------------------------------------------------------------------------------------------
                                       Weighted Average
   Range of Exercise Prices Options       Remaining     Weighted Average   Options    Weighted Average
   -----------------      and Warrants Contractual Life  Exercise Price  and Warrants  Exercise Price
                          ------------ ---------------- ---------------- ------------ ----------------
      $4.84--$4.84           395,459         9.5 years       $ 4.84         395,459        $ 4.84
      $8.38--$8.38            15,278         9.8             $ 8.38             --            --
    $12.75--$18.38           745,438         9.8             $15.22             --            --
    $19.25--$25.25         4,865,128         9.1             $21.55       2,410,000        $20.29
    --------------         ---------         ----            ------       ---------        ------
    $ 4.84--$25.25         6,021,303         9.2             $19.12       2,805,459        $17.91
    ==============         =========         ====            ======       =========        ======

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)


  Had compensation expense for the Company's stock-based compensation plans and warrants issued to employees been determined based on the fair value at the grant dates, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                                                For the Year
                                                               Ended December
                                                                     31,
                                                               ---------------
                                                                1998    1997
                                                               ------- -------
Net income (loss):
  As reported................................................. $47,463 $ 1,443
  Pro forma................................................... $37,381 $(5,782)
Net income (loss) per share--Basic:
  As reported................................................. $  1.19 $  0.25
  Pro forma................................................... $  0.94 $ (1.02)
Net income (loss) per share--Diluted:
  As reported................................................. $  1.16 $  0.25
  Pro forma................................................... $  0.91 $ (1.02)

  The weighted average fair value of options and warrants granted in 1998 and 1997 was $13.38 and $7.46, respectively. The fair value of options and warrants granted (which is amortized to expense over the option vesting period in determining the pro forma impact) is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                      1998          1997
                                                     -------  -----------------
                                                     Options  Options  Warrants
                                                     -------  -------  --------
Expected life of option............................. 5 years  5 years  2 years
Risk-free interest rate.............................     5.3%    5.76%    5.69%
Expected volatility.................................    63.7%    45.0%    45.0%

Other Employee Benefit Plans

  Several of the Company's subsidiaries have defined contribution benefit plans, such as 401(k) retirement plans, which allow eligible employees to make contributions. Additionally, several of the subsidiaries also provide company matching contributions up to specified levels. Company contribution expense to these plans was $2,880 for the year ended December 31, 1998.

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)


NOTE 15--QUARTERLY FINANCIAL DATA (UNAUDITED)

  The following presents certain unaudited quarterly financial data of the
Company:

                                                1998 Quarters
                                 --------------------------------------------
                                  First   Second   Third    Fourth    Total
                                 ------- -------- -------- --------  --------
Revenues........................ $54,610 $171,661 $252,324 $331,006  $809,601
Gross profit.................... $10,377 $ 36,662 $ 55,238 $ 71,099  $173,376
Operating income................ $ 2,135 $ 12,485 $ 22,519 $ 28,045  $ 65,184
Net income...................... $ 5,081 $ 10,046 $ 15,164 $ 17,172  $ 47,463
Net income per share--Basic..... $  0.15 $   0.26 $   0.35 $   0.38  $   1.19
Net income per share--Diluted
(1)............................. $  0.15 $   0.25 $   0.34 $   0.38  $   1.16
                                                1997 Quarters
                                 --------------------------------------------
                                  First   Second   Third    Fourth    Total
                                 ------- -------- -------- --------  --------
Revenues........................ $17,479 $ 17,393 $ 17,538 $ 17,691  $ 70,101
Gross profit.................... $ 2,807 $  2,759 $  2,732 $  2,946  $ 11,244
Operating income (loss)......... $   259 $    426 $    390 $ (1,607) $   (532)
Net income...................... $   210 $    434 $    299 $    500  $  1,443
Net income per share--Basic
 (1)............................ $  0.10 $   0.12 $   0.08 $   0.04  $   0.25
Net income per share--Diluted
 (1)............................ $  0.09 $   0.12 $   0.08 $   0.04  $   0.25

--------
(1) The arithmetic total of the individual quarterly net income per share amounts does not reconcile to the annual amount of net income per share due to the timing of net income in relation to the issuance of common shares during the course of the year.

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)


NOTE 16--NET EARNINGS PER SHARE

  The Company has adopted SFAS No. 128, "Earnings Per Share," which became effective for financial statements issued for periods ending after December 15, 1997. SFAS No. 128 requires presentation of basic and diluted earnings per share ("EPS") and restatement of EPS data for all prior periods. Basic EPS includes no dilution and is computed by dividing net income by the Company's weighted average shares of Common Stock outstanding. Diluted EPS is computed by dividing net income by the Company's weighted average shares of Common Stock outstanding and dilutive Common Stock equivalents. The following table reconciles the numerators and denominators of the basic and diluted EPS computations for the three years ended December 31, 1998, 1997 and 1996, and for the three months ended March 31, 1999 and 1998.

                                                                      For the
                          For the Year Ended December 31,  Three Months Ended March 31,
                         --------------------------------- -----------------------------
                            1998        1997       1996         1999           1998
                         ----------- ---------- ---------- -------------- --------------
Basic earnings per
 share:
  Net income............ $    47,463 $    1,443 $      415 $       14,733 $        5,081
  Weighted average
   shares outstanding--
   Basic................  39,908,364  5,683,464  1,290,724     45,973,455     32,987,273
                         ----------- ---------- ---------- -------------- --------------
  Net income per share--
   Basic................ $      1.19 $     0.25 $     0.32 $         0.32 $         0.15
                         =========== ========== ========== ============== ==============
Diluted earnings per
 share:
  Net income............ $    47,463 $    1,443 $      415 $       14,733 $        5,081
  Weighted average
   shares outstanding--
   Basic................  39,908,364  5,683,464  1,290,724     45,973,455     32,987,273
  Convertible Non-Voting
   Common Stock.........     373,973     49,315         --            --         500,000
  Common Stock
   equivalents from
   stock options and
   warrants.............     342,903    132,771    115,116        277,080        578,207
  Contingently issuable
   shares...............     303,212        --         --       1,490,423         10,396
                         ----------- ---------- ---------- -------------- --------------
  Total weighted average
   shares outstanding--
   Diluted..............  40,928,452  5,865,550  1,405,840     47,740,958     34,075,876
                         ----------- ---------- ---------- -------------- --------------
  Net income per share--
   Diluted.............. $      1.16 $     0.25 $     0.30 $         0.31 $         0.15
                         =========== ========== ========== ============== ==============

  Outstanding stock options to purchase 1,945,439 and 5,974,775 shares of Common Stock as of December 31, 1998 and March 31, 1999, respectively, were not included in the computation of diluted shares per share because the options' exercise prices were greater than the average market price of the Common Stock during the period.

NOTE 17--SUBSEQUENT EVENTS (UNAUDITED)

  Subsequent to December 31, 1998 and through May 13, 1999, the Company completed three business combinations in the electrical installation and maintenance services business and five business combinations in the mechanical installation and maintenance services business for total consideration of $47,527 in cash and 1,002,507 shares of Common Stock, excluding professional fees. Additionally, there is the potential for the payment of up to an additional $11,600 in cash and shares of Common Stock in connection with contingent consideration agreements.

  As of May 13, 1999, the Company has also entered into letters of intent to acquire eight companies for total consideration of $52,650 in cash and shares of Common Stock.

                       BUILDING ONE SERVICES CORPORATION

                 (Dollars in thousands, except per share data)


  On May 11, 1999 the Company completed its plan to repurchase 25,500,000 shares of common stock for $560,127 (24,618,856 shares at a price of $22.50 per share and 881,144 shares of common stock underlying stock options at $22.50 per share less the exercise price per share of the options). The Company financed the repurchase through available cash, the offering of $200,000 of senior subordinated notes (less discount of $4,508), an investment by Boss Investment LLC, an affiliate of Apollo Management L.P., of 7 1/2% $100,000 convertible subordinated debentures and borrowings under a new credit facility.

  The following unaudited pro forma results of operations give effect to the Tender Offer, including the financing of the Tender Offer, acquisitions completed during the year ended December 31, 1998 and the three months ended March 31, 1999 as if they had been consummated on January 1, 1998, and the effects of certain other pro forma adjustments to the historical financial statements.

                                                             Three Months
                                                            Ended March 31,
                                                         ----------------------
                                                            1999        1998
                                                         ----------  ----------
Revenues................................................ $  373,258  $  336,111
Cost of revenues........................................    298,940     275,515
                                                         ----------  ----------
    Gross profit........................................     74,318      60,596
Selling, general and administrative expenses............     45,702      39,397
Goodwill amortization...................................      3,654       3,308
                                                         ----------  ----------
    Operating income....................................     24,962      17,891
Other (income) expense:
  Interest income.......................................        (17)
  Interest expense......................................     10,829      10,973
  Other, net............................................       (497)     (2,326)
                                                         ----------  ----------
Income before taxes.....................................     14,647       9,244
Provision for income taxes..............................      7,196       4,872
                                                         ----------  ----------
Net income.............................................. $    7,451  $    4,372
                                                         ==========  ==========
Net income per Common Share--Basic...................... $     0.34  $     0.20
                                                         ==========  ==========
Net income per Common Share--Diluted....................       0.31        0.21
                                                         ==========  ==========
Weighted average shares outstanding--Basic.............. 21,910,397  21,578,216
                                                         ==========  ==========
Weighted average shares outstanding--Diluted............ 27,997,422  26,405,533
                                                         ==========  ==========

  Net income per Common Share--Basic is calculated based upon the weighted average shares outstanding assuming the repurchase of 24,618,856 shares occured as of January 1, 1998. Net income per Common Share--Diluted is calculated based upon net income adjusted for a reduction in interest expense assuming conversion of the convertible subordinated debentures in the amount of $4,788, and weighted average shares outstanding adjusted for the conversion of the convertible subordinated debentures into 4,444,444 shares of common stock plus the dilution attributable to options and warrants and contingently issuable shares.

  The pro forma results of operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the Tender Offer and the acquisitions occurred as of January 1, 1998 or the results that may occur in the future.

                       BUILDING ONE SERVICES CORPORATION
                           CONSOLIDATED BALANCE SHEET
                (Dollars in thousands, except per share amounts)
                                  (unaudited)

                                                     September 30, December 31,
                                                         1999          1998
                                                     ------------- ------------
                       ASSETS
Current assets:
  Cash and cash equivalents.........................  $   14,522    $  213,096
  Accounts receivable, net..........................     362,147       246,623
  Costs and estimated earnings in excess of billings
   on uncompleted contracts.........................      49,875        25,441
  Prepaid expenses and other current assets.........      27,632        17,108
                                                      ----------    ----------
    Total current assets............................     454,176       502,268
Property and equipment, net.........................      57,358        38,967
Intangible assets, net..............................     694,501       496,381
Other assets........................................       6,176         6,306
                                                      ----------    ----------
    Total assets....................................  $1,212,211    $1,043,922
                                                      ==========    ==========
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term debt...................................  $    4,401    $    2,167
  Accounts payable..................................      92,036        75,029
  Billings in excess of costs and estimated earnings
   on uncompleted contracts.........................      81,109        58,773
  Accrued compensation..............................      41,669        27,737
  Accrued liabilities...............................      50,492        31,172
                                                      ----------    ----------
    Total current liabilities.......................     269,707       194,878
Long-term debt......................................     438,887         3,287
Convertible junior subordinated debentures..........     101,895           --
Other liabilities...................................       4,706         8,220
                                                      ----------    ----------
    Total liabilities...............................     815,195       206,385
                                                      ----------    ----------
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.001 par value; 11,000,000 au-
   thorized; none issued or
   outstanding......................................         --            --
  Common stock, $.001 par value; 250,000,000 shares
   authorized; 26,080,188 and 45,258,946 shares is-
   sued and outstanding, respectively ..............          26            45
  Additional paid-in capital........................     310,216       832,514
  Treasury stock....................................         --        (41,832)
  Retained earnings.................................      87,339        47,255
  Accumulated other comprehensive income (loss).....        (565)         (445)
                                                      ----------    ----------
    Total stockholders' equity......................     397,016       837,537
                                                      ----------    ----------
    Total liabilities and stockholders' equity......  $1,212,211    $1,043,922
                                                      ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                       BUILDING ONE SERVICES CORPORATION
                      CONSOLIDATED STATEMENT OF OPERATIONS
                (Dollars in thousands, except per share amounts)
                                  (unaudited)

                                   Three Months             Nine Months
                                Ended September 30,     Ended September 30,
                               ----------------------  ----------------------
                                  1999        1998        1999        1998
                               ----------  ----------  ----------  ----------
Revenues...................... $  477,875  $  252,324  $1,265,521  $  478,595
Cost of revenues..............    379,900     197,086   1,011,305     376,318
                               ----------  ----------  ----------  ----------
    Gross profit..............     97,975      55,238     254,216     102,277
Selling, general and adminis-
 trative expenses.............     53,375      30,106     145,863      60,554
Goodwill amortization.........      4,238       2,613      11,511       4,584
Restructuring and recapitali-
 zation charges (Note 6)......        --          --        8,020         --
                               ----------  ----------  ----------  ----------
    Operating income..........     40,362      22,519      88,822      37,139
Other (income) expense:
  Interest expense............     13,062         239      21,279         565
  Interest income.............       (468)     (4,280)     (4,674)    (16,043)
  Other, net..................        270         184        (128)       (134)
                               ----------  ----------  ----------  ----------
Income before provision for
 income taxes.................     27,498      26,376      72,345      52,751
Provision for income taxes....     12,110      11,212      32,261      22,460
                               ----------  ----------  ----------  ----------
Net income.................... $   15,388  $   15,164  $   40,084  $   30,291
                               ==========  ==========  ==========  ==========
Net income per Common Share--
 Basic........................ $     0.60  $     0.35  $     1.14  $     0.79
                               ==========  ==========  ==========  ==========
Net income per Common Share--
 Diluted...................... $     0.54  $     0.34  $     1.08  $     0.77
                               ==========  ==========  ==========  ==========
Weighted average shares out-
 standing--Basic.............. 25,631,194  43,122,092  35,311,455  38,298,295
                               ==========  ==========  ==========  ==========
Weighted average shares out-
 standing-- Diluted........... 30,853,857  44,255,655  38,899,637  39,368,321
                               ==========  ==========  ==========  ==========


   The accompanying notes are an integral part of these financial statements.

                       BUILDING ONE SERVICES CORPORATION
    CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME
                  For the nine months ended September 30, 1999
                             (Dollars in thousands)
                                  (unaudited)

                             Common Stock
                          -------------------
                                                                             Accumulated
                                              Additional                        Other         Total         Total
                            Shares             Paid-in-  Treasury  Retained Comprehensive Stockholders' Comprehensive
                          Outstanding  Amount  Capital    Stock    Earnings Income (loss)    Equity        Income
                          -----------  ------ ---------- --------  -------- ------------- ------------- -------------
Balance, December 31,
 1998...................   45,258,946   $45    $832,514  $(41,832) $47,255      $(445)      $837,537
Stock issued upon
 exercise of options....       29,185               142                                          142
Issuance of common stock
 for acquisitions and
 contingent
 consideration
 agreements.............    5,310,162     6      75,155                                       75,161
Stock issued under
 employee stock purchase
 plan...................       99,735             1,212                                        1,212
Contingently issuable
 shares.................                          3,375                                        3,375
Repurchase of shares in
 Tender Offer (See Note
 3).....................  (24,617,840)  (25)   (562,979)                                    (563,004)
Compensation expense
 related to options
 exercised in Tender
 Offer..................                          2,629                                        2,629
Cancellation of
 treasury stock.........                        (41,832)   41,832
Unrealized loss on
 marketable securities--
 net of tax of $80......                                                         (120)          (120)      $  (120)
Net income..............                                            40,084                    40,084        40,084
                                                                                                           -------
Total comprehensive
 income.................                                                                                   $39,964
                          -----------   ---    --------  --------  -------      -----       --------       =======
Balance, September 30,
 1999...................   26,080,188   $26    $310,216  $    --   $87,339      $(565)      $397,016
                          ===========   ===    ========  ========  =======      =====       ========


   The accompanying notes are an integral part of these financial statements.

                       BUILDING ONE SERVICES CORPORATION
                     CONSOLIDATED STATEMENT OF CASH FLOWS
                            (Dollars in thousands)
                                  (unaudited)

                                                           Nine months ended
                                                             September 30,
                                                           -------------------
                                                             1999       1998
                                                           ---------  --------
Cash flows from operating activities:
 Net income............................................... $  40,084  $ 30,291
 Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation and amortization...........................    22,436     7,946
  Compensation expense related to options exercised.......     2,629       --
  Changes in operating assets and liabilities:
   Accounts receivable....................................   (70,729)  (21,323)
   Costs and estimated earnings in excess of billings.....   (14,873)    3,190
   Prepaid expenses and other current assets..............    (9,928)   (2,237)
   Billings in excess of costs and estimated earnings.....    12,828     9,787
   Accounts payable and accrued liabilities...............    22,668     5,053
  Change in other assets..................................       981       957
                                                           ---------  --------
    Net cash provided by operating activities.............     6,096    33,664
                                                           ---------  --------
Cash flows from investing activities:
 Cash paid for acquisitions, net of cash acquired.........  (131,037) (195,155)
 Purchases of property and equipment......................   (19,656)   (6,677)
 Proceeds on sale of equipment............................       362       740
 Other....................................................       (28)       24
                                                           ---------  --------
    Net cash used in investing activities.................  (150,359) (201,068)
                                                           ---------  --------
Cash flows from financing activities:
 Net payments on short-term debt..........................    (3,544)  (36,355)
 Payments on long-term debt...............................   (14,416)  (28,690)
 Proceeds from long-term debt.............................   549,875     2,239
 Payment of debt issuance costs...........................   (22,219)      --
 Repurchase of common stock including related expenses....  (564,407)      --
 Distribution of S-Corp earnings..........................       --       (628)
 Proceeds (payments) on related party loans...............      (112)      547
 Distribution to minority shareholders....................      (842)      --
 Proceeds from stock options exercised....................       142       217
 Proceeds from issuance of stock under employee stock
  purchase plan...........................................     1,212       174
 Purchase of treasury stock...............................       --    (27,050)
                                                           ---------  --------
    Net cash used in financing activities.................   (54,311)  (89,546)
                                                           ---------  --------
Net decrease in cash and cash equivalents.................  (198,574) (256,950)
Cash and cash equivalents, beginning of period............   213,096   528,972
                                                           ---------  --------
Cash and cash equivalents, end of period.................. $  14,522  $272,022
                                                           =========  ========
The Company issued shares of common stock and cash in connection with certain business combinations during the nine months ended September 30, 1999 and
1998, respectively. The fair values of the assets acquired and liabilities assumed at the dates of acquisition are as follows:
Accounts receivable....................................... $  44,674  $178,497
Costs and earnings in excess of billings..................     9,501    26,045
Prepaid expenses and other current assets.................     2,605    11,225
Property and equipment....................................     8,843    27,530
Intangible assets.........................................   103,453   459,446
Other assets..............................................     2,762     6,293
Short-term debt...........................................    (4,335)  (29,358)
Accounts payable..........................................   (17,954)  (57,420)
Accrued liabilities.......................................   (12,369)  (45,280)
Billings in excess of costs and estimated earnings........    (9,123)  (49,776)
Long-term debt............................................    (1,446)  (40,848)
Other long-term liabilities...............................      (242)   (5,812)
                                                           ---------  --------
Net assets acquired....................................... $ 126,369  $480,542
                                                           =========  ========
These acquisitions were funded as follows:
Common stock, 2,959,661 and 14,443,040 shares,
 respectively............................................. $  39,076  $285,387
Cash, net of cash acquired................................    87,293   195,155
                                                           ---------  --------
                                                           $ 126,369  $480,542
                                                           =========  ========

         See accompanying notes to consolidated financial statements.

                       BUILDING ONE SERVICES CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (unaudited)
               (Dollars in thousands, except per share amounts)

NOTE 1--BUSINESS AND ORGANIZATION

  Building One Services Corporation, ("Building One" or the "Company") is a leading provider of integrated facilities services in the United States. Currently, the Company provides mechanical and electrical installation and maintenance services, and janitorial and maintenance management services. The Company's goal is to become the preeminent single-source provider of facilities services in the United States.

  The interim financial data as of September 30, 1999 and for the three and nine month periods ended September 30, 1999 and September 30, 1998 is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the results for the interim periods. Operating results for interim periods are not necessarily indicative of results that may be expected for the year as a whole. It is suggested that these consolidated financial statements be read in conjunction with the Company's audited consolidated financial statements for the year ended December 31, 1998.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  There were no significant changes in the accounting policies of the Company during the interim periods presented. For a description of these policies, refer to Note 2 of the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

NOTE 3--RECAPITALIZATION PLAN

  On May 11, 1999, the Company completed its recapitalization plan which included the repurchase of 24,617,840 shares of its common stock ("Common Stock") at $22.50 per share for cash and 883,573 shares of the Company's Common Stock underlying stock options at $22.50 per share less the exercise price per share of the options in a tender offer (the "Tender Offer"). Funds utilized for the repurchase totaled $560,084, which were obtained from the Company's available cash, the net proceeds of $195,492 from the issuance of $200,000 of 10 1/2% senior subordinated notes, $100,000 from the issuance of 7 1/2% convertible junior subordinated debentures to Boss Investment LLC, an affiliate of Apollo Management, L.P. ("Apollo") and borrowings under a new credit facility. See Note 5 for unaudited pro forma statement of operations data for the three and nine month periods ended September 30, 1999 and September 30, 1998 which assumes that the recapitalization plan was consummated on January 1, 1998.

  As a result of the Company allowing for the exercise of employee stock options in the Tender Offer, compensation expense of $2,770 ($1,578 after the associated tax benefit) was recognized and is included in the restructuring and recapitalization charges recorded in the nine months ended September 30, 1999. Additionally, $4,323 of expenses were incurred in connection with the Tender Offer which have been reflected as a reduction of stockholders' equity.

NOTE 4--BUSINESS COMBINATIONS

 Purchase Acquisitions

  During the nine months ended September 30, 1999, the Company completed seventeen business combinations that were accounted for under the purchase method of accounting. The consolidated financial statements include the results of these acquired businesses from their respective dates of acquisition. The aggregate consideration paid for these acquisitions consisted of 2,959,661 shares of the Company's Common Stock and $96,843 in cash, including $1,593 of debt assumed and applicable professional fees.

                       BUILDING ONE SERVICES CORPORATION

                                  (unaudited)
               (Dollars in thousands, except per share amounts)


  The total purchase price was allocated to the fair value of the net assets acquired, resulting in goodwill of approximately $103,341. Such allocations are preliminary in nature, pending the outcome of a detailed analysis being performed by the Company of the assets and liabilities acquired. For purposes of computing the estimated purchase price for accounting purposes, the value of the shares on certain acquisitions was determined in consideration of various restrictions on the sale and transferability of the shares issued.

 Contingent Consideration Agreements

  In conjunction with acquisitions consummated in 1998 and 1999, the Company has entered into certain contingent consideration agreements which provide for the payment of cash and shares of Common Stock based on the performance of such acquired companies.

  During the nine months ended September 30, 1999, $89,812 of consideration under these agreements had been earned, consisting of 2,644,698 shares of Common Stock and $45,968 of cash, resulting in additional goodwill in the amount of $86,178. As of September 30, 1999, $43,744 of this cash and applicable professional fees was paid and 2,350,501 of these shares were issued. The remaining cash amount payable of $3,500 has been reflected as a liability as of September 30, 1999 and the additional paid-in capital associated with the shares to be issued has been reflected as contingently issuable shares in the Statement of Stockholders' Equity and Comprehensive Income. These contingently issuable shares have been included in the weighted average shares outstanding for purposes of computing basic and diluted earnings per share for the three and nine month periods ended September 30, 1999. The Company currently estimates the unearned contingent consideration under these remaining agreements to approximate $84,900 as of September 30, 1999.

                       BUILDING ONE SERVICES CORPORATION

                                  (unaudited)
               (Dollars in thousands, except per share amounts)

NOTE 5--UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

  The following unaudited pro forma results of operations give effect to the Company's recapitalization plan, including the Tender Offer, the financing of the Tender Offer, acquisitions completed during the year ended December 31, 1998 and the nine months ended September 30, 1999 as if they had been consummated on January 1, 1998, and the effects of certain other pro forma adjustments to the historical financial statements. Additionally, net income per common share is also presented excluding the restructuring and recapitalization charges discussed in Note 6.

                                    Three Months            Nine Months
                                 Ended September 30,    Ended September 30,
                                ---------------------  ----------------------
                                   1999       1998        1999        1998
                                ---------- ----------  ----------  ----------
Revenues....................... $  487,000 $  414,565  $1,363,487  $1,182,646
Cost of revenues...............    386,551    327,152   1,085,207     945,652
                                ---------- ----------  ----------  ----------
    Gross profit...............    100,449     87,413     278,280     236,994
Selling, general and
 administrative expenses.......     55,281     47,096     157,331     130,571
Goodwill amortization..........      4,373      4,335      13,259      13,005
Restructuring and
 recapitalization charges......                             8,020
                                ---------- ----------  ----------  ----------
    Operating income...........     40,795     35,982      99,670      93,418
Other (income) expense:
  Interest expense.............     12,861     12,789      38,297      38,226
  Other, net...................        269       (460)       (511)     (3,438)
                                ---------- ----------  ----------  ----------
Income before taxes............     27,665     23,653      61,884      58,630
Provision for income taxes.....     12,248     11,025      28,744      28,134
                                ---------- ----------  ----------  ----------
Net income..................... $   15,417 $   12,628  $   33,140  $   30,496
                                ========== ==========  ==========  ==========
Net income per common share--
 Basic......................... $     0.59 $     0.48  $     1.26  $     1.16
                                ========== ==========  ==========  ==========
Net income per common share--
 Diluted....................... $     0.53 $     0.44  $     1.17  $     1.09
                                ========== ==========  ==========  ==========
Weighted average shares
 outstanding--Basic............ 26,357,148 26,233,201  26,357,148  26,233,201
                                ========== ==========  ==========  ==========
Weighted average shares
 outstanding--Diluted.......... 31,470,274 31,346,327  31,538,444  31,414,497
                                ========== ==========  ==========  ==========
Excluding restructuring and
 recapitalization charges:
Net income per common share -
 Basic.........................                        $     1.44
                                                       ==========
Net income per common share -
 Diluted.......................                        $     1.32
                                                       ==========

  Net income per common share--Basic is calculated based upon the weighted average shares outstanding assuming the repurchase of 24,617,840 shares in the Tender Offer occurred as of January 1, 1998. Net income per common share-- Diluted is calculated based upon net income adjusted for a reduction in interest expense assuming conversion of the convertible junior subordinated debentures and weighted average shares outstanding adjusted for the conversion of the convertible junior subordinated debentures into shares of common stock at $22.50 plus the dilution attributable to options and warrants and contingently issuable shares.

  The pro forma results of operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the recapitalization plan, the Tender Offer and the acquisitions occurred as of January 1, 1998 or the results that may occur in the future.

                       BUILDING ONE SERVICES CORPORATION

                                  (unaudited)
               (Dollars in thousands, except per share amounts)


NOTE 6--RESTRUCTURING AND RECAPITALIZATION CHARGES

Recapitalization charges

  As discussed in Note 3, during the second quarter of 1999, the Company completed its recapitalization plan involving the repurchase of 24,617,840 shares of its Common Stock and 883,573 shares of Common Stock underlying stock options. In conjunction with the recapitalization, compensation expense of $2,770 was recognized for stock options exercised and the underlying shares of Common Stock repurchased by the Company.

Restructuring charges

  In the second quarter of 1999, the Company's Board of Directors approved and the Company announced a restructuring plan which included a relocation of the Company's corporate headquarters and integration of the janitorial and maintenance management operations. During the second quarter of 1999 and continuing into the third quarter of 1999, the corporate headquarters was relocated from Washington, D.C. to Minneapolis, Minnesota. In addition, certain back office operations of the janitorial and maintenance management service operations are being consolidated into two locations.

  The restructuring costs include costs directly related to the Company's restructuring in accordance with EITF No. 94-3 which provides specific requirements as to the appropriate recognition of costs associated with employee termination benefits and other exit costs.

  As a result of these restructuring plans, the Company incurred severance costs for certain employees, identified certain assets which are no longer of service and incurred certain lease termination costs.

  The following table sets forth a summary of these restructuring costs.

                                                   Corporate   Janitorial
                                                  Headquarters Operations Total
                                                  ------------ ---------- ------
Severance........................................    $3,530        $900   $4,430
Impaired assets..................................        55         520      575
Lease costs......................................       205          40      245
                                                     ------      ------   ------
Total............................................    $3,790      $1,460   $5,250
                                                     ======      ======   ======

  Included in the $5,250 restructuring charge incurred in the second quarter of 1999 are $4,600 of cash costs and $650 in non-cash related costs. The Company anticipates annual savings of approximately $2,800 as a result of the restructuring.

                       BUILDING ONE SERVICES CORPORATION

                                  (unaudited)
               (Dollars in thousands, except per share amounts)


  The following table is a detailed reconciliation of the restructuring reserve balance from June 30, 1999 to September 30, 1999. The reconciliation reflects the accruals recorded and payments applied during the year.

                                                 June 30,          September 30,
                                                   1999   Payments     1999
Restructuring reserve:                           -------- -------- -------------
  Severance.....................................  $1,396   $(685)      $711
  Lease costs...................................     268     (88)       180
                                                  ------   -----       ----
Total...........................................  $1,664   $(773)      $891
                                                  ------   -----       ----

NOTE 7--LONG TERM DEBT

  In connection with the repurchase of Common Stock under the recapitalization plan, the Company issued $200,000 of 10 1/2% senior subordinated notes, $100,000 of 7 1/2% convertible junior subordinated debentures and entered into a new credit facility to fund the repurchase. The following is a summary of these financing sources obtained in connection with the recapitalization plan.

10 1/2% Senior Subordinated Notes

  In April 1999, the Company completed a private placement offering of $200,000 of 10 1/2% senior subordinated notes. The senior subordinated notes are unsecured, guaranteed by our subsidiaries, require interest to be paid semi-annually on May 1 and November 1 of each year and mature on May 1, 2009. The senior subordinated notes were issued at 97.746%, or a discount of $4,508, which is being amortized over the term of the notes. Additionally, debt issuance costs of $8,255 incurred in connection with the offering, are classified as intangible assets and are being amortized over the 10-year term of the notes.

  The Company may redeem the senior subordinated notes, in whole or in part, at any time on or after May 1, 2002 at specified redemption prices, plus accrued interest. At any time before May 1, 2002, the Company can redeem up to 35% of the outstanding senior subordinated notes with money raised in one or more equity offerings under certain circumstances. Upon a change in control of the Company (as defined in the indenture for the senior subordinated notes), the holders of the senior subordinated notes will have the right to sell the notes to the Company at 101% of the face amount plus accrued interest.

  The indenture governing the senior subordinated notes contains certain covenants relating to, among other things, the Company's ability to incur indebtedness, pay dividends or repurchase capital stock, incur liens, sell or otherwise dispose of a substantial portion of its assets or merge or consolidate with another entity.

  The senior subordinated notes are guaranteed by all but two of the Company's wholly owned subsidiaries and a subsidiary that is 93%-owned. The wholly owned guarantor subsidiaries and the 93%-owned guarantor subsidiary have fully and unconditionally guaranteed the notes on a joint and several basis. The aggregate assets, liabilities, earnings and equity of the wholly owned guarantor subsidiaries and the 93%-owned guarantor subsidiary are substantially equivalent to the assets, liabilities, earnings and equity of the Company on a consolidated basis. The Company has not presented separate financial statements and other disclosures concerning the wholly owned guarantor subsidiaries and the 93%-owned guarantor subsidiary because management has determined that such information is not material to investors. The two non-guarantor subsidiaries, together with the 93%-owned guarantor subsidiary, are inconsequential on an individual and combined basis (i.e., the assets and pre-tax income of and the Company's net investment in the non-guarantor subsidiaries and the 93%-owned subsidiary is less than three percent on an individual and combined basis).

                       BUILDING ONE SERVICES CORPORATION

                                  (unaudited)
               (Dollars in thousands, except per share amounts)


7 1/2% Convertible Junior Subordinated Debentures

  The convertible junior subordinated debentures mature on May 1, 2012 and provide for interest payments at a rate of 7 1/2% to be paid in additional convertible junior subordinated debentures or cash, at the Company's election, for the first five years after their issuance, and in cash thereafter. The holders of a majority of the outstanding principal amount of the convertible junior subordinated debentures, however, will have the right to require the payment of interest in cash after the third and through the fifth anniversary of the issuance of the convertible junior subordinated debentures. In addition, the provisions of the credit facility and the indenture for the senior subordinated notes limit the Company's ability to pay cash interest payments. Debt issuance costs of $4,634 incurred in connection with the debentures are classified as intangible assets and are being amortized over the 13-year term of the debentures.

  The convertible junior subordinated debentures will be convertible into shares of the Company's Common Stock at an initial conversion price of $22.50 per share plus all accrued and unpaid interest. If the convertible junior subordinated debentures are converted prior to the fifth anniversary of their issuance, the amount converted into shares will include additional interest that would have accrued or been paid from the date of conversion through the fifth anniversary of the issuance of the convertible junior subordinated debentures. However, unless the conversion is in connection with a change of control (as defined in the indenture for the convertible junior subordinated debentures), the additional interest will not exceed a total of 30 months of interest. The Company will adjust the conversion price under certain circumstances, including the issuance of shares at a price below the conversion price of the convertible junior subordinated debentures or below the then fair market value of a share.

  The indenture for the convertible junior subordinated debentures limits the Company's ability to, among other things, incur additional indebtedness, pay dividends, repurchase securities or repay certain other indebtedness. The Company's amended and restated certificate of incorporation authorizes the holders of the convertible junior subordinated debentures to vote together with the holders of shares on all of the matters submitted to stockholders for a vote and to elect as a class three of the Company's directors (or, if the Board has more than ten directors, no less than 30% of the directors). The holders of the convertible junior subordinated debentures will be entitled to cast the number of votes that they would be entitled to cast if they had converted the convertible junior subordinated debentures into shares of the Company's Common Stock.

Credit Facility

  The Company's credit facility, which is with a syndicate of banks led by Bankers' Trust Company, consists of a $125,000 term loan and a $225,000 revolving credit facility and matures in April 2004. As of September 30, 1999 the Company had $240,875 of borrowings under this facility. The revolving credit facility bears interest at various rates which are subject to change based on certain levels of financial performance. The weighted average interest rate on the borrowings outstanding under the credit facility was 8.14% as of September 30, 1999. Debt issuance costs of $9,445 incurred in connection with this new credit facility are being amortized over the 5-year term of the credit facility. The credit facility includes a number of significant covenants including, among others, restrictions on the Company's ability to incur additional indebtedness, restrictions on mergers, acquisitions and the disposition of assets, sale and leaseback transactions and capital lease payments, dividends and other distributions and voluntary prepayments on indebtedness. Additionally, the Company is required to comply with certain financial covenants with respect to minimum interest coverage and maximum leverage ratios. As of September 30, 1999, the Company was in compliance with all covenants.

  The fair value of the senior subordinated notes as of September 30, 1999 approximated $189,000. The estimated fair value of the convertible junior subordinated debentures and the credit facility approximate their carrying values.

                       BUILDING ONE SERVICES CORPORATION

                                  (unaudited)
               (Dollars in thousands, except per share amounts)


NOTE 8--COST AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

                                                              September 30, 1999
                                                              ------------------
Costs incurred on uncompleted contracts......................     $1,242,195
Estimated earnings...........................................        223,416
                                                                  ----------
                                                                   1,465,611
Less: Billings to date.......................................      1,496,845
                                                                  ----------
                                                                  $  (31,234)
                                                                  ==========

  Included in the accompanying balance sheet under the following captions:

                                                            September 30, 1999
                                                            ------------------
Costs and estimated earnings in excess of billings on
 uncompleted contracts.....................................      $ 49,875
Billings in excess of costs and estimated earnings on
 uncompleted contracts.....................................       (81,109)
                                                                 --------
                                                                 $(31,234)
                                                                 ========

NOTE 9--SEGMENT DATA

  The Company has two reportable segments: mechanical/electrical and janitorial. The mechanical/electrical segment offers a single source for designing, installing, maintaining and upgrading a facility's electrical systems as well as providing a facility's mechanical, HVAC and plumbing needs. The janitorial segment provides a wide variety of facility cleaning and maintenance management services nationwide.

  The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on income from operations of the respective business units prior to unallocated corporate expenses.

  The Company's reportable segments offer different products and services. Intersegment transactions are accounted for as if they were to third parties, that is, at current market prices. All of the Company's revenues are derived from domestic sources.

                       BUILDING ONE SERVICES CORPORATION

                                  (unaudited)
               (Dollars in thousands, except per share amounts)

  Prior to January 1, 1999, the Company had three reportable segments: mechanical, electrical and janitorial. Effective January 1, 1999, the Company changed the structure of its internal organization and as a result the mechanical and electrical segments have been combined into one reportable segment.

  Segment information for the three and nine month periods ended September 30, 1999 and 1998 was as follows (in thousands):

                                          Mechanical
                                        and Electrical Janitorial  Consolidated
                                        -------------- ----------- ------------
  Three month period ended September
   30, 1999:
  Revenues.............................    $ 412,458   $    65,417 $   477,875
  Operating costs......................      369,517        59,830     429,347
                                         -----------   ----------- -----------
  Subtotal.............................       42,941         5,587      48,528
  Goodwill amortization................        3,648           590       4,238
                                         -----------   ----------- -----------
  Segment operating income.............  $    39,293   $     4,997      44,290
                                         ===========   =========== ===========
  Unallocated corporate expenses.......                                (3,928)
                                                                   -----------
  Income from operations...............                            $    40,362
                                                                   ===========
  Three month period ended September
   30, 1998:
  Revenues.............................    $ 206,065   $    46,259   $ 252,324
  Operating costs......................      182,567        42,186     224,753
                                         -----------   ----------- -----------
  Subtotal.............................       23,498         4,073      27,571
  Goodwill amortization................        2,115           498       2,613
                                         -----------   ----------- -----------
  Segment operating income.............  $    21,383   $     3,575      24,958
                                         ===========   =========== ===========
  Unallocated corporate expenses.......                                (2,439)
                                                                   -----------
  Income from operations...............                            $    22,519
                                                                   ===========
  Nine month period ended September 30,
   1999:
  Revenues.............................   $1,087,830      $177,691  $1,265,521
  Operating costs......................      983,082       165,153   1,148,235
                                         -----------   ----------- -----------
  Subtotal.............................      104,748        12,538     117,286
  Goodwill amortization................        9,719         1,792      11,511
                                         -----------   ----------- -----------
  Segment operating income.............  $    95,029     $  10,746     105,775
                                         ===========   =========== ===========
  Unallocated corporate expenses.......                               (16,953)
                                                                   -----------
  Income from operations...............                            $    88,822
                                                                   ===========

                       BUILDING ONE SERVICES CORPORATION

                                  (unaudited)
                (Dollars in thousands, except per share amounts)

                              Mechanical
                            and Electrical Janitorial Consolidated
                            -------------- ---------- ------------
  Nine month period ended
   September 30, 1999
   (before restructuring
   and recapitalization
   charges):
  Revenues.................   $1,087,830     $177,691  $1,265,521
  Operating costs..........      983,082      163,693   1,146,775
                              ----------   ---------- -----------
  Subtotal.................      104,748       13,998     118,746
  Goodwill amortization....        9,719        1,792      11,511
                              ----------   ---------- -----------
  Segment operating
   income..................   $   95,029   $   12,206     107,235
                              ==========   ========== ===========
  Unallocated corporate
   expenses................                              (10,393)
                                                      -----------
  Income from operations...                           $    96,842
                                                      ===========
  Nine month period ended
   September 30, 1998:
  Revenues.................    $ 370,455    $ 108,140   $ 478,595
  Operating costs..........      331,332      100,542     431,874
                              ----------   ---------- -----------
  Subtotal.................       39,123        7,598      46,721
  Goodwill amortization....        3,723          861       4,584
                              ----------   ---------- -----------
  Segment operating
   income..................   $   35,400   $    6,737      42,137
                              ==========   ========== ===========
  Unallocated corporate
   expenses................                               (4,998)
                                                      -----------
  Income from operations...                            $   37,139
                                                      ===========
                            Mechanical and
                              Electrical   Janitorial  Corporate   Consolidated
                            -------------- ---------- ------------ ------------
Total assets
  September 30, 1999.......   $1,030,433    $ 146,061    $ 35,717  $ 1,212,211
  December 31, 1998........      761,221      121,660     161,041    1,043,922

                       BUILDING ONE SERVICES CORPORATION

                                  (unaudited)
                (Dollars in thousands, except per share amounts)


NOTE 10 -- EARNINGS PER SHARE

  The following table reconciles the numerators and denominators of the basic and diluted earnings per share computations for the three and nine month periods ended September 30, 1999 and 1998.

                                  Three Months Ended       Nine Months Ended
                                     September 30,           September 30,
                                ----------------------- -----------------------
                                   1999        1998        1999        1998
                                ----------- ----------- ----------- -----------
Basic earnings per share:
  Net income................... $    15,388 $    15,164 $    40,084 $    30,291
  Weighted average shares
   outstanding--Basic..........  25,631,194  43,122,092  35,311,455  38,298,295
                                ----------- ----------- ----------- -----------
  Net income per share--Basic.. $      0.60 $      0.35 $      1.14 $      0.79
                                =========== =========== =========== ===========
Diluted earnings per share:
  Net income................... $    15,388 $    15,164 $    40,084 $    30,291
  Plus: Interest expense on 7
   1/2% convertible junior
   subordinated debentures and
   related amortization expense
   on debt issue costs net of
   applicable income taxes.....       1,218                   2,003
                                ----------- ----------- ----------- -----------
  Net income on an as if
   converted basis............. $    16,606 $    15,164 $    42,087 $    30,291
                                =========== =========== =========== ===========
  Weighted average shares
   outstanding--Basic..........  25,631,194  43,122,092  35,311,455  38,298,295
  Convertible non-voting common
   stock.......................                 500,000                 500,000
  Common stock equivalents from
   stock options and warrants..      84,295     192,711     152,466     389,347
  Contingently issuable
   shares......................     638,081     440,852     942,335     180,679
  Convertible junior
   subordinated debentures, on
   an as if converted basis       4,500,287               2,493,381
                                ----------- ----------- ----------- -----------
  Total weighted average shares
   outstanding--Diluted........  30,853,857  44,255,655  38,899,637  39,368,321
                                ----------- ----------- ----------- -----------
  Net income per share--
   Diluted..................... $      0.54 $      0.34 $      1.08 $      0.77
                                =========== =========== =========== ===========

                       BUILDING ONE SERVICES CORPORATION

                                  (unaudited)
               (Dollars in thousands, except per share amounts)


  Outstanding stock options and warrants to purchase 3,713,761 shares of Common Stock as of September 30, 1999 were not included in the computation of diluted earnings per share because the options' exercise prices were higher than the average market price of the Common Stock during the period.

NOTE 11 - SUBSEQUENT EVENTS

  On November 2, 1999, the Board of Directors of the Company unanimously approved a merger with Group Maintenance America Corp. (GroupMAC). Under the terms of the merger, each outstanding share of the Company's Common Stock will be exchanged for 1.25 shares of GroupMAC common stock. As part of the merger, GroupMAC shareholders may elect to receive cash for up to 50% of their shares at $13.50 per share (up to $150 million in the aggregate), subject to pro-ration. If this cash election is fully subscribed, approximately 11 million GroupMAC shares (or approximately 29% of its shares currently outstanding) will be cancelled in the merger. The transaction is expected to be tax-free to the shareholders of both companies, except GroupMAC shareholders to the extent of any cash they elect to receive, and will be accounted for under the purchase method of accounting.

  Concurrent with the closing of the merger, Apollo will exchange its convertible junior subordinated debentures and $150 million of cash for approximately $255 million of GroupMAC convertible preferred stock. The cash proceeds from the investment will be used to fund the cash election option described above. The preferred stock will bear a coupon rate of 7.25%, will be payable on a quarterly basis, and will mature in 2012. The preferred stock will be convertible into GroupMAC common stock at a conversion price of $14.00 per common share.

  An underwritten commitment letter from Bank of America, N.A. and Chase Bank of Texas, N.A. (as Co-Lead Arrangers and Co-Book Managers) to provide a total of $800 million in financing has been received by GroupMAC. It is anticipated that this financing will be used to satisfy all outstanding obligations under the Company's and GroupMAC's credit facilities. It is also expected that the Company's $200 million of senior subordinated debt will be assumed by GroupMAC and remain outstanding, and that GroupMAC will refinance its senior subordinated notes.

  The merger is subject to the approval of both companies' shareholders, concurrent completion of the Apollo investment, regulatory approval and other customary closing conditions, and is expected to close in the first quarter of 2000.

                        GROUP MAINTENANCE AMERICA CORP.

                   UNAUDITED PRO FORMA FINANCIAL STATEMENTS

  The following unaudited pro forma financial statements utilize the historical financial statements of GroupMAC as of September 30, 1999 and for the nine months ended September 30, 1999, and for the year ended December 31, 1998 and give effect to (i) the pre-acquisition financial information of 39 companies acquired during 1998 (the "1998 Acquisition Companies") and (ii) the pre-acquisition financial information of 13 companies acquired during 1999 (the "1999 Acquisition Companies").

  All of the acquisitions were accounted for under the purchase method of accounting. These unaudited pro forma combined financial statements are based on the historical financial statements of the acquired companies and estimates and assumptions set forth below and in the notes to the unaudited pro forma financial statements.

  The unaudited pro forma balance sheet represents the historical consolidated balance sheet of GroupMAC as adjusted for the refinancing transactions highlighted in Note 3 below as if such transactions occurred on September 30, 1999. The accompanying unaudited pro forma statements of operations of GroupMAC combine the historical statements of operations of GroupMAC and the statements of operations of the acquired entities as if such acquisitions had occurred on January 1, 1998.

  GroupMAC has analyzed the savings that it expects to realize from reductions in salaries and certain benefits to the owners of the acquired companies. To the extent the owners of the acquired entities have agreed prospectively to reductions in salary, bonuses and benefits, these reductions have been reflected in the unaudited pro forma combined statements of operations.

  The pro forma adjustments are based on available information and certain assumptions that management deems appropriate and may be revised as additional information becomes available. The pro forma financial data do not purport to represent what GroupMAC's financial position or results of operations would actually have been if such transactions had in fact occurred on those dates and are not necessarily representative of GroupMAC's financial position or results of operations for any future period. Since the acquisitions have not historically been under common control or management, historical pro forma results may not be indicative of or comparable to future performance. The unaudited pro forma financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in GroupMAC's annual report on Form 10-K/A for the fiscal year ended December 31, 1998 and the unaudited consolidated condensed financial statements and notes thereto included in GroupMAC's quarterly report on Form 10-Q for the quarter ended September 30, 1999.

                        GROUP MAINTENANCE AMERICA CORP.

                       UNAUDITED PRO FORMA BALANCE SHEET

                               September 30, 1999
                                 (in thousands)

                                                       Pro Forma
                                            GroupMAC  Adjustments     Pro Forma
                                           ---------- -----------     ---------
                  ASSETS
CURRENT ASSETS:
 Cash and cash equivalents................ $    6,496   $(6,496)(a)   $     --
 Accounts receivable, net of allowance....    317,344        --        317,344
 Inventories..............................     20,635        --         20,635
 Costs and estimated earnings in excess of
  billings on uncompleted contracts.......     50,299        --         50,299
 Prepaid expenses and other current
  assets..................................      8,167        --          8,167
 Deferred tax asset.......................      9,750        --          9,750
                                           ----------   -------       --------
  Total current assets....................    412,691    (6,496)       406,195
PROPERTY AND EQUIPMENT, net...............     55,913        --         55,913
GOODWILL, net.............................    518,003        --        518,003
DEFERRED DEBT ISSUE COSTS.................     13,568        --         13,568
OTHER LONG-TERM ASSETS....................      1,744        --          1,744
                                           ----------   -------       --------
  Total assets............................ $1,001,919   $(6,496)      $995,423
                                           ==========   =======       ========
   LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Short-term borrowings and current
  maturities of long-term debt............ $    1,408   $(1,408)(b)   $     --
 Accounts payable.........................     92,510        --         92,510
 Accrued compensation.....................     42,981        --         42,981
 Accrued liabilities......................     27,934        --         27,934
 Due to related parties...................      5,432    (5,432)(c)         --
 Billings in excess of costs and estimated
  earnings on uncompleted contracts.......     47,997        --         47,997
 Deferred service revenue.................      5,022        --          5,022
 Income taxes payable.....................      8,844        --          8,844
 Other current liabilities................      2,746        --          2,746
                                           ----------   -------       --------
  Total current liabilities...............    234,874    (6,840)       228,034
REVOLVING CREDIT FACILITY.................    218,500       344 (a-c)  218,844
SENIOR SUBORDINATED NOTES.................    130,000        --        130,000
JUNIOR SUBORDINATED NOTES.................      4,150        --          4,150
DEFERRED TAX LIABILITY....................      1,486        --          1,486
OTHER LONG-TERM LIABILITIES...............      3,084        --          3,084
SHAREHOLDERS' EQUITY
 Common stock.............................         38        --             38
 Additional paid-in capital...............    382,949        --        382,949
 Retained earnings........................     26,838        --         26,838
                                           ----------   -------       --------
  Total shareholders' equity..............    409,825        --        409,825
                                           ----------   -------       --------
  Total liabilities and shareholders'
   equity................................. $1,001,919   $(6,496)      $995,423
                                           ==========   =======       ========

    The accompanying notes are an integral part of these unaudited pro forma financial statements.

                        GROUP MAINTENANCE AMERICA CORP.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998
                     (in thousands, except per share data)

                                      1998        1999
                                   Acquisition Acquisition  Pro Forma
                         GroupMAC   Companies   Companies  Adjustments    Pro Forma
                         --------  ----------- ----------- -----------    ----------
REVENUES................ $761,541   $314,878    $365,054    $     --      $1,441,473
COST OF SERVICES........  585,396    248,518     292,374          --       1,126,288
                         --------   --------    --------    --------      ----------
  Gross profit..........  176,145     66,360      72,680          --         315,185
SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSES...............  118,119     43,934      40,155     (11,218)(a)     190,990
AMORTIZATION OF
 GOODWILL...............    5,960         --          --       7,386(b)       13,346
                         --------   --------    --------    --------      ----------
  Income from
   operations...........   52,066     22,426      32,525       3,832         110,849
OTHER INCOME (EXPENSE):
  Interest expense......   (6,595)      (749)     (1,583)    (22,706)(c)     (31,633)
  Interest income.......      407        271         299        (977)(d)          --
  Other.................      377        496         542          --           1,415
                         --------   --------    --------    --------      ----------
  Income before income
   tax provision........   46,255     22,444      31,783     (19,851)         80,631
INCOME TAX PROVISION....   20,326      1,124       5,099       8,664(e)       35,213
                         --------   --------    --------    --------      ----------
NET INCOME.............. $ 25,929   $ 21,320    $ 26,684    $(28,515)     $   45,418
                         ========   ========    ========    ========      ==========
NET INCOME PER SHARE--
 BASIC.................. $   0.94                                         $     1.18
                         ========                                         ==========
WEIGHTED AVERAGE
 SHARES--BASIC..........   27,544                                             38,412(f)
                         ========                                         ==========
NET INCOME PER SHARE--
 DILUTED................ $   0.93                                         $     1.17
                         ========                                         ==========
WEIGHTED AVERAGE
 SHARES--DILUTED........   27,948                                             38,968(f)
                         ========                                         ==========


    The accompanying notes are an integral part of these unaudited pro forma financial statements.

                        GROUP MAINTENANCE AMERICA CORP.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                     (in thousands, except per share data)

                                           1999
                           GroupMAC and Acquisition  Pro Forma
                           Subsidiaries  Companies  Adjustments   Pro Forma
                           ------------ ----------- -----------   ----------
REVENUES.................   $1,121,471    $93,072     $    --     $1,214,543
COST OF SERVICES.........      890,287     75,886          --        966,173
                            ----------    -------     -------     ----------
  Gross profit...........      231,184     17,186          --        248,370
SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSES................      142,829     10,823        (710)(a)    152,942
AMORTIZATION OF
 GOODWILL................        9,234         --         775 (b)     10,009
                            ----------    -------     -------     ----------
  Income from
   operations............       79,121      6,363         (65)        85,419
OTHER INCOME (EXPENSE):
  Interest expense.......      (20,777)      (152)     (2,796)(c)    (23,725)
  Interest income........          314        106        (420)(d)         --
  Other..................          529        (85)         --            444
                            ----------    -------     -------     ----------
   Income before income
    tax provision........       59,187      6,232      (3,281)        62,138
INCOME TAX PROVISION.....       25,767        615         676 (e)     27,058
                            ----------    -------     -------     ----------
NET INCOME...............   $   33,420    $ 5,617     $(3,957)    $   35,080
                            ==========    =======     =======     ==========
NET INCOME PER SHARE--
 BASIC...................   $     0.91                            $     0.91
                            ==========                            ==========
WEIGHTED AVERAGE SHARES--
 BASIC...................       36,646                                38,412 (f)
                            ==========                            ==========
NET INCOME PER SHARE--
 DILUTED.................   $     0.90                            $     0.91
                            ==========                            ==========
WEIGHTED AVERAGE SHARES--
 DILUTED.................       36,980                                38,737 (f)
                            ==========                            ==========


    The accompanying notes are an integral part of these unaudited pro forma financial statements.

                        GROUP MAINTENANCE AMERICA CORP.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1. BACKGROUND

  The respective results of operations for the 1998 Acquisition Companies from January 1, 1998 to the dates of the acquisitions were combined with the actual results of operations of the Company and the 1999 Acquisition Companies for the twelve months ended December 31, 1998 to determine the pro forma results of operations for the twelve months ended December 31, 1998.

  The respective results of operations for the 1999 Acquisition Companies from January 1, 1999 to the dates of acquisition were combined with the actual results of operations of the Company for the nine months ended September 30, 1999 to determine the pro forma results of operations for the nine months ended September 30, 1999.

2. ACQUISITIONS

  The results of operations of the acquired businesses are included in the actual results of operations of GroupMAC from the date of acquisition, and the historical balance sheet at September 30, 1999 includes all acquisitions completed by GroupMAC to date. All of the acquisitions are accounted for as purchases. The cash consideration associated with the acquisition of the 1999 Acquisition Companies was provided by borrowings under an amended and restated credit agreement (the "Credit Agreement").

  Several former owners of the acquired companies have the ability to receive additional amounts of purchase price, payable in cash and common stock in 1999 through 2001, contingent upon the occurrence of future events. GroupMAC will record such contingent consideration as additional purchase price when earned. GroupMAC currently estimates the unearned contingent consideration under these agreements to approximate $6.0 million in cash and shares of common stock as of September 30, 1999.

3. UNAUDITED PRO FORMA BALANCE SHEET ADJUSTMENTS

  The following summarizes unaudited pro forma combined balance sheet adjustments:

  a) Records the utilization of cash on hand at September 30, 1999 to reduce borrowings in connection with acquisitions under the Credit Agreement.

  b) Records the refinancing of debt assumed and outstanding at September 30, 1999 in connection with acquisitions completed prior to that date through borrowings under the Credit Agreement.

  c) Records the funding of amounts due to related parties at September 30, 1999 in connection with acquisitions completed prior to that date through borrowings under the Credit Agreement.

4. UNAUDITED PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS

  The following summarizes unaudited pro forma combined statement of operations adjustments:

  a) Reflects the prospective reduction in salaries, bonuses and benefits to the owners of the acquired companies to which they have agreed. These reductions in salaries, bonuses and benefits are in accordance with the terms of the employment agreements. Such employment agreements are primarily for three years, contain restrictions related to competition and provide severance for termination of employment in certain circumstances.

  b) Reflects the amortization of goodwill to be recorded as a result of the acquisitions over a 40-year estimated life.

                        GROUP MAINTENANCE AMERICA CORP.

  c) Represents the adjustment necessary to reflect interest expense related to borrowings under the Credit Agreement to fund the cash portion of the purchase price and the assumption of debt related to the 1998 and 1999 Acquisition Companies, interest related to Senior Subordinated Notes used to retire amounts outstanding under the Credit Agreement, and interest related to the junior subordinated debt. A summary of the historical and pro forma debt outstanding and a summary of the pro forma interest expense (including amounts recognized in the historical financial statements) assuming the acquisitions occurred on January 1, 1998, follows in Note 5.

  d) Reflects the reduction to historical interest income related to existing and acquired cash, all of which is assumed to be used for the acquisition of the 1998 and 1999 Acquisition Companies.

  e) Reflects the incremental provision for federal and state income taxes relating to the compensation differential and other pro forma adjustments discussed in this Note 4 as well as income taxes on S Corporation earnings.

  f) Weighted average shares outstanding include the following (in thousands):

                                                                   Nine Months
                                                    Twelve Months     Ended
                                                        Ended     September 30,
                                                    December 31,  -------------
                                                        1998          1999
                                                    ------------- -------------
   Shares issued and outstanding at September 30,
    1999..........................................     38,344        38,344
   Shares to be issued for companies acquired
    prior to September 30, 1999...................         68            68
                                                       ------        ------
   Weighted average shares outstanding--basic.....     38,412        38,412
   Incremental effect of options and warrants on
    shares outstanding............................        556           325
                                                       ------        ------
   Weighted average shares outstanding--diluted...     38,968        38,737
                                                       ======        ======

                        GROUP MAINTENANCE AMERICA CORP.

5. PRO FORMA INTEREST EXPENSE (in thousands)

                                                                                         Interest Expense
                                                                                    ------------------------------
                                                   September 30,                    Twelve Months     Nine Months
                                                       1999                             Ended            Ended
                         September 30,  Pro Forma    Pro Forma         Interest     December 31,     September 30,
                         1999 Balances Adjustments   Balances            Rate           1998             1999
                         ------------- ----------- -------------       --------     -------------    -------------
Short-Term Senior Debt:
 Historical September
  30, 1999 short-term
  debt..................   $  1,408      $(1,408)    $     --                          $    --          $    --
                           --------      -------     --------                          -------          -------
   Total short-term
    senior debt/interest
    expense.............   $  1,408      $(1,408)    $     --(i)                       $    --          $    --
                           ========      =======     ========                          =======          =======
Long-Term Senior Debt:
 Historical September
  30, 1999 Credit
  Agreement.............   $218,500      $(1,064)    $217,436            6.88%(iii)    $14,959          $11,219
 Refinance short-term
  debt..................         --        1,408        1,408            6.88%(iii)         97               73
 Letter of Credit Fees
  under the Credit
  Agreement.............         --           --           --                               48               36
 Commitment Fees under
  the Credit
  Agreement.............         --           --           --                              762(vi)          572
 Amortization of
  related deferred debt
  issue costs...........         --           --           --                            1,704(vii)       1,278
                           --------      -------     --------                          -------          -------
   Total long-term
    senior debt/interest
    expense.............   $218,500      $   344     $218,844(i),(ii)    8.03%         $17,570          $13,178
                           ========      =======     ========           ======         =======          =======
Long-Term Senior
 Subordinated Debt:
 Historical September
  30, 1999 Senior
  Subordinated Notes....   $130,000      $    --     $130,000            9.75%(iv)     $12,675          $ 9,506
 Amortization of
  related deferred debt
  issue costs...........         --           --           --                            1,101(viii)        826
                           --------      -------     --------                          -------          -------
   Total long-term
    senior subordinated
    debt/interest
    expense.............   $130,000      $    --     $130,000           10.60%         $13,776          $10,332
                           ========      =======     ========           ======         =======          =======
Long-Term Junior
 Subordinated Debt:
 Historical September
  30, 1999 long-term
  debt..................   $  1,650      $    --     $  1,650            6.00%(v)      $    99          $    74
 Historical September
  30, 1999 long-term
  debt..................      2,500           --        2,500            7.50%(v)          188              141
                           --------      -------     --------                          -------          -------
   Total long-term
    junior subordinated
    debt/interest
    expense.............   $  4,150      $    --     $  4,150            6.92%         $   287          $   215
                           ========      =======     ========           ======         =======          =======
Total debt/interest
 expense................   $354,058      $(1,064)    $352,994            8.96%         $31,633          $23,725
                           ========      =======     ========           ======         =======          =======

--------
(i)    Represents total senior indebtedness.
(ii)   Represents total guarantor senior indebtedness.
(iii)  Represents the current borrowing rates under the Credit Agreement.
(iv)   Represents the coupon interest rate for the Senior Subordinated Notes.
(v) Represents the respective contractual interest rates for these issues of junior subordinated debt.
(vi) Represents commitment fees on unused capacity on the Credit Agreement at an annual rate of 0.375%.
(vii) Represents amortization of deferred debt issue costs over the remaining life of the Credit Agreement.
(viii) Represents amortization of deferred debt issue costs over the ten-year life of the related Senior Subordinated Notes.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Group Maintenance America Corp.:

  We have audited the accompanying consolidated balance sheets of Group Maintenance America Corp. and Subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1998, the ten months ended December 31, 1997 and the year ended February 28, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Group Maintenance America Corp. and Subsidiaries as of December 31, 1998 and 1997 and the results of their operations and their cash flows for the year ended December 31, 1998, the ten months ended December 31, 1997 and the year ended February 28, 1997, in conformity with generally accepted accounting principles.

                                          KPMG LLP

Houston, Texas
February 23, 1999

                GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        (in thousands, except par value)

                                                              December 31,
                          ASSETS                            ------------------
                                                              1998      1997
                                                            --------  --------
Current Assets:
  Cash and cash equivalents................................ $  2,371  $ 25,681
  Accounts receivable, net of allowance for doubtful
   accounts of $5,355 and $1,825, respectively.............  187,251    45,516
  Inventories..............................................   17,843     8,834
  Costs and estimated earnings in excess of billings on
   uncompleted contracts...................................   26,533     3,116
  Prepaid expenses and other current assets................    6,134     1,013
  Deferred tax assets......................................    7,579     1,647
  Refundable income taxes..................................    3,341       --
                                                            --------  --------
    Total current assets...................................  251,052    85,807
Property and Equipment, net................................   39,192    11,312
Goodwill, net of accumulated amortization of $6,593 and
 $633, respectively........................................  398,714    84,533
Deferred Tax Assets........................................      --      4,739
Refundable Income Taxes....................................      --      4,529
Other Long-Term Assets.....................................   12,123     1,767
                                                            --------  --------
    Total assets........................................... $701,081  $192,687
                                                            ========  ========
           LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Short-term borrowings and current maturities of long-term
   debt.................................................... $ 12,959   $ 2,769
  Accounts payable and accrued expenses....................   99,205    28,519
  Due to related parties...................................   14,961     3,358
  Billings in excess of costs and estimated earnings on
   uncompleted contracts...................................   27,830     4,737
  Deferred service contract revenue........................    4,429     3,305
  Income taxes payable.....................................    2,028        31
  Other current liabilities................................    3,199     2,610
                                                            --------  --------
    Total current liabilities..............................  164,611    45,329
Revolving Credit Facility..................................  195,000       169
Junior Subordinated Notes..................................   16,000       --
Deferred Tax Liabilities...................................      733       --
Due to Related Parties.....................................      --      9,745
Other Long-Term Liabilities................................    8,808       791
Commitments and Contingencies
Shareholders' Equity:
  Preferred stock, $1.00 par value; 50,000 shares
   authorized; none issued and outstanding.................      --        --
  Common stock, $0.001 par value; 100,000 shares
   authorized; 33,154 and 20,629 shares issued and
   outstanding, respectively...............................       33        21
  Additional paid-in capital...............................  322,478   169,143
  Retained deficit.........................................   (6,582)  (32,511)
                                                            --------  --------
    Total shareholders' equity.............................  315,929   136,653
                                                            --------  --------
    Total liabilities and shareholders' equity............. $701,081  $192,687
                                                            ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                       Ten months
                                          Year ended     ended      Year ended
                                         December 31, December 31, February 28,
                                             1998         1997         1997
                                         ------------ ------------ ------------
Revenues................................   $761,541     $138,479     $81,880
Cost of Services........................    585,396      101,762      58,506
                                           --------     --------     -------
  Gross Profit..........................    176,145       36,717      23,374
Selling, General and Administrative
 Expenses...............................    117,951       28,643      19,811
Amortization of Goodwill................      5,960          633         --
Compensation Expense From Reverse
 Acquisition and Issuance of Management
 Shares and Stock Options...............        168        7,219         --
                                           --------     --------     -------
  Income from operations................     52,066          222       3,563
Other Income (Expense):
  Interest expense......................     (6,595)      (1,542)        (82)
  Interest income.......................        407          398         171
  Other.................................        377          112         256
                                           --------     --------     -------
    Income (loss) before income tax
     provision..........................     46,255         (810)      3,908
Income Tax Provision....................     20,326        2,832       1,572
                                           --------     --------     -------
Net Income (Loss).......................   $ 25,929     $ (3,642)    $ 2,336
                                           ========     ========     =======
Basic Earnings (Loss) Per Share:
  Earnings (Loss) Per Share.............   $   0.94     $  (0.34)    $  0.45
                                           ========     ========     =======
  Weighted Average Shares Outstanding...     27,544       10,800       5,172
                                           ========     ========     =======
Diluted Earnings (Loss) Per Share:
  Earnings (Loss) Per Share.............   $   0.93     $  (0.34)    $  0.45
                                           ========     ========     =======
  Weighted Average Shares Outstanding...     27,948       10,800       5,172
                                           ========     ========     =======


  The accompanying notes are an integral part of these consolidated financial statements.

                GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (in thousands)

                          Common Stock   Additional Retained                             Total
                          --------------  Paid-In   Earnings  Treasury Subscriptions Shareholders'
                          Shares  Amount  Capital   (Deficit)  Stock    Receivable      Equity
                          ------  ------ ---------- --------- -------- ------------- -------------
BALANCE, February 29,
 1996...................   5,692   $ 6    $  2,701   $ 3,667   $  --      $  --        $  6,374
 Purchases of stock.....     --    --          --        --    (2,112)       --          (2,112)
 Repurchase of
  warrants..............     --    --          --       (600)     --         --            (600)
 Cancellation of
  treasury stock........  (1,040)   (1)        (55)   (2,056)   2,112        --             --
 Distributions to
  shareholders..........     --    --          --         (7)     --         --              (7)
 Net income.............     --    --          --      2,336      --         --           2,336
                          ------   ---    --------   -------   ------     ------       --------
BALANCE, February 28,
 1997...................   4,652     5       2,646     3,340      --         --           5,991
 Purchases of acquired
  companies.............   5,612     6      58,781       --       --      (6,153)        52,634
 Public offering, net of
  offering costs........   8,340     8     103,543       --       --         --         103,551
 Compensation expense
  from issuance of
  management shares and
  stock options.........       5   --          241       --       --         --             241
 Preferred stock issued
  to Airtron
  shareholders in
  reverse acquisition...     --    --          --    (14,873)     --         --         (14,873)
 Distribution to Airtron
  shareholders in
  reverse acquisition...     --    --          --    (17,336)     --         --         (17,336)
 Shares issued under
  subscription
  agreement.............   2,000     2         --        --       --       6,153          6,155
 Exercise of stock
  options...............      20   --           61       --       --         --              61
 Common stock to be
  issued in
  acquisitions..........     --    --        3,871       --       --         --           3,871
 Net loss...............     --    --          --     (3,642)     --         --          (3,642)
                          ------   ---    --------   -------   ------     ------       --------
BALANCE, December 31,
 1997...................  20,629    21     169,143   (32,511)     --         --         136,653
 Purchases of acquired
  companies.............  12,455    12     148,762       --       --         --         148,774
 Debenture conversion...      68   --          820       --       --         --             820
 Compensation expense
  from issuance of
  management shares and
  stock options.........                       168                                          168
 Exercise of stock
  options...............       2   --           10       --       --         --              10
 Common stock to be
  issued in
  acquisitions..........     --    --        3,575       --       --         --           3,575
 Net income.............     --    --          --     25,929      --         --          25,929
                          ------   ---    --------   -------   ------     ------       --------
BALANCE, December 31,
 1998...................  33,154   $33    $322,478   $(6,582)  $  --      $  --        $315,929
                          ======   ===    ========   =======   ======     ======       ========


  The accompanying notes are an integral part of these consolidated financial statements.

                GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                         Ten months
                                           Year ended      ended      Year ended
                                          December 31,  December 31, February 28,
                                              1998          1997         1997
                                          ------------  ------------ ------------
Cash Flows From Operating Activities:
 Net income (loss)......................   $  25,929      $ (3,642)    $ 2,336
 Adjustments to reconcile net income
  (loss) to net cash provided by
  operating activities:
 Depreciation and amortization..........      13,863         1,413         208
 Gain from sale of property and
  equipment.............................         (26)          (32)       (224)
 Deferred income taxes..................       3,499         2,482       2,336
 Non-cash compensation expense..........         168         7,219         --
 Changes in operating assets and
  liabilities, net of effect of
  acquisitions accounted for as
  purchases:
  (Increase) decrease in --
   Accounts receivable..................     (27,316)       (2,849)       (402)
   Inventories..........................      (1,718)         (656)        332
   Costs and estimated earnings in
    excess of billings on uncompleted
    contracts...........................      (6,950)          503          23
   Prepaid expenses and other current
    assets..............................      (3,404)           46          (8)
   Refundable income taxes..............       1,319         1,665      (3,235)
   Other long-term assets...............        (780)         (299)        --
  Increase (decrease) in --
   Accounts payable.....................       3,614          (918)        (77)
   Accrued expenses.....................      (2,918)       (4,598)      2,534
   Due to related parties...............      (5,469)         (732)        --
   Billings in excess of costs and
    estimated earnings on uncompleted
    contracts...........................       3,885         1,572         (86)
   Deferred service contract revenue....        (502)           94           6
   Income taxes payable.................         519         1,586        (296)
   Other current liabilities............      (2,282)        1,442         --
   Compensation and benefits payable....         --             (8)        255
   Other long-term liabilities..........        (580)          120         --
                                           ---------      --------     -------
    Net cash provided by operating
     activities.........................         851         4,408       3,702
                                           ---------      --------     -------
Cash Flows From Investing Activities:
 Cash paid for acquisitions, net of cash
  acquired of $13,176 and $5,263,
  respectively..........................    (178,542)      (35,767)        --
 Deferred acquisition costs.............      (1,573)         (246)        --
 Purchases of property and equipment....      (9,292)       (2,017)       (182)
 Proceeds from sale of property and
  equipment.............................         199            83         296
 Proceeds from note receivable..........         --            --          156
                                           ---------      --------     -------
    Net cash provided by (used in)
     investing activities...............    (189,208)      (37,947)        270
                                           ---------      --------     -------
Cash Flows From Financing Activities:
 Purchase of common stock...............         --            --         (787)
 Retirement of preferred stock..........         --        (19,277)        --
 Repurchase of warrants.................         --            --         (539)
 Proceeds from long-term debt...........     884,515        32,500         --
 Payments of long-term debt.............    (719,478)      (47,742)        (35)
 Payments of other long-term
  obligations...........................         --            --          (39)
 Issuance of common stock...............         --        109,706         --
 Exercise of stock options..............          10            61         --
 Distributions to shareholders prior to
  initial public offering...............         --        (20,367)        (7)
                                           ---------      --------     -------
    Net cash provided by (used in)
     financing activities...............     165,047        54,881     (1,407)
                                           ---------      --------     -------
Net Increase (Decrease) In Cash and Cash
 Equivalents............................     (23,310)       21,342       2,565
Cash and Cash Equivalents, beginning of
 period.................................      25,681         4,339       1,774
                                           ---------      --------     -------
Cash and Cash Equivalents, end of
 period.................................   $   2,371      $ 25,681     $ 4,339
                                           =========      ========     =======
Supplemental Disclosures of Cash Flow
 Information:
 Interest Paid..........................   $   5,163      $  1,470     $   --
 Income Taxes Paid......................   $  16,869      $    --      $ 2,586

  The accompanying notes are an integral part of these consolidated financial statements.

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business and Organization

  Group Maintenance America Corp. ("GroupMAC") was incorporated as a Texas corporation to build a national company providing mechanical and electrical services in the commercial, industrial and residential markets.

  Effective April 30, 1997, GroupMAC entered into an Agreement and Plan of Exchange (the "Airtron Agreement") with Airtron, Inc. ("Airtron") and certain of its shareholders, pursuant to which $20.4 million in cash, 14.9 million shares of GroupMAC preferred stock and 4.7 million shares of GroupMAC common stock were issued to shareholders of Airtron in exchange for all of the then outstanding shares of Airtron. Although for legal purposes Airtron was acquired by GroupMAC, for accounting purposes the transaction was accounted for as a reverse acquisition, as if Airtron acquired GroupMAC, due to the fact that the former shareholders of Airtron then owned a majority of GroupMAC common stock. In connection with the purchase of GroupMAC, the consideration paid to the shareholders of GroupMAC was recorded as non-recurring compensation expense of $7.0 million in the accompanying consolidated statements of operations for the ten months ended December 31, 1997. The consolidated financial statements presented herein for the periods prior to the effective date of the acquisition only include the accounts of Airtron. The consolidated statements of shareholders' equity have been converted from Airtron's capital structure to GroupMAC's capital structure to reflect the exchange of shares pursuant to the Airtron Agreement. The cash and redeemable preferred stock paid to the Airtron shareholders, net of existing liabilities to former shareholders, have been treated as a distribution to the Airtron shareholders. The consolidated group of companies are collectively referred to herein as GroupMAC and Subsidiaries or the "Company." All significant intercompany balances have been eliminated. Concurrent with the initial public offering of GroupMAC's common stock (the "IPO"), the Company changed its fiscal year end from February 28 to December 31.

  Airtron was incorporated in 1970 as a Delaware corporation. Airtron installs and services brand name heating and air conditioning equipment for residential and commercial customers located in Ohio, Indiana, Kansas, Kentucky, Florida and Texas.

  In June and July 1997, the Company acquired, in separate transactions, 10 additional companies through a combination of cash, preferred stock, common stock and warrants to purchase shares of common stock. During the fourth quarter of 1997, the Company acquired, concurrently with the IPO, 13 additional companies through a combination of cash and common stock. During 1998, the Company acquired, in separate transactions, 39 additional businesses through a combination of cash, notes payable, junior subordinated debt, common stock, options to purchase common stock and warrants to purchase common stock. The Company accounted for these acquisitions as purchase business combinations, with the results of operations included in the Company's consolidated financial statements from the effective date of acquisition.

2. Summary of Significant Accounting Policies

 Use of Estimates

  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Revenues from work orders are recognized as services are performed. Revenues from service and maintenance contracts are recognized over the life of contracts. Revenues from construction contracts are recognized on a percentage of completion basis using the cost-to-cost method. Provisions for estimated losses on

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

 Inventories

  Inventories consist primarily of purchased materials and supplies. The inventory is valued at the lower of cost or market, with cost determined on a first-in, first-out ("FIFO") basis.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation is computed principally using the straight-line method over the useful lives of the assets. Leasehold improvements are amortized over the shorter of the remaining lease term or the estimated useful life of the asset.

  Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property or equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the consolidated statements of operations.

 Goodwill

  Goodwill represents the excess of the aggregate purchase price over the fair value of net assets acquired and is amortized on a straight-line basis over a period of 40 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows compared to the carrying value of goodwill. The Company will reassess the recoverability of goodwill if estimated future operating cash flows are not achieved.

 Deferred Financing Costs

  Deferred financing costs related to the Company's revolving credit agreement and senior subordinated note offering completed subsequent to December 31, 1998 (see Note 7) are included in other noncurrent assets and amortized to interest expense over the scheduled maturity of the debt.

 Stock-Based Compensation

  Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, encourages but does not require companies to record compensation expense for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. Accordingly, compensation expense for

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES stock options is measured as the excess, if any, of the quoted market price of GroupMAC's common stock at the date of the grant over the amount an employee must pay to acquire the common stock.

 Warranty Costs

  The Company generally warrants all of its work for a period of one year from the date of installation. A provision for estimated warranty costs is made at the time a product is sold or service is rendered.

 Income Taxes

  The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 Earnings Per Share

  Weighted average shares outstanding for each of the periods presented were as follows (in thousands):

                                                      Ten months
                                         Year ended     ended      Year ended
                                        December 31, December 31, February 28,
                                            1998         1997         1997
                                        ------------ ------------ ------------
   Shares issued in the acquisition of
    Airtron............................     4,652        4,652       5,172
   Shares issued, excluding
    acquisitions and the IPO...........     3,637        3,628         --
   Shares issued for 1997
    acquisitions.......................     4,733        1,259         --
   Shares issued for 1998
    acquisitions.......................     6,182          --          --
   Shares issued in the IPO............     8,340        1,261         --
                                           ------       ------       -----
     Weighted average shares
      outstanding--Basic ..............    27,544       10,800       5,172
                                           ------       ------       -----
   Incremental effect of options and
    warrants outstanding ..............       404          --          --
                                           ------       ------       -----
     Weighted average shares
      outstanding--Diluted.............    27,948       10,800       5,172
                                           ======       ======       =====

  Basic earnings per share have been calculated by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted earnings per share are computed by dividing net income by the weighted average number of common shares outstanding plus potentially dilutive common shares.

  Because the Company reported a net loss for the ten months ended December 31, 1997, the potentially dilutive common shares (including warrants and stock options discussed in Note 9) had an anti-dilutive effect on earnings per share. As of December 31, 1998, options to purchase 0.4 million shares of common stock and warrants to purchase 1.3 million shares of common stock were not included in the calculation of diluted earnings per share because the options' or warrants' exercise price was greater than the average market price of the common shares.

 Reclassifications

  Certain amounts recorded in the year ended February 28, 1997 and the ten months ended December 31, 1997 have been reclassified to conform with the current year presentation.

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

3. Business Combinations

  During 1997, the Company acquired 23 companies for approximately $44.2 million in cash, 4.5 million shares of common stock, 4.4 million shares of redeemable preferred stock (which were retired in connection with the IPO), options to acquire 0.1 million shares of common stock and warrants to purchase
0.5 million shares of common stock. Of the total recorded consideration, approximately $3.2 million of cash and 0.5 million shares of common stock were due to former owners at December 31, 1997. During 1998, a reduction of approximately $1.0 million in cash and 0.1 million shares of common stock was recorded to reflect final settlements on certain 1997 acquisitions. In addition, payments of approximately $1.9 million in cash and 0.4 million shares of common stock were made to former shareholders on certain 1997 acquisitions.

  During 1998, the Company completed the acquisition of 39 platform and five tuck-in companies for approximately $194.8 million in cash, $4.0 million of notes payable, $16.0 million of junior subordinated debt, 12.1 million shares of common stock, options to purchase 0.3 million shares of common stock and warrants to purchase 0.8 million shares of common stock. Of the total consideration, approximately $7.2 million of cash was due to former owners at December 31, 1998.

  In conjunction with the above mentioned acquisitions, the Company assumed $26.2 million and $16.1 million of debt for acquisitions completed in 1998 and 1997, respectively.

  For the above mentioned acquisitions, the common stock, options and warrants were valued at estimated fair value at the time of the respective acquisition and the preferred stock was valued at its redemption value of $1 per share. For certain 1998 acquisitions, allocation of purchase price to the assets acquired and liabilities assumed has been initially assigned and recorded based on preliminary estimates of fair value and may be revised as additional information becomes available. Such additional information includes appraisals on property, contingent liabilities of the acquired business, and working capital settlements related to the acquisition consideration and the net assets acquired. However, the Company does not expect any significant adjustments to the purchase price allocations or amount of goodwill at December 31, 1998.

  Several former owners of businesses acquired by the Company have the ability to receive additional amounts of purchase price, payable in cash and common stock contingent upon the occurrence of future events. The Company records such contingent consideration as additional purchase price when earned. During 1997, approximately $0.3 million in cash and 22,500 shares of common stock were earned and due to former owners related to these contingent payments. These amounts were paid in 1998. During 1998, approximately $5.2 million of cash and 0.3 million shares of common stock were earned related to these contingent payments, of which approximately $3.3 million of cash and 0.3 million shares of common stock were due to former owners as of December 31, 1998. Additional cash and common stock may become payable in 1999 through 2001 contingent upon future events.

  The unaudited pro forma data presented below consists of the combined income statement data for GroupMAC and its subsidiaries as if the acquisitions were effective on the first day of the period being reported (in thousands, except for per share amounts).

                                                               Pro forma data
                                                                 (unaudited)
                                                             -------------------
                                                             Twelve months ended
                                                                December 31,
                                                             -------------------
                                                                1998      1997
                                                             ---------- --------
      Revenues.............................................. $1,076,419 $978,480
      Net income............................................ $   33,201 $ 27,372
      Net income per share:
        Basic............................................... $     0.99 $   0.82
        Diluted............................................. $     0.98 $   0.81

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

  Pro forma adjustments reflected in the amounts above include compensation differentials, adjustment for goodwill amortization over a period of 40 years, elimination of historical interest income and historical interest expense on long-term debt which was repaid with the proceeds of the IPO or otherwise retired, additional interest expense on funds borrowed for certain 1998 acquisitions, and adjustment to the federal and state income tax provisions based on pro forma operating results. Net income per share assumes all shares issued for the acquisitions were outstanding for the periods presented.

4. Detail of Accounts Payable and Accrued Expenses (in thousands)

                                                                 December 31,
                                                                ---------------
                                                                 1998    1997
                                                                ------- -------
      Accounts payable, trade.................................. $59,067 $13,804
      Accrued payroll costs and benefits.......................  29,736  11,167
      Warranties...............................................   2,502   1,297
      Other accrued expenses...................................   7,900   2,251
                                                                ------- -------
                                                                $99,205 $28,519
                                                                ======= =======

5. Costs and Estimated Earnings on Uncompleted Contracts

  The summary of the status of uncompleted contracts is as follows (in thousands):

                                                              December 31,
                                                            ------------------
                                                              1998      1997
                                                            --------  --------
      Costs incurred....................................... $618,547  $ 85,101
      Estimated earnings recognized........................  129,912    27,268
                                                            --------  --------
                                                             748,459   112,369
      Less billings on contracts........................... (749,756) (113,990)
                                                            --------  --------
                                                            $ (1,297) $ (1,621)
                                                            ========  ========

  These costs and estimated earnings on uncompleted contracts are included in the accompanying consolidated balance sheets under the following captions (in thousands):

                                                              December 31,
                                                             ----------------
                                                              1998     1997
                                                             -------  -------
      Costs and estimated earnings in excess of billings on
       uncompleted contracts...............................  $26,533  $ 3,116
      Billings in excess of costs and estimated earnings on
       uncompleted contracts...............................  (27,830)  (4,737)
                                                             -------  -------
                                                             $(1,297) $(1,621)
                                                             =======  =======

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

6. Property and Equipment

  The principal categories and estimated useful lives of property and equipment were as follows (in thousands):

                                                              December 31,
                                                             ----------------
                                            Estimated useful
                                                 lives        1998     1997
                                            ---------------- -------  -------
   Land....................................   --             $ 1,144  $   218
   Buildings and improvements..............   20-30 years      6,128      677
   Service and other vehicles..............     4-7 years     17,643    5,385
   Machinery and equipment.................    5-10 years      9,491    2,873
   Office equipment, furniture and
    fixtures...............................    5-10 years     10,842    3,761
   Leasehold improvements..................   --               4,334    1,220
                                                             -------  -------
                                                              49,582   14,134
   Less accumulated depreciation...........                  (10,390)  (2,822)
                                                             -------  -------
                                                             $39,192  $11,312
                                                             =======  =======

7. Short- and Long-Term Debt

  Short- and long-term debt consists of the following (in thousands):

                                                           December 31,
                                                          ----------------
                                                            1998       1997
                                                          --------  -----------
   Bank revolving credit agreement (7.1% at December 31,
    1998)...............................................  $195,000  $  --
   Junior subordinated notes payable to former
    shareholders of an acquired business at 6%, due
    November 2003.......................................    16,000     --
   Notes payable to former shareholders of acquired
    businesses at 6%, due January 1999 and May 1998,
    respectively........................................     4,399   2,466
   Note payable to a bank at 8%, due January 1999.......     8,000     --
   Equipment installment loans payable to banks and
    other lenders, interest varying from 2.9% to 10%,
    secured by certain equipment, due in monthly and
    quarterly installments..............................       495     228
   Other notes payable to former shareholders at
    interest rates ranging from 4.8% to 8.25%, due in
    monthly installments................................        65     244
                                                          --------  ------
   Total short- and long-term debt......................   223,959   2,938
   Less short-term borrowings and current maturities....   (12,959) (2,769)
                                                          --------  ------
                                                          $211,000  $  169
                                                          ========  ======

  On May 2, 1997, the Company entered into a credit agreement (the "Original Credit Agreement") with a total commitment of $35 million. The Original Credit Agreement consisted of three portions: (i) a revolving credit agreement providing up to $3 million for use as working capital, (ii) a $12 million advancing acquisition line of credit to finance acquisitions, and (iii) a $20 million term loan to finance the acquisition of Airtron. Borrowings under the Original Credit Agreement totaled $32.5 million to fund the cash portion of the purchase prices related to Airtron and the businesses acquired in June and July 1997. The Original Credit Agreement was repaid from the proceeds of the IPO and terminated in December 1997.

  On December 11, 1997, the Company entered into a three-year revolving credit agreement with an initial borrowing capacity of $75 million. On June 12, 1998, the Company amended and restated this facility (the "Credit Agreement") to increase its borrowing capacity from $75 million to $125 million. On October 15, 1998, the Company amended and restated the Credit Agreement to increase its borrowing capacity from $125 million to $230 million. Borrowings under the Credit Agreement are guaranteed by the Company's domestic

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES subsidiaries, including future domestic subsidiaries. The obligations of the Company under the Credit Agreement and the obligations under the guarantees are secured by a first priority lien on the accounts receivable and inventory of the domestic subsidiaries, and by a pledge of stock of its domestic subsidiaries.

  Borrowings under the Credit Agreement bear interest at a rate per annum, at the Company's option, of either (1) the Alternate Base Rate or (2) the Eurodollar Rate. The Alternate Base Rate is equal to the greater of the Federal Funds Effective Rate plus 0.5% or the Prime Rate plus a Margin depending on the ratio of indebtedness for borrowed money to EBITDA (with all capitalized terms as defined in the Credit Agreement). The Eurodollar Rate is the rate defined in the Credit Agreement plus a Margin depending on the ratio of indebtedness for borrowed money to EBITDA. The Company is subject to commitment fees payable quarterly in arrears and administration fees payable annually to the Agent until such time as the Credit Agreement is terminated. The commitment fees range from 0.25% to 0.375% per annum with respect to the unused commitments under the Credit Agreement depending on the ratio of indebtedness for borrowed money to EBITDA. In addition, the Company paid various underwriting and arrangement fees and closing costs associated with the origination and syndication of the Credit Agreement. The unamortized portion of these expenses is included as deferred financing costs in the accompanying consolidated balance sheets and amounted to approximately $2.4 million and $0.7 million at December 31, 1998 and 1997, respectively.

  Under the Credit Agreement, the Company is required to maintain certain financial covenants and tests, including: (1) a minimum Fixed Charge Coverage Ratio; (2) a maximum ratio of total indebtedness for borrowed money to capitalization (as defined in the Credit Agreement); (3) a maximum ratio of senior debt to pro forma earnings before interest, taxes, depreciation and amortization; (4) a maximum ratio of total indebtedness to EBITDA; (5) a minimum amount of Consolidated Net Worth (as defined in the Credit Agreement) and (6) a maximum amount of Capital Expenditures in relation to Consolidated Net Worth. The Credit Agreement places limitations upon the amount of letters of credit which may be drawn, investments which may be permitted, and liens which may be granted to secure other debt. The Company may not pay any dividends or redeem, retire or guarantee the value of shares of any class of stock in the Company without prior approval from the lending banks, other than the purchase of outstanding shares of the Company's stock within defined limits. At December 31, 1998, the Company was in compliance with these covenants. The Credit Agreement matures on October 13, 2001.

  In connection with the acquisition of Trinity Contractors, Inc. ("Trinity"), the Company paid cash and issued $16.0 million of subordinated notes (the "Trinity Notes"), common stock and warrants to purchase common stock (the "Trinity Warrants"). Unless prepaid in whole or part at any time by the Company, the balance of the Trinity Notes was due in November 2003. Holders of the Trinity Notes have a one-time option to require the Company to repurchase the Trinity Notes (the "Put Option") in the event the Company issues $50,000,000 or more in principal amount of debt that is either (1) registered under the Securities Act and sold to the public or (2) sold to qualified institutional buyers. Subsequent to December 31, 1998 and in connection with the private placement offering discussed below, the Put Option was exercised by substantially all the holders of the Trinity Notes, such notes were repaid by the Company and the related Trinity Warrants were surrendered.

  The aggregate maturities of debt as of December 31, 1998 are as follows (in thousands):

        1999.............. $ 12,959
        2000..............       --
        2001..............  195,000
        2002..............       --
        2003..............   16,000
                           --------
                           $223,959
                           ========

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

  In January 1999, the Company completed a private placement offering (the "Offering") of $130 million of unsecured senior subordinated notes (the "Notes") bearing interest at 9.75% and maturing in January 2009. The net proceeds of the offering were used to repay indebtedness incurred under the Credit Agreement.

  Under a registration rights agreement executed as part of the Offering, the Company will file a registration statement within 90 days after the issue date of the Notes enabling holders of the Notes to exchange the privately placed Notes for publicly registered notes with identical terms. The Company is required to use all reasonable efforts to cause the registration statement to become effective within 150 days after the issue date of the Notes and to consummate the exchange offer within 180 days after the issue date of the Notes. If the Company cannot effect an exchange offer within the time periods listed above and in other certain circumstances, management will use all reasonable efforts to file a shelf registration statement for the resale of the Notes. If the Company is unable to comply with these obligations under the registration rights agreement, the interest rate on the Notes will increase under certain circumstances.

  The Notes are guaranteed by all of the Company's current and future U.S. subsidiaries other than "Unrestricted Subsidiaries" (as defined in the indenture governing the Notes). As of the closing of the Offering, there were no "Unrestricted Subsidiaries." These guarantees are full, unconditional and joint and several. Accordingly, no separate financial statements of the guarantor subsidiaries are presented because management believes this information is not material to users of its financial statements.

  The Notes pay interest semi-annually commencing July 15, 1999 and are redeemable at the option of the Company at any time on or after January 15, 2004. Additionally, the Notes' indenture has restrictive covenants or limitations on the payment of dividends, the distribution or redemption of capital stock as well as limitations on the incurrence of debt and on the sale of assets.

  The Company entered into an agreement to lock in the ten year U.S. Treasury rate used to price the offering of the Notes. The Company locked in $100 million at 5.5212%, which management believes is an attractive long-term base rate. This agreement expired on January 31, 1999, and was settled on that date based upon the ten year Treasury yield of 4.648%, resulting in an additional pre-tax financing cost of approximately $6.9 million. In accordance with SFAS No. 80, Accounting for Futures Contracts, this agreement qualifies as a hedge and was recognized as deferred financing costs.

8. Due To Related Parties

  Under the Airtron Agreement, part of the cash purchase price payable to former shareholders of Airtron relates to the tax benefits which have been or will be received by the Company related to the exercise of previously outstanding warrants and distributions under deferred compensation arrangements. The Company recognized liabilities of $9.7 million at the date of acquisition as an estimate of these amounts. This amount is paid to the former shareholders of Airtron as the tax benefit is realized by the Company either through receipt of net operating loss carryback claims or utilization of current deductions and net operating loss carryforwards to reduce estimated tax payments. The $9.7 million liability and the related refundable income taxes and deferred tax assets were reflected as long-term in the December 31, 1997 balance sheet as such tax benefits were not expected to be realized during 1998. During 1998, the Company was able to realize certain tax benefits under the Airtron Agreement and correspondingly paid $5.3 million of the original liability to the former shareholders. As of December 31, 1998, the $4.4 million remaining liability and the related refundable income taxes and deferred tax assets are reflected as current assets and liabilities in the December 31, 1998 consolidated balance sheet as all remaining tax benefits are expected to be realized during 1999.

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

9. Stock-Based Plans

  GroupMAC has implemented the following stock-based programs for its employees and others:

  Stock Awards Plan--In August 1997, GroupMAC adopted the Group Maintenance America Corp. 1997 Stock Awards Plan which provides GroupMAC the latitude to grant a variety of awards, such as stock options, stock appreciation rights ("SARs"), restricted stock, performance awards and phantom stock awards, to officers, directors, key employees and other persons working for GroupMAC and its subsidiaries. The plan requires that options and SARs be granted at not less than the fair market value of a share of common stock on the grant date. The plan also requires that no stock option granted shall vest in less than six months after the grant date. GroupMAC may issue not more than 9% of the number of total shares outstanding (determined on a quarterly basis) under the plan, which will terminate on June 30, 2007. At December 31, 1998, options to purchase 3.0 million shares at an average exercise price of $12.86 were outstanding under this plan.

  Stock Option Plan--In August 1997, GroupMAC adopted the Group Maintenance America Corp. 1997 Stock Option Plan under which GroupMAC may grant options to employees who are not eligible for awards under the Stock Awards Plan. The plan requires that options be granted at not less than fair market value of a share of common stock on the grant date. The plan also requires that no stock option granted shall vest in less than six months after the grant date. GroupMAC may issue not more that 3% of the number of shares outstanding (determined on a quarterly basis) under this plan, which will terminate on June 30, 2007. At December 31, 1998, options to purchase 0.7 million shares at an average exercise price of $13.98 were outstanding under this plan.

  Founder Options--Between October 1996 and August 1997, the Company granted to directors, senior management and other employees options to purchase an aggregate of 388,800 shares of common stock at an exercise price of $3.08. These options vest and expire over various periods.

  During 1998, the Company issued options to purchase approximately 1.6 million shares of common stock at a weighted average exercise price of $14.32. These options vest at a rate of 25% per year and expire at various dates during 2003.

  Additionally, the Company issued options to purchase 0.3 million and 0.1 million shares of common stock in connection with acquisitions at a weighted average exercise price of $4.09 and $11.89 in 1998 and 1997, respectively. These options were valued at $3.4 million and $1.2 million in 1998 and 1997, respectively, and are included in the purchase price of the acquired company. Substantially all of these options are immediately exercisable.

  As consideration for a company acquired in November 1998, the Company issued 829,000 warrants to purchase shares of common stock at $19.30 per share. As indicated in Note 7, substantially all of these warrants were surrendered subsequent to year end and accordingly no value was included for these warrants in the purchase price of the acquired company. In connection with the purchase of one company in July 1997, the Company issued warrants to purchase 514,000 shares of common stock at $17.50 per share. These warrants were valued at $1.0 million and are included in the purchase price of the acquired company.

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

  The following is a summary of stock option and warrant activity (in thousands, except for exercise price):

                                                          Weighted
                                                          average   Number of
                                                          exercise options and
                                                           price    warrants
                                                          -------- -----------
      Granted............................................  $3.08        292
      Balance at December 31, 1996.......................   3.08        292
      Granted............................................   3.08         69
                                                                      -----
      Balance at April 30, 1997, date of Airtron
       Agreement.........................................   3.08        361
      Granted............................................  14.33      2,611
      Exercised..........................................   3.08        (20)
      Surrendered........................................   3.08        (25)
                                                                      -----
      Balance at December 31, 1997.......................  13.07      2,927
      Granted............................................  14.56      2,701
      Exercised..........................................   5.77         (2)
      Surrendered........................................  14.54       (165)
                                                                      -----
      Balance at December 31, 1998.......................  13.77      5,461
                                                                      =====

  A summary of outstanding and exercisable options and warrants as of December 31, 1998 follows:

                                                     Weighted
                  Weighted                            average
                  average   Number of   Weighted     exercise    Number of
      Range of     option  outstanding   average     price of   exercisable
     option and     and    options and  remaining   exercisable options and
       warrant    warrant   warrants   contractual  options and  warrants
       prices      prices  (thousands) life (years)  warrants   (thousands)
     ----------   -------- ----------- -----------  ----------- -----------
     $ 3.08 to $
      5.00         $ 3.57       713        5.8        $ 3.69         576
     $ 5.01 to
      $10.00       $ 6.54        38        2.8        $ 6.39          25
     $10.01 to
      $15.00       $13.60     2,890        4.2        $14.00         456
     $15.01 to
      $19.30       $18.14     1,820        6.2        $18.61       1,343
                              -----                                -----
                              5,461                                2,400
                              =====                                =====

  The Company applies Accounting Principle Board Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for its stock options (other than options issued in connection with acquisitions). Accordingly, compensation cost has been recognized only for the options that have an exercise price less than the fair market value of the underlying stock at the date of grant. A compensation charge of approximately $0.2 million is reflected in the consolidated statements of operations and shareholders' equity for the fiscal year ended December 31, 1998 and the ten months ended December 31, 1997 related to the issuance of management shares and stock options at prices below the fair market value at the date of issue or grant.

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

  The following pro forma data is calculated as if compensation expense for the Company's stock option plans were determined based on the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, Accounting for Stock-Based Compensation (in thousands, except per share data):

                                               Year ended    Ten months ended
                                              December 31,     December 31,
                                                  1998             1997
                                            ---------------- -----------------
                                               As      Pro      As       Pro
                                            reported  Forma  reported   Forma
                                            -------- ------- --------  -------
     Net income (loss)..................... $25,929  $23,173 $(3,642)  $(3,983)
     Net income (loss) per share:
       Basic............................... $  0.94  $  0.84 $ (0.34)  $ (0.37)
       Diluted............................. $  0.93  $  0.83 $ (0.34)  $ (0.37)

  The pro forma compensation cost may not be representative of that to be expected in future years because options vest over several years and additional awards may be made each year.

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                         Ten months ended
                                                         December 31, 1997
                                                     -------------------------
                                         Year ended  Subsequent to  Prior to
                                        December 31,  the Airtron  the Airtron
                                            1998       Agreement    Agreement
                                        ------------ ------------- -----------
     Dividend yield....................        --            --          --
     Expected volatility...............       48.0%         33.0%          0%
     Risk-free interest rate...........       4.70%         5.83%       6.26%
     Expected lives                      5.0 years     6.6 years    10 years
     Fair value of options at grant
      date.............................  $   7.445     $   5.425    $  1.425

  The Company had outstanding 60,000 warrants to purchase common stock for $1.00 per share at February 29, 1996. In August 1996, 15,000 of these warrants were purchased from a former shareholder for $0.5 million, resulting in a reduction in retained earnings for the original recorded value of the warrants of $0.6 million with the offset recorded as other income. At February 28, 1997, 45,000 warrants were outstanding. In connection with the Airtron Agreement these warrants were exchanged for cash and preferred and common shares of GroupMAC.

  Airtron had deferred compensation arrangements for certain members of its management and its board of directors. The Company reflected the assets and liabilities associated with these arrangements as distributions in the accompanying consolidated financial statements.

10. Shareholders' Equity


  On October 24, 1996, the Company entered into a stock subscription agreement with an individual providing for the sale of up to 2.6 million shares of common stock at a purchase price of $3.08 per share. At December 31, 1997, the Company had sold all of the 2.6 million shares.

  During November and December 1997, the Company completed the IPO involving the sale of 8.3 million shares of common stock at a price to the public of $14.00 per share. The net proceeds from the IPO (after deducting underwriting discounts and commissions and offering expenses) were approximately $103.6 million. Of this amount, $29.8 million was used to pay the cash portion of the closing consideration relating to certain

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES acquired businesses, $42.6 million to repay corporate indebtedness and debt assumed in connection with the acquisition of businesses, $19.3 million to retire all of the then outstanding preferred stock and $11.9 million for general corporate purposes including working capital, final consideration settlements related to acquired businesses and future acquisitions. In March 1998, the Company issued $0.8 million of subordinated convertible debentures to fund a portion of the consideration of one acquisition. These debentures were converted to 68,000 shares of common stock during 1998.

11. Income Taxes

  Income tax expense (benefit) consists of the following (in thousands):

                                              Year      Ten months      Year
                                             ended        ended        ended
                                          December 31, December 31, February 28,
                                              1998         1997         1997
                                          ------------ ------------ ------------
      Current:
        Federal..........................   $13,553          --       $(1,020)
        State............................     3,274          489          385
                                            -------       ------      -------
      Deferred:                              16,827          489         (635)
        Federal and state................     3,499        2,343        2,207
                                            -------       ------      -------
                                            $20,326       $2,832      $ 1,572
                                            =======       ======      =======

  Total income tax expense differs from the amounts computed by applying the U.S. federal statutory income tax rate to income (loss) before income tax provision as a result of the following (in thousands):

                                              Year      Ten months      Year
                                             ended        ended        ended
                                          December 31, December 31, February 28,
                                              1998         1997         1997
                                          ------------ ------------ ------------
     Income (loss) before income tax
      provision.........................    $46,255       $ (810)      $3,908
     Applicable U.S. federal statutory
      rate..............................       35.0%        34.0%        34.0%
                                            -------       ------       ------
     Tax provision (benefit) at
      statutory rate....................     16,189         (275)       1,329
     Increase (decrease) resulting from:      2,128          323          254
       State income taxes, net of
        federal benefit.................         59        2,455          --
       Compensation expense from reverse
        acquisition and issuance of
        management shares and stock
        options.........................      1,975          199          --
       Non-deductible goodwill
        amortization....................        (25)         130          (11)
                                            -------       ------       ------
       Other............................    $20,326       $2,832       $1,572
                                            =======       ======       ======

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

                                                                December 31,
                                                               ----------------
                                                                1998     1997
                                                               -------  -------
     Deferred income tax assets:
       Allowance for doubtful accounts........................ $ 2,088  $   713
       Inventories............................................     300      279
       Accrued expenses.......................................   5,101    2,489
       Deferred revenue.......................................   1,510      348
       Compensation and benefits..............................     280    3,736
       Net operating loss carryforward........................     497    1,231
       Other..................................................     259      183
                                                               -------  -------
         Total deferred income tax assets.....................  10,035    8,979
                                                               -------  -------
     Deferred income tax liabilities:
       Depreciation...........................................    (951)    (585)
       Completed contract accounting for tax purposes.........  (1,899)  (1,836)
       Other..................................................    (339)    (172)
                                                               -------  -------
         Total deferred income tax liabilities................  (3,189)  (2,593)
                                                               -------  -------
     Net deferred income tax assets........................... $ 6,846  $ 6,386
                                                               =======  =======

  These deferred income tax assets and liabilities are included in the accompanying consolidated balance sheets under the following captions (in thousands):

                                                                 December 31,
                                                                 --------------
                                                                  1998    1997
                                                                 ------  ------
       Deferred tax assets--current............................. $7,579  $1,647
       Deferred tax assets--long-term...........................    --    4,739
       Deferred tax liabilities--long-term......................   (733)    --
                                                                 ------  ------
                                                                 $6,846  $6,386
                                                                 ======  ======

  Management believes it is more likely than not that the Company will realize the benefits of the net deferred tax assets. Accordingly, no valuation allowance has been recorded as of December 31, 1998 or December 31, 1997.

12. Leases

  Operating leases for certain facilities and transportation equipment expire at various dates through 2011. Certain leases contain renewal options. Approximate minimum future rental payments as of December 31, 1998 are as follows (in thousands):

         1999........................................... $11,172
         2000...........................................  10,059
         2001...........................................   8,901
         2002...........................................   7,843
         2003...........................................   4,358
         Thereafter.....................................  19,685
                                                         -------
                                                         $62,018
                                                         =======

  Total rental expense for the year ended December 31, 1998, the ten months ended December 31, 1997 and the year ended February 28, 1997 was approximately $13.5 million, $2.3 million and $1.7 million, respectively (including $4.3 million, $1.2 million and $0.6 million, respectively, to related parties).

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

13. Employee Benefit Plans

  Several of GroupMAC's subsidiaries maintain defined contribution employee retirement plans, which are open to certain employees after various lengths of service. Employee contributions and employer matching contributions occur at different rates and the matched portions of the funds vest over a period of years. Company contributions to these plans totaled approximately $4.8 million, $0.4 million and $0.2 million for the year ended December 31, 1998, the ten months ended December 31, 1997 and the year ended February 28, 1997, respectively.

  Certain of GroupMAC's subsidiaries make contributions to union-administered benefit funds that cover the majority of these companies' union employees. For the year ended December 31, 1998 and the ten months ended December 31, 1997, the participant costs charged to operations were approximately $8.8 million and $0.6 million, respectively. Governmental regulations require that, in the event of plan termination or employer withdrawal, an employer may be liable for a portion of the plan's unfunded vested benefits, if any. The Company is not aware of any liabilities resulting from unfunded vested benefits related to union administered benefit plans. The Company does not anticipate withdrawal from the plans, nor is the Company aware of any expected plan terminations.

14. Commitments and Contingencies

  The Company is involved in various legal actions. It is not possible to predict the outcome of these matters; however, in the opinion of management, the resolution of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

15. Financial Instruments

  The Company's financial instruments consist of cash and cash equivalents and short- and long-term debt. The Company believes that the carrying values of these instruments on the accompanying consolidated balance sheets approximate their fair value.

16. Operating Segments

  The Company's reportable segments are strategic business units that offer products and services to two distinct customer groups. They are managed separately because each business requires different operating and marketing strategies.

  The Company has two reportable segments: commercial/industrial and residential markets. The commercial/industrial segment provides maintenance, repair and replacement services and new installation services in manufacturing and processing facilities, power generation facilities, hospitals and other critical care facilities, colleges and universities, hotels, commercial office buildings and complexes, retail stores and restaurants, supermarkets and convenience stores. The residential segment provides maintenance, repair and replacement services and new installation services in single family and low-rise multifamily housing units.

  The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on income from operations of the respective business units prior to unallocated corporate expenses.

  Other activities include financial data of two operating subsidiaries that provide products and services outside of those performed by the Company's two primary operating segments. Unallocated corporate expenses primarily include
(1) corporate overhead, (2) corporate and operating company management bonuses, and (3)

                GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES savings from national purchase agreements relating to materials and property/casualty insurance. Assets, capital expenditures and depreciation expense for the corporate function are included in the "Other" column in the presentation below.

  Segment information for the year ended December 31, 1998, the ten months ended December 31, 1997 and the year ended February 28, 1997 was as follows (in thousands):

                                      Commercial/
                                      Industrial  Residential  Other   Total
                                      ----------- ----------- ------- --------
Year ended December 31, 1998:
Revenues.............................  $472,451    $286,737   $ 2,353 $761,541
Operating costs......................   434,431     257,917     2,077  694,425
                                       --------    --------   ------- --------
Subtotal.............................    38,020      28,820       276   67,116
Goodwill amortization................     4,130       1,652       178    5,960
                                       --------    --------   ------- --------
Segment operating earnings...........  $ 33,890    $ 27,168   $    98   61,156
                                       ========    ========   ======= ========
Unallocated corporate expenses.......                                   (9,090)
                                                                      --------
Income from operations...............                                 $ 52,066
                                                                      ========
Assets...............................  $542,998    $123,775   $34,308 $701,081
Capital expenditures.................     6,157       2,376       759    9,292
Depreciation expense.................     4,847       2,745       311    7,903
Ten months ended December 31, 1997:
Revenues.............................  $ 23,305    $113,927   $ 1,247 $138,479
Operating costs......................    22,023     103,017     1,068  126,108
                                       --------    --------   ------- --------
Subtotal.............................     1,282      10,910       179   12,371
Goodwill amortization................       174         351       108      633
                                       --------    --------   ------- --------
Segment operating earnings...........  $  1,108    $ 10,559   $    71   11,738
                                       ========    ========   ======= ========
Unallocated corporate expenses.......                                  (11,516)
                                                                      --------
Income from operations...............                                 $    222
                                                                      ========
Assets...............................  $ 65,566    $ 96,237   $30,884 $192,687
Capital expenditures.................       355       1,376       286    2,017
Depreciation expense.................       147         575        58      780
Year ended February 28, 1997:
Revenues.............................  $    --     $ 81,880   $   --  $ 81,880
Operating costs......................       --       78,317       --    78,317
                                       --------    --------   ------- --------
Subtotal.............................       --        3,563       --     3,563
Goodwill amortization................       --          --        --       --
                                       --------    --------   ------- --------
Segment operating earnings...........  $    --     $  3,563   $   --     3,563
                                       ========    ========   ======= ========
Unallocated corporate expenses.......                                      --
                                                                      --------
Income from operations...............                                 $  3,563
                                                                      ========
Assets...............................  $    --     $ 27,153   $   --  $ 27,153
Capital expenditures.................       --          182       --       182
Depreciation expense.................       --          208       --       208

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

  Maintenance, repair and replacement services represented 53%, 35% and 19% and new installation services represented 47%, 65% and 81% of total revenues for the year ended December 31, 1998, the ten months ended December 31, 1997 and the year ended February 28, 1997, respectively. The heavy emphasis on new installation services in the earlier two fiscal periods is a result of the operations of Airtron, which represent a significant portion of revenues during the ten months ended December 31, 1997 and all of the revenues during the year ended February 28, 1997.

17. Quarterly Financial Summary (unaudited)(in thousands, except per share data)

                                            Fourth   Third    Second    First
                                           -------- -------- --------  --------
1998
Revenues.................................. $283,597 $211,667 $159,185  $107,092
Operating income..........................   19,746   16,297   11,452     4,571
Net income................................    9,193    8,369    6,095     2,272
Earnings per share:
  Basic................................... $   0.28 $   0.30 $   0.24  $   0.10
  Diluted................................. $   0.28 $   0.30 $   0.24  $   0.10
1997(a)
Revenues.................................. $ 68,011 $ 39,382 $ 25,419  $ 17,425
Operating income..........................    2,552    2,438   (5,055)   (1,060)
Net income................................    1,158    1,025   (5,998)     (484)
Earnings per share(b):
  Basic................................... $   0.08 $   0.11 $  (0.70) $  (0.10)
  Diluted................................. $   0.07 $   0.11 $  (0.70) $  (0.10)

--------
(a) Concurrent with the IPO, the Company changed its fiscal year end from February 28 to December 31 (see Note 1). The accompanying consolidated statements of operations contain results for the ten month period ended December 31, 1997; however, the quarterly financial summary above contains four calendar quarters of information for 1997, as reported on Forms 10-Q.
(b) Because the Company reported a net loss in the first two quarters of 1997, the potentially dilutive common shares (including warrants and stock options discussed in Note 9) had an anti-dilutive effect on earnings per share. Accordingly, diluted earnings per share is the same as basic earnings per share for each of these periods.

18. Subsequent Events (unaudited)

  During the first quarter of 1999, the Company completed the acquisition of three platform companies. The combined annual revenues of the companies were approximately $165.5 million. Total consideration paid included cash payments of $35.6 million, $1.6 million of junior subordinated notes, 2.1 million shares of common stock and total debt assumed of $13.8 million. The Company will account for these acquisitions using the purchase method of accounting.

                GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

                     CONSOLIDATED CONDENSED BALANCE SHEETS

                        (in thousands, except par value)

                                                     September 30, December 31,
                                                         1999          1998
                                                     ------------- ------------
                                                      (unaudited)
                       ASSETS
CURRENT ASSETS:
 Cash and cash equivalents..........................  $    6,496     $  2,371
 Accounts receivable, net...........................     317,344      187,251
 Inventories........................................      20,635       17,843
 Costs and estimated earnings in excess of billings
  on uncompleted contracts..........................      50,299       26,533
 Prepaid expenses and other current assets..........       8,167        6,134
 Deferred tax assets................................       9,750        7,579
 Refundable income taxes............................          --        3,341
                                                      ----------     --------
  Total current assets..............................     412,691      251,052
PROPERTY AND EQUIPMENT, net.........................      55,913       40,795
GOODWILL, net.......................................     518,003      398,714
DEFERRED DEBT ISSUE COSTS...........................      13,568        9,260
OTHER LONG-TERM ASSETS..............................       1,744        1,260
                                                      ----------     --------
  Total assets......................................  $1,001,919     $701,081
                                                      ==========     ========
        LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Short-term borrowings and current maturities of
  long-term debt....................................  $    1,408     $ 12,959
 Accounts payable and accrued expenses..............     163,425       99,205
 Due to related parties.............................       5,432       14,961
 Billings in excess of costs and estimated earnings
  on uncompleted contracts..........................      47,997       27,830
 Deferred service contract revenue..................       5,022        4,429
 Income taxes payable...............................       8,844        2,028
 Other current liabilities..........................       2,746        3,199
                                                      ----------     --------
  Total current liabilities.........................     234,874      164,611
REVOLVING CREDIT FACILITY...........................     218,500      195,000
SENIOR SUBORDINATED NOTES...........................     130,000           --
JUNIOR SUBORDINATED NOTES...........................       4,150       16,000
DEFERRED TAX LIABILITIES............................       1,486          733
OTHER LONG-TERM LIABILITIES.........................       3,084        8,808
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
 Preferred stock, $0.001 par value; 50,000 shares
  authorized; none issued and outstanding...........          --           --
 Common stock, $0.001 par value; 100,000 shares
  authorized; 38,344 and 33,154 shares issued and
  outstanding, respectively.........................          38           33
 Additional paid-in capital.........................     382,949      322,478
 Retained earnings (deficit)........................      26,838       (6,582)
                                                      ----------     --------
  Total shareholders' equity........................     409,825      315,929
                                                      ----------     --------
  Total liabilities and shareholders' equity........  $1,001,919     $701,081
                                                      ==========     ========

  The accompanying notes are an integral part of these consolidated condensed financial statements.

                GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

                     (in thousands, except per share data)
                                  (unaudited)

                                       Three months
                                      ended September     Nine months ended
                                            30,             September 30,
                                     ------------------  --------------------
                                       1999      1998       1999       1998
                                     --------  --------  ----------  --------
REVENUES............................ $436,852  $211,667  $1,121,471  $477,944
COST OF SERVICES....................  346,456   161,681     890,287   364,225
                                     --------  --------  ----------  --------
  Gross profit......................   90,396    49,986     231,184   113,719
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES...........................   53,440    32,107     142,829    77,814
AMORTIZATION OF GOODWILL............    3,311     1,582       9,234     3,586
                                     --------  --------  ----------  --------
  Income from operations............   33,645    16,297      79,121    32,319
OTHER INCOME (EXPENSE):
  Interest expense..................   (8,139)   (1,699)    (20,777)   (3,013)
  Interest income...................      140        99         314       328
  Other.............................      190       197         529       346
                                     --------  --------  ----------  --------
  Income before income tax
   provision........................   25,836    14,894      59,187    29,980
INCOME TAX PROVISION................   11,016     6,525      25,767    13,243
                                     --------  --------  ----------  --------
NET INCOME.......................... $ 14,820  $  8,369  $   33,420  $ 16,737
                                     ========  ========  ==========  ========
BASIC EARNINGS PER SHARE:
  EARNINGS PER SHARE................ $   0.39  $   0.30  $     0.91  $   0.66
                                     ========  ========  ==========  ========
  WEIGHTED AVERAGE SHARES
   OUTSTANDING......................   38,116    27,649      36,646    25,361
                                     ========  ========  ==========  ========
DILUTED EARNINGS PER SHARE:
  EARNINGS PER SHARE................ $   0.39  $   0.30  $     0.90  $   0.65
                                     ========  ========  ==========  ========
  WEIGHTED AVERAGE SHARES
   OUTSTANDING......................   38,435    28,157      36,980    25,781
                                     ========  ========  ==========  ========


  The accompanying notes are an integral part of these consolidated condensed financial statements.

                GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                                 (in thousands)
                                  (unaudited)

                                                            Nine months ended
                                                              September 30,
                                                            ------------------
                                                              1999      1998
                                                            --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income................................................ $ 33,420  $ 16,737
 Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation and amortization............................   19,837     8,653
  Other....................................................      (58)     (684)
  Changes in operating assets and liabilities, net of
   effect of acquisitions accounted for as purchases:
  (Increase) decrease in--
   Accounts receivable.....................................  (54,644)  (17,958)
   Inventories.............................................     (113)     (181)
   Costs and estimated earnings in excess of billings on
    uncompleted contracts..................................   (1,835)  (10,605)
   Prepaid expenses and other current assets...............   (1,055)   (2,699)
   Refundable income taxes.................................    3,341     1,051
   Other long-term assets..................................    2,435     2,072
  Increase (decrease) in--
   Accounts payable and accrued expenses...................   20,614     2,801
   Due to related parties..................................     (214)   (5,385)
   Billings in excess of costs and estimated earnings on
    uncompleted contracts..................................    7,493     6,332
   Deferred service contract revenue.......................     (499)      188
   Income taxes payable....................................    7,341     7,771
   Other current liabilities...............................     (718)      494
   Other long-term liabilities.............................     (457)     (214)
                                                            --------  --------
    Net cash provided by operating activities..............   34,888     8,373
                                                            --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Cash paid for acquisitions, net of cash acquired of $5,417
  and $8,610...............................................  (98,689) (111,095)
 Deferred acquisition costs................................   (2,200)   (1,197)
 Purchase of property and equipment........................  (13,673)   (6,602)
 Proceeds from sale of property and equipment..............      733       200
                                                            --------  --------
    Net cash used in investing activities.................. (113,829) (118,694)
                                                            --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from senior subordinated debt offering, net of
  offering costs...........................................  118,984        --
 Proceeds from other long-term debt........................  202,590   142,100
 Payments of long-term debt................................ (236,898)  (55,271)
 Deferred financing costs on other long-term debt..........   (1,868)       --
 Exercise of stock options.................................      258        --
                                                            --------  --------
    Net cash provided by financing activities..............   83,066    86,829
                                                            --------  --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.......    4,125   (23,492)
CASH AND CASH EQUIVALENTS, beginning of period.............    2,371    25,681
                                                            --------  --------
CASH AND CASH EQUIVALENTS, end of period................... $  6,496  $  2,189
                                                            ========  ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Interest paid............................................. $ 16,981  $  2,365
 Income taxes paid......................................... $ 18,515  $  5,707

  The accompanying notes are an integral part of these consolidated condensed financial statements.

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                                  (unaudited)

1. General

  The accompanying unaudited consolidated condensed financial statements of the Company have been prepared in accordance with Rule 10-01 of Regulation S-X promulgated by the Securities and Exchange Commission and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the Company has made all adjustments necessary for a fair presentation of the results of the interim periods, and such adjustments consist of only normal recurring adjustments. The results of operations for such interim periods are not necessarily indicative of results of operations for a full year. The unaudited consolidated condensed financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto of the Company and management's discussion and analysis of financial condition and results of operations included in the Annual Report on Form 10-K/A for the year ended December 31, 1998.

  Certain amounts recorded in the three and nine month periods ended September 30, 1998 and at December 31, 1998 have been reclassified to conform with the current period presentation.

2. Earnings Per Share

  Basic earnings per share have been calculated by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per share have been calculated by dividing net income by the weighted average number of common shares outstanding plus potentially dilutive common shares.

  The following table summarizes weighted average shares outstanding for each of the historical periods presented (in thousands):

                                         Three months ended  Nine months ended
                                            September 30,      September 30,
                                         ------------------- -----------------
                                           1999      1998      1999     1998
                                         --------- --------- -------- --------
Shares issued through December 31, 1997
 excluding acquisitions.................    16,629    16,629   16,629   16,629
Shares issued for 1997 acquisitions.....     4,733     4,444    4,733    4,439
Shares issued for 1998 acquisitions.....    12,095     6,576   12,089    4,293
Shares issued for 1999 acquisitions.....     4,609        --    3,163       --
Exercise of stock options...............        50        --       32       --
                                         --------- --------- -------- --------
Weighted average shares outstanding--
 Basic..................................    38,116    27,649   36,646   25,361
Incremental effect of options and
 warrants outstanding...................       319       508      334      420
                                         --------- --------- -------- --------
Weighted average shares outstanding--
 Diluted................................    38,435    28,157   36,980   25,781
                                         ========= ========= ======== ========

  As of September 30, 1999, options to purchase 3.4 million and 2.9 million shares of common stock and warrants to purchase 0.6 million and 0.6 million shares of common stock were not included in the calculation of diluted earnings per share for the three and nine month periods ended September 30, 1999, respectively, because the exercise price of such options and warrants was greater than the average market price of the common shares.

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

                                  (unaudited)


3. Business Combinations

  During the nine months ended September 30, 1999, the Company completed the acquisition of the 1999 Acquisitions for approximately $159.7 million, which includes cash payments of $95.6 million, $4.1 million in junior subordinated notes, 4.9 million shares of common stock and warrants to purchase approximately 80,000 shares of common stock. Of the total consideration, approximately $5.2 million of cash was due to former owners at September 30, 1999. In connection with these acquisitions, the Company assumed approximately $30.3 million of debt.

  The combined annual 1998 revenues of the 1999 Acquisitions were approximately $365 million. Certain former owners of businesses acquired as part of the 1999 Acquisitions have the ability to receive additional amounts of purchase price, payable in cash and common stock, upon the occurrence of future events.

  Also during the nine months ended September 30, 1999, the Company paid approximately $13.7 million of cash and 0.3 million shares of common stock related to previously recorded amounts due to former shareholders of companies acquired prior to December 31, 1998. Included in these amounts are payments of contingent consideration related to acquisitions prior to December 31, 1998 of approximately $3.0 million in cash and 0.3 million shares of common stock. In addition, the Company reduced amounts due to former shareholders by approximately $1.1 million related to final purchase price settlements.

  The unaudited pro forma data presented below consists of the combined income statement data for GroupMAC and its subsidiaries as if all of the 1998 acquisitions and the 1999 Acquisitions were effective on the first day of the period being reported (in thousands, except for per share amounts).

                                          Pro Forma Data
                                           Three months       Pro Forma Data
                                          Ended September    Nine months Ended
                                                30,            September 30,
                                         ----------------- ---------------------
                                           1999     1998      1999       1998
                                         -------- -------- ---------- ----------
Revenues................................ $442,255 $376,425 $1,214,543 $1,060,501
Net income.............................. $ 14,754 $ 12,771 $   35,080 $   33,884
Net income per share:
  Basic................................. $   0.38 $   0.33 $     0.91 $     0.88
  Diluted............................... $   0.38 $   0.33 $     0.91 $     0.87

  Pro forma adjustments included in the amounts above consist of (i) compensation differentials, (ii) adjustment for goodwill amortization over a period of 40 years, (iii) adjustment for interest expense as if borrowings outstanding as of September 30, 1999 had been outstanding for both the three and nine month periods ended September 30, 1999 and 1998 at interest rates in effect on September 30, 1999, and (iv) adjustment to the federal and state income tax provisions based on pro forma operating results. Net income per share assumes all shares issued for the acquisitions were outstanding from the beginning of the periods presented.

  The 1999 Acquisitions included in the accompanying financial statements were accounted for under the purchase method of accounting. Purchase price consideration is subject to final adjustment. The allocation of purchase price to the assets acquired and liabilities assumed has been initially assigned and recorded based on preliminary estimates of fair values and may be revised as additional information becomes available. Such additional information may include appraisals on property, contingent liabilities of the acquired business, and final settlements related to the acquisition consideration and the net assets acquired. However, the Company does not expect the receipt of this additional information to cause any significant adjustments to the purchase price allocations or amount of goodwill at September 30, 1999.

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

                                  (unaudited)


4. Commitments and Contingencies

  The Company is involved in various legal actions. It is not possible to predict the outcome of these matters; however, in the opinion of management, the resolution of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

5. Borrowing Activity

 Revolving Credit Facility

  The Company has a committed credit facility providing for $425 million of borrowing capacity (the "Credit Agreement") and, at September 30, 1999, had outstanding $218.5 million of borrowings under this facility. The Credit Agreement was expanded from $230 million to $425 million during the second quarter of 1999. This facility, which is with a syndicate of banks led by Chase Bank of Texas, National Association, will mature in October 2001. Debt under the Credit Agreement bears interest at variable rates. Under the Credit Agreement, the Company is required to maintain: (1) a minimum Fixed Charge Coverage Ratio; (2) a maximum ratio of total indebtedness for borrowed money to capitalization (as defined in the Credit Agreement); (3) a maximum ratio of senior debt to pro forma earnings before interest, taxes, depreciation and amortization ("EBITDA"); (4) a maximum amount of total indebtedness to EBITDA;
(5) a minimum amount of Consolidated Net Worth (as defined in the Credit Agreement); and (6) a maximum amount of capital expenditures in relation to Consolidated Net Worth. At September 30, 1999, the Company was in compliance with those covenants.

  The Company has paid various underwriting and arrangement fees and closing costs associated with the origination, syndication and expansion of the Credit Agreement. The unamortized portion of these expenses is included as deferred debt issue costs in the accompanying consolidated condensed balance sheets and amounted to approximately $3.3 million and $2.4 million at September 30, 1999 and December 31, 1998, respectively.

 Senior Subordinated Notes

  In January 1999, the Company completed an offering (the "Offering") of $130 million of unsecured senior subordinated notes (the "Notes") bearing interest at 9.75% and maturing in January 2009. The net proceeds of the Offering were used to repay indebtedness incurred under the Credit Agreement. The Notes are guaranteed by all of the Company's current and future U.S. subsidiaries other than "Unrestricted Subsidiaries" (as defined in the indenture governing the Notes). As of November 15, 1999, there were no "Unrestricted Subsidiaries." These guarantees are full, unconditional and joint and several.

  The Notes pay interest semi-annually commencing July 15, 1999 and are redeemable at the option of the Company at any time on or after January 15, 2004. Additionally, the Notes' indenture has restrictive covenants or limitations on the payment of dividends, the distribution or redemption of capital stock, the incurrence of debt and the sale of assets.

  The Company entered into an agreement to lock in the ten year U.S. Treasury rate used to price the Offering of the Notes. The Company locked in $100 million at 5.5212%, which management believes is an attractive long-term base rate. This agreement expired on January 31, 1999, and was settled on that date based upon the ten year Treasury yield of 4.648%, resulting in an additional pre-tax financing cost of approximately $6.9 million. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 80, Accounting for Futures Contracts, this agreement qualifies as a hedge and was recognized as deferred debt issue costs.

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

                                  (unaudited)


  In addition, the Company paid various arrangement fees and closing costs associated with the Offering. The unamortized portion of these expenses, along with the cost of the hedge discussed in the preceding paragraph, is included as deferred debt issue costs in the accompanying consolidated condensed balance sheets and amounted to approximately $10.2 million and $6.9 million at September 30, 1999 and December 31, 1998, respectively.

 Junior Subordinated Notes

  In February 1999, the Company redeemed approximately $16.0 million of junior subordinated notes that had been issued in connection with an acquisition completed in November 1998. The holders of those notes had the right to require redemption upon the issuance of the Notes. The Company paid the redemption price with borrowings under the Credit Agreement. During 1999, the Company issued $4.1 million in junior subordinated notes in connection with the closing of two of the 1999 Acquisitions.

6. Subsequent Event

  On November 3, 1999, the Company and Building One Services Corporation ("BOSC") announced the signing of a definitive agreement to merge the two companies. Under the terms of the merger, each outstanding share of BOSC common stock will be exchanged for 1.25 shares of GroupMAC common stock. As part of the merger, GroupMAC shareholders may elect to receive cash for up to 50% of their shares at $13.50 per share (up to $150 million in the aggregate less amounts paid to purchase certain options previously issued by the Company), subject to pro-ration. If this cash election is fully subscribed, up to approximately 11 million GroupMAC shares (or approximately 29% of its shares currently outstanding) will be cancelled in the merger. The transaction is expected to be tax-free to the shareholders of both companies, except GroupMAC shareholders to the extent of the cash they receive.

  Concurrent with the closing of the merger, an affiliate of Apollo Management IV, L.P. ("Apollo"), a private investment firm, will exchange $105 million of BOSC convertible debt and $150 million of cash for approximately $255 million of GroupMAC convertible redeemable preferred stock. The cash proceeds from the investment will be used to fund the cash election option described above. The Company can defer payment of dividends during the first three years without penalty. The preferred stock will bear a coupon rate of 7.25%, payable on a quarterly basis, and will mature in 2012. The preferred stock will be convertible into GroupMAC common stock at a conversion price of $14.00 per common share.

  The merger is subject to the approval of both companies' shareholders, concurrent completion of the Apollo investment, regulatory approval and other customary closing conditions, and is expected to close in the first quarter of 2000.

  An underwritten commitment letter from Bank of America, N.A. and Chase Bank of Texas, N.A. (as Co-Lead Arrangers and Co-Book Managers) to provide a total of $800 million in financing has been received by GroupMAC. It is expected that BOSC's $200 million of senior subordinated debt will be assumed by GroupMAC and remain outstanding, and that GroupMAC will refinance its senior subordinated notes.

7. Operating Segments

  The Company's reportable segments are strategic business units that offer products and services to two distinct customer groups. They are managed separately because each business requires different operating and marketing strategies.

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

                                  (unaudited)


  The Company has two reportable segments: commercial/industrial and residential markets. The commercial/industrial segment provides maintenance, repair and replacement services and new installation services in manufacturing and processing facilities, power generation facilities, hospitals and other critical care facilities, colleges and universities, hotels, commercial office buildings and complexes, retail stores and restaurants, supermarkets and convenience stores. The residential segment provides maintenance, repair and replacement services and new installation services in single family and low-rise multifamily housing units.

  The Company evaluates performance based on income from operations of the respective business units prior to unallocated corporate expenses.

  Other activities include financial data of two operating subsidiaries that provide products and services outside of those performed by the Company's two primary operating segments. Unallocated corporate expenses primarily include
(1) corporate overhead, (2) corporate and operating company management bonuses, (3) employee benefit plan expenses, and (4) savings from national purchase agreements relating to materials and property/casualty insurance. Assets for the corporate function are included in the "Other" column in the presentation below.

  Segment information for the three and nine month periods ended September 30, 1999 and 1998 was as follows (in thousands):

                          Commercial/Industrial Residential  Other     Total
                          --------------------- ----------- -------  ----------
Three month period ended
 September 30, 1999:
Revenues................        $344,185         $ 92,267   $   400  $  436,852
Operating costs.........         313,572           82,838       360     396,770
                                --------         --------   -------  ----------
Subtotal................          30,613            9,429        40      40,082
Goodwill amortization...           2,795              470        46       3,311
                                --------         --------   -------  ----------
Segment operating
 earnings...............        $ 27,818         $  8,959   $    (6)     36,771
                                ========         ========   =======
Unallocated corporate
 expenses...............                                                 (3,126)
                                                                     ----------
Income from operations..                                             $   33,645
                                                                     ==========
Assets..................        $826,392         $134,516   $41,011  $1,001,919

Three month period ended
 September 30, 1998:
Revenues................        $130,279         $ 80,866   $   522  $  211,667
Operating costs.........         119,338           71,527       476     191,341
                                --------         --------   -------  ----------
Subtotal................          10,941            9,339        46      20,326
Goodwill amortization...           1,108              429        45       1,582
                                --------         --------   -------  ----------
Segment operating
 earnings...............        $  9,833         $  8,910   $     1      18,744
                                ========         ========   =======
Unallocated corporate
 expenses...............                                                 (2,447)
                                                                     ----------
Income from operations..                                             $   16,297
                                                                     ==========

  Maintenance, repair and replacement services represented 59% and 52%, and new installation services represented 41% and 48%, of total revenues for the three months ended September 30, 1999 and 1998, respectively.

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

                                  (unaudited)

                          Commercial/Industrial Residential Other    Total
                          --------------------- ----------- ------ ----------
Nine month period ended
 September 30, 1999:
Revenues.................       $870,854         $249,164   $1,453 $1,121,471
Operating costs..........        799,659          225,508    1,164  1,026,331
                                --------         --------   ------ ----------
Subtotal.................         71,195           23,656      289     95,140
Goodwill amortization....          7,662            1,435      137      9,234
                                --------         --------   ------ ----------
Segment operating
 earnings................       $ 63,533         $ 22,221   $  152     85,906
                                ========         ========   ======
Unallocated corporate
 expenses................                                              (6,785)
                                                                   ----------
Income from operations...                                          $   79,121
                                                                   ==========
Nine month period ended
 September 30, 1998:
Revenues.................       $266,641         $209,512   $1,791 $  477,944
Operating costs..........        246,324          187,899    1,641    435,864
                                --------         --------   ------ ----------
Subtotal.................         20,317           21,613      150     42,080
Goodwill amortization....          2,249            1,203      134      3,586
                                --------         --------   ------ ----------
Segment operating
 earnings................       $ 18,068         $ 20,410   $   16     38,494
                                ========         ========   ======
Unallocated corporate
 expenses................                                              (6,175)
                                                                   ----------
Income from operations...                                          $   32,319
                                                                   ==========

  Maintenance, repair and replacement services represented 59% and 49%, and new installation services represented 41% and 51%, of total revenues for the nine months ended September 30, 1999 and 1998, respectively.

                               COMBINED COMPANY

                              UNAUDITED PRO FORMA
                             FINANCIAL STATEMENTS

  On November 3, 1999, GroupMAC and Building One announced the signing of a definitive agreement to merge the two companies. Under the terms of the merger, each outstanding share of Building One common stock will be converted into the right to receive 1.25 shares of GroupMAC common stock. As part of the merger, GroupMAC shareholders may elect to receive cash for up to 50% of their shares at $13.50 per share, subject to proration in the event that holders of more than approximately 11 million shares elect to receive cash. If this cash election is fully subscribed, up to approximately 11 million shares of GroupMAC common stock, or approximately 29% of the shares currently outstanding, will be cancelled in the merger.

  Concurrent with the closing of the merger, affiliates of Apollo Management, L.P. ("Apollo") will exchange $105 million of Building One convertible junior subordinated debentures, the "Building One convertible debt", and $150 million of cash for approximately $255 million of GroupMAC convertible preferred stock, the "preferred stock". The cash proceeds from the investment will be used to fund the cash election right described above.

  The preferred stock will mature in 2012 and will bear a dividend yield coupon rate of 7.25% payable quarterly in cash. The combined company can defer payment of dividends during the first three years without penalty. The preferred stock will be convertible into shares of combined company common stock at a conversion price of $14.00 per common share.

  The merger is subject to the approval of both companies' shareholders, concurrent completion of the Apollo investment, regulatory approval and other customary closing conditions, and is expected to close in the first quarter of 2000.

  GroupMAC received an underwritten commitment letter from Bank of America, N.A. and Chase Bank of Texas, N.A., as co-lead arrangers and co-book managers, to provide a total of $800 million in financing. It is expected that Building One's $200 million of senior subordinated debt will be assumed by GroupMAC and remain outstanding, and that GroupMAC will refinance its senior subordinated notes.

  The name of the combined company will be announced on or before the closing. For purposes of the discussions below, the combined entity is referred to as "combined company".

  GroupMAC will be the surviving legal entity in the merger. However, for accounting purposes, Building One is deemed to be the acquiror and, accordingly, Building One will account for the merger as a "reverse acquisition" of GroupMAC under the purchase method of accounting. Under this method of accounting, the combined company's historical results for periods prior to the merger will be the same as Building One's historical results. On the date of the merger, the assets and liabilities of GroupMAC will be recorded at their estimated fair values.

  The following combined company unaudited pro forma financial statements utilize the unaudited pro forma financial statements of GroupMAC and Building One as of September 30, 1999 and for the nine months ended September 30, 1999 and for the year ended December 31, 1998, which give effect to the acquisitions made by each company during 1998 and 1999 including amounts owed in connection with those acquisitions. The combined company unaudited pro forma financial statements give effect to the transactions highlighted above as if the transactions had occurred on September 30, 1999 for purposes of the combined company unaudited pro forma balance sheet, and on January 1, 1998 for purposes of the combined company unaudited pro forma statements of operations. The unaudited pro forma combined financial statements for GroupMAC and Building One are derived from the separate pro forma financial statements of each company.

                               COMBINED COMPANY

                              UNAUDITED PRO FORMA
                       FINANCIAL STATEMENTS--(Continued)


  The pro forma adjustments are based on preliminary estimates and certain assumptions that GroupMAC and Building One believe are reasonable under the circumstances. The preliminary allocation of the purchase price to assets and liabilities of GroupMAC reflects the assumption that assets and liabilities are carried at historical amounts which approximate fair market value. The actual allocation of the purchase price may differ from that reflected in the unaudited pro forma financial statements after a more extensive review of the fair market values of the assets and liabilities has been completed.

  With respect to cost savings and synergies associated with the combined organization, management cannot fully quantify such items at this time. It is anticipated that any such savings will be partially offset by the cost of additional corporate infrastructure to support the combined operation. These savings and costs cannot be accurately quantified at this time and they have not been included in the pro forma combined financial information of the combined company.

  The following combined company pro forma financial statements are based on assumptions and include adjustments as explained in the notes thereto. The combined company unaudited pro forma financial statements are not necessarily indicative of the actual financial results that would have occurred if the transactions described above had been effective on and as of the dates indicated and may not be indicative of operations in future periods or as of future dates. The combined company unaudited pro forma financial statements should be read in conjunction with the notes thereto and the following documents:

  . The historical audited consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of GroupMAC on Form 10-K/A and Building One on
      Form 10-K as of December 31, 1998 and for the year then ended;

  . The quarterly reports on Form 10-Q of GroupMAC and Building One for the quarter ended September 30, 1999; and

  . The separate company unaudited pro forma financial statements and notes thereto of GroupMAC and Building One set forth elsewhere in this prospectus.

                               COMBINED COMPANY

                       UNAUDITED PRO FORMA BALANCE SHEET
                              September 30, 1999

                                (in thousands)

                                               Merger Transaction
                     -------------------------------------------------------------------
                                            Apollo Investment     Record Goodwill on Merger
                                          ---------------------- --------------------------

                                          Preferred  Pref Stock/ Cancellation   Merger
                                Building    Stock     Conv Deb   of GroupMAC    Costs
                     GroupMAC     One     Investment  Exchange      Common    net of tax
                     Pro Forma Pro Forma     (a)         (b)      Stock (c)      (d)
      ASSETS         --------- ---------- ---------- ----------- ------------ ----------
CURRENT ASSETS:
 Cash and cash
 equivalents.......  $    --   $      --   $146,500   $    --     $ (146,500)  $   --
 Accounts
 receivable, net
 of allowance......   317,344     362,147       --         --            --        --
 Inventories.......    20,635       8,213       --         --            --        --
 Costs and
 estimated
 earnings in
 excess of
 billings on
 uncompleted
 contracts.........    50,299      49,875       --         --            --        --
 Prepaid expenses
 and other current
 assets............     8,167      11,590       --         --            --        --
 Deferred tax
 asset.............     9,750       4,424       --         --            --        --
 Refundable income
 taxes.............       --        3,405       --         --            --        --
                     --------  ---------- ---------- ----------- ------------ ----------
   Total current
   assets..........   406,195     439,654   146,500        --       (146,500)      --
                     --------  ---------- ---------- ----------- ------------ ----------
PROPERTY AND
EQUIPMENT, net.....    55,913      57,358       --         --            --        --
GOODWILL AND OTHER
INTANGIBLES, net...   518,003     673,238       --         --            --     16,328
DEFERRED DEBT ISSUE
COSTS, net.........    13,568      21,055       --      (4,485)          --        --
OTHER LONG-TERM
ASSETS.............     1,744       6,384       --         --            --        --
                     --------  ---------- ---------- ----------- ------------ ----------
   Total assets....  $995,423  $1,197,689  $146,500   $ (4,485)   $ (146,500)  $16,328
                     ========  ========== ========== =========== ============ ==========

  LIABILITIES AND
   SHAREHOLDERS'
      EQUITY
  ---------------
CURRENT
LIABILITIES:
 Accounts
 payable...........  $ 92,510  $   92,036    $    --    $    --     $      --    $   --
 Accrued
 compensation......    42,981      41,669         --         --            --        --
 Accrued
 liabilities.......    27,934      46,409         --         --            --        --
 Billings in
 excess of costs
 and estimated
 earnings on
 uncompleted
 contracts.........    47,997      81,109         --         --            --        --
 Deferred service
 revenue...........     5,022         --          --         --            --        --
 Income taxes
 payable...........     8,844         --          --      (1,749)          --     (3,745)
 Other current
 liabilities.......     2,746         --          --         --            --        --
                     --------  ----------   ---------- ----------- ------------ ----------
   Total current
   liabilities.....   228,034     261,223         --      (1,749)          --     (3,745)
REVOLVING CREDIT
FACILITY...........   218,844     111,499         --         --          3,500    24,800
TERM CREDIT
FACILITY...........       --      124,375         --         --            --        --
SENIOR SUBORDINATED
NOTES, net of
unamortized
discount...........   130,000     195,680         --         --            --        --
JUNIOR SUBORDINATED
NOTES..............     4,150         --          --         --            --        --
CONVERTIBLE JUNIOR
SUBORDINATED
DEBENTURES.........       --      103,190         --    (103,190)          --        --
DEFERRED TAX
LIABILITY..........     1,486       2,243         --         --            --        --
OTHER LONG-TERM
LIABILITIES........     3,084       2,463         --         --            --        --
MANDATORILY
REDEEMABLE,
CONVERTIBLE
PREFERRED STOCK....       --          --      146,500    103,190           --        --
SHAREHOLDERS'
EQUITY
 Common stock......        38          26         --         --            (11)      --
 Additional paid-
 in capital........   382,949     310,216         --         --       (149,989)      --
 Retained
 earnings..........    26,838      87,339         --      (2,736)          --     (4,727)
 Accumulated other
 comprehensive
 loss..............       --         (565)        --         --            --        --
                     --------  ----------   ---------- ----------- ------------ ----------
   Total
   shareholders'
   equity..........   409,825     397,016         --      (2,736)     (150,000)   (4,727)
                     --------  ----------   ---------- ----------- ------------ ----------
   Total
   liabilities and
   shareholders'
   equity..........  $995,423  $1,197,689    $146,500   $ (4,485)   $ (146,500)  $16,328
                     ========  ==========   ========== =========== ============ ==========


                                             Merger Transaction
                     --------------------------------------------------------------------
                                          Record Goodwill on Merger
                     --------------------------------------------------------------------
                          Put of         Write-off                              Pro Forma
                        GroupMAC        GroupMAC      Eliminate     Reverse    Combined
                      Sr Sub Notes,    credit line     GroupMAC   Acquisition   Company
                       net of tax   costs, net of tax   Equity    of GroupMAC  Prior to
                           (e)             (f)           (g)          (h)     Refinancing
      ASSETS          ------------- ----------------- ----------- ----------- ------------
CURRENT ASSETS:
 Cash and cash
 equivalents.......     $    --          $  --        $      --    $    --    $      --
 Accounts
 receivable, net
 of allowance......          --             --               --         --       679,491
 Inventories.......          --             --               --         --        28,848
 Costs and
 estimated
 earnings in
 excess of
 billings on
 uncompleted
 contracts.........          --             --               --         --       100,174
 Prepaid expenses
 and other current
 assets............          --             --               --         --        19,757
 Deferred tax
 asset.............          --             --               --         --        14,174
 Refundable income
 taxes.............        1,153          1,296              --         --         5,854
                      ------------- ----------------- ----------- ----------- ------------
   Total current
   assets..........        1,153          1,296              --         --       848,298
                      ------------- ----------------- ----------- ----------- ------------
PROPERTY AND
EQUIPMENT, net.....          --             --               --         --       113,271
GOODWILL AND OTHER
INTANGIBLES, net...        7,043          2,027         (259,825)   274,869    1,231,683
DEFERRED DEBT ISSUE
COSTS, net.........      (10,246)        (3,323)             --         --        16,569
OTHER LONG-TERM
ASSETS.............          --             --               --         --         8,128
                      ------------- ----------------- ----------- ----------- ------------
   Total assets....     $ (2,050)        $  --        $ (259,825)  $274,869   $2,217,949
                      ============= ================= =========== =========== ============

  LIABILITIES AND
   SHAREHOLDERS'
      EQUITY
  ---------------
CURRENT
LIABILITIES:
 Accounts
 payable...........    $    --          $  --        $      --    $    --    $  184,546
 Accrued
 compensation......         --             --               --         --        84,650
 Accrued
 liabilities.......         --             --               --         --        74,343
 Billings in
 excess of costs
 and estimated
 earnings on
 uncompleted
 contracts.........         --             --               --         --       129,106
 Deferred service
 revenue...........         --             --               --         --         5,022
 Income taxes
 payable...........      (3,350)           --               --         --           --
 Other current
 liabilities.......         --             --               --         --         2,746
                     ------------- ----------------- ----------- ----------- ------------
   Total current
   liabilities.....      (3,350)           --               --         --       480,413
REVOLVING CREDIT
FACILITY...........     131,300            --               --         --       489,943
TERM CREDIT
FACILITY...........         --             --               --         --       124,375
SENIOR SUBORDINATED
NOTES, net of
unamortized
discount...........    (130,000)           --               --         --       195,680
JUNIOR SUBORDINATED
NOTES..............         --             --               --         --         4,150
CONVERTIBLE JUNIOR
SUBORDINATED
DEBENTURES.........         --             --               --         --           --
DEFERRED TAX
LIABILITY..........         --             --               --         --         3,729
OTHER LONG-TERM
LIABILITIES........         --             --               --         --         5,547
MANDATORILY
REDEEMABLE,
CONVERTIBLE
PREFERRED STOCK....         --             --               --         --       249,690
SHAREHOLDERS'
EQUITY
 Common stock......         --             --               (27)        34           60
 Additional paid-
 in capital........         --             --          (232,960)   274,835      585,051
 Retained
 earnings..........         --             --           (26,838)       --        79,876
 Accumulated other
 comprehensive
 loss..............         --             --               --         --          (565)
                     ------------- ----------------- ----------- ----------- ------------
   Total
   shareholders'
   equity..........         --             --          (259,825)   274,869      664,422
                     ------------- ----------------- ----------- ----------- ------------
   Total
   liabilities and
   shareholders'
   equity..........    $ (2,050)          $--        $ (259,825)  $274,869   $2,217,949
                     ============= ================= =========== =========== ============

   The accompanying notes are an integral part of these unaudited pro forma financial statements.

                               COMBINED COMPANY

                              September 30, 1999
                                (in thousands)

                                                          Refinancing
                                           -----------------------------------------
                             Pro Forma                              Write-off
                          Combined Company Refinance existing  Building One credit   Pro Forma
                              Prior to     revolver balances  line costs, net of tax  Combined
         ASSETS             Refinancing           (i)                  (j)            Company
         ------           ---------------- ------------------ ---------------------- ----------
CURRENT ASSETS:
 Cash and cash
 equivalents............     $      --          $    --              $   --          $      --
 Accounts receivable,
 net of allowance.......        679,491              --                  --             679,491
 Inventories............         28,848              --                  --              28,848
 Costs and estimated
 earnings in excess of
 billings on
 uncompleted
 contracts..............        100,174              --                  --             100,174
 Prepaid expenses and
 other current assets...         19,757              --                  --              19,757
 Deferred tax asset.....         14,174              --                  --              14,174
 Refundable income
 taxes..................          5,854              --                3,377              9,231
                             ----------         --------             -------         ----------
   Total current
   assets...............        848,298              --                3,377            851,675
                             ----------         --------             -------         ----------
PROPERTY AND EQUIPMENT,
net.....................        113,271              --                  --             113,271
GOODWILL AND OTHER
INTANGIBLES, net........      1,231,683              --                  --           1,231,683
DEFERRED DEBT ISSUE
COSTS, net..............         16,569           10,200              (8,658)            18,111
OTHER LONG-TERM ASSETS..          8,128              --                  --               8,128
                             ----------         --------             -------         ----------
   Total assets.........     $2,217,949         $ 10,200             $(5,281)        $2,222,868
                             ==========         ========             =======         ==========
    LIABILITIES AND
  SHAREHOLDERS' EQUITY
  --------------------
CURRENT LIABILITIES:
 Accounts payable.......     $  184,546         $    --              $   --          $  184,546
 Accrued compensation...         84,650              --                  --              84,650
 Accrued liabilities....         74,343              --                  --              74,343
 Billings in excess of
 costs and estimated
 earnings on
 uncompleted
 contracts..............        129,106              --                  --             129,106
 Deferred service
 revenue................          5,022              --                  --               5,022
 Income taxes payable...             --              --                  --                 --
 Other current
 liabilities............          2,746              --                  --               2,746
                             ----------         --------             -------         ----------
   Total current
   liabilities..........        480,413              --                  --             480,413
REVOLVING CREDIT
FACILITY................        489,943         (489,943)                --                 --
NEW CREDIT FACILITY--
Revolver................            --           324,518                 --             324,518
NEW CREDIT FACILITY--
Delayed Draw Term A.....            --           130,000                 --             130,000
NEW CREDIT FACILITY--
Term B..................            --           170,000                 --             170,000
TERM CREDIT FACILITY....        124,375         (124,375)                --                 --
SENIOR SUBORDINATED
NOTES, net of
unamortized discount....        195,680              --                  --             195,680
JUNIOR SUBORDINATED
NOTES...................          4,150              --                  --               4,150
CONVERTIBLE JUNIOR
SUBORDINATED
DEBENTURES..............            --               --                  --                 --
DEFERRED TAX LIABILITY..          3,729              --                  --               3,729
OTHER LONG-TERM
LIABILITIES.............          5,547              --                  --               5,547
MANDATORILY REDEEMABLE,
CONVERTIBLE PREFERRED
STOCK...................        249,690              --                  --             249,690
SHAREHOLDERS' EQUITY
 Common stock...........             60              --                  --                  60
 Additional paid-in
 capital................        585,051              --                  --             585,051
 Retained earnings......         79,876              --               (5,281)            74,595
 Accumulated other
 comprehensive loss.....           (565)             --                  --                (565)
                             ----------         --------             -------         ----------
   Total shareholders'
   equity...............        664,422              --               (5,281)           659,141
                             ----------         --------             -------         ----------
   Total liabilities and
   shareholders'
   equity...............     $2,217,949         $ 10,200             $(5,281)        $2,222,868
                             ==========         ========             =======         ==========

   The accompanying notes are an integral part of these unaudited pro forma financial statements.

                                COMBINED COMPANY

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998
                     (in thousands, except per share data)

                                                                  Pro Forma
                                                                  Combined
                                       Building    Pro Forma       Company        Pro Forma    Pro Forma
                           GroupMAC      One        Merger        Prior to       Refinancing    Combined
                          Pro Forma   Pro Forma   Adjustments    Refinancing     Adjustments    Company
                          ----------  ----------  -----------    -----------     -----------   ----------
REVENUES................  $1,441,473  $1,604,336   $    --       $3,045,809        $   --      $3,045,809
COST OF SERVICES........   1,126,288   1,276,135        --        2,402,423            --       2,402,423
                          ----------  ----------   --------      ----------        -------     ----------
 Gross profit...........     315,185     328,201        --          643,386            --         643,386
SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSES...............     190,990     182,983        --          373,973            --         373,973
AMORTIZATION OF
 GOODWILL...............      13,346      17,679        552 (a)      31,577            --          31,577
                          ----------  ----------   --------      ----------        -------     ----------
   Income from
    operations..........     110,849     127,539       (552)        237,836            --         237,836
OTHER INCOME (EXPENSE):
 Interest expense.......     (31,633)    (51,062)    10,770 (b)     (71,925)        (1,934)(g)    (73,859)
 Interest income........         --          --         --              --             --             --
 Other..................       1,415       3,777        --            5,192            --           5,192
                          ----------  ----------   --------      ----------        -------     ----------
   Income before income
    tax provision.......      80,631      80,254     10,218         171,103         (1,934)       169,169
INCOME TAX PROVISION....      35,213      38,771      4,233 (c)      78,217           (760)(h)     77,457
                          ----------  ----------   --------      ----------        -------     ----------
NET INCOME..............  $   45,418  $   41,483   $  5,985      $   92,886        $(1,174)    $   91,712
Preferred dividends.....         --          --     (18,356)(d)     (18,356)           --         (18,356)
Amortization of deferred
 issue costs on
 mandatorily redeemable,
 convertible preferred
 stock..................         --          --        (292)(e)        (292)           --            (292)
                          ----------  ----------   --------      ----------        -------     ----------
NET INCOME AVAILABLE TO
 COMMON SHAREHOLDERS....  $   45,418  $   41,483   $(12,663)     $   74,238        $(1,174)    $   73,064
                          ==========  ==========   ========      ==========        =======     ==========
NET INCOME PER SHARE--
 BASIC..................  $     1.18  $     1.57                 $     1.23 (f)                $     1.21 (i)
                          ==========  ==========                 ==========                    ==========
WEIGHTED AVERAGE
 SHARES--BASIC..........      38,412      26,357                     60,247 (f)                    60,247 (i)
                          ==========  ==========                 ==========                    ==========
NET INCOME PER SHARE--
 DILUTED................  $     1.17  $     1.47                 $     1.17 (f)                $     1.15 (i)
                          ==========  ==========                 ==========                    ==========
WEIGHTED AVERAGE
 SHARES--DILUTED........      38,968      31,538                     79,632 (f)                    79,632 (i)
                          ==========  ==========                 ==========                    ==========


    The accompanying notes are an integral part of these unaudited pro forma financial statements.

                                COMBINED COMPANY

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                     (in thousands, except per share data)

                                                                 Pro Forma
                                                                 Combined
                                       Building    Pro Forma      Company        Pro Forma    Pro Forma
                           GroupMAC      One        Merger       Prior to       Refinancing    Combined
                          Pro Forma   Pro Forma   Adjustments   Refinancing     Adjustments    Company
                          ----------  ----------  -----------   -----------     -----------   ----------
REVENUES................  $1,214,543  $1,363,487    $   --      $2,578,030        $  --       $2,578,030
COST OF SERVICES........     966,173   1,085,207        --       2,051,380           --        2,051,380
                          ----------  ----------    -------     ----------        ------      ----------
 Gross profit...........     248,370     278,280        --         526,650           --          526,650
SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSES...............     152,942     157,331        --         310,273           --          310,273
RESTRUCTURING AND
 RECAPITALIZATION
 CHARGES................         --        8,020        --           8,020           --            8,020
AMORTIZATION OF
 GOODWILL...............      10,009      13,259        415 (a)     23,683           --           23,683
                          ----------  ----------    -------     ----------        ------      ----------
   Income from
    operations..........      85,419      99,670       (415)       184,674           --          184,674
OTHER INCOME (EXPENSE):
 Interest expense.......     (23,725)    (38,297)     8,078 (b)    (53,944)       (1,450)(g)     (55,394)
 Interest income........         --          --         --             --            --              --
 Other..................         444         511        --             955           --              955
                          ----------  ----------    -------     ----------        ------      ----------
   Income before income
    tax provision.......      62,138      61,884      7,663        131,685        (1,450)        130,235
INCOME TAX PROVISION....      27,058      28,744      3,119 (c)     58,921          (560)(h)      58,361
                          ----------  ----------    -------     ----------        ------      ----------
NET INCOME..............  $   35,080  $   33,140    $ 4,544     $   72,764        $ (890)     $   71,874
Preferred dividends.....         --          --     (13,767)(d)    (13,767)          --          (13,767)
Amortization of deferred
 issue costs on
 mandatorily redeemable,
 convertible preferred
 stock..................         --          --        (219)(e)       (219)          --             (219)
                          ----------  ----------    -------     ----------        ------      ----------
NET INCOME AVAILABLE TO
 COMMON SHAREHOLDERS....  $   35,080  $   33,140    $(9,442)    $   58,778        $ (890)     $   57,888
                          ==========  ==========    =======     ==========        ======      ==========
NET INCOME PER SHARE--
 BASIC..................  $     0.91  $     1.26                $     0.98 (f)                $     0.96 (i)
                          ==========  ==========                ==========                    ==========
WEIGHTED AVERAGE
 SHARES--BASIC..........      38,412      26,357                    60,247 (f)                    60,247 (i)
                          ==========  ==========                ==========                    ==========
NET INCOME PER SHARE--
 DILUTED................  $     0.91  $     1.17                $     0.92 (f)                $     0.91 (i)
                          ==========  ==========                ==========                    ==========
WEIGHTED AVERAGE
 SHARES--DILUTED........      38,737      31,538                    79,401 (f)                    79,401 (i)
                          ==========  ==========                ==========                    ==========


    The accompanying notes are an integral part of these unaudited pro forma financial statements.

                               COMBINED COMPANY

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1. UNAUDITED PRO FORMA BALANCE SHEET ADJUSTMENTS

  The following summarizes the unaudited pro forma balance sheet adjustments (in thousands except per share amounts):

  a) Records the shares of preferred stock to be issued to Apollo in exchange for $150,000 in cash, net of estimated issuance costs of approximately $3,500.

  b) Records the shares of preferred stock to be issued to Apollo in exchange for the Building One convertible debt in the amount of $103,190 (including in-kind accrued interest of $3,190 through September 30, 1999). It is anticipated that the Building One convertible debt will have a balance of approximately $105 million as of the closing of the transactions. Also records the write-off of $4,485 of unamortized deferred debt issue costs associated with the Building One convertible debt and the associated tax benefit of $1,749 at a 39% effective tax rate directly to the combined company's retained earnings. This net of tax charge of $2,736 will be reflected in the historical statement of operations of the combined company upon consummation of the transactions. See Note 3.

  c) Records the maximum number of shares of GroupMAC common stock to be cancelled in the cash election merger with the cash proceeds of the preferred stock issuance discussed in Note 1a above as follows:

    Estimated net proceeds from the issuance of shares of preferred stock........................................................... $146,500
    Borrowings under the GroupMAC credit agreement to replenish
     issuance costs deducted from the proceeds.......................    3,500
                                                                      --------
    Maximum cash available to cancel shares in the cash election merger.......................................................... $150,000
    Cash election price per share.................................... $  13.50
                                                                      --------
    Maximum number of shares available for cancellation in the cash
     election merger.................................................   11,111
                                                                      ========

  d) Records the estimated cash merger costs of GroupMAC and Building One along with the related tax benefit as follows:

                                                                     Building
                                                            GroupMAC   One
                                                            -------- --------
    Estimated nondeductible brokerage, legal, accounting
     and other professional fees........................... $ 8,765  $ 6,435
    Estimated deductible severance costs...................   1,850    6,000
    Estimated deductible office closing costs and other
     exit activities costs.................................     --     1,750
                                                            -------  -------
    Total estimated merger costs........................... $10,615  $14,185
                                                            =======  =======
    Tax benefit on deductible costs at 39%................. $   722  $ 3,023
                                                            =======  =======

   In connection therewith, the net of tax amount of $4,727 related to Building One severance and reserves for the closing of duplicate office space has been recorded directly to combined company retained earnings. This net of tax charge of $4,727 will be reflected in the historical statement of operations of combined company upon consummation of the transactions. See Note 3.

  e) Records the anticipated refinancing of GroupMAC's $130,000 Senior Subordinated Notes at 101% due to change of control provisions in the associated indenture. Also records the call premium of $1,300, the elimination of $10,246 in related deferred debt issue costs and the associated tax benefits of $4,503 at a 39% effective tax rate.

  f) Represents the elimination of GroupMAC's unamortized deferred debt issue costs of $3,323 related to its existing revolving credit facility and the associated tax benefit of $1,296 at a 39% effective tax rate.

  g) Records the elimination of GroupMAC's pro forma shareholders' equity as of September 30, 1999 after adjusting for the maximum number of shares of GroupMAC common stock to be cancelled in the cash election merger discussed in Note 1c above.

                                COMBINED COMPANY

1. UNAUDITED PRO FORMA BALANCE SHEET ADJUSTMENTS--(Continued)

  h) Records the effects of the reverse acquisition of GroupMAC by Building One, including the entries to adjust the par value of common stock of Building One to reflect the capital structure of GroupMAC, the legal surviving corporation in the merger, as follows:

                                                              Common   Options/
                                                              Stock    Warrants
                                                             --------  --------
    GroupMAC number of shares, options and warrants
     outstanding at September 30, 1999......................   38,411     4,916
    Maximum shares available for cancellation in the cash
     election merger........................................  (11,111)      --
                                                             --------  --------
    GroupMAC number of shares outstanding after the cash
     election merger........................................   27,300     4,916
    Reciprocal of the exchange ratio utilized to convert
     Building One shares to GroupMAC shares (1.00/1.25).....     0.80      0.80
                                                             --------  --------
    Building One equivalent shares..........................   21,840     3,933
    Building One five day share price average with 11/03/99
     as the midpoint/Black-Scholes option valuation......... $ 11.325  $   7.00
                                                             --------  --------
    Fair value of GroupMAC shares, options and warrants..... $247,338  $ 27,531
                                                             ========  ========
    Total value of shares, options and warrants on the
     reverse acquisition....................................           $274,869
    Estimated Building One merger costs.....................              6,435
                                                                       --------
    Total purchase consideration............................           $281,304
                                                                       ========

   The preliminary adjustments to revalue the assets and liabilities of GroupMAC to fair value and allocate the excess purchase consideration over the fair value of net assets are as follows:

    Book value of GroupMAC's net assets............................... $240,862
    Other intangible assets...........................................   10,000
    Goodwill..........................................................   30,442
                                                                       --------
                                                                       $281,304
                                                                       ========

     The book value of GroupMAC's net assets has been adjusted for the cancellation of shares of GroupMAC common stock in the cash election right, the elimination of deferred financing costs, and the accrual of merger costs and severance costs resulting from the merger.

     The pro forma financial information includes management's best estimate of restructuring costs that could result from the merger. In addition, the total consideration has been allocated to the assets and liabilities of GroupMAC based on management's best estimates of fair value. The other intangible assets primarily relate to workforce and customer lists. The purchase price allocation is subject to change in the fair value of GroupMAC's net assets on the effective date of the merger. These items will not be known until the effective date of the merger. Management does not believe the final purchase price allocation will differ materially from the preliminary purchase price allocation.

  i) Represents the refinancing of the GroupMAC and Building One existing revolving and term credit facilities with the $800 million of committed financing from Bank of America, N.A. and Chase Bank of Texas, N.A. (as co-lead arrangers and co-book managers). Also records estimated deferred debt issue costs of $10,200 related to this refinancing.

  j) Represents the elimination of Building One's unamortized deferred debt issue costs of $8,658 related to its existing revolving and term credit facility and the associated tax benefit of $3,377 at a 39% effective tax rate directly to the combined company's retained earnings. This net of tax charge of $5,281 will be reflected in the historical statement of operations of the combined company upon consummation of the transactions. See Note 3.

                                COMBINED COMPANY

2. UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS ADJUSTMENTS

  The following summarizes the unaudited pro forma statements of operations adjustments (in thousands except per share amounts):

  a) Reflects the adjustment necessary to reflect the amortization of goodwill and other intangible assets generated from the balance sheet adjustments discussed in Note 1 above. The goodwill is amortized over a 40-year estimated life and the other intangible assets are amortized over a weighted average estimated life of 15 years.

  b) Represents the adjustment necessary to reflect the net decrease in interest expense related to exchanging Building One convertible debt for preferred stock discussed in Note 1b, the financing of issuance costs for the cancellation of shares of GroupMAC common stock discussed in Note 1c, the financing of each company's merger costs discussed in Note 1d and the refinancing of GroupMAC's $130,000 Senior Subordinated Notes at 101% due to change of control provisions in the associated indenture discussed in
     Note 1e. A summary of the pro forma debt outstanding of the separate companies and the combined company and a summary of the pro forma interest expense (including amounts recognized in the historical financial statements and the separate company unaudited pro forma financial statements) are set forth in Note 5.

  c) Reflects the incremental provision for federal and state income taxes related to the reduction in interest expense discussed in Note 2b.

  d) Represents the annual and nine-month dividend yield on the $253,190 face amount of preferred stock issued discussed in Notes 1a and 1b above at a 7.25% coupon rate.

  e) Represents the annual and nine-month amortization of the estimated preferred stock issuance costs of $3,500 discussed in Note 1a over the twelve-year term of the preferred stock.

                                COMBINED COMPANY

2. UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS ADJUSTMENTS--(Continued)

  f) The calculation of the combined weighted average shares outstanding and basic and diluted earnings per share before refinancing adjustments is as follows (in thousands, except per share amounts):

                                                     Twelve Months  Nine Months
                                                         Ended         Ended
                                                     December 31,  September 30,
                                                         1998          1999
                                                     ------------- -------------
    Weighted Average Shares Outstanding:
    Basic:
    Weighted average shares outstanding--GroupMAC..      38,412        38,412
    Weighted average shares outstanding--Building
     One...........................................      26,357        26,357
                                                        -------      --------
    Weighted average shares outstanding--Combined..      64,769        64,769
    Maximum shares available for cancellation in
     the cash election merger discussed in Note
     1c............................................     (11,111)      (11,111)
    Incremental shares from conversion of Building
     One shares to GroupMAC shares at a 1.25 to
     1.00 ratio....................................       6,589         6,589
                                                        -------      --------
    Weighted average shares outstanding--Basic.....      60,247        60,247
                                                        =======      ========
    Diluted:
    Weighted average shares outstanding--GroupMAC..      38,968        38,737
    Weighted average shares outstanding--Building
     One...........................................      31,538        31,538
                                                        -------      --------
    Weighted average shares outstanding--Combined..      70,506        70,275
    Maximum shares available for cancellation in
     the cash election merger discussed in Note
     1c............................................     (11,111)      (11,111)
    Incremental shares from conversion of Building
     One shares to GroupMAC shares at a 1.25 to
     1.00 ratio....................................       6,589         6,589
    Elimination of dilutive effect of $103,190 face
     amount of Building One convertible debt
     exchanged for preferred stock discussed
     in Note 1b....................................      (4,586)       (4,586)
    Dilutive effect of $253,190 face amount of
     preferred stock at a $14.00 conversion price
     issued discussed in Note 1a and 1b............      18,085        18,085
    Incremental shares from conversion of Building
     One contingently issuable shares, options and
     warrants to GroupMAC shares at a 1.25 to 1.00
     ratio.........................................         149           149
                                                        -------      --------
    Weighted average shares outstanding--Diluted...      79,632        79,401
                                                        =======      ========
    Earnings Per Share:
    Basic Before Refinancing:
    Net income available to common shareholders....     $74,238      $ 58,778
    Basic weighted average shares outstanding......      60,247        60,247
                                                        -------      --------
    Basic earnings per share.......................     $  1.23      $   0.98
                                                        =======      ========
    Diluted Before Refinancing:
    Net income available to common shareholders....     $74,238      $ 58,778
    Plus preferred stock dividends.................      18,356        13,767
    Plus amortization of deferred preferred stock
     issuance costs................................         292           219
                                                        -------      --------
    Net income on an if-converted basis............     $92,886      $ 72,764
    Diluted weighted average shares outstanding....      79,632        79,401
                                                        -------      --------
    Diluted earnings per share.....................     $  1.17      $   0.92
                                                        =======      ========

                               COMBINED COMPANY

2. UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS ADJUSTMENTS--(Continued)


  g) Represents the adjustment necessary to reflect the net increase in interest expense related to the refinancing of the GroupMAC and Building One existing revolving and term credit facilities along with the financing of the estimated deferred debt issue costs of $10,200 related to this refinancing. A summary of the pro forma debt outstanding before and after the refinancing and a summary of the pro forma interest expense after the refinancing (including amounts recognized in the historical financial statements and the separate company unaudited pro forma financial statements) are set forth in Note 5. The impact of a 1/8% change on the effective interest rate applicable to the debt of the combined company which is subject to changes in interest rates would be $781 for the year ended December 31, 1998 and $585 for the nine months ended September 30, 1999.

  h) Represents the reduction of the provision for federal and state income taxes related to the refinancing activities reflected discussed in Note 2g.

  i) The calculation of the combined basic and diluted earnings per share after refinancing adjustments is as follows (in thousands, except per share amounts):

                                                    Twelve Months  Nine Months
                                                        Ended         Ended
                                                    December 31,  September 30,
                                                        1998          1999
                                                    ------------- -------------
    Earnings Per Share:
    Basic After Refinancing:
    Net income available to common shareholders...     $73,064       $57,888
    Basic weighted average shares from Note 2f....      60,247        60,247
                                                       -------       -------
    Basic earnings per share......................     $  1.21       $  0.96
                                                       =======       =======
    Diluted After Refinancing:
    Net income available to common shareholders...     $73,064       $57,888
    Plus preferred stock dividends................      18,356        13,767
    Plus amortization of deferred preferred stock
     issuance costs...............................         292           219
                                                       -------       -------
    Net income on an if-converted basis...........      91,712        71,874
    Diluted weighted average shares from Note 2f..      79,632        79,401
                                                       -------       -------
    Diluted earnings per share....................     $  1.15       $  0.91
                                                       =======       =======

3. SUMMARY OF NON RECURRING COSTS ASSOCIATED WITH THE TRANSACTIONS (in thousands)

  The accompanying unaudited pro forma statements of operations do not reflect the following costs and expenses that the combined company will record at the time of closing related to: (i) existing Building One financing arrangements to be extinguished; and (ii) severance and office closing costs and other exit activities costs, as a part of the transactions highlighted in Note 1.

                               COMBINED COMPANY

3. SUMMARY OF NON RECURRING COSTS ASSOCIATED WITH THE TRANSACTIONS (in thousands)--(Continued)

  For pro forma financial statement purposes, these costs and expenses, net of tax effect, have been shown as a direct reduction to the combined company's retained earnings. However, these costs and expenses will be reflected in the historical statements of operations of the combined company upon consummation of the transactions and will be classified as follows:

   Selling, General and Administrative Expenses:
     Severance costs................................................... $6,000
     Office closing costs and other exit activities costs..............  1,750
                                                                        ------
       Total charge....................................................  7,750
     Tax benefit at 39%................................................  3,023
                                                                        ------
       Net of tax impact............................................... $4,727
                                                                        ======
   Extraordinary Items:
     Deferred debt issue costs on Building One convertible debt........ $4,485
     Deferred debt issue costs on Building One existing revolving and term credit facility.............................................  8,658
                                                                        ------
                                                                        13,143
     Tax benefit at 39%................................................  5,126
                                                                        ------
     Net of tax impact................................................. $8,017
                                                                        ======

4. RANGE OF POTENTIAL RESULTS UNDER CASH ELECTION RIGHT (amounts in thousands, except per share data)

  The accompanying unaudited pro forma financial statements have been prepared under the assumption that the GroupMAC shareholders will elect to receive the maximum amount of cash in exchange for their shares. Under this scenario, 100% of the $150 million of gross proceeds from the preferred stock issuance will be used for the cash election right, resulting in the cancellation of 11,111 shares of GroupMAC stock as discussed in Note 1c above. However, it is possible that less than 100% of these proceeds will be required to fund the cash election right, in which case the remaining funds could be used to either reduce outstanding borrowings under GroupMAC's credit agreement or repurchase shares of GroupMAC common stock on the open market. Any repurchase of shares of GroupMAC common stock on the open market is not expected to have a material difference on the accompanying pro forma financial information. The following summarizes the financial impact resulting from only 50%, or $75 million, of the gross proceeds of the preferred stock issuance required to be used for the cash election right, with the remaining funds used to reduce outstanding borrowings under GroupMAC's credit agreement (in each case, after consideration of the refinancing transactions discussed in Note 1i and 1j):

                                                                   September 30,
                                                                       1999
                                                                   -------------
   Balance Sheet:
   Proceeds used to cancel shares in cash election right..........  $   75,000
   Cash election price per share..................................  $    13.50
                                                                    ----------
   Shares to be canceled in cash election right...................       5,556
                                                                    ==========
   Goodwill.......................................................  $1,207,023
   Total assets ..................................................   2,198,208
   Long-term debt.................................................     749,348
   Total shareholders' equity.....................................     709,481

                                COMBINED COMPANY

4. RANGE OF POTENTIAL RESULTS UNDER CASH ELECTION RIGHT (amounts in thousands, except per share data)--(Continued)

                                                    Twelve Months  Nine Months
                                                        Ended         Ended
                                                    December 31,  September 30,
                                                        1998          1999
                                                    ------------- -------------
   Statements of Operations:
   Operating income................................   $238,461      $185,143
   Interest expense................................    (68,609)      (51,457)
   Net income......................................     95,523        74,760
   Net income available to common shareholders.....     76,875        60,774
   Net income per share--basic.....................   $   1.17      $   0.92
   Weighted average shares--basic..................     65,803        65,803
   Net income per share--diluted...................   $   1.12      $   0.88
   Weighted average shares--diluted................     85,188        84,957

                               COMBINED COMPANY

5. PRO FORMA INTEREST EXPENSE--PRO FORMA COMBINED COMPANY PRIOR TO REFINANCING (in thousands)

                                                        Merger Adjustments
                                           --------------------------------------------   Pro Forma
                     GroupMAC              Preferred                            Put       Combined
                       Pro    Building One   Stock      Conv Pref             GroupMAC     Company
                      Forma    Pro Forma   Issuance  Stock/Debenture Merger    Sr Sub     Prior to   Interest
                     Balances   Balances     Costs      Exchange      Costs    Notes     Refinancing   Rate
                     -------- ------------ --------- --------------- ------- ----------  ----------- --------
Long-Term Senior
Debt:
 Pro Forma
 September 30,
 1999 Existing
 Credit
 Agreements--
 GroupMAC..........  $218,844   $    --     $3,500     $      --     $10,615 $  131,300   $364,259     6.88%(i)
 Pro Forma
 September 30,
 1999 Existing
 Revolving Credit
 Facility--
 Building One......       --     111,499       --             --      14,185        --     125,684     7.73%(ii)
 Pro Forma
 September 30,
 1999 Existing
 Term Credit
 Facility--
 Building One......       --     124,375       --             --         --         --     124,375     7.73%(ii)
 Commitment fees
 under Credit
 Facility
 Agreements........       --         --        --             --         --         --         --
 Letter of Credit
 fees under Credit
 Facility
 Agreements........       --         --        --             --         --         --         --
 Amortization of
 deferred debt
 issue costs under
 Credit Facility
 Agreements........       --         --        --             --         --         --         --
                     --------   --------    ------     ----------    ------- ----------   --------
   Total long-term
   senior
   debt/interest
   expense.........  $218,844   $235,874    $3,500     $      --     $24,800 $  131,300   $614,318     8.04%
                     ========   ========    ======     ==========    ======= ==========   ========    ======
Long-Term Senior
Subordinated Debt:
 Pro Forma
 September 30,
 1999 senior
 subordinated
 notes--GroupMAC...  $130,000   $    --     $  --      $      --     $   --  $ (130,000)  $    --
 Pro Forma
 September 30,
 1999 senior
 subordinated
 notes--Building
 One...............       --     200,000       --             --         --         --     200,000    10.50%(vi)
 Unamortized
 balance of
 discount on
 Building One
 senior
 subordinated
 notes.............       --      (4,320)      --             --         --         --      (4,320)
 Amortization of
 deferred debt
 issue costs and
 discount..........       --         --        --             --         --         --         --
                     --------   --------    ------     ----------    ------- ----------   --------
   Total long-term
   senior
   subordinated
   debt/interest
   expense.........  $130,000   $195,680    $  --      $      --     $   --  $ (130,000)  $195,680    11.38%
                     ========   ========    ======     ==========    ======= ==========   ========    ======
Long-Term Junior
Subordinated Debt:
 Pro Forma
 September 30,
 1999 long-term
 junior
 subordinated
 note..............  $  1,650   $    --     $  --      $      --     $   --  $      --    $  1,650     6.00%(viii)
 Pro Forma
 September 30,
 1999 long-term
 junior
 subordinated
 note..............  $  2,500        --        --             --         --                  2,500     7.50%(viii)
                     --------   --------    ------     ----------    ------- ----------   --------
                     $  4,150   $    --     $  --      $      --     $   --  $      --    $  4,150     6.92%
                     ========   ========    ======     ==========    ======= ==========   ========    ======
Long-Term
Convertible Junior
Subordinated Debt:
 Pro Forma
 September 30,
 1999 long-term
 convertible
 junior
 subordinated
 debentures........  $    --    $103,190    $  --      $ (103,190)   $   --  $      --    $    --
                     --------   --------    ------     ----------    ------- ----------   --------
                     $    --    $103,190    $  --      $ (103,190)   $   --  $      --    $    --
                     ========   ========    ======     ==========    ======= ==========   ========
Total debt/interest
expense............  $352,994   $534,744    $3,500     $ (103,190)   $24,800 $    1,300   $814,148     8.83%
                     ========   ========    ======     ==========    ======= ==========   ========    ======
                       Pro Forma Combined Company
                          Prior to Refinancing
                     -------------------------------
                            Interest Expense
                     -------------------------------
                                           Nine
                          Twelve       Months Ended
                       Months Ended    September 30,
                     December 31, 1998      1999
                     ----------------- -------------
Long-Term Senior
Debt:
 Pro Forma
 September 30,
 1999 Existing
 Credit
 Agreements--
 GroupMAC..........       $25,059         $18,794
 Pro Forma
 September 30,
 1999 Existing
 Revolving Credit
 Facility--
 Building One......         9,717           7,288
 Pro Forma
 September 30,
 1999 Existing
 Term Credit
 Facility--
 Building One......         9,615           7,211
 Commitment fees
 under Credit
 Facility
 Agreements........         1,330(iii)        998
 Letter of Credit
 fees under Credit
 Facility
 Agreements........            48(iv)          36
 Amortization of
 deferred debt
 issue costs under
 Credit Facility
 Agreements........         3,593(v)        2,695
                     ----------------- -------------
   Total long-term
   senior
   debt/interest
   expense.........       $49,362         $37,022
                     ================= =============
Long-Term Senior
Subordinated Debt:
 Pro Forma
 September 30,
 1999 senior
 subordinated
 notes--GroupMAC...       $   --          $   --
 Pro Forma
 September 30,
 1999 senior
 subordinated
 notes--Building
 One...............        21,000          15,750
 Unamortized
 balance of
 discount on
 Building One
 senior
 subordinated
 notes.............
 Amortization of
 deferred debt
 issue costs and
 discount..........         1,276(vii)        957
                     ----------------- -------------
   Total long-term
   senior
   subordinated
   debt/interest
   expense.........       $22,276         $16,707
                     ================= =============
Long-Term Junior
Subordinated Debt:
 Pro Forma
 September 30,
 1999 long-term
 junior
 subordinated
 note..............       $    99         $    74
 Pro Forma
 September 30,
 1999 long-term
 junior
 subordinated
 note..............           188             141
                     ----------------- -------------
                          $   287         $   215
                     ================= =============
Long-Term
Convertible Junior
Subordinated Debt:
 Pro Forma
 September 30,
 1999 long-term
 convertible
 junior
 subordinated
 debentures........       $   --          $   --
                     ----------------- -------------
                          $   --          $   --
                     ================= =============
Total debt/interest
expense............       $71,925         $53,944
                     ================= =============

----
(i) Represents the interest rate on the existing GroupMAC credit facility as reported in Note 5 to the separate company pro forma financial statements.
(ii) Represents the interest rate on the existing Building One credit facility as reported in Note 5 to the separate company pro forma financial statements.
(iii) Represents the combined pro forma amounts of the commitment fees under both the Building One and GroupMAC credit facilities based on the borrowing levels of each company as reported in Note 5 of their respective separate company pro forma financial statements.
(iv) Represents fees related to letter of credit commitments under the existing GroupMAC credit facility as reported in Note 5 to the separate company pro forma financial statements.
(v) Represents the combined pro forma amortization of deferred debt issue costs related to the establishment of the existing credit facilities of both GroupMAC and Building One over the existing lives of these facilities as reported in Note 5 of their respective pro forma financial statements.
(vi) Represents the coupon rate of interest on the Building One senior subordinated notes as reported in the separate company pro forma interest calculation.
(vii) Represents the pro forma amortization of the deferred debt issue costs and the discount recorded at issuance of the existing Building One senior subordinated notes over the ten-year life of this debt.
(viii) Represents the contractual rates on the existing issuances of junior subordinated debt of GroupMAC as reported in Note 5 to the separate company pro forma financial statements.

                               COMBINED COMPANY

5. PRO FORMA INTEREST EXPENSE--PRO FORMA COMBINED COMPANY (in thousands)

                                        Refinancing
                                        Adjustments                                Pro Forma Combined Company
                                     -------------------                         --------------------------------
                                                                                        Interest Expense
                                                                                 --------------------------------
                          Pro Forma
                          Combined   Refinance    New                                                   Nine
                           Company   Existing   Facility Pro Forma                 Twelve Months    Months Ended
                          Prior to   Revolver    Fees &  Combined   Interest           Ended        September 30,
                         Refinancing Balances    Costs    Company     Rate       December 31, 1998      1999
                         ----------- ---------  -------- ---------  --------     -----------------  -------------
Long-Term Senior Debt:
 Pro Forma September
 30, 1999 Existing
 Credit Agreements--
 GroupMAC...............  $364,259   $(364,259) $    --  $     --                     $    --          $    --
 Pro Forma September
 30, 1999 Existing
 Revolving Credit
 Facility--Building
 One....................   125,684    (125,684)      --        --                          --               --
 Pro Forma September
 30, 1999 Existing Term
 Credit Facility--
 Building One...........   124,375    (124,375)      --        --                          --               --
 Refinance with New
 Facility--Revolver.....        --     314,318   10,200   324,518     7.50%(i)         24,339           18,254
 Refinance with New
 Facility--Delayed Draw
 Term Loan A............        --     130,000       --   130,000     8.00%(ii)        10,400            7,800
 Refinance with New
 Facility--Term Loan
 B......................        --     170,000       --   170,000     8.00%(iii)       13,600           10,200
 Commitment fees under
 Credit Facility
 Agreements.............        --          --       --        --                         877(iv)          658
 Letter of Credit fees
 under Credit Facility
 Agreements.............        --          --       --        --                          64(v)            48
 Amortization of
 deferred debt issue
 costs under Credit
 Facility Agreements....        --          --       --        --                       2,016(vi)        1,512
                          --------   ---------  -------  --------                     -------          -------
   Total long-term
   senior debt/interest
   expense..............  $614,318   $      --  $10,200  $624,518     8.21%           $51,296          $38,472
                          ========   =========  =======  ========    ======           =======          =======
Long-Term Senior
Subordinated Debt:
 Pro Forma September
 30, 1999 senior
 subordinated notes--
 Building One...........  $200,000   $      --  $    --  $200,000    10.50%(vii)      $21,000          $15,750
 Unamortized balance of
 discount on Building
 One senior
 subordinated notes.....    (4,320)         --       --    (4,320)
 Amortization of
 deferred debt issue
 costs and discount.....        --          --       --        --                       1,276(viii)        957
                          --------   ---------  -------  --------                     -------          -------
   Total long-term
   senior subordinated
   debt/interest
   expense..............  $195,680   $      --  $    --  $195,680    11.38%           $22,276          $16,707
                          ========   =========  =======  ========    ======           =======          =======
Long-Term Junior
Subordinated Debt:
 Pro Forma September
 30, 1999 long-term
 junior subordinated
 note...................  $  1,650   $      --  $    --  $  1,650     6.00%(ix)       $    99          $    74
 Pro Forma September
 30, 1999 long-term
 junior subordinated
 note...................     2,500          --              2,500     7.50%(ix)           188              141
                          --------   ---------  -------  --------                     -------          -------
                          $  4,150   $      --  $    --  $  4,150     6.92%           $   287          $   215
                          ========   =========  =======  ========    ======           =======          =======
Total debt/interest
expense.................  $814,148   $      --  $10,200  $824,348     8.96%           $73,859          $55,394
                          ========   =========  =======  ========    ======           =======          =======

----
(i) Represents interest rate on the new revolving credit facility calculated as base rate of 5.5% plus applicable margin of 2.0%.
(ii) Represents interest rate on the new delayed draw term loan A credit facility calculated as base rate of 5.5% plus applicable margin of 2.5%.
(iii) Represents interest rate on the new term loan B credit facility calculated as base rate of 5.5% plus applicable margin of 2.5%.
(iv) Represents commitment fees under the new credit facilities based on a rate of 0.5% on the amount available under the new credit facilities after reflecting pro forma borrowings.
(v) Represents letter of credit fees on pro forma borrowings of $3,190 under letter of credit agreements at an annual rate of 2.0%.
(vi) Represents amortization over the terms of the respective credit facilities of deferred debt issuance costs relating to establish of these new credit facilities.
(vii) Represents the coupon rate of interest on the Building One senior subordinated notes as reported in Note 5 to the separate company pro forma financial statements.
(viii) Represents the pro forma amortization of the deferred debt issue costs and the discount recorded at issuance of the existing Building One senior subordinated notes over the ten-year life of this debt.
(ix) Represents the contractual rates on the existing issuances of junior subordinated debt of GroupMAC as reported in Note 5 to the separate company pro forma financial statements.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of Service Management USA, Inc.

  In our opinion, the accompanying combined balance sheet and the related combined statements of operations, of stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Service Management USA, Inc. and its affiliates (the "Company") at December 31, 1996 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Minneapolis, Minnesota
February 19, 1998

                          SERVICE MANAGEMENT USA, INC.

                             COMBINED BALANCE SHEET
                       (In thousands, except share data)

                                                                   December 31,
                                                                   -------------
                                                                    1996   1997
                                                                   ------ ------
                             ASSETS
Cash and cash equivalents........................................  $  425 $    4
Marketable securities............................................      36    128
Accounts receivable, net of an allowance for doubtful accounts of
 $295 and $333, respectively.....................................   1,614  4,044
Other receivable.................................................      46     88
Related party receivable.........................................            169
Employee receivables.............................................       5     75
Prepaid expenses.................................................      92     59
                                                                   ------ ------
    Total current assets.........................................   2,218  4,567
Property and equipment, net......................................   1,159  2,333
Deposits.........................................................      26     27
Intangibles......................................................     167    202
                                                                   ------ ------
    Total assets.................................................  $3,570 $7,129
                                                                   ====== ======
              LIABILITIES AND STOCKHOLDER'S EQUITY
Bank line of credit..............................................  $      $1,250
Current maturities, long-term debt...............................     165    373
Current obligations, capital leases..............................      43
Accounts payable.................................................     954  1,738
Accrued liabilities..............................................     452    503
Federal payroll tax payable......................................     341
Income taxes payable.............................................      19     53
                                                                   ------ ------
    Total current liabilities....................................   1,974  3,917
Long-term debt...................................................      94    730
Capital lease obligations........................................     100
                                                                   ------ ------
    Total liabilities............................................   2,168  4,647
Commitments
Stockholder's equity:
  Common stock, Service Management USA, Inc., $1 par value, 1,000
   shares authorized, issued and outstanding.....................       1      1
  Common stock, Diversified Management Services USA, Inc., no par
   value, 200 shares authorized, issued and outstanding..........     152    152
  Interstate Building Services, LLC..............................             27
  Additional paid-in capital.....................................     110    110
  Retained earnings..............................................   1,139  2,192
                                                                   ------ ------
    Total stockholder's equity...................................   1,402  2,482
                                                                   ------ ------
    Total liabilities and stockholder's equity...................  $3,570 $7,129
                                                                   ====== ======

                         The accompanying notes are an
             integral part of these combined financial statements.

                          SERVICE MANAGEMENT USA, INC.

                        COMBINED STATEMENT OF OPERATIONS
                                 (In thousands)

                                                              Year Ended
                                                             December 31,
                                                        -----------------------
                                                         1995   1996     1997
                                                        ------ -------  -------
Revenues............................................... $4,964 $12,074  $26,266
Cost of revenues.......................................  3,650   8,735   19,856
                                                        ------ -------  -------
    Gross profit.......................................  1,314   3,339    6,410
Selling, general and administrative expenses...........    617   2,169    3,832
                                                        ------ -------  -------
    Operating income...................................    697   1,170    2,578
Other (income) expense:
  Interest expense.....................................      2       4       53
  Realized and unrealized (gains) losses on trading
   securities..........................................     40     (64)       6
                                                        ------ -------  -------
Income before income taxes.............................    655   1,230    2,519
Provision for state income taxes.......................             19       52
                                                        ------ -------  -------
Net income............................................. $  655 $ 1,211  $ 2,467
                                                        ====== =======  =======
Unaudited pro forma information (see Note 2):
  Income before provision for income taxes............. $  655 $ 1,230  $ 2,519
  Provision for income taxes...........................    262     492    1,008
                                                        ------ -------  -------
  Pro forma net income................................. $  393 $   738  $ 1,511
                                                        ====== =======  =======



                         The accompanying notes are an
             integral part of these combined financial statements.

                          SERVICE MANAGEMENT USA, INC.

                   COMBINED STATEMENT OF STOCKHOLDER'S EQUITY
                                 (In thousands)

                            Common Stock                    Additional               Total
                         -------------------                 Paid-In-  Retained  Stockholder's
                         Service Diversified Interstate LLC  Capital   Earnings     Equity
                         ------- ----------- -------------- ---------- --------  -------------
Balance, December 31,
 1994...................   $ 1                                 $ 42    $   316      $   359
  Net income............                                                   655          655
  Dividends.............                                                  (186)        (186)
                           ---      ----          ---          ----    -------      -------
Balance, December 31,
 1995...................     1                                   42        785          828
  Issuance of common
   stock, Diversified
   Management Services
   USA, Inc.............             152                                                152
  Capital contribution..                                         68                      68
  Net income............                                                 1,211        1,211
  Dividends.............                                                  (857)        (857)
                           ---      ----          ---          ----    -------      -------
Balance, December 31,
 1996...................     1       152                        110      1,139        1,402
  Capital contribution..                           27                                    27
  Net income............                                                 2,467        2,467
  Dividends.............                                                (1,312)      (1,312)
  Distribution of cer-
   tain equipment to
   stockholder..........                                                  (102)        (102)
                           ---      ----          ---          ----    -------      -------
Balance, December 31,
 1997 ..................   $ 1      $152          $27          $110    $ 2,192      $ 2,482
                           ===      ====          ===          ====    =======      =======


                         The accompanying notes are an
             integral part of these combined financial statements.

                          SERVICE MANAGEMENT USA, INC.

                        COMBINED STATEMENT OF CASH FLOWS
                                 (In thousands)

                                                             Year Ended
                                                            December 31,
                                                        -----------------------
                                                        1995    1996     1997
                                                        -----  -------  -------
Cash flows from operating activities:
 Net income...........................................  $ 655  $ 1,211  $ 2,467
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Purchases of marketable trading securities..........            (104)    (173)
  Proceeds from sale of marketable trading securi-
   ties...............................................             175       74
  Provision for doubtful accounts.....................     98      197      233
  Depreciation and amortization.......................     24      245      709
  Loss on write-off of assets.........................              21
  Unrealized/realized (gain) loss of marketable
   trading securities.................................     40      (64)       6
  Changes in operating assets and liabilities:
   Accounts receivable................................   (346)  (1,224)  (2,873)
   Prepaid expenses and other current assets..........     (2)    (129)    (126)
   Accounts payable and accrued liabilities...........    138    1,468      494
   Income taxes payable...............................              19       34
                                                        -----  -------  -------
    Net cash provided by operating activities.........    607    1,815      845
                                                        -----  -------  -------
Cash flow from investing activities:
  Purchases of equipment..............................   (222)  (1,017)  (1,835)
  Purchase of contract rights.........................                      (70)
                                                        -----  -------  -------
    Net cash used in investing activities.............   (222)  (1,017)  (1,905)
                                                        -----  -------  -------
Cash flow from financing activities:
  Proceeds from bank line of credit...................                    1,250
  Principal payments on long-term debt................    (14)     (76)    (512)
  Proceeds from long-term debt........................     25      148    1,356
  Payments on capital lease obligations...............             (18)    (143)
  Proceeds from issuance of common stock..............             152
  Proceeds from stockholder contribution..............              68
  Dividends to stockholder............................   (186)    (857)  (1,312)
                                                        -----  -------  -------
    Net cash used in financing activities.............   (175)    (583)     639
                                                        -----  -------  -------
Net increase (decrease) in cash and cash equivalents..    210      215     (421)
Cash and cash equivalents, beginning of year..........    --       210      425
                                                        -----  -------  -------
Cash and cash equivalents, end of year................  $ 210  $   425  $     4
                                                        =====  =======  =======
Supplemental disclosure of cash flow information:
  Cash paid for interest..............................  $   2  $     4  $
Supplemental disclosure of non-cash transactions:
  Marketable securities exchanged for accounts
   receivable.........................................  $  84
  Capital lease obligations...........................         $   162
  Purchase of net assets of Diversified for Note
   Payable............................................             175
  Distribution of certain equipment to stockholder....                  $   102
  Contribution of certain equipment...................                       27

                         The accompanying notes are an
             integral part of these combined financial statements.

                         SERVICE MANAGEMENT USA, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                       (In thousands, except share data)

NOTE 1--BUSINESS AND ORGANIZATION

  Service Management USA, Inc., and its affiliated entities provide contract facility management and janitorial services to commercial establishments located throughout the United States.

  The accompanying financial statements represent the financial position, operating results and cash flows of Service Management USA, Inc., and its subsidiary Interstate Building Services, LLC, and Diversified Management Services USA, Inc., collectively "Service Management" or the "Company", which have been presented on a combined basis due to common ownership and common management. All intercompany activity and balances have been eliminated.

  Service Management USA, Inc. was incorporated in October 1994. Prior to incorporation, the entity was operated as a sole proprietorship. Diversified Management Services USA, Inc. was incorporated in November 1996 via the purchase of the net assets of an operating business. Interstate Building Services, LLC was formed in October of 1997.

  On February 6, 1998, all of the issued and outstanding common stock of Service Management USA, Inc., Diversified Management Services USA, Inc. and ownership interest in Interstate Building Services, LLC was acquired by Consolidation Capital Corporation ("CCC") for $9,000 in cash and 142,857 shares of CCC common stock.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Revenues are recognized as services are performed.

 Cash and Cash Equivalents

  For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

 Property and Equipment

  Property and equipment are depreciated using straight-line and accelerated methods over their estimated useful lives ranging from three to seven years.

 Intangibles

  Intangible assets consist of amounts allocated to customer contracts purchased and are being amortized straight-line basis over a period of five years, which is deemed to be the estimated period benefited. Accumulated amortization was $6 and $45 at December 31, 1996 and 1997 respectively.

                         SERVICE MANAGEMENT USA, INC.

                                (In thousands)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

 Marketable Securities

  The Company's marketable securities consist of investments in certain equities and mutual funds and are classified as trading. Accordingly, any realized or unrealized gains and losses are recorded in the period incurred. As of ended December 31, 1997, the net unrealized loss for these investments was $5.

 Fair Value of Financial Instruments

  The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities as reflected in the financial statements approximates fair value because of the short-term maturity of these instruments. The carrying amounts of short-term and long-term debt approximates fair value as the interest rates approximate market rates for debt with similar terms and average maturities.

 Income Taxes

  The Company has elected to be treated as a cash basis S-Corporation for federal income tax purposes and accordingly, any liabilities for income taxes are the direct responsibility of the stockholder. Therefore, no provision or liability for federal income taxes has been included in the financial statements. The Company is subject to income and franchise taxes in certain states, which has been appropriately reflected in the financial statements.

  There are differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities primarily related to accounts receivable and accounts payable. At December 31, 1997, the Company's net assets for financial reporting purposes exceeds the tax basis by approximately $2,453.

  The unaudited pro forma income tax information included in the Statement of Operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal income taxes for the entire periods presented.

 Concentrations of Credit Risk

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Receivables are not collateralized and, accordingly, the Company performs on-going credit evaluations to reduce the risk of loss.

  During 1996 revenues derived from one customer were approximately 45.0% of total revenues. At December 31, 1996, the accounts receivable balance for this customer was $469. During 1997 revenues derived from three customers were approximately 17.5%, 14.3%, and 11.1%, respectively, of total revenues. At December 31, 1997, the accounts receivable balances for these customers were $1,178, $603 and $305, respectively.

                         SERVICE MANAGEMENT USA, INC.

                            (Dollars in thousands)

NOTE 3--ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                        Balance at Charged to          Balance
                                        Beginning  Costs and  Write-   at end
                                        of Period   Expenses   offs   of Period
                                        ---------- ---------- ------  ---------
   Year ended December 31, 1995........    $  0       $ 98    $   0     $ 98
   Year ended December 31, 1996........    $ 98       $197    $   0     $295
   Year ended December 31, 1997........    $295       $233    $(195)    $333

NOTE 4--PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                                 December 31,
                                                                 --------------
                                                                  1996    1997
                                                                 ------  ------
   Cleaning equipment........................................... $1,096  $2,581
   Automobiles..................................................    230     356
   Computer equipment...........................................     58     108
   Office equipment.............................................     25      93
   Furniture and fixtures.......................................      8      26
                                                                 ------  ------
                                                                  1,417   3,164
   Accumulated depreciation.....................................   (258)   (831)
                                                                 ------  ------
                                                                 $1,159  $2,333
                                                                 ======  ======

  Depreciation expense for the years ended December 31, 1995, 1996 and 1997 was $24, $223 and $586, respectively.

NOTE 5--CREDIT FACILITIES

  Long-term debt consists of the following:

                                                                   1996   1997
                                                                   -----  -----
   Equipment term note, payable in monthly installments of $25
    including interest at 7.7%, through January, 2001............  $      $ 809
   Equipment term note, payable in monthly installments of $6
    including interest at 7.7%, through December, 2000...........           187
   Note payable, due in monthly installments of $13..............            55
   Notes payable, vehicles, various monthly payments including interest at rates ranging from 8% to 18%, maturing at various
    dates from December 1997 through 2001........................    122     52
   Note payable, issued in connection with the purchase of net assets for Diversified Management Services USA, Inc., monthly principal payments of $20 beginning December 1, 1996,
    interest of 8%...............................................    137
   Current maturities............................................   (165)  (373)
                                                                   -----  -----
                                                                   $  94  $ 730
                                                                   =====  =====

                         SERVICE MANAGEMENT USA, INC.

                            (Dollars in thousands)

NOTE 5--CREDIT FACILITIES (Continued)

  Principal payments required under long-term debt obligations are as follows:

   1998.................................................................. $  373
   1999..................................................................    345
   2000..................................................................    370
   2001..................................................................     15
                                                                          ------
                                                                          $1,103
                                                                          ======

 Line of Credit

  In April 1997, the Company obtained a revolving line of credit for borrowings of up to $1,000. The line of credit, which expires on April 30, 1998, bears interest at LIBOR plus 2% (7.49% at December 31, 1997), and is limited to 80% of eligible trade accounts receivable.

  Additionally, in December 1997 an additional $250 facility was obtained with a maturity of two months at an interest rate of LIBOR plus 2%. This line of credit was paid in January, 1998.

 Equipment Facility

  In April 1997, the Company obtained an equipment facility which provides for the Company to borrow up to $1,500 under term notes until April 30, 1998. As of December 1997, approximately $1,000 had been utilized under this facility to purchase equipment. These $1,000 term notes bear interest at 7.7% and require 36 monthly installments of principal and interest of approximately $31.

  Both the line of credit and the equipment notes contain, among other provisions, maintenance of certain financial covenants and ratios including tangible net worth and cash flow coverage, restrictions on dividends and indebtedness, and are collateralized by the majority of the Company's assets, and are personally guaranteed by the stockholder and spouse. The Company was in violation of certain debt covenants as of December 31, 1997 for which appropriate waivers were obtained.

NOTE 6--COMMITMENTS

 Lease Commitments

  In January 1998, the Company began leasing its primary office facility from a company owned by the Company's stockholder. The lease agreement requires monthly payments of approximately $8, escalating 3.5% annually through 2002.

  The Company also leases office space in various states on a month-to-month basis. Rent expense under these lease arrangements for December 31, 1995, 1996 and 1997 were $16, $28 and $15, respectively.

  Additionally, in November 30, 1996, the Company acquired approximately $162 of equipment under leases qualifying as capital in connection with the purchase of Diversified Management Services USA, Inc. The balance on these capital lease obligations were paid in full in fiscal 1997.

                         SERVICE MANAGEMENT USA, INC.

                            (Dollars in thousands)

NOTE 6--COMMITMENTS (Continued)

 Guarantee

  The Company's stockholder has obtained a mortgage of $1,280 in connection with the acquisition of a building. Service Management USA, Inc. is a guarantor of this obligation. Under the terms of the transaction with CCC (see
Note 1), Service Management USA, Inc. was released from this guarantee.

NOTE 7--EMPLOYEE BENEFIT PLAN

  In November 1997, the Company established a profit sharing plan under the provisions of Section 401(k) of the Internal Revenue Code. Virtually all employees are eligible to participate in the plan. Employees can contribute up to 15% of their gross salary to the plan, and the Company makes matching contributions of up to 3%. The Company recorded matching contributions of $8 for the year ended December 31, 1997.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
Tri-City Electrical Contractors, Inc.:

  We have audited the accompanying consolidated balance sheets of Tri-City Electrical Contractors, Inc. as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tri-City Electrical Contractors, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ KPMG LLP

KPMG LLP

Orlando, Florida
February 16, 1998

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                            December 31,
                                                      -------------------------
                                                          1996         1997
                                                      ------------  -----------
                       Assets
Current assets:
 Cash and cash equivalents..........................  $  2,734,000  $ 1,333,571
 Certificates of deposit............................        46,101          --
 Accounts receivable (note 2).......................    13,423,658   16,873,473
 Costs and estimated earnings in excess of billings
  on uncompleted contracts (note 3).................     1,116,186    2,401,919
 Inventories........................................       287,136      379,543
 Prepaid expenses...................................       588,310      831,859
 Deferred income taxes (note 6).....................       443,972          --
 Refundable income taxes............................         1,276      658,698
                                                      ------------  -----------
 Total current assets...............................    18,640,639   22,479,063
                                                      ------------  -----------
Property, plant and equipment, at cost (note 5):
 Leasehold improvements.............................     1,012,292    1,098,838
 Autos, trucks and trailers.........................     1,681,540    1,618,478
 Office furniture and equipment.....................     1,932,148    2,543,219
 Shop tools and equipment...........................     1,065,898      860,513
 Capitalized equipment leases (notes 5 and 13)......       712,596      705,758
                                                      ------------  -----------
                                                         6,404,474    6,826,806
 Less accumulated depreciation and amortization.....    (3,841,367)  (4,313,431)
                                                      ------------  -----------
 Net property, plant and equipment..................     2,563,107    2,513,375
                                                      ------------  -----------
Other assets:
 Advances to stockholders (note 9)..................       550,768      607,168
 Other .............................................        66,141      230,553
 Advances to joint venture partner (note 12)........        60,000          --
                                                      ------------  -----------
                                                           676,909      837,721
                                                      ------------  -----------
                                                      $ 21,880,655  $25,830,159
                                                      ============  ===========
        Liabilities and Shareholders' Equity
Current liabilities:
 Notes payable (note 4).............................  $      2,530  $        30
 Current maturities of long-term debt and
  capitalized lease obligations (note 5)............       490,374      237,544
 Accounts payable...................................     3,630,900    5,414,432
 Accrued salaries and wages.........................     1,332,014    1,527,555
 Accrued expenses...................................     1,708,451    1,406,199
 Billings in excess of costs and estimated earnings
  on uncompleted contracts (note 3).................     4,375,530    7,045,641
 Due to stockholders................................       155,253          --
                                                      ------------  -----------
 Total current liabilities..........................    11,695,052   15,631,401
Long-term debt and capitalized lease obligations,
 less current maturities (note 5)...................       556,139      252,238
Deferred income taxes (note 6)......................        45,025          --
                                                      ------------  -----------
 Total liabilities..................................    12,296,216   15,883,639
                                                      ------------  -----------
Minority interest in joint ventures (note 12).......       184,072      135,832
                                                      ------------  -----------
Stockholders' equity:
 Common stock, 10,000 shares authorized, issued and
  outstanding, at $1 par value......................        10,000       10,000
 Additional paid-in capital.........................       111,827      111,827
 Retained earnings..................................     9,278,540    9,688,861
                                                      ------------  -----------
 Total stockholders' equity.........................     9,400,367    9,810,688
Commitments and contingencies (notes 7 and 9).......
                                                      ------------  -----------
                                                      $ 21,880,655  $25,830,159
                                                      ============  ===========

          See accompanying notes to consolidated financial statements.

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                For the years ended
                                                   December 31,
                                        -------------------------------------
                                           1995         1996         1997
                                        -----------  -----------  -----------
Contract revenues earned............... $71,977,018  $63,852,151  $79,492,578
Cost of revenues earned................  63,321,626   51,904,661   63,550,836
                                        -----------  -----------  -----------
  Gross profit.........................   8,655,392   11,947,490   15,941,742
Selling, general and administrative
 expenses..............................   6,994,448    9,017,708    8,986,018
Depreciation expense...................     949,800      944,325      939,103
                                        -----------  -----------  -----------
  Income from operations...............     711,144    1,985,457    6,016,621
                                        -----------  -----------  -----------
Other income (expense):
 Interest income.......................      66,979       67,318      168,039
 Interest expense......................    (223,389)    (196,604)     (52,983)
 Other income (expense), net...........     477,561      (50,455)     (25,576)
                                        -----------  -----------  -----------
  Other income (expense), net..........     321,151     (179,741)      89,480
                                        -----------  -----------  -----------
  Income before income taxes...........   1,032,295    1,805,716    6,106,101
Income tax expense (note 6)............     487,252      679,856      461,879
                                        -----------  -----------  -----------
  Net income before minority interest..     545,043    1,125,860    5,644,222
Minority interest in joint venture
 income (note 12)......................     (71,419)    (104,584)    (134,535)
                                        -----------  -----------  -----------
  Net income .......................... $   473,624  $ 1,021,276  $ 5,509,687
                                        ===========  ===========  ===========
Unaudited pro forma information (Note
 1):
Income before income taxes.............                           $ 6,106,101
Pro forma provision for income taxes...                             2,442,440
                                                                  -----------
Pro forma net income (unaudited).......                           $ 3,663,661
                                                                  ===========


          See accompanying notes to consolidated financial statements.

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                          Additional                  Total
                                  Common   paid-in    Retained    stockholders'
                                   Stock   capital    earnings       equity
                                  ------- ---------- -----------  -------------
Balances at January 1, 1995...... $10,000  $111,827  $ 7,783,640   $ 7,905,467
Net income.......................     --        --       473,624       473,624
                                  -------  --------  -----------   -----------
Balances at December 31, 1995....  10,000   111,827    8,257,264     8,379,091
Net income.......................     --        --     1,021,276     1,021,276
                                  -------  --------  -----------   -----------
Balances at December 31, 1996....  10,000   111,827    9,278,540     9,400,367
Net income.......................     --        --     5,509,687     5,509,687
Distributions to stockholders....     --        --    (5,099,366)   (5,099,366)
                                  -------  --------  -----------   -----------
Balances at December 31, 1997.... $10,000  $111,827  $ 9,688,861   $ 9,810,688
                                  =======  ========  ===========   ===========



          See accompanying notes to consolidated financial statements.

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                          For the years ended  December 31,
                                          ------------------------------------
                                             1995        1996         1997
                                          ----------  -----------  -----------
Cash flows from operating activities:
 Net income.............................. $  473,624  $ 1,021,276  $ 5,509,687
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
  Loss (gain) on sale of property, plant
   and equipment.........................    (47,561)     (62,346)      29,982
  Depreciation...........................    949,800      944,325      939,103
  Deferred tax (benefit) expense......... (1,047,291)       6,132      461,879
  Minority interest in net income........     71,419      104,584      134,535
  Cash provided by (used for) changes in:
   Accounts receivable...................    (48,982)   1,111,307   (3,449,815)
   Costs and estimated earnings in excess
    of billings on uncompleted
    contracts............................    298,752    1,006,354   (1,285,733)
   Inventories...........................      3,939      (53,420)     (92,407)
   Prepaid expenses......................    (38,111)    (468,671)    (243,549)
   Refundable income taxes...............    488,931       (1,276)    (657,422)
   Due to (from) stockholders............    (55,907)     189,645     (211,653)
   Other assets..........................    180,633      338,065     (164,412)
   Accounts payable......................   (857,493)  (1,050,987)   1,783,532
   Accrued expenses......................     69,004    1,448,411     (169,644)
   Income tax payable....................  1,309,269   (1,309,269)         --
   Billings in excess of costs and
    estimated earnings on uncompleted
    contracts............................   (794,451)     (31,711)   2,670,111
                                          ----------  -----------  -----------
   Net cash provided by operating
    activities...........................    955,575    3,192,419    5,254,194
                                          ----------  -----------  -----------
Cash flows from investing activities:
  Purchase of property, plant and
   equipment............................. (1,296,299)    (624,426)    (959,179)
  Redemption of certificate of deposit...     42,465      223,074       46,101
  Proceeds from sale of property, plant
   and equipment.........................    122,827      142,711       39,827
  Repayment from (payments to) joint
   venture partner.......................    (50,000)         --      (122,775)
                                          ----------  -----------  -----------
   Net cash used in investing
    activities........................... (1,181,007)    (258,641)    (996,026)
                                          ----------  -----------  -----------

          See accompanying notes to consolidated financial statements.

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

                                            For the years ended December 31,
                                            -----------------------------------
                                               1995        1996         1997
                                            ----------  -----------  ----------
Cash flows from financing activities:
 Principal payments on long-term debt.....    (867,966)  (1,781,913)   (556,731)
 Proceeds from equipment notes payable....   1,375,137      127,913         --
 Proceeds from installment note payable...         --       500,000         --
 Proceeds from sale-leaseback back of
  assets..................................         --       734,013         --
 Proceeds from (repayment of)
  notes payable...........................     249,180   (1,081,500)     (2,500)
 Distributions to shareholders............         --           --   (5,099,366)
                                            ----------  -----------  ----------
   Net cash provided by (used in)
    financing activities..................     756,351   (1,501,487) (5,658,597)
                                            ----------  -----------  ----------
   Net increase (decrease) in cash and
    cash equivalents......................     530,919    1,432,291  (1,400,429)
Cash and cash equivalents at beginning of
 year.....................................     770,790    1,301,709   2,734,000
                                            ----------  -----------  ----------
Cash and cash equivalents at end of year..  $1,301,709  $ 2,734,000  $1,333,571
                                            ==========  ===========  ==========
Supplemental disclosures of cash
 flow information:
  Cash paid during the year for:
   Interest...............................  $  223,389  $   196,604  $   52,983
                                            ==========  ===========  ==========
   Income taxes...........................  $  225,274  $ 1,984,369  $  720,355
                                            ==========  ===========  ==========


          See accompanying notes to consolidated financial statements.

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Organization and Summary of Significant Accounting Policies

 (a) Organization

  Tri-City Electrical Contractors, Inc. (the Company) is an electrical contractor engaged in designing and installing electrical systems in the commercial, industrial and residential construction markets. The Company is headquartered in Altamonte Springs, Florida and operates branch locations in Pompano Beach, Tampa and Fort Myers, Florida. The Company conducts all of its business within the state of Florida.

  As further described in Note 14, the Company entered into a Letter of Intent with Consolidation Capital Corporation for the potential sale of the Company.

 (b) Principles of Consolidation

  The consolidated financial statements include the accounts of the Company, B&S Diversified, Inc. and B&S Diversified, Inc. #2. B&S Diversified, Inc. and B&S Diversified, Inc. #2 are joint ventures in which the Company has a 75% interest as to profits and losses. All significant intercompany transactions between the entities have been eliminated in consolidation.

 (c) Cash Equivalents

  Cash equivalents are short-term, highly liquid investments that are both readily convertible into known amounts of cash and are so near their maturity that they present insignificant risk of changes in value because of changes in interest rates. For purposes of the statement of cash flows, the Company considers such investments with a maturity of three months or less to be cash equivalents.

 (d) Inventories

  Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

 (e) Income Taxes

  Until December 31, 1996, the Company followed the asset and liability method in which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

  Effective January 1, 1997, the Company's stockholders elected to be taxed under the provisions of sub-chapter S of the Internal Revenue Code. Under these provisions, the stockholders will include in their individual income tax returns their pro rata shares of the Company's revenue and expenses.

  The unaudited pro forma federal and state income tax information included in the Statements of Operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", as if the Company had been subject to federal and state income taxes as a C corporation rather than under the provisions of a sub-chapter S corporation for 1997.

 (f) Contract Revenue Recognition and Contract Costs

  Contract revenues are recognized on the percentage-of-completion method. Under this method, the percentage of completion of each job is the portion of the costs incurred to date compared to current estimates of total cost. This percentage is applied to the total contract price to determine the amounts of revenue earned on fixed price contracts. Revenues from cost plus contracts are recognized on the basis of costs incurred during the period plus the fee earned. At the time a loss on a contract becomes known, the entire amount of the estimated loss is recorded. The Company does not recognize any gross profit amounts related to change order work performed until such time as those change orders have been approved by the customer.

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

(1) Organization and Summary of Significant Accounting Policies--(Continued)

  Contract costs include all direct and indirect costs related to job performance. Selling, general and administrative costs are charged to expense as incurred.

  The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts" represents revenues recognized in excess of amounts billed.

  The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents contract billings in excess of revenues recognized.

 (g) Depreciation and Amortization

  Depreciation and amortization is provided in amounts sufficient to allocate the cost of depreciable or amortizable assets to operations over their estimated service lives using the straight-line method for financial statement reporting purposes. The straight-line, declining balance, Accelerated Cost Recovery System and Modified Accelerated Cost Recovery System methods are used for income tax reporting.

  The estimated service lives for financial reporting purposes are generally as follows:

      Leasehold improvements......................................... 3-15 years
      Autos, trucks and trailers.....................................    5 years
      Office furniture and equipment................................. 3-10 years
      Shop tools and equipment.......................................    5 years

 (h) Reclassifications

  Certain reclassifications have been made to the 1995 and 1996 consolidated financial statements to conform with the 1997 presentation.

 (i) Significant Group Concentration of Credit Risk

  As of December 31, 1997 and 1996, substantially all of the Company's receivables are obligations of companies in the construction business. The Company does not require collateral or other security on most of these accounts. The credit risk on these accounts is controlled through credit approvals, lien rights and payment bonds issued on behalf of general contractors, limits and monitoring procedures.

 (j) Use of Estimates

  In conformity with generally accepted accounting principles, management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of these consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates (see note 3).

 (k) Financial Instruments

  Balance Sheet Financial Instruments--The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, certificates of deposit, accounts receivable, accounts payable and accrued expenses approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying amounts reported for the Company's notes payable and long-term debt approximate fair value because the instruments are variable rate notes which reprice frequently.

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

(1) Organization and Summary of Significant Accounting Policies--(Continued)

 (l) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

  The Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

(2) Accounts Receivable

  Accounts receivable are summarized as follows:

                                                            December 31,
                                                       ------------------------
                                                          1996         1997
                                                       -----------  -----------
   Completed contracts including retentions........... $ 1,329,411  $ 1,356,146
   Contracts in progress:
     Current billings.................................   8,325,388   10,649,975
     Retentions.......................................   3,681,338    5,069,366
   Other..............................................      97,621      162,399
                                                       -----------  -----------
                                                        13,433,758   17,237,886
   Less allowance for doubtful accounts...............     (10,100)    (364,413)
                                                       -----------  -----------
                                                       $13,423,658  $16,873,473
                                                       ===========  ===========

  The provisions for doubtful accounts of $113,100, $10,000 and $354,313 have been included in selling, general and administrative expenses in the accompanying consolidated 1995, 1996 and 1997 statements of operations, respectively.

(3) Contracts in Progress

  Contracts in progress are summarized as follows:

                                                            December 31,
                                                       ------------------------
                                                          1996         1997
                                                       -----------  -----------
   Costs incurred on uncompleted contracts............ $71,670,443  $73,320,138
   Estimated earnings.................................   9,327,198   11,651,629
                                                       -----------  -----------
                                                        80,997,641   84,971,767
   Less billings to date..............................  84,256,985   89,615,489
                                                       -----------  -----------
                                                       $(3,259,344) $(4,643,722)
                                                       ===========  ===========

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

(3) Contracts in Progress--(Continued)

  Included in the consolidated balance sheets under the following captions:

                                                         December 31,
                                                    ------------------------
                                                       1996         1997
                                                    -----------  -----------
   Costs and estimated earnings in excess of
    billings on uncompleted contracts.............. $ 1,116,186  $ 2,401,919
   Billings in excess of costs and estimated
    earnings on uncompleted contracts..............  (4,375,530)  (7,045,641)
                                                    -----------  -----------
                                                    $(3,259,344) $(4,643,722)
                                                    ===========  ===========

  As of December 31, 1995, 1996 and 1997, the Company had unapproved change orders of approximately $3,284,000, $3,162,000 and $3,163,000, respectively, which are recorded without profit recognition as a component of contract revenue in the accompanying consolidated statements of operations.

(4) Notes Payable

  The Company has lines of credit arrangements with two banks under which it may borrow, on an unsecured basis, up to an aggregate of $3,000,000 as of December 31, 1997, with interest that approximates the banks' prime rate (8 1/2% at December 31, 1997). As of December 31, 1997, the Company also has a line of credit arrangement with one bank under which it can borrow up to an additional $1,000,000 with interest that approximates the bank's prime rate plus 1% (8 1/2% at December 31, 1997, the total balances outstanding under these lines of credit were $2,530 and $30 at December 31, 1996 and 1997, respectively.

  These note agreements each contain a provision restricting the payment of dividends and transfer of ownership of the Company without the prior written consent of the lenders. Written consent of the lenders was obtained by the Company subsequent to December 31, 1997.

(5) Long-term Debt and Capitalized Lease Obligations

  Long-term debt and capitalized lease obligations are summarized as follows:

                                                             December 31,
                                                          -------------------
                                                             1996      1997
                                                          ---------- --------
   Capitalized equipment lease obligations, related to
    certain vehicles and equipment, payable in 26 to 51
    equal monthly principal installments plus interest at
    the commercial paper rate plus .9% maturing on
    various dates through February, 2001................. $  734,013 $489,782
   Installment note payable to a bank with original
    balance of $500,000 payable in 24 equal monthly
    installments of $20,833 with interest at bank's prime
    rate plus 1/2% (8 1/4% at December 31, 1996). The
    balance of the note payable was repaid during 1997...    312,500      --
                                                          ---------- --------
                                                           1,046,513  489,782
    Less current maturities..............................    490,374  237,544
                                                          ---------- --------
                                                          $  556,139 $252,238
                                                          ========== ========

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

(5) Long-term Debt and Capitalized Lease Obligations--(Continued)

  Maturities of and capitalized lease obligations for years ending after December 31, 1997 are as follows:

   1998................................................................ $237,932
   1999................................................................  198,097
   2000................................................................   51,910
   2001................................................................    1,843
                                                                        --------
                                                                        $489,782
                                                                        ========

(6) Income Taxes

  The provision for income tax expense (benefit) is summarized as follows:

                                                    Year ended December 31,
                                                 ------------------------------
                                                    1995        1996     1997
                                                 -----------  -------- --------
   Current:
     Federal.................................... $ 1,310,717  $575,502 $    --
     State......................................     223,826    98,222      --
                                                 -----------  -------- --------
                                                   1,534,543   673,724      --
                                                 -----------  -------- --------
   Deferred:
     Federal....................................    (891,740)    5,235  415,690
     State......................................    (155,551)      897   46,189
                                                 -----------  -------- --------
                                                  (1,047,291)    6,132  461,879
                                                 -----------  -------- --------
   Total income tax expense..................... $   487,252  $679,856 $461,879
                                                 ===========  ======== ========

  The tax effect of temporary differences between the income tax basis of assets and liabilities and the financial statement reporting amounts which result in the recognition of deferred tax assets and liabilities as of December 31, 1996 are as follows:

                                                               December 31, 1996
                                                               -----------------
   Deferred tax assets:
     Bad debts................................................     $   3,434
     Accrued losses on long-term construction contracts.......           503
     Workers' compensation self insurance reserves............       380,387
     Deferred compensation....................................       128,727
     Reserve for loss contracts...............................        84,520
     Tax reported asset sale-gains............................         8,059
                                                                   ---------
       Total deferred tax assets..............................       605,630
                                                                   ---------
   Deferred tax liabilities:
     Deferred profit on contracts.............................      (153,599)
     Depreciation.............................................       (19,362)
     Other....................................................       (33,722)
                                                                   ---------
       Total deferred tax liabilities.........................      (206,683)
                                                                   ---------
       Net deferred tax assets................................     $ 398,947
                                                                   =========

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

(6) Income Taxes--(Continued)

  Presented in the accompanying consolidated balance sheet as of December 31, 1996:

                                                              December 31, 1996
                                                              -----------------
   Current assets............................................     $443,972
   Noncurrent liabilities....................................      (45,025)
                                                                  --------
                                                                  $398,947
                                                                  ========

  No valuation allowance has been recognized in the accompanying consolidated financial statements for the deferred tax assets as of December 31, 1996 or 1995 because the Company has sufficient taxable income within the statutory carryback periods.

  Effective January 1, 1997, the Company elected, by consent of its stockholders, to be taxed under the provisions of subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal or state corporate income taxes on its taxable income. Instead, the stockholders include in their individual income tax return the Company's taxable income or loss.

  The Company incurred an income tax liability associated with built-in gains at the time of the conversion to "S" corporation status. Built-in gains represent the excess of the fair market value of the S corporation's assets at the effective date of the S corporation election over the aggregate adjusted tax basis of those assets at that date. Taxes associated with the built-in gains were charged to operations during the year ended December 31, 1997.

  The balances of deferred tax assets and liabilities as of December 31, 1996, net of the tax associated with the built-in gains referred to above, were also charged to operations during the year ended December 31, 1997 resulting in the 1997 provision for income taxes.

  The actual expense for 1995 and 1996 differs from the "expected" tax expense (computed by applying the U.S. federal corporate income tax rate of 34% to income before income taxes) as follows:

                                                             December 31,
                                                           ------------------
                                                             1995      1996
                                                           --------  --------
   Computer "expected" tax expense........................ $350,980  $613,978
   Nondeductible expenses.................................   17,309    39,867
   State income taxes, net of federal tax effect..........   45,062    63,291
   Settlement of investment in partnerships at amounts
    different than accrued................................   86,220       --
   Computed taxes attributable to minority interest
    portion of income before taxes........................  (24,282)  (35,559)
   Other, net.............................................   11,963    (1,721)
                                                           --------  --------
                                                           $487,252  $679,856
                                                           ========  ========

(7) Leases

  The Company leases their Pompano Beach and Fort Myers facilities from third parties. The remainder of the facilities are leased from a related party, as more fully described in note 9. These leases have been classified as operating leases.

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

(7) Leases--(Continued)

  The Company also leases a portion of their fleet vehicles for a period of five years from acquisition of the vehicles. These leases are cancelable after one year and, accordingly, are classified as operating leases.

  The following is a schedule of future minimum lease payments required under operating leases, including those with related parties as more fully described in note 9, that have initial or remaining noncancelable lease terms in excess of one year at December 31, 1997:

   1998..............................................................   $863,214
   1999..............................................................    523,419
   2000..............................................................    410,068
   2001..............................................................    269,205
   2002 and thereafter...............................................     83,487
                                                                      ----------
                                                                      $2,149,393
                                                                      ==========

  Rental expense for operating leases was $474,668, $683,594 and $902,239 for the years ended December 31, 1995, 1996 and 1997, respectively.

(8) 401(K) Employees' Profit Sharing Plan

  The Company has a 401(K) profit sharing plan under which voluntary employee contributions are permissible from eligible employees who elect to participate in the plan. The Company's contribution is determined annually by the Board of Directors. Contributions made by the Company were $23,263, $104,888 and $116,768 for the years ended December 31, 1995, 1996, and 1997, respectively.

(9) Related Party Transactions

  The Company leases its Altamonte Springs and Tampa facilities from its principal shareholder. The Altamonte Springs lease agreement requires base monthly payments of $30,509. For each year after the first year, the lease payment will be upwardly adjusted by the greater of the increase in the Consumer Price Index or three percent. The lease requires the Company to provide insurance, repairs and maintenance, and taxes on the leased property. The lease expires in 1998. The Tampa lease agreement requires monthly payments of $3,000 and expires in 1999.

  The Company is guarantor of two loans in the name of the principal stockholder to finance the Company's Altamonte Springs and Tampa facilities. The total amount borrowed under the two loan agreements was $1,274,000. The principal amounts of the loans outstanding at December 31, 1996 and 1997 were $823,600 and $732,150, respectively.

  Amounts due from a trust in the name of its principal stockholder at December 31, 1996 and 1997, were $550,768 and $607,168, respectively. These amounts are included in advances from stockholders on the accompanying consolidated balance sheets and arise from the Company paying expenses on behalf of the trust.

                     TRI-CITY ELECTRICAL CONTRACTORS, INC.

(10) Backlog

  The following is a reconciliation of backlog work to be performed under signed contracts in existence at December 31, 1996 and 1997:

                                                                      (millions)
                                                                      ----------
   Balance, December 31, 1996........................................   $ 37.0
   Contract adjustments and new contracts............................    117.1
   Less: Contract revenue earned, 1997...............................     79.5
                                                                        ------
   Balance, December 31, 1997........................................   $ 74.6
                                                                        ======

  In addition, between January 1 and January 31, 1998, the Company entered into additional contracts totaling approximately $8.3 million.

(11) Environmental Remediation

  During 1993, the Company incurred costs for remediation in connection with efforts to clean up a petroleum product contamination at its Altamonte Springs, Florida facilities. The Company applied for and received approval for reimbursement of $302,890 under the Florida Petroleum Liability Insurance and Restoration program. As of December 31, 1996 and 1997, $222,299 of the total approved reimbursement has been collected and $80,591 remains outstanding and is included in accounts receivable in the accompanying consolidated balance sheet.

(12) Minority Interest

  The Company is party to two joint ventures with B&S Diversified, Inc., in connection with two specified contracts. The venture agreements provide for sharing of profits at 75% to the Company and 25% to the joint venture partner. All transactions related to the ventures have been consolidated in the accompanying consolidated financial statements and all significant intercompany balances have been eliminated.

(13) Sale-Leaseback Transactions

  On December 31, 1996 the Company completed a transaction wherein seventy-five of the vehicles the Company had owned with a net book value of $712,596 at the date of the transaction, were sold to a leasing company for the sum of $734,013 resulting in a gain of $21,417.

  The Company immediately entered into individual lease agreements for each of the vehicles with terms ranging from twenty-six to fifty-one months and with interest accruing at .9% over the commercial paper rate (5.8% at December 31, 1997) payable monthly on the outstanding unamortized cost of the leased asset. The gain realized on the transaction is to be amortized over the respective lease terms for each of the individual vehicles.

(14) Subsequent Event

  Subsequent to December 31, 1997, the stockholders of the Company entered into an agreement to sell their shares of the Company to Consolidation Capital Corporation ("CCC"), a public company, for cash and shares of CCC common stock. Simultaneous with the transaction, the Company will become a C-corporation and its income will be taxed at the corporate level (as it was in 1996 and prior years) rather than be included in the income tax returns of the stockholders.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Wilson Electric Company, Inc.

  We have audited the accompanying balance sheet of Wilson Electric Company, Inc. as of November 30, 1995, 1996 and 1997, and the related statements of income and retained earnings, and cash flows for each of the three years in the period ended November 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wilson Electric Company, Inc. as of November 30, 1995, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 1997, in conformity with generally accepted accounting principles.

/s/ Barry and Moore, P.C.

Barry and Moore, P.C.

Phoenix, Arizona
January 30, 1998

                         WILSON ELECTRIC COMPANY, INC.

                                 BALANCE SHEET

                                       November 30,
                            -------------------------------------   February
                               1995         1996         1997       28, 1998
                            -----------  -----------  -----------  -----------
                                                                   (unaudited)
          ASSETS
CURRENT ASSETS:
  Cash and cash equiva-
   lents................... $ 1,757,952  $ 3,385,466  $ 1,041,785  $    20,193
  Contracts receivable
   (Notes 3 and 5).........   8,542,419   11,308,641   14,085,329   11,665,106
  Costs and estimated earn-
   ings in excess of bill-
   ings on uncompleted con-
   tracts (Note 4).........     565,702    1,225,288    1,301,651    2,916,870
  Notes receivable.........      37,975          --        59,824       57,410
  Deferred income taxes
   (Note 11)...............         --           --       115,760      115,760
  Prepaid expenses and
   other current assets....      13,579      105,835       57,866      242,137
                            -----------  -----------  -----------  -----------
    Total current assets...  10,917,627   16,025,230   16,662,215   15,017,476
                            -----------  -----------  -----------  -----------
PROPERTY AND EQUIPMENT:
 (Note 5)
  Equipment................     161,328      223,263      340,632      376,251
  Automobiles & trucks.....     474,589      521,007      564,579      566,054
  Office equipment.........      60,834       97,093      126,525      154,512
  Furniture................       7,904       16,318       23,630       23,630
  Computer equipment &
   software................     130,015      138,923      415,226      445,590
  Leasehold Improvements...         --           --        15,090          --
                            -----------  -----------  -----------  -----------
                                834,670      996,604    1,485,682    1,566,037
    Less accumulated depre-
     ciation...............    (430,028)    (562,403)    (781,312)    (851,119)
                            -----------  -----------  -----------  -----------
    Property and equipment,
     net...................     404,642      434,201      704,370      714,918
SHW JOINT VENTURE, (Note
 10).......................     468,408      422,641          --           --
OTHER ASSETS...............      19,651       23,227      136,160      977,346
GOODWILL, (net of $13,500,
 $10,500 and $7,500 of am-
 ortization) (Note 9)......      16,500       13,500       10,500        9,750
                            -----------  -----------  -----------  -----------
                            $11,826,828  $16,918,799  $17,513,245  $16,719,490
                            ===========  ===========  ===========  ===========
      LIABILITIES AND
   STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable......... $ 2,242,295  $ 4,875,340  $ 4,588,823  $ 3,936,028
  Billings in excess of
   costs and estimated
   earnings on
   uncompleted contracts
   (Note 4)................   2,312,092    3,211,141    3,401,706    2,320,983
  Accrued liabilities......     292,637      468,575      428,838      463,965
  Accrued payroll and re-
   lated taxes.............   2,785,396    2,348,590    2,914,098    1,868,262
  Accrued contribution to
   Employee Stock Ownership
   Plan (Note 6)...........     665,410    1,358,147      536,299    1,558,757
  Note Payable ((Notes 5
   and 6)..................         --           --       183,333    1,100,000
  Employee Stock Ownership
   Plan note payable
   (Note 6)................     149,625    2,000,000          --           --
    Less--Accrued
     contribution included
     above.................    (149,625)  (1,358,147)         --           --
                            -----------  -----------  -----------  -----------
      Total current
       liabilities.........   8,297,830   12,903,646   12,053,097   11,247,995
                            -----------  -----------  -----------  -----------
COMMITMENTS (Notes 5
 and 7)....................         --           --           --
STOCKHOLDERS' EQUITY:
  Common stock, $1.00 par
   value; authorized
   1,000,000 shares, issued
   and outstanding 10,000..      10,000       10,000       10,000       10,000
  Additional paid-in capi-
   tal.....................     265,950      265,950      265,950      265,950
  Retained earnings........   3,253,048    4,381,056    5,184,198    5,195,545
  Employee Stock Ownership
   Plan note payable (Note
   6)......................    (149,625)  (2,000,000)         --           --
  Accrued contribution in-
   cluded in current lia-
   bilities................     149,625    1,358,147          --           --
                            -----------  -----------  -----------  -----------
      Total stockholders'
       equity..............   3,528,998    4,015,153    5,460,148    5,471,495
                            -----------  -----------  -----------  -----------
                            $11,826,828  $16,918,799  $17,513,245  $16,719,490
                            ===========  ===========  ===========  ===========

       The accompanying notes are an integral part of this balance sheet.

                         WILSON ELECTRIC COMPANY, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                      For the three months
                             For the years ended November 30,          ended February 28,
                          ----------------------------------------  --------------------------
                              1995          1996          1997          1997          1998
                          ------------  ------------  ------------  ------------  ------------
                                                                           (unaudited)
CONTRACT REVENUES.......  $ 40,279,206  $ 49,790,214  $ 71,008,958  $ 15,436,341  $ 17,243,732
COST OF CONTRACT
 REVENUES...............   (29,935,382)  (37,729,341)  (59,036,426)  (12,719,276)  (14,568,353)
                          ------------  ------------  ------------  ------------  ------------
GROSS PROFIT............    10,343,824    12,060,873    11,972,532     2,717,065     2,675,379
                          ------------  ------------  ------------  ------------  ------------
EXPENSES:
  General and
   administrative
   expenses ............     6,317,716     7,281,252     8,093,230     1,385,359     1,654,772
  ESOP contribution
   (Note 6).............     1,981,828     2,957,797     2,421,164       656,114     1,014,546
                          ------------  ------------  ------------  ------------  ------------
    Total expenses......     8,299,544    10,239,049    10,514,394     2,041,473     2,669,318
                          ------------  ------------  ------------  ------------  ------------
INCOME FROM OPERATIONS..     2,044,280     1,821,824     1,458,138       675,592         6,061
OTHER INCOME (EXPENSE):
  Interest income.......        20,919        89,593       157,634        96,703        90,040
  Interest expense......        (4,439)      (82,404)     (109,581)      (38,952)      (13,122)
  Other income
   (expense)............         6,235       101,820       (78,548)       36,558        17,143
                          ------------  ------------  ------------  ------------  ------------
    Net other income
     (expense)..........        22,715       109,009       (30,495)       94,309        94,061
                          ------------  ------------  ------------  ------------  ------------
INCOME BEFORE INCOME
 TAXES..................     2,066,995     1,930,833     1,427,643       769,901       100,122
PROVISION FOR INCOME
 TAXES (Note 11)........      (811,730)     (802,825)     (624,501)     (212,500)      (88,775)
                          ------------  ------------  ------------  ------------  ------------
NET INCOME..............     1,255,265     1,128,008       803,142       557,401        11,347
RETAINED EARNINGS,
 Beginning of year......     1,997,783     3,253,048     4,381,056     4,381,056     5,184,198
                          ------------  ------------  ------------  ------------  ------------
RETAINED EARNINGS, End
 of year................  $  3,253,048  $  4,381,056  $  5,184,198     4,938,457     5,195,545
                          ============  ============  ============  ============  ============

        The accompanying notes are an integral part of these statements.

                         WILSON ELECTRIC COMPANY, INC.

                            STATEMENTS OF CASH FLOWS

                                                                 For the three months
                          For the years ended November 30,        ended February 28,
                         -------------------------------------  ------------------------
                            1995         1996         1997         1997         1998
                         -----------  -----------  -----------  -----------  -----------
                                                                      (unaudited)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Net income...........  $ 1,255,265  $ 1,128,008  $   803,142  $   557,401  $    11,347
                         -----------  -----------  -----------  -----------  -----------
  Adjustments to
   reconcile net income
   to net cash provided
   by (used for)
   operations--
    Depreciation and
     amortization......      104,364      154,621      232,324       42,944       71,307
    (Gain) Loss on sale
     of assets.........       12,780       (1,447)       2,255          --           --
    SHW Joint Venture
     (income) loss.....          --       (96,733)      80,641          --           --
  (Increase) decrease
   in:
    Contracts
     receivable........   (1,108,920)  (2,766,221)  (2,776,688)      65,155    2,420,223
    Costs and estimated
     earnings in excess
     of billings on
     uncompleted
     contracts.........       64,168     (659,586)     (76,363)    (289,265)  (1,615,219)
    Notes receivable...       14,275       37,975      (59,824)     (50,000)       2,414
    Prepaid expenses...       20,695      (92,256)      47,969       93,449     (184,271)
    Other assets.......       (5,325)      (3,651)    (113,008)    (496,352)    (841,186)
    Deferred Income
     Taxes.............          --           --      (115,760)         --           --
  Increase (decrease)
   in:
    Accounts payable...     (933,811)   2,633,045     (286,517)    (122,397)    (652,795)
    Billings in excess
     of costs and
     estimated earnings
     on uncompleted
     contracts.........    1,403,358      899,049      190,565      336,567   (1,080,723)
    Accrued
     liabilities.......     (180,580)     175,938      (39,737)      14,076       35,127
    Accrued payroll and
     related taxes.....    1,149,901     (436,806)     565,508     (205,815)  (1,045,836)
    Accrued pension
     contribution......   (1,101,364)     692,737     (821,848)  (1,663,021)   1,022,458
                         -----------  -----------  -----------  -----------  -----------
  Net adjustments to
   reconcile net income
   to net cash (used
   for) provided by
   operations..........     (560,459)     536,665   (3,170,483)  (2,274,659)  (1,868,501)
                         -----------  -----------  -----------  -----------  -----------
      Net cash (used
       for) provided by
       operating
       activities......      694,806    1,664,673   (2,367,341)  (1,717,258)  (1,857,154)
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Purchase of
   equipment...........     (243,149)    (181,509)    (502,423)     (80,201)     (81,105)
  Distribution from SHW
   Joint Venture.......          --       142,500      342,000          --           --
  Proceeds on sale of
   equipment...........        8,093        1,850          750          --           --
  Loan to ESOP.........          --           --    (2,000,000)  (2,000,000)         --
  Repayments of loan to
   ESOP................          --           --     2,000,000    2,000,000          --
                         -----------  -----------  -----------  -----------  -----------
      Net cash flows
       used for
       investing
       activities......     (235,056)     (37,159)    (159,673)     (80,201)     (81,105)
                         -----------  -----------  -----------  -----------  -----------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Borrowings...........          --           --     2,000,000    2,000,000    1,100,000
  Repayment of
   borrowings..........          --           --    (1,816,667)    (333,333)    (183,333)
                         -----------  -----------  -----------  -----------  -----------
    Net cash flows
     provided by
     financing
     activities........          --           --       183,333    1,666,667      916,667
                         -----------  -----------  -----------  -----------  -----------
NET INCREASE (DECREASE)
 IN CASH...............      459,750    1,627,514   (2,343,681)    (130,792)  (1,021,592)
CASH AND CASH
 EQUIVALENTS, Beginning
 of year...............    1,298,202    1,757,952    3,385,466    3,385,466    1,041,785
                         -----------  -----------  -----------  -----------  -----------
CASH AND CASH
 EQUIVALENTS, End of
 year..................  $ 1,757,952  $ 3,385,466  $ 1,041,785  $ 3,254,674  $    20,193
                         ===========  ===========  ===========  ===========  ===========

        The accompanying notes are an integral part of these statements.

                         WILSON ELECTRIC COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS

                       November 30, 1995, 1996 and 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Wilson Electric Company, Inc. (the "Company") was incorporated on May 24, 1988 and performs electrical contracting services throughout Arizona. The significant accounting policies of the Company are as follows:

 Cash and Cash Equivalents--

  Cash equivalents consist of investments in highly liquid investments with maturities of three months or less, and at November 30, 1996 and 1997, included restricted cash of $184,330 and $770,297, respectively.

 Revenue and Cost Recognition--

  Revenues from construction contracts are recognized on the percentage-of-completion method, measured by the actual costs incurred to date compared to estimated total cost for each contract. Revenue recognition commences only after contract progress reaches a state where experience is sufficient to estimate a profit on the contract. At the time a loss on a contract becomes known, the entire amount of the estimated loss is recognized.

  Contract costs include all direct material, labor and employee benefit costs and indirect costs related to contract performance, such as indirect labor, equipment rentals, insurance and tools. Selling and most general and administrative costs are charged to expense as incurred. Changes in job performance, job conditions and estimated profitability may result in revisions to costs and revenues, and are recognized in the period in which the revisions are determined.

  The asset "Costs and estimated earnings in excess of billings on uncompleted contracts" represents revenues recognized in excess of amounts billed. The liability "Billings in excess of costs and estimated earnings on uncompleted contracts" represents billings in excess of revenues recognized.

 Depreciation--

  Property and equipment are carried at cost. Depreciation of property and equipment is determined using straight-line and accelerated methods of depreciation for financial statement purposes at rates based on the following estimated useful lives:

      Furniture and fixtures......................................... 5-10 years
      Computer equipment and software................................ 3- 5 years
      Shop equipment................................................. 3- 5 years
      Automotive equipment........................................... 3- 5 years

  Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repair are charged to expense as incurred.

 Estimates--

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                         WILSON ELECTRIC COMPANY, INC.

                       November 30, 1995, 1996 and 1997
(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:--(Continued)

 Advertising Expense--

  The Company expenses advertising costs as incurred. Advertising expenses were $61,438, $96,441 and $127,303 in 1995, 1996 and 1997, respectively.

 Unaudited Interim Financial Statements--

  In the opinion of management, the Company has made all adjustments, consisting only of normal recurring adjustment, necessary for a fair presentation of the financial position of the Company at February 28, 1998, and the results of its operations and its cash flows for the three months ended February 28, 1997 and February 28, 1998, as presented in the accompanying unaudited interim financial statements.

(2) SUPPLEMENTAL CASH FLOW INFORMATION:

                                         1995          1996          1997
                                     ------------  ------------  ------------
   Income taxes paid................ $    921,180  $    876,819  $    752,833
   Interest paid.................... $      4,439  $     82,404  $     84,581

(3) CONTRACTS RECEIVABLE:

  Contracts receivable consist of the following:

                                         1995          1996          1997
                                     ------------  ------------  ------------
   Completed contracts.............. $  1,873,011  $    897,193  $    779,037
   Contracts in progress............    5,065,980     8,632,012    10,698,107
   Unbilled completed contracts.....       56,668       152,600       143,000
   Retainages.......................    1,556,760     1,636,836     2,475,185
   Less: Allowance for doubtful
    accounts........................      (10,000)      (10,000)      (10,000)
                                     ------------  ------------  ------------
                                     $  8,542,419   $11,308,641   $14,085,329
                                     ============  ============  ============

(4) CONTRACTS IN PROCESS:

  Information with respect to contracts in process follows:

                                         1995          1996          1997
                                     ------------  ------------  ------------
   Expenditures on uncompleted
    contracts.......................  $18,300,419   $22,081,105   $50,660,947
   Estimated earnings thereon.......    4,095,848     3,920,520     6,378,912
                                     ------------  ------------  ------------
                                       22,396,267    26,001,625    57,039,859
   Less billings applicable
    thereto.........................   24,142,657    27,987,478    59,139,914
                                     ------------  ------------  ------------
                                     $ (1,746,390) $ (1,985,853) $ (2,100,055)
                                     ============  ============  ============

  Included in the accompanying balance sheet under the following captions:

                                         1995          1996          1997
                                     ------------  ------------  ------------
   Costs and estimated earnings in
    excess of billings on
    uncompleted contracts........... $    565,702  $  1,225,288  $  1,301,651
   Billings in excess of costs and
    estimated earnings on
    uncompleted contracts...........   (2,312,092)   (3,211,141)   (3,401,706)
                                     ------------  ------------  ------------
                                     $ (1,746,390) $ (1,985,853) $ (2,100,055)
                                     ============  ============  ============

                         WILSON ELECTRIC COMPANY, INC.

                       November 30, 1995, 1996 and 1997
(5) NOTE PAYABLE AND LINE OF CREDIT:

  As of November 30, 1995, 1996 and 1997, the Company had a line of credit with Norwest Bank in the amount of $2,500,000, $3,000,000 and $4,000,000, respectively. Interest was 9.75%, 9.25% and 8.50% at November 30, 1995, 1996 and 1997, respectively. The collateral for the line of credit is a first lien position on all accounts and contracts receivable, inventory, equipment, vehicles, furniture and fixtures. There were no borrowings against this line at November 30, 1995, 1996 and 1997, respectively.

  The agreement requires the Company to maintain certain ratios and minimums.

  In January, 1997, the Company borrowed $2,000,000 and then loaned the proceeds to the Employee Stock Ownership Plan. The loan is payable in minimum monthly payments of $83,333, together with interest at the prime rate.

(6) EMPLOYEE STOCK OWNERSHIP PLAN:

  Effective December 1, 1992 the Company established an employee stock ownership Plan (ESOP) covering substantially all of its employees. Company contributions to the Plan are determined annually by management.

  During fiscal year 1994, the ESOP used the proceeds of a loan guaranteed by the Company to purchase 1,900 shares of the Company's common stock for $2,280,000. The loan was paid in full during the fiscal year 1995.

  During fiscal year 1996, the ESOP purchased 2,500 shares of the Company's common stock for $3,500,000. The ESOP made cash payments totaling $1,500,000 and issued $2,000,000 of notes due November 1, 1997.

  In January, 1997, the Company borrowed $2,000,000 and loaned the funds to the ESOP for the repayment of its $2,000,000 of notes. During the year ended November 30, 1997, the Company accrued contributions to the ESOP sufficient to allocate the remaining shares, and accordingly reduced the loan to the ESOP to zero.

  Generally accepted accounting principles require the following:

1) For loans made to the ESOP by someone other than the Company (a direct loan), the loan balance is reported as a liability and a deduction in the stockholders' equity section of the Company. At November 30, 1996, the loan to the ESOP was a direct loan, as the loan was payable to the selling shareholders.

2) For loans made to the ESOP by the Company, the Company does not report a loan receivable from the ESOP. Instead, the loan receivable is reported as a deduction in the stockholder's equity section and is reduced to the extent accrued Company contributions to the ESOP releases shares.

  Information with respect to the allocation of common shares is as follows:

                                                         1995    1996    1997
                                                        ------- ------- -------
   Allocated........................................... 4,900.0 5,971.4 7,400.0
   Committed to be released............................     --  1,428.6     0.0
                                                        ------- ------- -------
     Total............................................. 4,900.0 7,400.0 7,400.0
                                                        ======= ======= =======

                         WILSON ELECTRIC COMPANY, INC.

                       November 30, 1995, 1996 and 1997
(6) EMPLOYEE STOCK OWNERSHIP PLAN:--(Continued)

  The fair values for shares allocated and committed to be released is based upon the latest appraisal available.

  During the years ended November 30, 1995, 1996 and 1997, contributions charged to expense amounted to $1,981,828, $2,957,797 and $2,421,164, respectively. In addition, in 1995 and 1996, the Company paid interest of $81,734 and $65,338, respectively, on the ESOP's notes payable.

(7) COMMITMENTS:

  The Company leases its offices, warehouse facilities and vehicles under operating leases.

  Minimum annual rental commitments are as follows:

                                                        1995     1996     1997
                                                      -------- -------- --------
   1996.............................................. $250,907 $    --  $    --
   1997..............................................  191,618  307,994      --
   1998..............................................  109,734  138,318  309,421
   1999..............................................      --    61,857  143,360
   2000..............................................      --    45,356  131,081
   2001..............................................      --    25,256  116,934
   Thereafter........................................      --       --    38,915
                                                      -------- -------- --------
                                                      $552,259 $578,781 $739,711
                                                      ======== ======== ========

(8) RELATED PARTY TRANSACTIONS:

  The Company leased office space from one of its shareholders for $6,249 per month. This lease expired on December 31, 1996, and is on a month-to-month basis.

  The Company performs contracting activities with a company which is owned by an employee. Total revenue for the years ended November 30, 1995, 1996 and 1997 were $291,806, $137,027 and $0, respectively. Amounts included in Accounts Receivable from such activities at November 30, 1996 and 1995, were $131,528 and $42,654, respectively. There were no amounts included in Accounts Receivable at November 30, 1997.

(9) GOODWILL:

  During 1993, the Company acquired assets and assumed leases and contracts-in-process of Adkins Cabling Systems (Adkins). The amount assigned to goodwill represents the excess of the amount paid over the fair value of assets received, and is being amortized over eight years which is the term of related employment and non-competition agreements with the sole Adkins shareholder.

(10) SHW JOINT VENTURE:

  The Company had a minority interest in a general partnership joint venture formed to construct a freeway management system. Related costs included in the Company's contract revenue earned and cost of revenues earned were $80,000, $7,000 and $0 for the years ended November 30, 1995, 1996 and 1997. The investment was accounted on the equity method of accounting wherein the Company recognized it's share of the joint ventures net assets.

  The joint venture was completed in 1997.

                         WILSON ELECTRIC COMPANY, INC.

                       November 30, 1995, 1996 and 1997

(11) INCOME TAXES:

  Deferred income taxes arise because of timing differences between financial and income tax reporting.

  At November 30, 1997, the only significant timing difference relates to accrued vacation pay, that is not tax deductible unless paid within 2 1/2 months after year-end. The provision for income taxes for 1997 differed from the amount computed by applying the statutory income tax rates because of non-deductible expenses.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
SKC Electric, Inc. and Affiliate

  In our opinion, the accompanying combined balance sheet at December 31, 1997 and 1996, and the related combined statements of income and of cash flows for the years ended December 31, 1997 and 1996 and the three months ended December 31, 1995 of SKC Electric, Inc. and Affiliate, and the consolidated statements of income and of cash flows of Lovecor, Inc. and subsidiaries for the year ended September 30, 1995, present fairly, in all material respects, the financial position of SKC Electric, Inc. and Affiliate, at December 31, 1997 and 1996, and the results of their operations and their cash flows for the years ended December 31, 1997 and 1996, for the three months ended December 31, 1995, and for the year ended September 30, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Kansas City, Missouri
February 17, 1998

                        SKC ELECTRIC, INC. AND AFFILIATE

                             COMBINED BALANCE SHEET

                                                             December 31,
                                                         ---------------------
                                                            1996       1997
                                                         ---------- ----------
                         ASSETS
Current assets:
  Cash and cash equivalents............................. $  719,316 $1,686,037
  Accounts receivable:
    Contracts...........................................  4,688,121  5,161,512
    Other...............................................     75,761    138,708
  Costs and estimated earnings in excess of billings....    125,597    134,759
  Materials.............................................     85,438    161,338
  Deferred income taxes.................................        --     150,000
                                                         ---------- ----------
      Total current assets..............................  5,694,233  7,432,354
  Property and equipment................................    251,363    553,957
  Receivable--related party.............................    250,000    250,000
  Other assets..........................................    131,375    131,790
                                                         ---------- ----------
                                                         $6,326,971 $8,368,101
                                                         ========== ==========
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt..................... $    3,495 $  196,490
  Accounts payable......................................    963,534  1,414,869
  Due to stockholders...................................      3,101        --
  Billings in excess of costs and estimated earnings....  1,555,592  1,652,288
  Accrued expenses......................................    545,450    825,818
  Accrued ESOP liability................................    350,000        --
  Accrued income taxes..................................    105,000  1,195,900
                                                         ---------- ----------
      Total current liabilities.........................  3,526,172  5,285,365
                                                         ---------- ----------
Long-term debt, less current portion....................        --     982,449
ESOP common stock purchase obligation (Note 8)..........        --   3,000,000
Unearned ESOP common stock (Note 8).....................        --  (1,178,939)
Commitments and contingencies (Notes 7 and 10)..........
             STOCKHOLDERS' EQUITY (Note 9)
Common stock:
  SKC Electric, Inc., $.01 par value, 100,000 shares
   authorized, 63,491 issued and outstanding at December
   31, 1997; no par value, 1,000 shares authorized,
   100 shares issued and outstanding at December 31,
   1996.................................................     10,000        635
  SKCE, Inc., $10 par value, 1,000,000 shares
   authorized, 1,000 shares issued and outstanding......     10,000     10,000
  Additional paid-in capital............................     15,000        --
  Retained earnings.....................................  2,765,799    268,591
                                                         ---------- ----------
      Total stockholders' equity........................  2,800,799    279,226
                                                         ---------- ----------
                                                         $6,326,971 $8,368,101
                                                         ========== ==========

   The accompanying notes are an integral part of these financial statements.

                        SKC ELECTRIC, INC. AND AFFILIATE

                              STATEMENT OF INCOME

                          Lovecor, Inc.   SKC Electric, Inc. and Affiliate--
                           Consolidated                Combined
                          ------------- ---------------------------------------
                             For the    For the three   For the      For the
                           year ended   months ended   year ended   year ended
                          September 30, December 31,  December 31, December 31,
                              1995          1995          1996         1997
                          ------------- ------------- ------------ ------------
Revenues from
 construction and
 service contracts......   $11,261,874   $3,012,185   $16,811,224  $23,482,722
Costs from construction
 and service contracts..     8,556,644    2,205,404    12,565,452   16,970,948
                           -----------   ----------   -----------  -----------
Gross profit............     2,705,230      806,781     4,245,772    6,511,774
Selling, general and
 administrative
 expenses...............     1,900,327      426,680     2,906,523    4,199,645
                           -----------   ----------   -----------  -----------
Operating income........       804,903      380,101     1,339,249    2,312,129
Other income............        25,853        6,459        60,322       38,381
                           -----------   ----------   -----------  -----------
Income before income
 taxes..................       830,756      386,560     1,399,571    2,350,510
Provision for income
 tax....................       277,984          --            --     1,150,000
                           -----------   ----------   -----------  -----------
Net income..............   $   552,772   $  386,560   $ 1,399,571  $ 1,200,510
                           ===========   ==========   ===========  ===========
Unaudited pro forma
 information:
 Income before provision
  for income taxes......                 $  386,560   $ 1,399,571  $ 2,350,510
 Provision for income
  taxes.................                    150,758       545,833      916,582
                                         ----------   -----------  -----------
 Pro forma net income...                 $  235,802   $   853,738  $ 1,433,928
                                         ==========   ===========  ===========


   The accompanying notes are an integral part of these financial statements.

                        SKC ELECTRIC, INC. AND AFFILIATE

                            STATEMENT OF CASH FLOWS

                           Lovecor, Inc.   SKC Electric, Inc. and Affiliated--
                           Consolidated                 Combined
                           ------------- ----------------------------------------
                              For the    For the three   For the       For the
                            year ended   months ended   year ended    year ended
                           September 30, December 31,  December 31,  December 31,
                               1995          1995          1996          1997
                           ------------- ------------- ------------  ------------
Cash flows from operating
 activities
Net income...............    $ 552,772     $ 386,560   $ 1,399,571    $1,200,510
Adjustments to reconcile
 net income to net cash
 provided (used) by
 operating activities:
 Depreciation............       70,750        18,165        75,534       124,339
 Provision for doubtful
  accounts...............          --            --            --        161,127
 Gain on sale of fixed
  assets.................          --            --           (540)        3,502
 Deferred income taxes...     (305,000)          --            --       (150,000)
 ESOP compensation
  expense................          --            --            --        270,648
 (Increase) decrease in
  assets:
 Accounts receivable--
  contracts..............     (637,735)     (169,078)   (1,900,371)     (634,518)
 Accounts receivable--
  other..................        4,064         4,904       (50,820)      (62,947)
 Costs and estimated
  earnings in excess of
  billings on uncompleted
  contracts..............       31,226        (3,322)      (63,236)       (9,162)
 Materials...............       49,572       (18,751)      (47,260)      (75,900)
 Other assets............     (251,135)          362       (77,810)         (415)
 Increase (decrease) in
  liabilities:
 Accounts payable........      238,944       654,921       658,374       451,335
 Billings in excess of
  costs and estimated
  earnings on uncompleted
  contracts..............     (370,863)     (238,685)      394,852        96,696
 Accrued expenses and
  ESOP liability.........      239,104      (320,693)      721,457       (69,632)
 Accrued income taxes....      106,724      (254,087)      (68,397)    1,090,900
                             ---------     ---------   -----------    ----------
Net cash provided (used)
 by operating
 activities..............     (271,577)       60,296     1,041,354     2,396,483
Cash flows used by
 investing activities
 Capital expenditures....     (102,108)      (18,416)      (97,711)     (431,610)
 Proceeds from
  disposition of fixed
  assets.................          --            --            540         1,175
                             ---------     ---------   -----------    ----------
Net cash used by
 investing activities....     (102,108)      (18,416)      (97,171)     (430,435)


   The accompanying notes are an integral part of these financial statements.

                        SKC ELECTRIC, INC. AND AFFILIATE

                         Lovecor, Inc.   SKC Electric, Inc. and Affiliate--
                         Consolidated                 Combined
                         ------------- ---------------------------------------
                            For the    For the three   For the      For the
                          year ended   months ended   year ended   year ended
                         September 30, December 31,  December 31, December 31,
                             1995          1995          1996         1997
                         ------------- ------------- ------------ ------------
Cash flows used by
 financing activities
 Distributions to
  stockholders..........      (3,633)         --       (654,172)     (799,342)
 Principal payments on
  long-term debt........     (30,288)      (5,063)      (29,453)     (199,985)
 Borrowings to finance
  ESOP..................         --           --            --      1,375,429
 Loan to ESOP...........         --           --            --     (1,375,429)
                           ---------     --------     ---------   -----------
Net cash used by
 financing activities...     (33,921)      (5,063)     (683,625)     (999,327)
Net increase (decrease)
 in cash and cash
 equivalents............    (407,606)      36,817       260,558       966,721
Cash and cash
 equivalents--beginning
 of period..............     829,547      421,941       458,758       719,316
                           ---------     --------     ---------   -----------
Cash and cash
 equivalents--end of
 period.................   $ 421,941     $458,758     $ 719,316   $ 1,686,037
                           =========     ========     =========   ===========
Income taxes paid.......   $ 469,994     $    --      $  68,397   $   210,400
                           =========     ========     =========   ===========


   The accompanying notes are an integral part of these financial statements.

                       SKC ELECTRIC, INC. AND AFFILIATE

                         NOTES TO FINANCIAL STATEMENTS

1. Summary of significant accounting policies

 Company's activities and operating cycle

  SKC Electric, Inc., its subsidiary, Cramar Electric, Inc., and its affiliate, SKCE, Inc. (the Company) are electrical specialty contractors and electrical service companies operating primarily in the commercial markets in Kansas and Missouri. The Company is headquartered in Lenexa, Kansas, and operates branch offices in Branson and Columbia, Missouri. During 1996, the Company acquired an exclusive franchise for TEGG services which provides preventive maintenance contracts for end user facilities located throughout the same geographic areas. The stock of Cramar Electric, Inc. was acquired in September 1997 for approximately $35,000 and will allow the Company to enter the residential and multifamily construction market.

  The length of the Company's construction contracts varies but is typically less than one year. Therefore, the contract-related assets and liabilities are classified as current. Other items in the balance sheet are classified as current or noncurrent depending on whether their realization and liquidation period extend beyond one year.

  The Company grants credit, generally without collateral, but is usually eligible for filing a contractor's lien against the property on which work was performed. Most of the Company's contracts are in the Kansas and Missouri regions. Consequently, the Company's ability to collect the amounts due from customers is affected by the economic fluctuations in these geographic areas. During 1997, approximately 17% of the Company's revenues were from one customer.

 Principles of combination and consolidation

  The combined financial statements include the consolidated accounts of SKC Electric, Inc. and its subsidiary, Cramar Electric, Inc., combined with its affiliate, SKCE, Inc. all of which are under common control and management and stock ownership effective October 1, 1995. Prior to October 1, 1995, SKC Electric, Inc. and its affiliate were owned by a separate corporation, Lovecor, Inc., which had the same stock ownership as SKC Electric, Inc. and its affiliate. Immediately following the close of business on September 30, 1995, the consolidated group was terminated as a result of the tax-free spin off of SKC Communications, Inc. (now SKCE, Inc.) and the subsequent tax-free merger of Lovecor, Inc. into SKC Electric, Inc.

  The fiscal year of the Company was September 30 prior to October 1, 1995, at which time a December 31 year end was adopted. All significant intercompany transactions and balances have been eliminated from the combined and consolidated financial statements.

 Revenue and cost recognition

  The Company utilizes the percentage-of-completion method of accounting for the recognition of revenues and costs of all significant construction contracts. Revenues are recognized according to the ratio of costs incurred to estimated total contract costs. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

  Balances billed but not paid pursuant to retainage provisions under provisions under construction contracts generally become due upon completion of the contracts and acceptance by the customers.

  Revenue earned on specific contracts in excess of billings and billings in excess of revenue earned are shown as current assets and liabilities, respectively, in the accompanying balance sheet. Revenues from service contracts and maintenance work are recognized when earned.

                       SKC ELECTRIC, INC. AND AFFILIATE

1. Summary of significant accounting policies--(Continued)

  Direct costs on construction contracts include all direct material, equipment, subcontractor, and labor costs. Where costs such as tools, travel, licenses and fees, and utilities can be charged to a specific job, the Company also considers these direct costs. Certain indirect costs for both construction and service contracts are allocated to jobs based on an overhead burden rate developed by the Company. This rate is based on the relationship between these indirect costs and labor expense incurred on the contracts. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

 Property and equipment and depreciation

  Property and equipment is stated at cost. Expenditures for renewals and betterments are capitalized. Maintenance and repairs are expensed as incurred. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts and the resulting gain or loss is included in or charged against income.

 Income taxes

  During the period October 1, 1994 through September 30, 1995, Lovecor, Inc. was a C corporation and used the liability method of accounting for income taxes. Deferred income taxes are recorded to reflect the tax consequences of future years of differences between the basis of assets and liabilities for income tax and financial reporting purposes.

  For the period October 1, 1995 to December 31, 1996, the companies' stockholders elected S corporation status under the Internal Revenue Code, thereby consenting to include the income or losses in their individual tax returns. At the time of the election, the Company was subject to a potential built-in gains tax based on the gross profit recognized on uncompleted contracts determined on a percentage-of-completion method. This tax totaling $105,000 was accrued at September 30, 1995 and subsequently paid. There is no provision for income taxes reflected in the financial statements during the period the companies elected S Corporation status.


  Subsequent to December 31, 1996, SKC Electric, Inc. terminated its S Corporation status and began using the liability method of accounting for income taxes. At this time, SKC Electric, Inc. was required to change its method of accounting for tax purposes from the completed contract method to the percentage-of-completion method.

  The unaudited pro forma information included in the Statement of Income is presented as if the Company had been subject to federal and state income taxes for all periods presented.

 Materials

  Materials consist of electrical supplies used on the contracts or for service work. The materials are valued at the lower of original cost or net realizable value. A residual value remains for materials used but not consumed on the jobs.

 Use of estimates

  Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from these estimates.

                       SKC ELECTRIC, INC. AND AFFILIATE

1. Summary of significant accounting policies--(Continued)

 Cash and cash equivalents

  The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be a cash equivalent.

2. Contract receivables

  The contract receivables consist of the following:

                                                          December 31,
                                                    -------------------------
                                                       1996          1997
                                                    -----------  ------------
Current............................................ $ 4,108,444  $  4,679,185
Retainage..........................................     579,677       622,327
Less allowance for doubtful accounts...............         --      (140,000)
                                                    -----------  ------------
                                                    $ 4,688,121  $  5,161,512
                                                    ===========  ============

  At December 31, 1996, the Company considered the receivables to be fully collectible; therefore, no allowance for doubtful accounts was recorded.
Retainages are due upon completion of the contracts and all are expected to be collected in the next 12 months.

 3. Costs and estimated earnings on uncompleted contracts

                                                          December 31,
                                                    -------------------------
                                                       1996          1997
                                                    -----------  ------------
Costs incurred on uncompleted contracts............ $ 4,901,213  $  9,916,098
Estimated earnings.................................     798,890     4,033,573
                                                    -----------  ------------
                                                      5,700,103    13,949,671
Less--Billings to date.............................  (7,130,098)  (15,467,200)
                                                    -----------  ------------
                                                    $(1,429,995) $ (1,517,529)
                                                    ===========  ============

  Included in the accompanying balance sheet under the following captions:

Costs and estimated earnings in excess of billings
 on uncompleted contracts.......................... $   125,597  $    134,759
Billings in excess of costs and estimated earnings
 on uncompleted contracts..........................  (1,555,592)   (1,652,288)
                                                    -----------  ------------
                                                    $(1,429,995) $ (1,517,529)
                                                    ===========  ============

                       SKC ELECTRIC, INC. AND AFFILIATE

4. Property and equipment

  The property and equipment balance consists of the following:

                                                              December 31,
                                                          ---------------------
                                                            1996        1997
                                                          ---------  ----------
Office furniture......................................... $  51,123  $   53,452
Computers................................................   304,600     384,772
Communication equipment..................................    22,650      35,515
Construction equipment...................................   235,954     358,264
Trucks and vehicles......................................   378,061     384,398
Leasehold improvements...................................       --      151,226
                                                          ---------  ----------
                                                            992,388   1,367,627
Less--Accumulated depreciation...........................  (741,025)   (813,670)
                                                          ---------  ----------
                                                          $ 251,363  $  553,957
                                                          =========  ==========

5. Notes payable and long-term debt

  The Company has a line of credit agreement with a bank with a borrowing limit of $500,000 which matures April 30, 1998. The interest rate is prime and is payable monthly. This line of credit is collateralized by the Company's contract receivables, materials, fixed assets and personal guaranties of the stockholders. There were no outstanding borrowings under this agreement as of December 31, 1996 or 1997.

  In 1997, the Company entered into an agreement with a bank for a $1,375,429 term loan which was used to finance the purchase by the SKC Electric, Inc. Employee Stock Ownership Plan of 30% of the shares of the Company's common stock from the majority shareholder. The term loan provides for interest payable quarterly at the prime rate, which was 8.5% at December 31, 1997, and annual payments of $196,490 due each December 31 with the balance due December 31, 2001. The term loan is secured by unallocated ESOP stock pledged as collateral. The balance outstanding at December 31, 1997 was $1,178,939, of which $196,490 was the current portion of the term loan.

  The Company had other long-term debt comprised of obligations under notes payable on vehicles and other assets due to various financial institutions with interest rates ranging from 6% to 10% outstanding at December 31, 1996. These obligations were repaid in 1997.

6. Income taxes

  Income tax expense (benefit) consisted of the following components:

                                                     For the Year  For the Year
                                                         Ended         Ended
                                                     September 30, December  31,
                                                         1995          1997
                                                     ------------- -------------
   Current
     Federal........................................   $ 472,984    $1,085,000
     State..........................................     110,000       215,000
                                                       ---------    ----------
                                                         582,984     1,300,000
   Deferred
     Federal........................................    (252,700)     (125,000)
     State..........................................     (52,300)      (25,000)
                                                       ---------    ----------
                                                        (305,000)     (150,000)
                                                       ---------    ----------
       Total........................................   $ 277,984    $1,150,000
                                                       =========    ==========

                       SKC ELECTRIC, INC. AND AFFILIATE

6. Income taxes--(Continued)

  The difference between the effective tax rate and the federal statutory income tax rate (34%) is:

                                                      For the Year  For the Year
                                                          Ended        Ended
                                                      September 30, December 31,
                                                          1995          1997
                                                      ------------- ------------
   Statutory federal income tax provision............   $ 282,457    $  799,173
   State taxes net of federal benefit................      38,082       125,400
   Contract accounting method change.................         --        202,675
   Other, net........................................     (42,555)       22,752
                                                        ---------    ----------
                                                        $ 277,984    $1,150,000
                                                        =========    ==========

  The Company's deferred income tax assets consist of the following:

                                                                    December 31,
                                                                        1997
                                                                    ------------
   Allowance for doubtful accounts.................................   $ 54,600
   Employee compensation...........................................     54,686
   Other expenses..................................................     40,714
                                                                      --------
                                                                      $150,000
                                                                      ========

7. Commitments and related party transactions

  The Company was a guarantor on a personal loan of the stockholders in the amount of $109,000 at December 31, 1996 and had given a security interest in its accounts receivables and materials as collateral on that debt. Such guarantee no longer exists at December 31, 1997.

  The Company received advances from a stockholder totaling $3,101 at December 31, 1996.

  During 1995, SKC Electric, Inc. loaned $250,000 to an unrelated corporation. The loan is secured by a second mortgage on a commercial building. During 1996, the majority shareholder of SKC Electric, Inc. acquired the stock of the corporation which owned the building collateralizing the loan. SKC Electric, Inc.'s security position remains the same following the acquisition. The loan is non-interest bearing and has no stated maturity date.

  In December 1996, the Company entered into an operating lease agreement with a company that is owned by the shareholders for the lease of new office and warehouse space. The lease is for five years and expires December 2001. The agreement calls for monthly payments of $8,095. No expense was incurred on this lease during the year ended December 31, 1996, and $97,140 was expensed during the year ended December 31, 1997. Future minimum lease payments total $97,140 for each of the next 5 years. Management believes that the rental expense under this lease is equivalent to that which could have been experienced in an unrelated arms-length transaction.

  The Company is party to an operating lease agreement for its former office and warehouse space with an unrelated third party. The lease is for five years, expiring March 1998. Lease expense under this agreement was $46,150, $11,544, $42,355 and $46,177 for the periods ended September 30, 1995, December 31, 1995, December 31, 1996, and December 31, 1997, respectively. The facility in Branson, Missouri is leased under an operating lease agreement with an unrelated third party. The lease is for two years, expiring in August 1996,

                       SKC ELECTRIC, INC. AND AFFILIATE
with an additional two year option which the Company exercised. Lease expense under this agreement was $13,750, $2,850, $14,452 and $15,365 for the periods ended September 30, 1995, December 31, 1995, December 31, 1996, and December 31, 1997, respectively. In June 1997, the Company entered into a two year operating lease with an unrelated third party for a new facility. Future minimum lease payments under these leases will be $22,944 and $7,750 for the years ending December 31, 1998 and 1999.

8. Employee benefit plans

  The Company has a defined contribution employee benefit plan which includes a qualified profit sharing plan funded through a trust. As a part of the profit sharing plan, the Company offers a salary deferral program under
Section 401 of the Internal Revenue Code. Under this plan, the Company matches certain contributions of the eligible participants. In addition, the Company's annual discretionary contribution, if any, is determined by the Board of Directors and may be any amount not in excess of 15% of the total participant's compensation and not to exceed $30,000 for any individual participant. The Company's expense under this plan totaled $217,051, $3,506, $30,613 and $31,019, for the periods ended September 30, 1995, December 31, 1995, December 31, 1996, and December 31, 1997, respectively.

  The Company also contributes to a Voluntary Employee Beneficiary Association
(VEBA) established under 501(c)(9) of the Internal Revenue Code. The VEBA, which is a trust, provides various health and welfare benefits to the members, which are the employees of the Company. Contributions are determined as a percentage of payroll. The Company contributed $401,153, $111,432, $555,114 and $1,043,211 to the VEBA for the periods ended September 30, 1995, December 31, 1995, December 31, 1996 and December 31, 1997, respectively.

  On December 24, 1996, the Company formed the SKC Electric, Inc. Employee Stock Ownership Plan (ESOP). Management prefunded the ESOP with the maximum allowable contribution, which for 1996 totaled approximately $350,000. This amount was accrued by the Company in December of 1996 when it was authorized by the Company's Board of Directors. During 1996, the ESOP did not acquire any common stock of the Company.

  On September 30, 1997, the Company borrowed $1,375,429 and loaned this amount to the ESOP (see Note 5). The ESOP used this amount together with the Company's $350,000 cash contribution to purchase 30% of the SKC Electric, Inc.'s common stock from the majority stockholder at appraised value. Of the 19,047 shares of common stock purchased, 3,727 were allocated to participant accounts representing the contribution for 1996. For 1997, management contributed $196,496 representing 2,189 shares. For the year ended December 31, 1997, the Company recognized $270,648 of expense representing compensation expense for the year based on the estimated average fair value of the 2,189 shares.

  The Company has recorded a $3,000,000 ESOP common stock purchase obligation on the combined balance sheet at December 31, 1997 representing the estimated fair value of the 19,047 shares held by the ESOP which are puttable to SKC Electric, Inc. by the participants upon distribution. Unearned ESOP common stock represents the historical cost of shares for which compensation expense has not been accrued at December 31, 1997.

  On January 30, 1998, The Company announced a business combination in which all of the common stock of the Company would be acquired. If consummated, this transaction could result in a termination of the ESOP and all remaining unallocated shares held by the ESOP could be allocated to participant accounts. The Company would repay the outstanding balance on the term loan and recognize compensation expense in 1998 representing the transaction value of remaining common shares allocated at that time.

                       SKC ELECTRIC, INC. AND AFFILIATE

9. Stockholders' equity

  Subsequent to December 31, 1996, SKC Electric Inc.'s Board of Directors increased the number of authorized shares to 100,000 with a par value of $.01. In addition, the Company split the 100 shares outstanding into 63,491 shares which remain issued and outstanding at December 31, 1997.

  The changes in the capital stock, additional paid-in capital and retained earnings balances are summarized as follows:

                                             Common    Additional
                                              stock     paid-in    Retained
                                            combined    capital    earnings
                                            ---------  ---------- -----------
   Balance, September 30, 1994............. $ 634,913   $    --   $   481,155
   Net income..............................       --         --       552,772
                                            ---------   --------  -----------
   Balance, September 30, 1995.............   634,913        --     1,033,927
   Lovecor, Inc. merger into SKC Electric,
    Inc....................................  (614,913)    15,000      599,913
   Net income..............................       --         --       386,560
                                            ---------   --------  -----------
   Balance, December 31, 1995..............    20,000     15,000    2,020,400
   Net income..............................       --         --     1,399,571
   Stockholder distributions...............       --         --      (654,172)
                                            ---------   --------  -----------
   Balance, December 31, 1996..............    20,000     15,000    2,765,799
   Net income..............................       --         --     1,200,510
   SKC Electric, Inc. stock split..........    (9,365)     9,365          --
   Other--ESOP compensation................       --      74,158          --
   ESOP common stock purchase obligation...       --     (98,523)  (2,901,477)
   Stockholder distributions...............       --         --      (796,241)
                                            ---------   --------  -----------
   Balance, December 31, 1997.............. $  10,635   $    --   $   268,591
                                            =========   ========  ===========

10. Contingencies

  During the year ended December 31, 1996, the National Labor Relations Board and International Brotherhood of Electrical Workers Local Union, Local No. 124, brought suit against the Company alleging unfair hiring practices and threatening or terminating employees due to their union affiliation. In March 1997, an out-of-court settlement was reached. The settlement calls for the Company to pay to the union $155,000, which was accrued in the fourth quarter of calendar 1996, and paid in 1997.

  The Company has legal matters pending which arose in the ordinary course of business. It is management's opinion that these legal matters will not result in liabilities that would have a material adverse effect on the Company's financial position or results of operations.

                        INDEPENDENT ACCOUNTANTS' REPORT

Board of Directors
Riviera Electric Construction Co.
Englewood, Colorado

  We have audited the accompanying balance sheets of RIVIERA ELECTRIC CONSTRUCTION CO. as of December 31, 1997 and 1996, and the related statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RIVIERA ELECTRIC CONSTRUCTION CO. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Baird, Kurtz & Dobson

                                          Baird, Kurtz & Dobson

Denver, Colorado
February 18, 1998

                       RIVIERA ELECTRIC CONSTRUCTION CO.

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997

                                                         December 31,
                      ASSETS                        -----------------------
                                                       1996        1997
                                                    ----------- -----------
CURRENT ASSETS
 Cash.............................................  $   103,182 $   295,184
                                                    ----------- -----------
 Receivables:
 Contracts........................................    6,910,281   7,093,367
 Retainage........................................    1,711,153   1,611,347
 Unbilled on completed contracts..................      284,859     495,611
 Related parties..................................      102,006      40,170
 Other............................................       14,280     112,998
                                                    ----------- -----------
                                                      9,022,579   9,353,493
 Less allowance for uncollectible accounts........        8,000      65,000
                                                    ----------- -----------
                                                      9,014,579   9,288,493
                                                    ----------- -----------
 Prepaid expenses.................................        5,774      30,026
                                                    ----------- -----------
 Costs and estimated earnings in excess of
  billings on uncompleted contracts...............      457,293     189,818
                                                    ----------- -----------
  Total current assets............................    9,580,828   9,803,521
                                                    ----------- -----------
PROPERTY AND EQUIPMENT, At Cost
 Land.............................................      106,500     106,500
 Buildings and improvements.......................    1,217,928   1,217,928
 Leasehold improvements...........................      124,356     163,646
 Automobiles and trucks...........................      401,528     423,729
 Office furniture and equipment...................      466,038     592,419
 Tools and equipment..............................      277,386     290,480
                                                    ----------- -----------
                                                      2,593,736   2,794,702
 Less accumulated depreciation and amortization...      974,532   1,186,294
                                                    ----------- -----------
                                                      1,619,204   1,608,408
                                                    ----------- -----------
DEPOSITS AND OTHER ASSETS.........................      116,598     246,294
                                                    ----------- -----------
                                                    $11,316,630 $11,658,223
                                                    =========== ===========
       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
 Notes payable, stockholder.......................  $   790,000 $   415,000
 Notes payable....................................    1,000,000     990,000
 Current maturities of long-term debt.............      118,665     119,230
 Accounts payable.................................    2,546,410   3,589,392
 Accrued expenses.................................    1,073,852   1,554,276
 Billings in excess of costs and estimated
  earnings on uncompleted contracts...............    2,289,817   1,088,368
                                                    ----------- -----------
  Total current liabilities.......................    7,818,744   7,756,266
                                                    ----------- -----------
LONG-TERM DEBT....................................      638,216     522,577
                                                    ----------- -----------
NOTES PAYABLE--STOCKHOLDERS.......................          --    2,275,000
                                                    ----------- -----------
STOCKHOLDERS' EQUITY
 Common stock, no par value; 1,000,000 shares
  authorized, issued and outstanding,
  1997--320,200 shares, 1996--310,200 shares......    1,233,764   1,350,988
 Retained earnings (deficit)......................    1,625,906    (246,608)
                                                    ----------- -----------
                                                      2,859,670   1,104,380
                                                    ----------- -----------
                                                    $11,316,630 $11,658,223
                                                    =========== ===========

                       See Notes to Financial Statements

                       RIVIERA ELECTRIC CONSTRUCTION CO.

                              STATEMENTS OF INCOME

                                             Years Ended December 31,
                                        -------------------------------------
                                           1995         1996         1997
                                        -----------  -----------  -----------
REVENUES
 Contract revenues..................... $29,464,580  $30,879,445  $31,845,921
 Service revenues......................   3,005,879    4,955,771    5,203,331
                                        -----------  -----------  -----------
                                         32,470,459   35,835,216   37,049,252
                                        -----------  -----------  -----------
DIRECT COSTS OF REVENUES EARNED
 Contract costs........................  26,164,454   27,462,760   27,051,842
 Service costs.........................   2,682,071    4,226,942    4,555,202
                                        -----------  -----------  -----------
                                         28,846,525   31,689,702   31,607,044
                                        -----------  -----------  -----------
GROSS PROFIT...........................   3,623,934    4,145,514    5,442,208
INDIRECT SELLING, GENERAL, AND
 ADMINISTRATIVE EXPENSES...............   2,666,836    2,883,829    3,999,543
                                        -----------  -----------  -----------
INCOME FROM OPERATIONS.................     957,098    1,261,685    1,442,665
                                        -----------  -----------  -----------
OTHER INCOME (EXPENSE)
 Interest expense......................    (170,552)    (257,402)    (228,751)
 Interest income.......................         269        8,161          283
 Other, net............................      55,561       24,195      119,218
                                        -----------  -----------  -----------
                                           (114,722)    (225,046)    (109,250)
                                        -----------  -----------  -----------
NET INCOME............................. $   842,376  $ 1,036,639   $1,333,415
                                        ===========  ===========  ===========
UNAUDITED PRO FORMA INFORMATION (SEE
 NOTE 1)
 Income before provision for income
  taxes................................ $   842,376  $ 1,036,639   $1,333,415
 Provision for income taxes............     314,206      386,666      497,364
                                        -----------  -----------  -----------
PRO FORMA NET INCOME (unaudited)....... $   528,170  $   649,973  $   836,051
                                        ===========  ===========  ===========


                       See Notes to Financial Statements

                       RIVIERA ELECTRIC CONSTRUCTION CO.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                       Common Stock
                                    -------------------
                                                          Retained
                                                          Earnings
                                    Shares    Dollars    (Deficit)     Total
                                    -------  ----------  ----------  ----------
BALANCE, DECEMBER 31, 1994......... 377,800  $1,485,880  $2,045,212  $3,531,092
 Net income........................     --          --      842,376     842,376
 Stockholders' distributions.......     --          --   (1,734,539) (1,734,539)
 Issuance of common stock..........   3,000      18,750         --       18,750
 Redemption of common stock........ (73,600)   (289,616)   (173,825)   (463,441)
                                    -------  ----------  ----------  ----------
BALANCE, DECEMBER 31, 1995......... 307,200   1,215,014     979,224   2,194,238
 Net income........................     --          --    1,036,639   1,036,639
 Stockholders' distributions.......     --          --     (389,957)   (389,957)
 Issuance of common stock..........   3,000      18,750         --       18,750
                                    -------  ----------  ----------  ----------
BALANCE, DECEMBER 31, 1996......... 310,200   1,233,764   1,625,906   2,859,670
 Net income........................     --          --    1,333,415   1,333,415
 Stockholders' distributions.......     --          --   (3,164,999) (3,164,999)
 Issuance of common stock .........  25,200     212,224         --      212,224
 Redemption of common stock........ (15,200)    (95,000)    (40,930)   (135,930)
                                    -------  ----------  ----------  ----------
BALANCE, DECEMBER 31, 1997......... 320,200  $1,350,988  $ (246,608) $1,104,380
                                    =======  ==========  ==========  ==========


                       See Notes to Financial Statements

                       RIVIERA ELECTRIC CONSTRUCTION CO.

                            STATEMENTS OF CASH FLOWS

                                               Years ended December 31,
                                          ------------------------------------
                                             1995         1996         1997
                                          -----------  -----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income.............................  $   842,376  $ 1,036,639  $1,333,415
 Items not requiring (providing) cash:
 Depreciation and amortization..........      119,040      169,157     212,632
 Loss from partnership..................       21,222          --          --
 Income from joint venture..............       (9,722)         --          --
 Loss from sale of property and
  equipment.............................        4,925       17,701         380
 Changes in:
 Receivables............................      245,664   (3,580,164)   (348,834)
 Related party receivables..............     (324,128)     327,461      74,920
 Other current assets...................       (2,679)      14,609     (24,252)
 Costs and estimated earnings in excess
  of billings on uncompleted contracts..      (25,442)    (196,050)    267,475
 Other assets...........................       62,246          --          --
 Accounts payable.......................   (1,552,104)   1,192,347   1,042,982
 Accrued expenses.......................     (164,219)      (9,565)    480,424
 Billings in excess of costs and
  estimated earnings on uncompleted
  contracts.............................      423,796    1,562,081  (1,201,449)
 Related party payables.................      255,118     (255,118)        --
                                          -----------  -----------  ----------
  Net cash provided by (used in)
   operating activities.................     (103,907)     279,098   1,837,693
                                          -----------  -----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES
 Purchases of property and equipment....     (720,411)    (385,106)   (202,316)
 Proceeds from sales of property and
  equipment.............................        8,101        1,700         100
 Investments in joint ventures and other
  assets................................      (12,500)     (46,523)   (129,696)
 Cash provided for note receivable......     (100,000)         --          --
 Payments received on note receivable...       30,000          --          --
                                          -----------  -----------  ----------
  Net cash used in investing
   activities...........................     (794,810)    (429,929)   (331,912)
                                          -----------  -----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES
 Net borrowings (payments) on line of
  credit................................    1,480,000     (250,000)    (10,000)
 Payments on long-term debt.............      (69,806)    (457,066)   (115,074)
 Proceeds from notes payable--
  stockholders..........................      462,000      435,000         --
 Repayments on notes payable--
  stockholders..........................          --           --     (375,000)
 Proceeds from long-term borrowings.....          --       680,983         --
 Issuance of common stock for cash......       18,750       18,750     212,224
 Distributions to stockholders..........   (1,734,539)    (389,957)   (889,999)
 Distribution of cash for spinoff.......      (51,620)         --          --
 Redemption of Common Stock.............          --           --     (135,930)
                                          -----------  -----------  ----------
  Net cash (used in) provided by
   financing activities.................      104,785       37,710  (1,313,779)
                                          -----------  -----------  ----------
INCREASE (DECREASE) IN CASH.............     (793,932)    (113,121)    192,002
CASH, BEGINNING OF PERIOD...............    1,010,235      216,303     103,182
                                          -----------  -----------  ----------
CASH, END OF PERIOD.....................  $   216,303  $   103,182  $  295,184
                                          ===========  ===========  ==========

                       See Notes to Financial Statements

                       RIVIERA ELECTRIC CONSTRUCTION CO.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

  The Company is engaged in the construction of electrical systems for industrial and commercial buildings. The Companies' operations are predominately in Colorado. The Company grants credit to its customers which are primarily commercial general contractors in Colorado.

  The Company derives most of its revenues from guaranteed maximum price contracts. The remainder of the contracts are fixed price contracts. The length of the Company's contracts varies, but contracts are typically completed in one year.

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue and Cost Recognition

  Revenues are recognized on the percentage of completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract, commonly referred to as the cost-to-cost method.

  Contract costs include all direct material and labor costs and certain indirect costs related to contract performance such as supplies, tools, supervisory salaries, and repairs. Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to costs and income which are recognized in the period in which the revisions are determined. An amount equal to contract costs attributable to claims is included in revenues when realization is probable and the amount can be reliably estimated.

  The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenue recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenue recognized.

Property and Equipment

  Property and equipment are depreciated over the estimated useful lives of each asset. Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful lives of the improvements. Annual depreciation is primarily computed using declining balance methods.

Income Taxes

  The Company, with its stockholders' consent, has elected to be taxed as an S Corporation under the Internal Revenue Code. In lieu of corporate income taxes, the stockholders of an S Corporation are taxed on their proportionate share of the corporation's taxable income. Therefore, no provision for income taxes has been included in these financial statements.

  There are differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities primarily related to property and equipment, and contracts in progress. At December 31, 1997, the Company's net assets for financial reporting purposes exceeds the tax basis by approximately $70,000.

                       RIVIERA ELECTRIC CONSTRUCTION CO.

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

  The unaudited pro forma income tax information included in the Statement of Income is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal income taxes for the years presented.

NOTE 2: REORGANIZATION AND CORPORATE SEPARATION

  As of April 1, 1995, the Company entered into an agreement with Riviera Electric of California, Inc., a California corporation, to separate the California division from the Colorado division of the Company. The Company transferred the assets identified as related to California; and Riviera Electric of California, Inc. agreed to assume all liabilities, debts, contracts and obligations of the California division and to issue 460 shares of common stock to the Company. The Company then exchanged the stock of Riviera Electric of California, Inc. in exchange for 368 shares of its own common stock of the Company. The Company's majority stockholder maintains a controlling interest in Riviera Electric of California, Inc. This transaction was reported as a transaction between entities under common control using the historical cost basis of assets and liabilities. The assets net of liabilities transferred to Riviera Electric of California, Inc. as of April 1, 1995 were $463,441. The statements of income and cash flows for the year ended December 31, 1995, are reflected as if the transaction occurred January 1, 1995.

NOTE 3: COSTS AND BILLINGS ON UNCOMPLETED CONTRACTS

  Information with respect to uncompleted contracts follows:

                                                          December 31,
                                                    --------------------------
                                                        1996          1997
                                                    ------------  ------------
   Costs incurred on uncompleted contracts......... $ 16,086,014  $ 13,741,951
   Estimated earnings..............................    2,149,180     2,046,994
                                                    ------------  ------------
                                                      18,235,194    15,788,945
   Less billings to date...........................   20,067,718    16,687,495
                                                    ------------  ------------
                                                    $ (1,832,524) $   (898,550)
                                                    ============  ============


  Included in the accompanying balance sheets under the following captions:

                                                         December 31,
                                                   -------------------------
                                                       1996         1997
                                                   ------------  -----------
   Costs and estimated earnings in excess of
    billings on uncompleted contracts............. $    457,293  $   189,818
   Billings in excess of costs and estimated
    earnings on uncompleted contracts.............   (2,289,817)  (1,088,368)
                                                   ------------  -----------
                                                   $ (1,832,524) $  (898,550)
                                                   ============  ===========

NOTE 4: JOINT VENTURE

  Included in other assets at December 31, 1997, is an investment of $125,000 in a joint venture. The joint venture was formed to acquire land and to develop condominium units on the property. As of December 31, 1997, the venture had little activity.

                       RIVIERA ELECTRIC CONSTRUCTION CO.

NOTE 5: NOTES PAYABLE

  An agreement with a bank provides for borrowing up to $1,800,000, due May 1, 1998, unsecured, with an assignment up to $500,000 of a life insurance policy on the majority stockholder. The agreement bears interest at prime, 8.5 percent, at December 31, 1997. The average interest rate for the years ended December 31, 1997, 1996 and 1995 was approximately 8.25, 8.5 and 9.0 percent respectively. The loan requires a $50,000 compensating balance. The agreement also contains working capital and debt restrictions. The loan is guaranteed by the president and majority stockholder.

NOTE 6: LONG-TERM DEBT

                                                               December 31,
                                                            -------------------
                                                              1996      1997
                                                            --------- ---------
   Bank note payable (A)................................... $ 143,390 $ 103,430
   Bank note payable (B)...................................   520,783   483,804
   Bank note payable (C)...................................    72,913    40,826
   Bank note payable (D)...................................    19,795    13,747
                                                            --------- ---------
                                                              756,881   641,807
   Less current maturities.................................   118,665   119,230
                                                            --------- ---------
                                                            $ 638,216 $ 522,577
                                                            ========= =========

  Aggregate annual maturities of long-term debt at December 31, 1997 are:

   1998............................................................... $ 119,230
   1999...............................................................    89,220
   2000...............................................................    57,438
   2001...............................................................   375,919
                                                                       ---------
                                                                       $ 641,807
                                                                       =========

  (A) Due July 15, 2000; payable $3,330 monthly plus accrued interest at prime plus 1%, secured by a deed of trust on certain property.

  (B) Due January 15, 2001; payable $3,082 monthly plus monthly interest at prime plus 1%; remaining principal and interest due at maturity; secured by a deed of trust on certain property and guaranteed by the majority stockholder of the Company.

  (C) Due February 1, 1999; payable $2,917 monthly plus accrued interest at 9.5%; secured by vehicles.

  (D) Due October 1, 1999; payable in monthly installments of $678 including interest at prime plus .5%; payment subject to change if the prime rate changes; secured by a vehicle.

NOTE 7: COMMON STOCK

  During 1997, the Company increased its common stock shares authorized from 50,000 to 1,000,000 and issued 199 shares of Common Stock to its stockholders for each share then held by the stockholders. These actions are reflected in the financial statements as if they happened at the earliest period presented.

                       RIVIERA ELECTRIC CONSTRUCTION CO.

NOTE 8: OPERATING LEASES

  The Company has entered into noncancellable operating leases for facilities and equipment expiring in various years through March, 2003. The Company also leases several vehicles under operating leases which expire through October, 2000.

  Future minimum lease payments at December 31, 1997, were:

   1998............................................................... $440,565
   1999...............................................................  252,056
   2000...............................................................  159,080
   2001...............................................................   61,982
   2002...............................................................   59,220
   Thereafter.........................................................    4,935
                                                                       --------
   Future minimum lease payments...................................... $977,838
                                                                       ========

  Rental expenses for all operating leases was $617,000, $517,800, and $360,284, during 1997, 1996, and 1995, respectively.

NOTE 9: PROFIT SHARING PLANS

  The Company has a 401(k) savings and retirement plan which covers all eligible employees. The plan provides benefits based on earnings of each participant. The plan allows the Company to make an additional discretionary contribution. Participants' interests are 100% vested when they enter the plan. For the years ended December 31, 1997, 1996, and 1995, the Company made no additional discretionary contributions to the plan.

  In December, 1996, the Company established a new profit sharing plan. In September, 1997, the Company decided to make a $300,000 contribution to the new plan for 1996. The Company has also approved a $300,000 contribution for 1997. During the year ended December 31, 1997, $600,000 has been recorded as profit sharing expense.

NOTE 10: RELATED PARTY TRANSACTIONS

  The Company performs various administrative functions, shares certain costs, and pays certain bills, for a company related through common ownership (see
Note 2). During the years ended December 31, 1997 and 1996, this related entity reimbursed the Company $241,727, and $193,559, respectively for expenses the Company paid on behalf of this related entity. During the year ended December 31, 1995, substantially all of the entity's operating expenses were paid by the Company. As of December 31, 1997 and 1996 $10,302 and $48,637, respectively, was owed to the Company by this related entity.

  During 1995, the Company sold a partnership interest to the Company's majority stockholder for $78,412. The Partnership billed the Company $1,600,190 for services rendered during the year ended December 31, 1995. The Company provided and was reimbursed for health insurance, miscellaneous tools and other services to the partnership during 1995 in the amount of $74,156.

  At December 31, 1997 and 1996, the Company had a note payable to its majority stockholder of $265,000 and $643,000, and notes payable of $150,000 and $150,000 to other stockholders, respectively. The notes are unsecured, due on demand, and bear interest at a bank's prime rate plus one percent. The average interest rates for the years ended December 31, 1997, 1996 and 1995 were approximately 9.25, 9.5 and 10.0 percent respectively.

                       RIVIERA ELECTRIC CONSTRUCTION CO.

NOTE 10: RELATED PARTY TRANSACTIONS (continued)

  In December 1997, distributions totaling $2,275,000 were made to stockholders in the form of notes payable. The notes are unsecured, bear interest at a bank's prime rate plus one percent, and are subordinated to the Company's bank debt. Principal is due April 1, 1999. Interest expense for all notes payable to stockholders was $54,548, $51,012 and $55,309, for the years ended December 31, 1997, 1996, and 1995, respectively.

  The Company maintains a $1 million life insurance policy on its president and majority stockholder.

  The Company rents various office equipment and employee lodging facilities under operating leases with a director of the Company. The leases expire in 1998. Total lease expense paid for 1997, 1996, and 1995, was $74,952, $113,177 and $89,896, respectively.

NOTE 11: SIGNIFICANT ESTIMATES AND CONCENTRATIONS

  Generally accepted accounting principles require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Those matters include the following:

 Contracts in Process

  The Company recognizes revenue on contracts under the percentage-of-completion method, which involves estimates of total contract costs and the percentage of a contract's completion. The methodology used is described as part of Note 1.

 Bonding and Regulations

  The Company currently is involved in long-term construction contracts. As part of these contracts, the Company must meet certain requirements and obtain an appropriate level of bonding.

NOTE 12: ADDITIONAL CASH FLOW INFORMATION

 Noncash Investing and Financing Activities

  During 1995, the Company redeemed 368 shares of common stock in exchange for 460 shares of its affiliate with a fair value of $463,441. The transaction is detailed at Note 2.

  During 1997, the Company issued notes payable of $2,275,000 to stockholders as distributions.

 Additional Cash Payment Information

                                                     Years Ended December 31,
                                                    --------------------------
                                                      1997     1996     1995
                                                    -------- -------- --------
   Interest paid (net of amount capitalized)....... $222,686 $253,191 $170,728

NOTE 13: SUBSEQUENT EVENT

  In February 1998, the Company and its stockholders signed a letter of intent to sell the Company. The Company's outstanding stock will be acquired by, and the Company will be simultaneously merged into a wholly-owned subsidiary of Consolidated Capital Corporation. If the transaction is completed, the existing stockholders intend to purchase land and a building from the Company and to contribute the $2,275,000 notes payable discussed in Note 10, to the Company as additional paid-in capital.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Town & Country Electric Inc.

  We have audited the accompanying balance sheets of Town & Country Electric Inc. (a Wisconsin corporation) as of December 31, 1997 and 1996, and the related statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Town & Country Electric Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ Grant Thornton LLP

Grant Thornton LLP

Appleton, Wisconsin
February 6, 1998

                          TOWN & COUNTRY ELECTRIC INC.

                                 BALANCE SHEETS

                                                           December 31,
                                                      ------------------------
                                                         1996         1997
                                                      -----------  -----------
                       ASSETS
CURRENT ASSETS
  Cash and cash equivalents.......................... $   253,462  $   198,051
  Contract receivables ..............................   9,331,072   10,604,699
  Other receivables .................................      23,302      267,662
                                                      -----------  -----------
                                                        9,354,374   10,872,361
  Inventories........................................     260,872      294,829
  Prepaid expenses...................................      98,298      112,656
  Costs and estimated earnings in excess of billings
   on contracts in progress..........................   1,465,108    1,705,125
  Deferred income tax................................     378,800      349,400
                                                      -----------  -----------
    Total current assets.............................  11,810,914   13,532,422
PROPERTY AND EQUIPMENT--AT COST
  Equipment..........................................   1,261,582    1,431,590
  Furniture and fixtures.............................     552,206      561,394
  Computer equipment.................................     543,073      587,283
  Vehicles...........................................   1,351,576    1,643,078
  Leasehold improvements.............................     161,493      194,174
  Building...........................................     161,124      162,357
                                                      -----------  -----------
                                                        4,031,054    4,579,876
   Less accumulated depreciation.....................   2,380,179    2,969,891
                                                      -----------  -----------
                                                        1,650,875    1,609,985
  Land...............................................      16,216       16,216
                                                      -----------  -----------
                                                        1,667,091    1,626,201
OTHER ASSETS
  Cash surrender value of life insurance.............      83,482       98,898
  Goodwill...........................................     203,586      203,586
   Less accumulated amortization.....................     (18,098)     (31,669)
                                                      -----------  -----------
                                                          185,488      171,917
  Investments........................................         338          338
                                                      -----------  -----------
                                                          269,308      271,153
                                                      -----------  -----------
                                                      $13,747,313  $15,429,776
                                                      ===========  ===========

        The accompanying notes are an integral part of these statements.

                          TOWN & COUNTRY ELECTRIC INC.

                                 BALANCE SHEETS

                                                             December 31,
                                                        -----------------------
                                                           1996        1997
                                                        ----------- -----------
                      LIABILITIES
CURRENT LIABILITIES
  Current maturities of long-term debt................. $   156,269 $   320,644
  Accounts payable.....................................   1,650,744   2,206,393
  Accrued liabilities
   Salaries, wages and vacation........................   1,729,140   1,792,164
   Property, payroll and other taxes...................     314,323     396,442
   Profit sharing......................................     340,049     407,824
   Health and disability insurance.....................      67,605      58,597
   Other...............................................     296,241     207,547
   Income taxes........................................     345,000     241,000
                                                        ----------- -----------
                                                          3,092,358   3,103,574
  Billings in excess of costs and estimated earnings on
   contracts in progress...............................     579,683   1,265,955
                                                        ----------- -----------
    Total current liabilities..........................   5,479,054   6,896,566
LONG-TERM DEBT, less current maturities................   1,149,468     197,014
COMMITMENTS............................................         --          --
STOCKHOLDER'S EQUITY
  Common stock
    Class A--authorized 200,000 shares of $.005 par
     value, issued and 47,307 and 48,461 shares at
     December 31, 1996 and September 30, 1997,
     respectively......................................         236         242
    Class B--authorized 400,000 shares of no par value,
     issued 263,900 and 264,710 shares at December 31,
     1996 and September 30, 1997, respectively.........       1,320       1,324
  Additional paid-in capital...........................     461,396     515,944
                                                        ----------- -----------
                                                            462,952     517,510
Retained earnings......................................   6,655,839   7,818,686
                                                        ----------- -----------
                                                          7,118,791   8,336,196
                                                        ----------- -----------
                                                        $13,747,313 $15,429,776
                                                        =========== ===========

   The accompanying notes are an integral part of these financial statements.

                          TOWN & COUNTRY ELECTRIC INC.

                             STATEMENTS OF EARNINGS

                                               Year ended December 31,
                                         -------------------------------------
                                            1995         1996         1997
                                         -----------  -----------  -----------
Contract revenues earned................ $43,306,306  $51,219,799  $48,725,990
Cost of revenues earned.................  34,569,800   41,156,211   39,701,121
                                         -----------  -----------  -----------
  Gross profit..........................   8,736,506   10,063,588    9,024,869
General and administrative expenses.....   5,638,605    6,547,518    7,006,235
                                         -----------  -----------  -----------
  Operating profit......................   3,097,901    3,516,070    2,018,634
Other income (expense)
  Interest expense......................    (206,474)    (153,433)     (74,988)
  Miscellaneous income, net.............      58,303      106,915      113,446
                                         -----------  -----------  -----------
                                            (148,171)     (46,518)      38,458
                                         -----------  -----------  -----------
    Earnings before income taxes........   2,949,730    3,469,552    2,057,092
Provision for income taxes..............   1,155,024    1,413,716      894,245
                                         -----------  -----------  -----------
NET EARNINGS............................ $ 1,794,706  $ 2,055,836  $ 1,162,847
                                         ===========  ===========  ===========


        The accompanying notes are an integral part of these statements.

                          TOWN & COUNTRY ELECTRIC INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                  Years ended December 31, 1997, 1996 and 1995

                               Common stock issued
                          -------------------------------
                             Class A         Class B
                           (Nonvoting)       (Voting)      Additional                 Total
                          --------------- ---------------   paid-in    Retained   stockholders'
                          Shares   Amount Shares   Amount   capital    earnings      equity
                          -------  ------ -------  ------  ---------- ----------  -------------
Balance at December 31,
 1994...................   54,880   $274  287,000  $1,466   $239,516  $3,464,716   $3,705,972
Retirement and
 redemption of stock....  (14,140)   (70) (29,020)   (145)       --     (656,964)    (657,179)
Issuance of stock.......    2,000     10    4,000     (10)    97,360         --        97,360
Net earnings............      --     --       --      --         --    1,794,706    1,794,706
                          -------   ----  -------  ------   --------  ----------   ----------
Balance December 31,
 1995...................   42,740    214  261,980   1,311    336,876   4,602,458    4,940,859
Retirement and
 redemption of stock....     (134)    (1)     --      --         --       (2,455)      (2,456)
Issuance of stock.......    4,701     23    1,920       9    124,520         --       124,552
Net earnings............      --     --       --      --         --    2,055,836    2,055,836
                          -------   ----  -------  ------   --------  ----------   ----------
Balance December 31,
 1996...................   47,307    236  263,900   1,320    461,396   6,655,839    7,118,791
Retirement and
 redemption of stock....      (48)   --       --      --      (1,370)        --        (1,370)
Issuance of stock.......    1,154      6      810       4     55,918         --        55,928
Net earnings for the
 year ended December 31,
 1997...................      --     --       --      --         --    1,162,847    1,162,847
                          -------   ----  -------  ------   --------  ----------   ----------
Balance December 31,
 1997...................   48,413   $242  264,710  $1,324   $515,944  $7,818,686   $8,336,196
                          =======   ====  =======  ======   ========  ==========   ==========


         The accompanying notes are an integral part of this statement.

                          TOWN & COUNTRY ELECTRIC INC.

                            STATEMENTS OF CASH FLOWS

                                                Year ended December 31,
                                          -------------------------------------
                                             1995         1996         1997
                                          -----------  -----------  -----------
Cash flows from operating activities
 Net earnings...........................  $ 1,794,706  $ 2,055,836  $ 1,162,847
 Adjustments to reconcile net earnings
  to net cash provided by operating
  activities............................
 Depreciation expense...................      517,363      647,192      690,665
 Loss on sale of property and
  equipment.............................        5,218       16,442           34
 Amortization of goodwill...............          --        13,573       13,571
 Decrease (increase) in accounts
  receivable............................      376,430   (1,992,514)  (1,517,987)
 Decrease (increase) in inventories.....      (43,847)       8,118      (33,957)
 Increase in prepaid expenses...........      (47,717)     (25,354)     (14,358)
 (Increase) decrease in costs and
  estimated earnings in excess of
  billings on contracts in progress.....      300,173     (304,357)    (240,017)
 Increase in deferred income taxes......      (96,000)     (15,800)      29,400
 Increase (decrease) in accounts
  payable...............................      (74,592)     127,869      555,649
 Increase (decrease) in accrued
  liabilities...........................      206,510      683,036       11,216
 Decrease (increase) in billings in
  excess of costs and estimated
  earnings on contracts in progress.....     (175,362)    (123,360)     686,272
                                          -----------  -----------  -----------
   Net cash provided by operating
    activities..........................    2,762,882    1,090,681    1,343,335
Cash flows from investing activities
 Purchase of property and equipment.....     (812,013)    (971,003)    (660,656)
 Proceeds from sale of property and
  equipment.............................       35,219       36,792       10,847
 Increase in cash surrender value of
  life insurance........................      (11,122)     (13,371)     (15,416)
 Acquisition of assets of electrical
  contractor............................     (203,586)         --           --
                                          -----------  -----------  -----------
   Net cash used in investing
    activities..........................     (991,502)    (947,582)    (665,225)
Cash flows from financing activities
 Proceeds from borrowings...............    2,420,770      199,253    2,486,646
 Issuance of common stock...............       97,360      124,552       55,928
 Payments on borrowings.................   (2,702,418)  (1,233,676)  (3,274,725)
 Retirement and redemption of stock.....     (657,179)      (2,456)      (1,370)
                                          -----------  -----------  -----------
   Net cash used in financing
    activities..........................     (841,467)    (912,327)    (733,521)
                                          -----------  -----------  -----------
NET (DECREASE) INCREASE IN CASH AND CASH
 EQUIVALENTS............................      929,913     (769,228)     (55,411)
Cash and cash equivalents at beginning
 of period..............................       92,777    1,022,690      253,462
                                          -----------  -----------  -----------
Cash and cash equivalents at end of
 period.................................  $ 1,022,690  $   253,462  $   198,051
                                          -----------  -----------  -----------
Supplemental disclosures of cash flow
 information
 Cash paid during period for:
 Interest...............................  $   204,017  $   158,191  $   72,207
 Income taxes...........................    1,226,603    1,063,726    1,288,604

        The accompanying notes are an integral part of these statements.

                         TOWN & COUNTRY ELECTRIC INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE A--SUMMARY OF ACCOUNTING POLICIES

  Town & Country Electric Inc. ("Company") is engaged in electrical contracting for industrial, commercial, residential and institutional customers. The majority of the contracts are in the midwestern United States.

  On January 30, 1998, the Company entered into a Letter of Intent with Consolidation Capital Corporation ("CCC") for the potential sale of the Company to CCC.

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  A summary of the Company's significant accounting policies used in the preparation of the financial statements follows.

 1. Revenue and Cost Recognition

  Revenues from fixed-price contracts are recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract. This method is used because management believes costs to be the best available measure of progress on these contracts. Contracts are considered completed when the work is substantially complete and accepted. Revenues from time and material contracts are recognized on the basis of costs incurred during the period plus fees earned.

  Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts, if material, are made in the period in which such losses are determined. It is reasonably possible that changes in job performance, job conditions and estimated profitability may result in revisions to costs and income, and are recognized in the period in which the revisions are determined.

 2. Cash and Cash Equivalents

  The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

 3. Inventories

  Inventories, consisting of electrical materials and supplies, are stated at the lower of cost, determined on the first-in, first-out method, or market.

 4. Property and Equipment and Depreciation

  Property and equipment are stated at cost. Expenditures for additions and improvements are capitalized while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are expensed currently as incurred. Properties sold, or otherwise disposed of, are removed from the property accounts, with gains or losses on disposal credited or charged to the results of operations.

                         TOWN & COUNTRY ELECTRIC INC.

NOTE A--SUMMARY OF ACCOUNTING POLICIES--Continued

  Depreciation is provided over the estimated useful lives of the respective assets, using straight-line and accelerated methods, as follows:

   Equipment.......................................................  7 years
   Furniture and fixtures..........................................  7 years
   Computer equipment..............................................  5 years
   Vehicles........................................................  5 years
   Leasehold improvements.......................................... 15 years
   Building........................................................ 19-39 years

 5. Income Taxes

  Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. The deferred taxes relate primarily to differences between the financial and tax basis of accounts receivable, inventories, accrued vacation, and other accrued liabilities. The deferred taxes represent the future tax return consequences of those differences.

 6. Goodwill

  Goodwill is the excess of cost over the fair value of net assets acquired and is being amortized by the straight-line method over 15 years.

 7. Financial Instruments

  The carrying amount of financial instruments at December 31, 1997 approximates fair value.

NOTE B--CONCENTRATIONS OF CREDIT RISK

  The Company maintains its cash balances at two financial institutions. Accounts at each institution are secured by the Federal Deposit Insurance Corporation up to $100,000. Uninsured balances aggregate to $98,051 at December 31, 1997. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

NOTE C--CONTRACT RECEIVABLES

  Contract receivables consist of the following at December 31:

                                                           1996        1997
                                                        ----------  -----------
      Contract receivables currently due............... $8,805,476  $ 9,732,792
      Retention........................................    649,302      997,407
                                                        ----------  -----------
                                                         9,454,778   10,730,199
      Less: Allowance for doubtful accounts............   (123,706)    (125,500)
                                                        ----------  -----------
                                                        $9,331,072  $10,604,699
                                                        ==========  ===========

                          TOWN & COUNTRY ELECTRIC INC.

NOTE D--CONTRACTS IN PROCESS

  Information relative to contracts in process at December 31, 1997 and 1996 is as follows:

                                                          1996        1997
                                                       ----------  ----------
   Included in the balance sheet as:
     Costs and estimated earnings in excess of
      billings on contracts in progress............... $1,465,108  $1,705,125
     Billings in excess of costs and estimated
      earnings on contracts in progress...............   (579,683) (1,265,955)
                                                       ----------  ----------
                                                       $  885,425  $  439,170
                                                       ==========  ==========

NOTE E--INDEBTEDNESS

  Long-term debt consists of the following at December 31:

                                                               1996      1997
                                                            ---------- --------
   Note payable to bank, 7.75% interest, with land and a
    building pledged as collateral. Payable in monthly
    installments of $1,024, including interest, to December
    1998................................................... $   94,543 $ 89,949
   Note payable to bank, 8.18% interest, with vehicles
    pledged as collateral. Payable in monthly installments
    of $6,275, including interest, to January 1999.........    142,422   76,460
   Note payable to bank, 8.45% interest, with vehicles
    pledged as collateral. Payable in monthly installments
    of $8,424, including interest, to January 2000.........        --   192,251
   Note payable to bank, 8.15% interest, with a vehicle
    pledged as collateral. Payable in monthly installments
    of $1,765, including interest, to October 1998.........     38,370   19,656
   Note payable to former shareholder for redemption of
    stock, 6.46% interest, quarterly payments of $7,329
    including interest, last payment due February 1998.....     35,472    7,324
   Note payable to Dory Electric, Inc., 7.5% interest for
    purchase of Dory Electric, Inc. Payable in one
    installment of $80,000 made January 1996 and monthly
    installments of $4,008, including interest, to January
    2001...................................................    165,747  132,018
   1996 Notes payable, paid off in 1997....................    829,183      --
                                                            ---------- --------
                                                             1,305,737  517,658
       Less current maturities.............................    156,269  320,644
                                                            ---------- --------
                                                            $1,149,468 $197,014
                                                            ========== ========

  The aggregate maturities on long-term debt as of December 31, 1997 are as follows:

    1998............................................................... $320,644
    1999...............................................................  138,316
    2000...............................................................   58,697
                                                                        --------
                                                                        $517,657
                                                                        ========

                         TOWN & COUNTRY ELECTRIC INC.

NOTE E--INDEBTEDNESS--Continued

Revolving Line of Credit

  The Company has available a $3,667,000 revolving line of credit with M&I Bank Fox Valley of Appleton which runs through March 31, 2000. Under the terms of the agreement the Company is required to make monthly interest payments at prime less .25% (effectively 8.25% (effectively 8.25% at December 31, 1997). The terms of the agreement contain various restrictive covenants including the maintenance of certain levels of working capital and net worth, redemption of stock and issuance of stock. The Company is in compliance with these covenants as of December 31, 1997. At December 31, 1997, there was no outstanding balance on the revolver note.

NOTE F--INCOME TAXES

  The provision (credit) for income taxes for the years ended December 31, 1997, 1996 and 1995 consists of the following:

                                                 1995        1996       1997
                                              ----------  ----------  ---------
   Current
     Federal................................. $  990,507  $1,112,556  $ 751,935
     State...................................    260,517     316,960    171,710
   Deferred..................................    (96,000)    (15,800)   (29,400)
                                              ----------  ----------  ---------
                                              $1,155,024  $1,413,716  $ 894,245
                                              ==========  ==========  =========

  The reconciliation of statutory to actual tax provision is as follows for the year ended December 31:

                                1995      %       1996     %      1997    %
                             ----------  ----  ---------- ----  -------- ----
   Provision at statutory
    rate.................... $1,002,908  34.0% $1,179,648 34.0% $699,411 34.0%
   State income taxes, net
    of federal benefit......    171,941   5.8     209,194  6.0   113,329  6.0
   Other....................    (19,825) (0.6)     24,874  0.7    81,505  3.0
                             ----------  ----  ---------- ----  -------- ----
     Tax provision
      recorded.............. $1,155,024  39.2% $1,413,716 40.7% $894,245 43.0%
                             ==========  ====  ========== ====  ======== ====

  The tax effect of items that comprise a significant portion of deferred tax assets at December 31:

                                                                 1996     1997
                                                               -------- --------
   Vacation pay............................................... $198,966 $202,945
   Accrued continued employment...............................   61,386   60,195
   Allowance for bad debts....................................   48,245   48,945
   Other......................................................   70,202   37,315
                                                               -------- --------
     Total current deferred tax asset.........................  378,799 $349,400
                                                               ======== ========

                         TOWN & COUNTRY ELECTRIC INC.

NOTE G--COMMITMENTS AND CONTINGENCIES

  The Company leases its home office building under an operating lease in effect through July, 2004. During the term of the lease, the Company has the option to purchase the building. The Company also leases other office space and a vehicle under operating leases. Future minimum rental payments under these leases consist of the following at December 31, 1996:

     1998............................................................ $  237,655
     1999............................................................    216,184
     2000............................................................    161,277
     2001............................................................    141,960
     2002............................................................    141,960
   Thereafter........................................................    223,720
                                                                      ----------
       Total......................................................... $1,122,756
                                                                      ==========

  Total rent expense for all operating leases was $234,180, $197,202, and $116,818 for the years ended December 31, 1997, 1996 and 1995, respectively. In addition, the Company rents equipment as needed. The Company treats these rents as contract costs.

NOTE H--PROFIT SHARING AND 401(K) PLAN

  The Company has a profit sharing and 401(k) plan covering substantially all employees, which includes the provisions of Section 401(k) of the Internal Revenue Code. The Plan allows for tax deferred employee contributions. Participants may make voluntary contributions of between 1% and 15% of their annual compensation to the Plan. This contribution may be 100% matched by the Company, up to a maximum of $950 per employee for the years ended December 31, 1997, 1996, and 1995. Matching and any additional Company contributions to the Plan are determined annually by the Board of Directors. Company contributions to the Plan for the years ended December 31, 1997, 1996 and 1995 amounted to $380,488, $315,874, and $277,720, respectively.

  Beginning in 1995, participants were allowed to elect that up to 33% of their matching contribution could be allocated to purchase Company stock. These amounts have been deposited with the asset custodian.

NOTE I--STOCK REDEMPTION AGREEMENT

  The Company's Articles of Incorporation include provisions concerning the purchase of a stockholder's stock by the Company when such stockholder is no longer an employee or director of the Company. Under the terms of this agreement, the price paid for the stock is to be the Company's appraised value as of the end of the fiscal year immediately preceding the date of the termination of the stockholder as an employee or director.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders
Garfield Electric Company

  We have audited the accompanying balance sheets of Garfield Electric Company as of December 31, 1996 and 1997, and the related statements of earnings, equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Garfield Electric Company at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ Grant Thornton LLP

Grant Thornton LLP

Cincinnati, Ohio
February 12, 1998

                           GARFIELD ELECTRIC COMPANY

                                 BALANCE SHEET

                       (in thousands, except share data)

                                                                 December 31
                                                                --------------
                                                                 1996    1997
                                                                ------  ------
                            ASSETS
Cash........................................................... $    3  $    1
Accounts receivable:
  Trade (including retainages of $55 and $67 in 1996 and
   1997).......................................................    971   1,664
  Affiliates...................................................    297     158
  Officer......................................................     28      37
  Allowance....................................................    (30)    (30)
                                                                ------  ------
                                                                 1,266   1,829
Inventory......................................................     42      54
Cost and estimated earnings in excess of billings on uncom-
 pleted contracts..............................................    615   1,211
Prepaid expenses...............................................     20      21
Deferred Federal income tax....................................      6      37
                                                                ------  ------
    Total current assets.......................................  1,952   3,153
Equipment--net.................................................    328     294
Investment in affiliate........................................     --      75
Deposits.......................................................      2       3
Cash surrender value of life insurance.........................     70      83
                                                                ------  ------
    Total assets............................................... $2,352  $3,608
                                                                ======  ======
             LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable--bank............................................ $  474  $  838
Current maturities of long-term debt...........................      5      15
Bank overdraft.................................................    141     218
Accounts payable:
  Trade........................................................    405     624
  Affiliate....................................................     20      21
  Other........................................................      7       7
                                                                ------  ------
                                                                   432     652
Billings in excess of costs and estimated earnings on uncom-
 pleted contracts..............................................    113     186
Accrued income taxes...........................................    156     228
Accrued expenses
  Payroll and payroll taxes....................................    118     181
  Workers compensation.........................................     65       6
  Dividends....................................................     42     --
                                                                ------  ------
    Total accrued expenses.....................................    225     187
                                                                ------  ------
    Total current liabilities..................................  1,546   2,324
Long-term debt obligations.....................................      2      18
STOCKHOLDERS' EQUITY
  Common stock (5,000 shares authorized, 1,666 issued, with 933 shares outstanding in 1996 and 1997, without par value, at
   aggregate stated value).....................................    503     503
  Retained earnings............................................    496     958
  Less 733 treasury shares at cost in 1996 and 1997............   (195)   (195)
                                                                ------  ------
    Total stockholders' equity.................................    804   1,266
                                                                ------  ------
    Total liabilities and stockholders' equity................. $2,352  $3,608
                                                                ======  ======

        The accompanying notes are an integral part of these statements.

                           GARFIELD ELECTRIC COMPANY

                             STATEMENTS OF EARNINGS

                       (in thousands, except share data)

                                                        Year Ended December 31
                                                        -----------------------
                                                         1995     1996   1997
                                                        -------  ------ -------
Contract revenue....................................... $11,792  $8,766 $10,826
Contract costs (net of affiliated company labor
 transactions of $235, $505, and $472 for the years
 ended December 31, 1995, 1996 and 1997................   9,683   6,908   8,286
                                                        -------  ------ -------
    Gross profit.......................................   2,109   1,858   2,540
Selling and administrative expenses (net of affiliated
 company reimbursement of $235, $488 and $360 for the
 years ended December 31, 1995, 1996 and 1997..........   1,325   1,394   1,593
Note receivable charge off.............................     564     --       12
                                                        -------  ------ -------
    Total selling and administrative expense...........   1,889   1,394   1,605
                                                        -------  ------ -------
    Operating profit...................................     220     464     935
Other expense (income)
  Interest expense.....................................     130      46      69
  Interest income......................................     (16)    --      --
  Other................................................     --       18      24
                                                        -------  ------ -------
    Earnings before income taxes.......................     106     400     842
Income taxes...........................................      27     185     319
                                                        -------  ------ -------
    Net earnings....................................... $    79  $  215 $   523
                                                        =======  ====== =======
    Net earnings per share............................. $    85  $  230 $   561
                                                        =======  ====== =======


        The accompanying notes are an integral part of these statements.

                           GARFIELD ELECTRIC COMPANY

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                       (in thousands, except share data)

                                                                       Total
                                          Common Retained Treasury stockholders'
                                          stock  earnings  stock      equity
                                          ------ -------- -------- -------------
Balance, January 1, 1995.................  $503    $278    $(195)     $  586
Dividends, $36 per share.................   --      (34)     --          (34)
Net earnings.............................   --       79      --           79
                                           ----    ----    -----      ------
Balance, December 31, 1995...............   503     323     (195)        631
Dividends, $45 per share.................   --      (42)     --          (42)
Net earnings.............................   --      215      --          215
                                           ----    ----    -----      ------
Balance, December 31, 1996...............   503     496     (195)        804
Dividends, $65 per share.................   --      (61)     --          (61)
Net earnings.............................   --      523      --          523
                                           ----    ----    -----      ------
Balance, December 31, 1997                 $503    $958    $(195)     $1,266
                                           ====    ====    =====      ======


        The accompanying notes are an integral part of these statements.

                           GARFIELD ELECTRIC COMPANY

                            STATEMENTS OF CASH FLOWS

                       (in thousands, except share data)

                                                               Year Ended
                                                              December 31
                                                            ------------------
                                                            1995   1996   1997
                                                            -----  -----  ----
Cash flows provided by (used in) operating activities:
 Net earnings.............................................. $  79  $ 215  $523
 Adjustments to reconcile net earnings to net cash
  provided by (used in) operating activities:
  (Gain) on disposal of asset..............................    (5)    (2)   (4)
  Deferred Federal income tax..............................    (1)    (5)  (31)
  Depreciation and amortization............................   102    101   144
  Changes in assets and liabilities:
   Accounts receivable.....................................  (301)   815  (563)
   Note receivable charge off..............................   564    --    --
   Inventory...............................................    (7)    41   (12)
   Billings in excess of costs and estimated earnings on
    uncompleted contracts..................................  (487)   354    73
   Cost and estimated earnings on uncompleted contracts in
    excess of billings.....................................   (78)  (100) (596)
   Prepaid expenses........................................    16    (16)   (2)
   Accounts payable........................................   222   (612)  220
   Accrued income taxes....................................    77    150    72
   Accrued expenses........................................   110    (33)  (38)
                                                            -----  -----  ----
    Net cash provided by (used in) operating activities....   291    908  (214)
Cash flows provided by (used in) investing activities:
 Purchases of equipment....................................   (94)  (214) (109)
 Investment in Affiliate...................................   --     --    (75)
 Proceeds from disposal of equipment.......................     5      2     3
 Increase in cash surrender value of life insurance........   (15)   (16)  (13)
 Note receivable...........................................    59    --    --
                                                            -----  -----  ----
    Net cash used in investing activities..................   (45)  (228) (194)
Cash flows provided by (used in) financing activities:
 Dividends paid............................................   (33)   (42)  (61)
 Proceeds (payment) of note payable........................  (502)  (332)   26
 Change in bank overdraft and line of credit...............   290   (305)  441
                                                            -----  -----  ----
    Net cash provided by (used in) financing activities....  (245)  (679)  406
                                                            -----  -----  ----
Net increase (decrease) in cash............................     1      1    (2)
Cash at beginning of year..................................     1      2     3
                                                            -----  -----  ----
Cash at end of year........................................ $   2  $   3  $  1
                                                            =====  =====  ====
Supplemental disclosure of cash transactions:
 Interest paid............................................. $ 130  $  46  $ 69
                                                            =====  =====  ====
 Taxes paid................................................ $  16  $  39  $247
                                                            =====  =====  ====

        The accompanying notes are an integral part of these statements.

                           GARFIELD ELECTRIC COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                       (in thousands, except share data)

NOTE A--SUMMARY OF ACCOUNTING POLICIES

  The Company is a non-union electrical contractor performing services primarily in the Midwest area of the United States. A summary of significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

 1. Income Recognition

  The accompanying financial statements have been prepared using the percentage-of-completion method of accounting and, therefore, take into account the cost, estimated earnings and revenue to date on contracts not yet completed.

  The amount of revenue recognized at the statement date is the portion of the total contract price that the cost expended to date bears in relation to the anticipated final total cost, based on current estimates of cost to complete. Actual results may vary from anticipated amounts.

  Contract cost includes all direct labor and benefits, materials unique to or installed in the project, subcontract costs, and allocated indirect construction costs.

  As long-term contracts extend over one or more years, revisions in estimates of cost and earnings during the course of the work are reflected in the accounting period in which the facts which require the revision become known.

  At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss is recognized in the financial statements.

 2. Inventory

  Inventory is stated at the lower of cost or market; cost is determined using the first-in, first-out method.

 3. Depreciation and Amortization

  Depreciation and amortization are provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, approximately three to ten years, principally on accelerated methods.

 4. Income Taxes

  Deferred income taxes have been provided for timing differences primarily relating to currently non-deductible state tax accruals which completely reverse in the subsequent year.

  Permanent differences result from officers life insurance expense and meals and entertainment expense.

 5. Major Customers

  Approximately 36% of 1995 revenues were derived from two customers (20% and 16% respectively). Approximately 35% of 1996 revenues were derived from three customers (13%, 11% and 11% respectively). Approximately 31% of 1997 revenues were derived from two customers (20% and 11% respectively).

 6. Use of Estimates in Financial Statements

  In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of

                           GARFIELD ELECTRIC COMPANY

                       (in thousands, except share data)

NOTE A--SUMMARY OF ACCOUNTING POLICIES--(Continued)

contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

7. Fair Value of Financial Instruments

  The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities as reflected in the financial statements approximates fair value because of the short-term maturity of these instruments. The carrying amounts of long-term debt approximates fair value as the interest rates approximate market rates for debt with similar terms and average maturities.

8. Concentrations of Credit Risk

  Financial instruments that potentially subject the Corporation to concentrations of credit risk consist principally of trade accounts receivable. Receivables are not collateralized and accordingly, the Corporation performs on-going credit evaluations to reduce the risk of loss.

  The Corporation also maintains bank accounts at one financial institution. The balances are insured by the Federal Deposit Insurance Corporation up to $100.

9. Earnings Per Share

  Basic earnings per share is computed based upon the weighted-average shares outstanding during the period. Weighted average common shares outstanding were 933 shares for all periods persented.

NOTE B--EQUIPMENT--LEASEHOLD IMPROVEMENTS

  Equipment and leasehold improvements consists of the following:

                                                                   December 31
                                                                  -------------
                                                                   1996   1997
                                                                  ------ ------
   Automobiles and trucks........................................ $  393 $  400
   Equipment.....................................................    658    718
   Fixtures......................................................    114    115
                                                                  ------ ------
                                                                   1,165  1,233
   Accumulated depreciation......................................    837    939
                                                                  ------ ------
                                                                  $  328 $  294
                                                                  ====== ======

  Depreciation expense was $102, $101 and $144 for the years ended December 31, 1995, 1996 and 1997.

NOTE C--EMPLOYEE BENEFIT PLANS

  The Company has a contributory profit-sharing plan covering all full time employees. Contributions are made at the discretion of the Board of Directors. Effective March 1, 1989, the plan was amended to include a 401(k) plan, to which contributions may be made by the Corporation. Contributions to the plan totaled $20 and $22, and $57 in December 31, 1995, 1996 and 1997.

                           GARFIELD ELECTRIC COMPANY

                       (in thousands, except share data)

NOTE D--LEASES

  The Company occupies premises owned by related parties under month-to-month leases at monthly rentals of approximately $4 in 1995, 1996, and 1997. Total rental expense was $92, $89, and $139 for December 31, for 1995, 1996 and 1997.

NOTE E--DEBT

  The Company has a $1,250 revolving credit note with interest at prime (8.75% at December 31, 1997) plus .5% of which $474, and $838 are outstanding at December 31, 1996, and 1997. The note is secured by inventory, equipment and contract rights. This is guaranteed by stockholders of the company and there are cross guarantees in place with Indecon, Inc. a related company.

  Equipment obligations are payable in monthly installments of approximately $1 including interest at December 31, 1997. This obligation matures in 2000.

NOTE F--COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

                                                                  December 31
                                                                 --------------
                                                                  1996    1997
                                                                 ------  ------
   Costs incurred on uncompleted contracts...................... $2,324  $3,934
   Estimated earnings...........................................    761   1,268
                                                                 ------  ------
                                                                  3,085   5,202
     Less billings to date......................................  2,583   4,177
                                                                 ------  ------
                                                                 $  502  $1,025
                                                                 ======  ======
   Presented on the balance sheet as follows:
     Costs and estimated earnings in excess of billings......... $  615  $1,211
     Billings in excess of costs and estimated earnings.........   (113)   (186)
                                                                 ------  ------
                                                                 $  502  $1,025
                                                                 ======  ======

  The backlog of contracts yet to be completed at December 31, 1997 includes revenue, costs and gross profit of approximately $3,201, $2,235 and $966, respectively.

                           GARFIELD ELECTRIC COMPANY

                       (in thousands, except share data)

NOTE G--INCOME TAXES

  Provision for income taxes:

                                                                Years Ended
                                                                December 31
                                                               ----------------
                                                               1995  1996  1997
                                                               ----  ----  ----
    Federal:
    Current................................................... $22   $134  $285
    Deferred..................................................  (1)    (5)  (31)
    State and local...........................................   6     56    65
                                                               ---   ----  ----
                                                               $27   $185  $319
                                                               ===   ====  ====

  Components of effective income tax rate:

   Federal:
    Statutory rate............................................  22%    34%   34%
    Permanent differences.....................................  (3)    (1)   --
    Other.....................................................  --     (1)   --
    State and local...........................................   6     14     8
                                                               ---   ----  ----
     Net effective income tax rate............................  25%    46%   42%
                                                               ===   ====  ====

  The approximate tax effect of the temporary differences giving rise to the Company's deferred income tax asset is:

                                                                   December 31
                                                                   -----------
                                                                   1996  1997
                                                                   ----- -----
   Deferred tax asset
    Currently non-deductible state accrual........................ $   6 $  32

NOTE H--RELATED PARTIES

  The Company receives a management fee from related companies as a reimbursement of the cost of performance of administrative functions. This amounted to approximately $235, $488 and $360 in December 31, 1995, 1996 and 1997 which has been reflected as a reduction of selling and administrative expenses.

  The Company and its related party, from time to time provide workers to each other during peak labor needs. These charges are recorded at cost, including benefits and related payroll taxes. The totals charged to the related party by the Company for work performed by its workers was $275, $539 and $477 for the years ended 1995, 1996 and 1997 respectively. The totals charged to the Company for work performed by the related party's workers was $40, $34 and $5 for the years ended 1995, 1996 and 1997 respectively.

                           GARFIELD ELECTRIC COMPANY

                       (in thousands, except share data)

NOTE I--TREASURY STOCK

  The Company has repurchased the shares of a former shareholder for a total of $132. This amount is being repaid in twelve quarterly installments of approximately $11 plus interest at 10%. The note is reflected in the financial statements at $132 less payments made to date. The financial instrument is recorded at cost which approximates fair value. As of December 31, 1997 all payments have been made.

NOTE J--UNCOLLECTIBLE NOTE RECEIVABLE

  The Company advanced money to and performed services for another construction company from time to time. During the year ended December 31, 1995, it became known to the Company that the amounts advanced would be uncollectible and the asset was written off.

NOTE K--COMMITMENT

  On January 29, 1998 the Corporation entered into a letter of intent with Consolidation Capital Corporation (CCC) for the potential sale of Garfield Electric Company to CCC.

NOTE L--CONTINGENCIES

  There are various legal actions arising in the normal course of business that have been brought against the Company. Management believes these matters will not have a material adverse effect on the Company's financial position or results of operations. In addition, a shareholder resigned from the Company on April 30, 1993 and his stock was redeemed in accordance with the shareholders agreement. He has refused to accept the amount paid by the Company and asserts that a larger amount is due. No suit has been filed.

NOTE M--STOCK REPURCHASE AGREEMENT

  The Company has entered into a stock repurchase agreement with each of its' shareholders. The repurchase agreement, triggered by death, disability, retirement or termination from the Company gives the Company the option to purchase the shares at book value as of the last audited financial statement.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders
Indecon, Inc.

  We have audited the accompanying balance sheets of Indecon, Inc. as of December 31, 1996 and 1997, and the related statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Indecon, Inc. at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ Grant Thornton LLP

Grant Thornton LLP

Cincinnati, Ohio
February 12, 1998

                                 INDECON, INC.

                                 BALANCE SHEET

                       (in thousands, except share data)

                                                                 December 31
                                                                --------------
                                                                 1996    1997
                                                                ------  ------
                            ASSETS
Accounts receivable:
  Trade (including retainages of $4 and $0 in 1996 and 1997 and net of allowances of $0 and $40 in 1996 and 1997)........... $1,427  $1,876
  Affiliates...................................................     20     183
Notes receivable--affiliate....................................    259     743
Inventory......................................................    137      39
Unbilled receivables on completed contracts....................    418     373
Cost and estimated earnings in excess of billings on
 uncompleted contracts.........................................    464      56
Prepaid expenses...............................................      1       3
Deferred Federal income tax....................................     15      42
                                                                ------  ------
    Total current assets.......................................  2,741   3,315
Equipment--net.................................................    126     200
Deposits.......................................................      1       1
                                                                ------  ------
    Total assets............................................... $2,868  $3,516
                                                                ======  ======
             LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable.................................................. $   71  $  728
Bank overdraft.................................................    382      16
Accounts payable:
  Trade........................................................    388     209
  Affiliate....................................................    297     302
Billings in excess of costs and estimated earnings on
 uncompleted contracts.........................................      4     134
Accrued income taxes...........................................    186     164
Deferred federal income tax....................................    --        8
Accrued expenses:
  Payroll......................................................    365     388
  Other........................................................    110      51
                                                                ------  ------
    Total current liabilities..................................  1,803   2,000
STOCKHOLDERS' EQUITY
  Common stock (750 shares authorized and issued, with 500
   shares outstanding in 1996 and 1997, with a stated value of
   $4 per share)...............................................      3       3
  Retained earnings............................................  1,095   1,546
  Less 250 treasury shares at cost in 1995 and 1996............    (33)    (33)
                                                                ------  ------
    Total stockholders' equity.................................  1,065   1,516
                                                                ------  ------
    Total liabilities and stockholders' equity................. $2,868  $3,516
                                                                ======  ======

        The accompanying notes are an integral part of these statements.

                                 INDECON, INC.

                             STATEMENTS OF EARNINGS

                       (in thousands, except share data)

                                                             Year Ended
                                                            December 31,
                                                       ------------------------
                                                        1995    1996     1997
                                                       ------  -------  -------
Contract revenue.....................................  $7,425  $11,291  $13,672
Contract costs (net affiliated company labor
 transactions of $235, $505 and $472 for the years
 ended December 31, 1995, 1996 and 1997..............   5,886    9,199   11,301
                                                       ------  -------  -------
    Gross profit.....................................   1,539    2,092    2,371
Selling and administrative expenses (including
 administrative expense reimbursement to affiliate of
 $210, $441and $360 for the years ended December 31,
 1995, 1996 and 1997)................................   1,006    1,244    1,376
                                                       ------  -------  -------
    Operating profit.................................     533      848      995
Other expense (income)
  (Gain) on disposal of asset........................      (2)     --        (1)
  Interest--expense..................................      22       24       33
  Interest income....................................     (17)     (16)     (40)
                                                       ------  -------  -------
    Earnings before income taxes.....................     530      840    1,003
Income taxes.........................................     214      356      452
                                                       ------  -------  -------
    Net earnings.....................................  $  316  $   484  $   551
                                                       ======  =======  =======
    Net earnings per common share--primary...........  $  632  $   968  $ 1,102
                                                       ======  =======  =======


        The accompanying notes are an integral part of these statements.

                                 INDECON, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                       (in thousands, except share data)

                                                                     Total
                                        Common Retained Treasury stockholders'
                                        stock  earnings  stock      equity
                                        ------ -------- -------- -------------
Balance, January 1, 1995...............  $ 3    $  335    $(31)     $  307
Net earnings...........................  --        316     --          316
                                         ---    ------    ----      ------
Balance, December 31, 1995.............    3       651     (31)        623
Dividends, $80 per share...............  --        (40)    --          (40)
Purchase price adjustment on treasury
 shares................................  --        --       (2)         (2)
Net earnings...........................  --        484     --          484
                                         ---    ------    ----      ------
Balance, December 31, 1996.............    3     1,095     (33)      1,065
Dividends, $200 per share..............  --       (100)    --         (100)
Net earnings...........................  --        551     --          551
                                         ---    ------    ----      ------
Balance, December 31, 1997.............  $ 3    $1,546    $(33)     $1,516
                                         ===    ======    ====      ======


        The accompanying notes are an integral part of these statements.

                                 INDECON, INC.

                            STATEMENTS OF CASH FLOWS

                       (in thousands, except share data)

                                                              Year Ended
                                                             December 31,
                                                           -------------------
                                                           1995   1996   1997
                                                           -----  -----  -----
Cash flows provided by (used in) operating activities:
 Net earnings............................................. $ 316  $ 484  $ 551
 Adjustments to reconcile net earnings to net cash
  provided by (used in) operating activities:
  (Gain) on disposal of asset.............................    (2)   --      (1)
  Deferred Federal income tax.............................     3    (11)   (19)
  Depreciation and amortization...........................    59     65     81
  Changes in assets and liabilities
   Accounts receivable....................................  (411)  (477)  (612)
   Inventory..............................................   --    (136)    98
   Unbilled receivables on completed contracts............  (394)   157     45
   Billings in excess of costs and estimated earnings on
    uncompleted contracts.................................    62    (58)   130
   Cost and estimated earnings on uncompleted contracts in
    excess of billings....................................   130   (441)   408
   Prepaid expenses.......................................     1      1     (2)
   Accounts payable.......................................   267    305   (174)
   Accrued income taxes...................................     5     58    (22)
   Accrued expenses.......................................   239    101    (36)
                                                           -----  -----  -----
    Net cash provided by operating activities.............   275     48    447
Cash flows (used in) investing activities:
 Proceeds from sale of equipment..........................   --     --       1
 Purchases of equipment...................................   (71)   (61)  (155)
 Increase in notes receivable affiliate...................  (167)   (91)  (484)
                                                           -----  -----  -----
    Net cash used in investing activities.................  (238)  (152)  (638)
Cash flows provided by (used in) financing activities:
 Increase in purchase price of treasury stock.............   --      (2)   --
 Dividends paid...........................................   --     (40)  (100)
 (Proceeds) payment of note payable.......................  (288)    42    657
 Increase (decrease) in bank overdraft....................   251    104   (366)
                                                           -----  -----  -----
    Net cash provided by (used in) financing activities...   (37)   104    191
                                                           -----  -----  -----
Net decrease in cash......................................   --     --     --
Cash at beginning of year.................................   --     --     --
                                                           -----  -----  -----
Cash at end of year....................................... $ --   $ --   $ --
                                                           =====  =====  =====
Supplemental disclosure of cash transactions:
 Interest paid............................................ $  22  $  20  $  33
                                                           =====  =====  =====
 Taxes paid............................................... $ 205  $ 309  $ 297
                                                           =====  =====  =====

        The accompanying notes are an integral part of these statements.

                                 INDECON, INC.

                         NOTES TO FINANCIAL STATEMENTS

                       (in thousands, except share data)

NOTE A--SUMMARY OF ACCOUNTING POLICIES

  The Corporation is an industrial electrical contractor whose work is primarily in Ohio and Kentucky. A summary of significant accounting policies applied in the preparation of the accompanying financial statements follows:

 1. Income Recognition

  The Corporation recognizes income on the percentage of completion method. The percentage of completion is calculated on the cost to cost method using cost to date and total estimated cost on a job by job basis. Actual results may vary from estimates. At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss is accrued. The current asset caption "unbilled receivables on completed contracts" includes revenues earned in excess of billings for time and materials contracts as of December 31, 1996 and 1997. Contract Revenues include $4,520, $8,122, and $10,936 in 1995, 1996, and 1997 derived from time and material jobs.

 2. Inventory

  Inventory represents materials purchased for jobs which have not commenced at December 31. The inventory is carried at the lower of cost or market on a FIFO basis.

 3. Equipment

  Depreciation is provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, approximately three to ten years, principally on accelerated methods.

 4. Income Taxes

  The provision for tax is charged to current earnings. Deferred taxes have been recorded for timing differences in deductibility of state income taxes which completely reverse in the subsequent year and differences in depreciation methods for book and tax purposes.

 5. Use of Estimates in Financial Statements

  In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 6. Fair Value of Financial Instruments

  The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities as reflected in the financial statements approximates fair value because of the short-term maturity of these instruments. The carrying amounts of long-term debt approximates fair value as the interest rates approximate market rates for debt with similar terms and average maturities.

                                 INDECON, INC.

                       (in thousands, except share data)

 7. Concentrations of Credit Risk

  Financial instruments that potentially subject the Corporation to concentrations of credit risk consist principally of trade accounts receivable. Receivables are not collateralized and accordingly, the Corporation performs on-going credit evaluations to reduce the risk of loss.

  The Corporation also maintains bank accounts at one financial institution. The balances are insured by the Federal Deposit Insurance Corporation up to $100.

 8. Earnings Per Share

  Basic earnings per share is computed based upon weighted-average shares outstanding during the period. Weighted-average shares outstanding for all periods was 500 shares.

NOTE B--NOTES RECEIVABLE--AFFILIATE

  The notes receivable--affiliate result from cash advances to two different affiliated Companies which have common ownership with this Company. The notes are due on demand and bear interest at a rate equal to the Corporations line of credit. The notes are unsecured.

NOTE C--EQUIPMENT

  Equipment consists of the following:

                                                                 December 31,
                                                                 --------------
                                                                  1996    1997
                                                                 ------  ------
   Office equipment............................................. $  108  $  142
   Construction equipment.......................................    249     364
                                                                 ------  ------
                                                                    357     506
     Accumulated depreciation...................................   (231)   (306)
                                                                 ------  ------
                                                                 $  126  $  200
                                                                 ======  ======

  Depreciation expense for the year ended December 31, 1995, 1996 and 1997 was $59, $65 and $81, respectively.

NOTE D--NOTE PAYABLE

  The Corporation used at December 31, 1996 and 1997 $71 and $728 of a $1,200 revolving note from the bank. The interest rate is 1% over the prime rate (currently 8.25%) as of December 31, 1997. The note is secured by inventory and accounts receivable and is guaranteed by the stockholders. There are also guarantees in place with Garfield Electric Company, a related company.

                                 INDECON, INC.

                       (in thousands, except share data)



NOTE E--OPERATING LEASES

  The Corporation entered into an agreement in June 1997 which leases office space under an operating lease. The following is a schedule, by years, of the future minimum rental payments which expire January 31, 2003:


      Year ending December 31,
      ------------------------
         1998                    $59,316
         1999                    $59,952
         2000                    $59,952
         2001                    $59,952
         2002                    $59,952
         2003                    $ 4,996

  Total rent expense under the operating lease was $66,761 for 1997.

NOTE F--INCOME TAXES

  Provision for income taxes:

                                                                 Year Ended
                                                                December 31
                                                               ----------------
                                                               1995  1996  1997
                                                               ----  ----  ----
   Federal:
     Current.................................................. $162  $282  $352
     Deferred.................................................    3   (11)  (19)
     State and local..........................................   49    85   119
                                                               ----  ----  ----
                                                               $214  $356  $452
                                                               ====  ====  ====
   Components of effective income tax rate:
   Federal:
     Statutory................................................   34%   34%   34%
     Permanent differences....................................  --    --    --
     Other....................................................   (3)  --    --
     State and local..........................................   10     6    12
                                                               ----  ----  ----
       Net effective income tax rate..........................   41%   40%   46%
                                                               ====  ====  ====

  The approximate tax effect of the temporary differences giving rise to the Company's deferred income tax asset is:

                                                                   December 31
                                                                   ------------
                                                                   1996   1997
                                                                   ------ -----
   Deferred tax asset
     Currently non-deductible state accrual....................... $   15 $  42
                                                                   ====== =====
     Deferred tax liability depreciation.......................... $  --  $   8
                                                                   ====== =====

NOTE G--RELATED PARTIES

  Two of the stockholders of Indecon, Inc. are stockholders of a related company to which payments are made to perform some of the administrative functions of Indecon. The total of this administrative fee paid to reimburse

                                 INDECON, INC.

                       (in thousands, except share data)
NOTE G--RELATED PARTIES (continued)

the cost of the services provided was $210, $441 and $360, in 1995, 1996 and 1997, respectively. The Corporation and its' related party from time to time provide workers to each other during peak labor needs. These charges are recorded at cost, including benefits and payroll taxes. The totals charged to the related party for work performed by its' workers was $40, $34 and $5 for the years ended 1995, 1996 and 1997, respectively. The totals charged to the Corporation for work performed by its' workers was $275, $539 and $477 for the years ended 1995, 1996 and 1997 respectively.

  In 1997, the company separated its Data Network Solutions Cabling division and sold its net assets at book value to a separate company owned substantially by Indecon's shareholders.

NOTE H--MAJOR CUSTOMERS

  The Corporation had sales to one customer totaling for 79% of total revenue in 1995, and sales to three customers for 40% of total revenues (15%, 13% and 12%) in 1996 and sales to one customer for 56% of total revenues in 1997.

NOTE I--PROFIT-SHARING PLAN

  As of January 1, 1991, the Corporation implemented a 401(k) profit-sharing plan for all eligible employees. Employer contributions are made at the discretion of the Board of Directors, with all costs funded as accrued. Contributions by the Corporation in 1995, 1996 and 1997 totaled $40, $65 and $44.

NOTE J--COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

                                                                December 31
                                                                -------------
                                                                1996    1997
                                                                -----  ------
   Costs incurred on uncompleted contracts..................... $ 442    $163
   Estimated earnings..........................................   145      17
                                                                -----  ------
                                                                  587     180
   Less billings to date.......................................   127     258
                                                                -----  ------
                                                                $ 460  $  (78)
                                                                =====  ======
   Included in the accompanying balance sheet under the
    following captions:
   Costs and estimated earnings in excess of billings on
    uncompleted contracts...................................... $ 464  $   56
   Billings in excess of costs and estimated earnings on
    uncompleted contracts......................................    (4)   (134)
                                                                -----  ------
                                                                $ 460  $  (78)
                                                                =====  ======

NOTE K--SETTLEMENT OF STOCKHOLDER LAWSUIT

  In February 1996, a lawsuit with a stockholder was settled. The Corporation was directed to pay a total of $27 for the stockholder's one hundred twenty-five shares, pursuant to the Corporation's stock repurchase agreement. An additional $2 was paid to the stockholder.

                                 INDECON, INC.

                       (in thousands, except share data)
NOTE L--COMMITMENT

  On January 29, 1998 the Corporation entered into a Letter of Intent with Consolidation Capital Corporation (CCC) for the potential sale of Indecon, Inc. to CCC.

NOTE M--LITIGATION

  There are various legal actions arising in the normal course of business that have been brought against the Company. Management believes these matters will not have a material adverse effect on the Company's financial position or results of operations.

NOTE N--STOCK REPURCHASE AGREEMENT

  The Company has entered into a stock repurchase agreement with each of its' shareholders. The repurchase agreement, triggered by death, disability, retirement or termination from the Company gives the Corporation the option to purchase shares at book value as of the last audited financial statement.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Taylor Electric, Inc.

  We have audited the accompanying balance sheet of Taylor Electric, Inc. as of December 31, 1997, and the related statements of earnings, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Taylor Electric, Inc. as of December 31, 1997 and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ Leverich, Phillips, Rasmuson & Company

Leverich, Phillips, Rasmuson & Company

Salt Lake City, Utah
February 20, 1998

                             TAYLOR ELECTRIC, INC.

                                 BALANCE SHEET


                                               December 31, 1997 March 31, 1998
                                               ----------------- --------------
                                                                  (unaudited)
                    ASSETS
CURRENT ASSETS
  Cash (Note F)...............................    $1,158,324       $2,942,591
  Contracts receivable (including retentions
   of $1,370,552)
   (Note A5)..................................     3,918,633        4,159,332
  Employee receivable.........................         1,315            3,011
  Inventory (Note A6).........................       113,778          198,805
  Prepaid expenses............................        55,097           33,117
  Costs and estimated profits in excess of
   billings on uncompleted contracts (Note
   B).........................................       316,191           44,999
                                                  ----------       ----------
    TOTAL CURRENT ASSETS......................     5,563,338        7,381,855
PROPERTY AND EQUIPMENT, net of accumulated
 depreciation (Note C)........................       420,591          405,575
OTHER ASSETS
  Deposits....................................         9,125            9,449
                                                  ----------       ----------
      TOTAL ASSETS............................    $5,993,054       $7,796,879
                                                  ==========       ==========
     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable (Including retentions of
   $44,304 and $27,174).......................    $  505,664       $1,092,520
  Accrued expenses............................       493,821          323,281
  Billings in excess of costs and estimated
   profits on uncompleted contracts (Note B)..       908,277        1,895,733
                                                  ----------       ----------
    TOTAL CURRENT LIABILITIES.................     1,907,762        3,311,534
STOCKHOLDERS' EQUITY
  Common stock, no par value, authorized
   50,000 shares, issued and outstanding
   1,222 shares...............................       425,986          425,986
  Retained earnings...........................     3,659,306        4,059,359
                                                  ----------       ----------
    TOTAL STOCKHOLDERS' EQUITY................     4,085,292        4,485,345
                                                  ----------       ----------
      TOTAL LIABILITIES AND STOCKHOLDERS'
       EQUITY.................................    $5,993,054       $7,796,879
                                                  ==========       ==========


         The accompanying notes are an integral part of this statement.

                             TAYLOR ELECTRIC, INC.

                  STATEMENT OF EARNINGS AND RETAINED EARNINGS

                                                          Three Months Ended
                                                               March 31,
                                                         ----------------------
                                            Year Ended
                                             December
                                             31, 1997       1997        1998
                                            -----------  ----------  ----------
Construction revenue....................... $19,192,685  $4,070,974  $4,782,343
Construction costs.........................  13,799,340   3,287,914   4,099,057
                                            -----------  ----------  ----------
    Gross Profit...........................   5,393,345     783,060     683,286
General and administrative expenses........   1,271,756     278,129     296,912
                                            -----------  ----------  ----------
    Earnings from Operations...............   4,121,589     504,931     386,374
Other income/(expense)
  Miscellaneous income (expense)...........      41,458      (8,582)    (23,013)
  Interest income..........................     112,759      13,680      30,509
  Interest expense.........................         (31)        --          (18)
  Gain on sale of assets...................       1,298       6,771       6,201
                                            -----------  ----------  ----------
    NET EARNINGS...........................   4,277,073     516,800     400,053
Retained earnings--beginning of year.......   2,610,579   2,610,578   3,659,306
Shareholder distributions..................  (3,228,346)        --          --
                                            -----------  ----------  ----------
Retained earnings--end of year............. $ 3,659,306  $3,127,378  $4,059,359
                                            ===========  ==========  ==========




         The accompanying notes are an integral part of this statement.

                             TAYLOR ELECTRIC, INC.

                            STATEMENT OF CASH FLOWS
                          Increase/(Decrease) in Cash


                                            Year Ended
                                             December    Three Months Ended
                                             31, 1997         March 31,
                                            ----------  ----------------------
                                                           1997        1998
                                                        ----------  ----------
                                                             (unaudited)
Cash flows from operating activities:
 Net earnings.............................. $4,277,073   $ 516,800   $ 400,053
 Adjustment to reconcile net earnings to
  net cash provided by operating
  activities:
  Depreciation.............................    125,043      29,539      27,614
  Gain on sale of assets...................     (1,298)        --          --
  Changes in operating assets and
   liabilities:
   (Increase)/Decrease in:
    Contracts receivable...................   (420,127)    309,622    (218,719)
    Inventory..............................    135,510     (43,515)    (85,027)
    Costs and estimated profits in excess
     of billings on uncompleted contracts..   (291,089)        --      271,192
    Employee receivable....................      8,119       3,546      (1,696)
    Prepaid expenses.......................     (4,190)        --          --
    Deposits...............................        694         619        (325)
   (Decrease)/Increase in:
    Billings in excess of costs and
     estimated profits on uncompleted
     contracts.............................     22,989         --      987,456
    Accounts payable.......................   (210,170)     95,028     509,272
    Accrued expenses.......................    (96,491)   (16,403)    (92,956)
                                            ----------  ----------  ----------
     Total adjustment to net earnings......   (731,010)    378,436   1,396,811
                                            ----------  ----------  ----------
      Net Cash Provided by Operating
       Activities..........................  3,546,063     895,236   1,796,864
Cash flows from investing activities:
 Purchase of equipment.....................   (118,112)    (37,193)    (12,598)
 Proceeds from sale of assets..............      6,832         --          --
                                            ----------  ----------  ----------
      Net Cash Used by Investing
       Activities..........................   (111,280)    (37,193)    (12,598)
Cash flows from financing activities:
 Shareholder distributions................. (3,228,346)        --          --
                                            ----------  ----------  ----------
      Net Cash Used by Financing
       Activities.......................... (3,228,346)        --          --
                                            ----------  ----------  ----------
Net increase in cash.......................    206,437     858,043   1,784,266
Cash--beginning of year....................    951,887     951,887   1,158,325
                                            ----------  ----------  ----------
Cash--end of year.......................... $1,158,324  $1,809,930  $2,942,591
                                            ==========  ==========  ==========

         The accompanying notes are an integral part of this statement.

                             TAYLOR ELECTRIC, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1997

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

 1. Method of accounting for long-term construction contracts

  The Company is engaged in electrical contracting under long-term construction contracts in Utah and surrounding areas. The accompanying financial statements have been prepared using the percentage-of-completion method measured by percentage of cost incurred to date to estimated total cost for each contract and, therefore, take into account the cost, estimated earnings, and revenue to date on the contracts not yet complete. That method is used because management considers total cost to be the best available measure of progress on the contracts.

  The amount of revenue recognized at the statement date is the portion of the total contract price that the cost expended to date bears to the anticipated final total costs, based on current estimates of cost to complete. It is not related to the progress billings to customers.

  Revenue earned on contracts in process in excess of billings (underbillings) is classified as a current asset. Amounts billed in excess of revenue earned (overbillings) are classified as current liabilities.

  At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss is recognized in the financial statements.

 2. Use of estimates

  Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, and the reported revenues and expenses.

 3. Operating cycle

  Assets and liabilities related to long-term contracts are included in current assets and current liabilities in the accompanying balance sheet, as they will be liquidated in the normal course of contract completion, although this may be more than one year.

 4. Statement of cash flows

  For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. During the year ended December 31, 1997, the Company paid interest of $31, none of which was required to be capitalized. There were no non-cash investing or financing activities for the year ended December 31, 1997.

 5. Allowance for doubtful accounts

  The Company considers contracts receivable to be fully collectible; accordingly, no allowance for doubtful accounts has been provided. If amounts become uncollectible, they will be charged to operations when that determination is made.

  The Company also expects all retention receivables to be collected within the normal course of contract completion.

                             TAYLOR ELECTRIC, INC.

                               December 31, 1997

 6. Inventory

  The inventory of the Company consists of electrical materials and supplies used on construction contracts. Inventory is stated at the lower of cost or market using the first-in, first-out (FIFO) method of accounting. At December 31, 1997, the inventory was valued at $113,778.

 7. Income taxes

  The income taxes on the net operations for the year are payable personally by the shareholders pursuant to an election under Subchapter S of the Internal Revenue Code not to have the Company taxed as a corporation. Accordingly, no provision has been made for taxes. The tax liability would be approximately $1,668,058 had such taxes been payable by the Corporation at December 31, 1997.

NOTE B--COSTS AND ESTIMATED PROFITS ON UNCOMPLETED CONTRACTS

   Costs incurred on uncompleted contracts......................... $ 8,797,615
   Estimated earnings..............................................   3,563,703
                                                                    -----------
                                                                     12,361,318
   Less: Billings to date..........................................  12,953,404
                                                                    -----------
                                                                       (592,086)
                                                                    ===========

  Included in the accompanying balance sheet under the following captions:

   Costs and estimated profits in excess of billings on uncompleted
    contracts......................................................   316,191
   Billings in excess of costs and estimated profits on uncompleted contracts......................................................  (908,277)
                                                                     --------
                                                                     (592,086)
                                                                     ========

NOTE C--PROPERTY AND EQUIPMENT

  Property and equipment at December 31, 1997 consisted of the following:

                                                        Accumulated    Book
                                                Cost    Depreciation   Value
                                              --------- ------------ ---------
   Leasehold improvements.................... $ 169,205   $ 43,904   $ 125,301
   Furniture and fixtures....................   177,986    102,175      75,811
   Construction equipment....................   256,116    154,249     101,867
   Vehicles..................................   339,179    221,567     117,612
                                              ---------   --------   ---------
                                              $ 942,486   $521,895   $ 420,591
                                              =========   ========   =========

  Depreciation expense is computed using the straight-line method in amounts sufficient to write off the cost of depreciable assets over their estimated useful lives. Depreciation expense for the year ended December 31, 1997 amounted to $125,043. Of this amount, $90,184 was included in direct equipment costs and $34,859 was included in general and administrative expenses.

                             TAYLOR ELECTRIC, INC.

                               December 31, 1997

NOTE D--BACKLOG

  The following schedule shows a reconciliation of backlog representing signed contracts in existence at December 31, 1997:

   Balance--beginning of year...................................... $ 8,181,324
   New contracts and change orders.................................  30,601,370
                                                                    -----------
                                                                     38,782,694
   Less contract revenue earned at December 31, 1997...............  19,192,685
                                                                    -----------
   Balance--end of year............................................ $19,590,009
                                                                    ===========

NOTE E--SALARY REDUCTION AND PROFIT SHARING PLAN

  The Company maintains a defined contribution retirement plan pursuant to the Internal Revenue Code 401(k). All employees that work over 1,000 hours and have completed one year of service are eligible to enter the plan on the plan's entry date. Participants are 100% vested in the employer's contributions upon admission to the plan. The plan allows for a maximum employee contribution of 10% of compensation up to the maximum amount allowed by law. The Company matches 45% of employee contributions. For the year ended December 31, 1997, the Company contributed $137,290 to the plan.

NOTE F--CONCENTRATIONS OF CREDIT RISK

  The Company verifies sources of payment and has legal lien rights on all significant private and commercial jobs. In compliance with state laws, the Company pursues and perfects its mechanical lien rights against all significant projects.

  As of December 31, 1997, the Company held cash in demand accounts at banks in excess of the federally insured amounts.

NOTE G--RELATED PARTY TRANSACTIONS

  The Company rents the buildings it occupies from Jerald M. Taylor, president and majority shareholder of the Company. Total rents paid to Mr. Taylor for the year ended December 31, 1997 amounted to $56,100.

NOTE H--MAJOR CUSTOMERS

  Construction contracts with three major customers accounted for 58% of current year revenues.

                         INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholder
  Regency Electric Company, Inc.

  We have audited the accompanying consolidated balance sheets of Regency Electric Company, Inc. (an S corporation) and subsidiaries, as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholder's equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Regency Electric Company, Inc. and subsidiaries, as of December 31, 1997 and 1996 and the results of operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Harbeson Beckerleg & Fletcher

Harbeson Beckerleg & Fletcher
Jacksonville, Florida
February 18, 1998

                REGENCY ELECTRIC COMPANY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                 December 31,        March 31,
                                            ----------------------- -----------
                                               1996        1997        1998
                                            ----------- ----------- -----------
                                                                    (unaudited)
                  ASSETS
Current assets:
  Cash and cash equivalents................ $ 6,688,354 $11,337,758 $15,002,062
  Short-term investments...................   4,511,541   3,726,007   3,918,438
  Contract receivables (Note 2)............  11,392,358  16,692,180  13,293,712
  Costs and estimated earnings in excess of
   billings on uncompleted contracts (Note
   3)......................................   1,821,958   1,798,759   2,259,038
  Deposits.................................     300,000         --          --
  Prepaid expenses and other current
   assets..................................     200,156     282,202     330,653
                                            ----------- ----------- -----------
    Total current assets...................  24,914,367  33,836,906  34,803,903
Property and equipment, less accumulated
 depreciation (Note 4).....................     243,501   3,513,029   3,467,252
                                            ----------- ----------- -----------
                                            $25,157,868 $37,349,935 $38,271,155
                                            =========== =========== ===========
   LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
  Notes payable, due within one year (Note
   5)...................................... $     1,000 $     1,000         --
  Accounts payable.........................   2,300,601   3,218,620   3,803,910
  Accrued expenses.........................   1,682,130   1,208,867   2,714,353
  Billings in excess of costs and estimated
   earnings on uncompleted contracts (Note
   3)......................................   5,750,211  10,282,005   7,846,055
                                            ----------- ----------- -----------
    Total current liabilities..............   9,733,942  14,710,492  14,364,318
Stockholder's equity:
  Common stock, $.01 par value, 10,000
   shares authorized, issued and
   outstanding.............................          70         100         100
  Additional paid-in capital...............   1,358,800   1,358,800   1,358,800
  Retained earnings........................  14,065,056  21,280,543  22,547,937
                                            ----------- ----------- -----------
    Total stockholder's equity.............  15,423,926  22,639,443  23,906,837
                                            ----------- ----------- -----------
                                            $25,157,868 $37,349,935 $38,271,155
                                            =========== =========== ===========

      See Independent Auditor's Report and Notes to Financial Statements.

                REGENCY ELECTRIC COMPANY, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                    For the Three For the Three
                          Year Ended December 31,   Months Ended  Months Ended
                          ------------------------     3/31/97       3/31/98
                             1996         1997       (unaudited)   (unaudited)
                          -----------  -----------  ------------- -------------
Contract revenues earned
 and contract
 assignments............  $64,412,229  $66,161,538   14,405,500     21,307,430
Contract assignments
 (Note 1)...............   (4,099,877)  (5,878,594)  (1,940,134)      (856,120)
                          -----------  -----------   ----------    -----------
Contract revenues
 earned.................   60,312,352   60,282,944   12,465,366     20,451,310
Cost of revenues
 earned.................  (43,688,707) (44,338,484)  (8,964,767)   (15,300,594)
                          -----------  -----------   ----------    -----------
  Gross profit..........   16,623,645   15,944,460    3,500,599      5,150,716
Selling, general and
 administrative
 expenses...............   (7,080,475)  (7,162,763)  (1,948,568)    (2,095,422)
Other income (expense):
  Interest and other....      851,256    1,296,003      272,656        355,046
  Minority interest in
   joint venture........      (58,546)         --           --             --
                          -----------  -----------   ----------    -----------
Net income..............  $10,335,880  $10,077,700   $1,824,687    $ 3,410,340
                          ===========  ===========   ==========    ===========


      See Independent Auditor's Report and Notes to Financial Statements.

                REGENCY ELECTRIC COMPANY, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

                 For the Years Ended December 31, 1997 and 1996
             and the Three Months Ended March 31, 1998 (unaudited)

                                                    Retained Earnings
                                           ------------------------------------
                                Additional Accumulated  Tax Timing
                         Common  Paid-in   Adjustments  Differences
                         Stock   Capital     Account     and Other     Total
                         ------ ---------- -----------  ----------- -----------
Balance, December 31,
 1995                     $ 60  $  500,000 $10,286,585   $(289,355) $ 9,997,230
  Issuance of common
   stock................    10         --          --          --           --
  Capital contribution..   --      858,800         --          --           --
  Taxable income........   --          --   10,561,335         --    10,561,335
  Tax deferred income...   --          --          --     (290,341)    (290,341)
  Nondeductible
   expenses.............   --          --      (13,668)        --       (13,668)
  Dividends.............   --          --   (6,268,054)        --    (6,268,054)
  Nontaxable income.....   --          --          --       78,554       78,554
                          ----  ---------- -----------   ---------  -----------
Balance, December 31,
 1996                       70   1,358,800  14,566,198    (501,142)  14,065,056
  S corporation parent
   election.............    30         --          --          --           --
  Taxable income........   --          --    8,489,798         --     8,489,798
  Tax deferred income...   --          --          --    1,310,037    1,310,037
  Nondeductible
   expenses.............   --          --       (8,732)        --        (8,732)
  Dividends.............   --          --   (2,727,264)        --    (2,727,264)
  Nontaxable income.....   --          --          --      151,648      151,648
                          ----  ---------- -----------   ---------  -----------
Balance, December 31,
 1997                      100   1,358,800  20,320,000     960,543   21,280,543
  Net income
   (unaudited)..........   --          --    3,410,340         --     3,410,340
  Dividends
   (unaudited)..........   --          --   (2,142,946)        --    (2,142,946)
                          ----  ---------- -----------   ---------  -----------
Balance, March 31, 1998
 (unaudited)              $100  $1,358,800 $21,587,394   $ 960,543  $22,547,937
                          ====  ========== ===========   =========  ===========


      See Independent Auditor's Report and Notes to Financial Statements.

                REGENCY ELECTRIC COMPANY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        Three Months Ended
                            Year Ended December 31,          March 31,
                            ------------------------  ------------------------
                               1996         1997         1997         1998
                            -----------  -----------  -----------  -----------
                                                      (unaudited)  (unaudited)
Increase (decrease) in
 cash and cash equivalents
Cash flow from operating
 activities:
  Cash received from
   customers..............  $60,136,320  $59,538,115  $12,516,558  $20,953,549
  Cash paid to
   subcontractors,
   suppliers and
   employees..............  (54,188,057) (50,909,563) (10,605,680) (15,295,225)
  Interest and other
   income.................      508,284      648,637      272,656      355,046
  Interest paid...........       (5,332)     (29,234)         --           --
                            -----------  -----------  -----------  -----------
    Cash from operating
     activities...........    6,451,215    9,247,955    2,183,534    6,013,370
                            -----------  -----------  -----------  -----------
Cash flow from investing
 activities:
  Sales (purchases) of
   short-term investments,
   net....................   (3,651,725)   1,253,389    2,280,185     (192,431)
  Purchase of equipment...     (357,691)  (4,635,460)     (10,602)     (12,689)
  Deposit on airplane.....     (300,000)     300,000          --           --
  Sale of equipment.......    1,639,108    1,359,500          --           --
                            -----------  -----------  -----------  -----------
    Cash (for) from
     investing
     activities...........   (2,670,308)  (1,722,571)   2,269,583     (205,120)
                            -----------  -----------  -----------  -----------
Cash flow from financing
 activities:
  Dividends paid..........   (6,268,054)  (2,876,010)    (928,276)  (2,142,946)
  Capital contribution....      858,800          --           --           --
  Distribution to minority
   partner................     (223,389)         --           --           --
  Issuance of common
   stock..................           10                       --           --
  S corporation parent
   election...............          --            30           30          --
  Repayment of debt.......                                    --        (1,000)
                            -----------  -----------  -----------  -----------
    Cash used for
     financing
     activities...........   (5,632,633)  (2,875,980)    (928,246)  (2,143,946)
                            -----------  -----------  -----------  -----------
Net increase (decrease) in
 cash and cash
 equivalents..............   (1,851,726)   4,649,404    3,524,871    3,664,304
Cash and cash equivalents:
  Beginning of period.....    8,540,080    6,688,354    6,688,354   11,337,758
                            -----------  -----------  -----------  -----------
  End of period...........  $ 6,688,354  $11,337,758  $10,213,225  $15,002,062
                            ===========  ===========  ===========  ===========
Reconciliation of net
 income to cash provided
 by (used for) operating
 activities
Net income................  $10,335,880  $10,077,700  $ 1,824,687  $ 3,410,340
Adjustments:
  Depreciation............      126,525      185,953       31,385       58,466
  Gain on sale of fixed
   assets.................     (153,592)    (179,521)         --           --
  Gain on short-term
   investments............     (189,380)    (467,845)         --           --
  Minority interest in
   joint venture..........       58,546          --           --           --
  Changes in:
   Contract receivables
    and related billings
    vs. earnings..........     (176,032)    (744,829)      59,192      502,239
   Prepaids and other
    assets................       (7,247)     (82,046)    (143,804)     (48,451)
   Accounts payable and
    accrued expenses......   (3,543,485)     458,543      420,074    2,090,776
   Notes Receivable.......          --           --        (8,000)         --
                            -----------  -----------  -----------  -----------
                            $ 6,451,215  $ 9,247,955  $ 2,183,534  $ 6,013,370
                            ===========  ===========  ===========  ===========

      See Independent Auditor's Report and Notes to Financial Statements.

                REGENCY ELECTRIC COMPANY, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             December 31, 1997 and 1996 March 31, 1998 (unaudited)

Note 1--Significant Accounting Policies:

Basis of Presentation

  The consolidated statements include Regency Electric Company, Inc. (REC), Regency Electric Company Jacksonville Office, Inc. (REC Jacksonville), Regency Electric Company Atlanta Office, Inc. (REC Atlanta), Regency Electric Company Orlando Office, Inc. (REC Orlando), Regency Electric Company Charlotte Office, Inc. (REC Charlotte), Regency Electric Company Projects Group, Inc. (REC Proj.) and Regency Aviation Company, Inc. (RAC). All significant intercompany accounts and transactions have been eliminated. In 1993, REC Orlando entered into a joint venture agreement and became a 90% partner in Regency/Zap Electrical Construction Team, a Joint Venture (Joint Venture). The sole contract of the Joint Venture was completed during 1996 and the Joint Venture was liquidated

  REC became an S corporation parent effective January 1, 1997 when the company's shareholder contributed the stock of the other entities and they elected to become qualified S corporation subsidiaries. Consolidated financial statements have been prepared as if the entities had always been parent and subsidiary entities.

Unaudited Interim Financial Statement Information

  In connection with the subsequent business combination agreement and related Securities and Exchange Commission filing requirements, the management of the Company has included unaudited interim financial statement information. In the opinion of management, the Company has made all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial condition of the Company as of March 31, 1998 and the results of operations and cash flows for the three months ended March 31, 1998 and 1997, and the statements of stockholder's equity as of and for the three months ended March 31, 1998, as presented in the accompanying unaudited interim financial statements information.

Company's Activities and Operating Cycle

  The companies are engaged in the construction industry as electrical contractors, with the exception of RAC which provides aviation services to the companies. The work is performed under fixed-price, cost plus and fixed-fee contracts.

  The length of the companies' contracts vary, but typically do not extend beyond 18-24 months. Assets and liabilities are classified as current and noncurrent because the contract-related items in the balance sheet have realization and liquidation periods within the operating cycle.

Accounting Estimates

  The financial statements include various estimates and assumptions by management that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period.

Revenue and Cost Recognition

  Revenues from fixed-price construction contracts are recognized on the percentage-of-completion method, measured by the cost-to-cost method.

  Contract assignments include material or equipment furnished to the contractor by the owner in which the contractor assumes all obligations, liabilities and responsibilities for the material or equipment including but not limited to the following: risk of loss, cost of unloading, handling, maintenance, insuring, storing, securing, protecting, installing, starting-up, checking-out, and safeguarding such material and equipment.

                REGENCY ELECTRIC COMPANY, INC. AND SUBSIDIARIES

             December 31, 1997 and 1996 March 31, 1998 (unaudited)

  Contracts and costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured. Additional contract revenue relating to claims is recognized only when realization is probable and the amount can be reliably estimated.

  The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

Cash and Cash Equivalents

  For purposes of the statement of cash flows, the companies consider all highly liquid investments with original maturities of three months or less to be cash equivalents.

Short-Term Investments

  The companies consider all short-term investments to be trading securities as defined by SFAS 115 and as such are reported at fair value.

Property and Equipment

  Depreciation and amortization are provided principally on the straight-line method over the estimated useful lives of the assets as follows:

                                                                        Useful
                               Classification                            Lives
                               --------------                          ---------
      Construction equipment.......................................... 3-5 years
      Transportation equipment........................................ 3-5 years
      Trailers........................................................   5 years
      Office furniture and equipment.................................. 3-5 years
      Leasehold improvements.......................................... 2-5 years

Income Taxes

  The company, with the consent of its shareholder, elected under the Internal Revenue Code to be an S corporation. In lieu of Federal corporation income taxes, the shareholder will be taxed on the Company's taxable income. The Companies pay state income taxes on behalf of the stockholder. Those payments are reflected as dividends in the financial statements as the income tax is paid.

Stock Appreciation Rights

  Effective January 1, 1998 the Company adopted a Stock Appreciation Rights Plan (the Plan) to reward personnel whose services are important to the Company. The Plan provides that the award of Stock Appreciation Rights (SARs) may be paid in cash or the issue of non-voting stock. The maximum number of SARs outstanding at any time is 5,000. The SARs may have a fixed maturity date of not less than twelve (12) months nor more than ten (10) years, however, they will immediately mature and become payable upon a change in control of the Company. Upon the maturity date an employee shall be entitled to receive an amount equal to the sum of the excess of the fair market value over the "Basis Value." On January 1, 1998 approximately 3,650 SARs were

                REGENCY ELECTRIC COMPANY, INC. AND SUBSIDIARIES

             December 31, 1997 and 1996 March 31, 1998 (unaudited) outstanding with a "Basis Value" of $4,437. This value was based on a professional appraisal of the Company as of December 31, 1997, therefore, there has been no compensation recorded to date under the Plan.

Note 2--Contract Receivables:

  Contract receivables are summarized as follows:

                                                              December 31,
                                                         -----------------------
                                                            1996        1997
                                                         ----------- -----------
      Completed contracts..............................  $   150,790 $   369,234
      Contracts in progress............................    8,040,244  13,763,133
      Retained.........................................    3,201,324   2,559,813
                                                         ----------- -----------
                                                         $11,392,358 $16,692,180
                                                         =========== ===========

  All amounts are expected to be collected within one year.

Note 3--Costs and Estimated Earnings on Uncompleted Contracts:

  Costs and estimated earnings on uncompleted contracts are summarized as follows:

                                                         December 31,
                                                   --------------------------
                                                       1996          1997
                                                   ------------  ------------
      Costs incurred on uncompleted contracts..... $ 73,300,607  $ 69,436,470
      Estimated earnings..........................   21,301,733    20,137,303
      Less-billings to date.......................  (98,530,593)  (98,057,019)
                                                   ------------  ------------
                                                   $ (3,928,253) $ (8,483,246)
                                                   ============  ============
      Included in accompanying balance sheets
       under the following captions:
      Costs and estimated earnings in excess of
       billings on uncompleted contracts.......... $  1,821,958  $  1,798,759
      Billings in excess of costs and estimated
       earnings on uncompleted contracts..........   (5,750,211)  (10,282,005)
                                                   ------------  ------------
                                                   $ (3,928,253) $ (8,483,246)
                                                   ============  ============

Note 4--Property and Equipment:

  Property and equipment are summarized as follows:

                                                              December 31,
                                                          ---------------------
                                                            1996        1997
                                                          ---------  ----------
      Construction equipment............................. $ 231,854  $  231,854
      Transportation equipment...........................    87,561   3,468,034
      Office furniture and equipment.....................   313,578     351,004
      Leasehold improvements.............................   117,653     147,759
                                                          ---------  ----------
                                                            750,646   4,198,651
      Less-accumulated depreciation......................  (507,145)   (685,622)
                                                          ---------  ----------
                                                          $ 243,501  $3,513,029
                                                          =========  ==========

  Depreciation expense was $185,953 in 1997 and $126,525 in 1996.

                REGENCY ELECTRIC COMPANY, INC. AND SUBSIDIARIES

             December 31, 1997 and 1996 March 31, 1998 (unaudited)

Note 5--Notes Payable:

  The Company has $4,000,000 in various credit facilities available at December 31, 1997. These facilities include (a) an unsecured $2,000,000 line of credit, (b) an irrevocable standby letter of credit of $450,000 and (c) $1,550,000 credit availability. The line of credit, due June 30, 1998, had an outstanding balance of $1,000 at December 31, 1997 and 1996. The line of credit provides for borrowings of up to $2,000,000 at the prime rate. The credit facilities are guaranteed by all of the combined companies and are also personally guaranteed up to $2,000,000 by Alan J. Green.

  The Company has an irrevocable standby letter of credit of $450,000 at December 31, 1997, which guarantees the Company's payment of workers' compensation insurance claims.

  Additionally, the Company has $1,550,000 of additional credit availability at December 31, 1997 under an Advised Guidance Line. The option to obtain the additional credit has not been exercised as of December 31, 1997.

Note 6--Commitments and Contingencies:

  Litigation

  The Company may be a party to various claims, complaints and disputed amounts arising in the normal course of its construction activities. In the opinion of management such matters involve such amounts that the unfavorable disposition would not have a material affect on the financial position of the Company.

  Lease Commitments

  The assets utilized under operating lease arrangements in various operations are as follows: office facilities, warehouse, office equipment and transportation equipment.

  The following is a schedule of minimum lease commitments outstanding at December 31, 1997:

      Year Ending
       December 31,
      -------------
       1998............................................................ $481,345
       1999............................................................  365,237
       2000............................................................  101,776
       2001............................................................   14,421
                                                                        --------
                                                                        $962,779
                                                                        ========

  Lease expense under operating leases was $506,018 in 1997 and $497,543 in 1996.

Note 7--Backlog:

  The following schedule shows a reconciliation of backlog representing signed contracts in existence at December 31, 1997 and 1996

      Balance, December 31, 1996.................................. $ 67,306,941
      Contract adjustments and new contracts......................   51,171,503
                                                                   ------------
                                                                    118,478,444
      Less contract revenue earned................................  (60,042,333)
                                                                   ------------
      Balance, December 31, 1997.................................. $ 58,436,111
                                                                   ============

                REGENCY ELECTRIC COMPANY, INC. AND SUBSIDIARIES

             December 31, 1997 and 1996 March 31, 1998 (unaudited)

  Contract adjustments include owner purchased materials of $5,878,594 in 1997 and $4,099,877 in 1996 (Note 1).

Note 8--Profit Sharing Plan:

  The Companies all participate in a 401(k) profit sharing plan covering substantially all employees. The plan became effective January 1, 1990. Employer's contributions charged to earnings were $87,866 in 1997 and $56,077 in 1996.

Note 9--Risks and Uncertainties:

  The companies are subject to a concentration of credit risk on accounts receivable balances (Note 2) since business operations are limited to a specific industry and geographical area. To limit these risks, it is the companies' policy to obtain references on potential customers and contractors prior to granting credit.

  At times, cash balances held at financial institutions were in excess of FDIC insurance limits. The companies place temporary cash investments with high-credit, quality financial institutions. The companies believe no significant concentration of credit risk exists with respect to these cash investments.